As Filed With The Securities and Exchange Commission on December 10, 2003
Registration No. 333-       ●

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE ST. PAUL COMPANIES, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	6331	41-0518860
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

385 Washington Street

St. Paul, Minnesota 55102
(651) 310-7911
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bruce A. Backberg, Esq.

Senior Vice President and Corporate Secretary
The St. Paul Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102
(651) 310-7911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

James M. Michener, Esq. Travelers Property Casualty Corp. One Tower Square Hartford, Connecticut 06183 (860) 277-0111	John R. Ettinger, Esq. John H. Butler, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Phillip T. Ruegger III, Esq. Alan D. Schnitzer, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

    Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class	Amount to be	offering price per share	aggregate	Amount of
of securities to be registered	registered	of common stock	offering price	registration fee

Common stock, without designated par value	435,519,236[1]	N/A	$16,098,282,770.59	$1,302,351.08[2]

[1]	Represents the maximum number of shares of common stock, without designated par value, of The St. Paul Companies, Inc., a Minnesota corporation (“St. Paul”), estimated to be issuable upon the completion of the merger of Adams Acquisition Corp., a Connecticut corporation and a direct wholly owned subsidiary of St. Paul, with and into Travelers Property Casualty Corp., a Connecticut corporation (“Travelers”), based on the estimated maximum number of shares of Travelers Class A common stock, par value $0.01 per share (the “Class A common stock”), and Travelers Class B common stock, par value $0.01 per share (the “Class B common stock” and, together with the Class A common stock, the “Travelers common stock”), expected to be outstanding immediately prior to the effective time of the merger and the exchange of each such share of Travelers common stock for 0.4334 of a share of St. Paul Travelers common stock.

[2]	Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of Travelers common stock as reported on the New York Stock Exchange on December 3, 2003 (Class A $16.01; Class B $16.03), and computed based on the estimated maximum number of such shares that may be exchanged for the St. Paul common stock being registered (Class A 505,030,560; Class B 499,859,233).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/ PROSPECTUS

DATED DECEMBER  ● , 2003, SUBJECT TO COMPLETION

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

          The boards of directors of St. Paul and Travelers have approved a business combination of the two companies in a “merger of equals” transaction. As we describe in greater detail in this document, we believe the transaction will result in significant benefits to you in connection with your ownership of our stocks.

          Our combined company will be named The St. Paul Travelers Companies, Inc., and its corporate headquarters will be located in St. Paul, Minnesota.

          If the merger is completed, Travelers shareholders will have the right to receive 0.4334 of a share of St. Paul Travelers common stock for each share of Travelers common stock they hold. St. Paul shareholders will continue to own their existing St. Paul shares. The implied value of one share of Travelers common stock on        ●       , 200●, the last practicable trading day before the distribution of this document, was $       ●       , based on the closing price of St. Paul common stock on that date. This value will fluctuate prior to the completion of the merger.

          Approximately  ●  million shares of St. Paul common stock will be issued to Travelers shareholders in the merger, based on the number of shares of Travelers common stock outstanding on  ● , 200●. These shares will represent approximately 66% of the outstanding common stock of the combined company immediately after the merger. St. Paul shares held by St. Paul shareholders before the merger will represent approximately 34% of the outstanding common stock of the combined company immediately after the merger.

          Your vote is important. We cannot complete the merger unless, among other things, the holders of Travelers Class A common stock and Travelers Class B common stock approve the merger and the merger agreement and the holders of St. Paul common stock and St. Paul Series B convertible preferred stock approve required amendments to the articles of incorporation and bylaws of St. Paul as well as the issuance of shares of St. Paul common stock in the transaction. Holders of St. Paul common stock and St. Paul Series B convertible preferred stock are also being asked to approve an additional amendment to the articles of incorporation of St. Paul. While this additional amendment will become effective only if the merger occurs, the merger will not be conditioned on receipt of approval of this additional amendment. Each of us will hold a special meeting of our shareholders to vote on these proposals.

For St. Paul shareholders:
   ●   , 2004
 ●  a.m., Central Time
The St. Paul Companies, Inc.

Corporate Headquarters
385 Washington Street
St. Paul, MN 55102

St. Paul’s board of directors unanimously
recommends that St. Paul shareholders
vote FOR the articles and bylaws amendments
and the issuance of St. Paul common
stock in the merger.	For Travelers shareholders:
   ●   , 2004
 ●  a.m., Eastern Time
Travelers Property Casualty Corp.

●
●
Hartford, CT●

Travelers board of directors
unanimously recommends that Travelers
shareholders vote FOR the approval of
the merger and the merger agreement.

          This document describes the shareholder meetings, the merger, documents related to the merger and other related matters. Please read this entire document carefully, including the section discussing risk factors beginning on page  ● . You can also obtain information about our companies from documents that we have each filed with the Securities and Exchange Commission.

          St. Paul common stock is listed on the New York Stock Exchange under the symbol “SPC”. Travelers Class A common stock is listed on the New York Stock Exchange under the symbol “TAPa”, and Travelers Class B common stock is listed on the New York Stock Exchange under the symbol “TAPb”.

Jay S. Fishman Chairman, President and Chief Executive Officer The St. Paul Companies, Inc.	Robert I. Lipp Chairman and Chief Executive Officer Travelers Property Casualty Corp.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the St. Paul Travelers common stock to be issued in connection with the transaction or determined if this joint proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          The date of this joint proxy statement/ prospectus is        ●       , 200●, and it is first being mailed or otherwise delivered to St. Paul shareholders and Travelers shareholders on or about        ●       , 200●.

REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about St. Paul and Travelers from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

The St. Paul Companies, Inc. 385 Washington Street St. Paul, Minnesota 55102 Attention: Bruce A. Backberg, Esq. Telephone: (651) 310-7911	Travelers Property Casualty Corp. One Tower Square Hartford, Connecticut 06183 Attention: James M. Michener, Esq. Telephone: (860) 277-0111

      You will not be charged for any of these documents that you request. Shareholders requesting documents should do so by        ●       , 2004 [INSERT DATE; 5 BUSINESS DAYS BEFORE MEETING] in order to receive them before the special meetings.

      See “Where You Can Find More Information” on page        ●       .

The St. Paul Companies, Inc.

385 Washington Street
St. Paul, Minnesota 55102

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

      A special meeting of the shareholders of The St. Paul Companies, Inc. will be held on           ●     , 2004 at           ●     , Central Time, at The St. Paul Companies, Inc. Corporate Headquarters, 385 Washington Street, St. Paul, MN 55102. The purpose of the special meeting is to consider and to vote upon the following matters:

1.	a proposal to issue shares of St. Paul’s common stock in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of November 16, 2003, among The St. Paul Companies, Inc., Travelers Property Casualty Corp. and Adams Acquisition Corp., a direct wholly owned subsidiary of St. Paul;

2.	a proposal to amend St. Paul’s bylaws in connection with the transaction, as described in the accompanying joint proxy statement/ prospectus;

3.	a proposal to amend St. Paul’s articles of incorporation in connection with the transaction, as described in the accompanying joint proxy statement/ prospectus; and

4.	a proposal to further amend St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions, as more fully described in the accompanying joint proxy statement/ prospectus.

      In the merger, St. Paul will issue to the holders of Travelers Class A common stock and Travelers Class B common stock 0.4334 of a share of St. Paul Travelers common stock for each outstanding share of Travelers common stock. Copies of the merger agreement and proposed articles and bylaws amendments are included as Appendices A, B, C and D to the accompanying joint proxy statement/ prospectus.

      Your failure to vote will have the result of reducing the aggregate number of shares voting and the number of affirmative votes required to approve both the issuance of shares of St. Paul common stock in the transaction and the bylaws amendment. In addition, your failure to vote will have the same effect as a vote against the articles amendments, including the amendment required to complete the transaction. Therefore, your vote is very important.

      All St. Paul shareholders are cordially invited to attend this special meeting, although only those shareholders of record at the close of business on           ●     , 2004 will be entitled to receive notice of and to vote at the St. Paul special meeting or any adjournment or postponement thereof. Your attention is directed to the joint proxy statement/ prospectus accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.

      You will need an admission ticket or proof of ownership of St. Paul common stock and a photo I.D. to enter the meeting. If you are a shareholder of record, you will find an admission ticket attached to the enclosed proxy form. If your shares are held in the name of a broker, bank or other holder of record, your admission ticket is the left side of your proxy form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting and you will be admitted only if we can verify that you are a St. Paul shareholder. Your recent brokerage statement or letter from your bank or broker is an example of proof of ownership.

      The St. Paul board of directors has unanimously approved the articles amendments, the bylaws amendment and the issuance of St. Paul common stock in the transaction and unanimously recommends that St. Paul’s shareholders vote “FOR” the articles amendments, the bylaws amendment and the issuance of St. Paul common stock in the transaction.

      PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. INSTRUCTIONS ON THESE THREE DIFFERENT WAYS TO VOTE YOUR PROXY ARE FOUND ON THE ENCLOSED PROXY FORM. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

Bruce A. Backberg
Corporate Secretary

       ●       , 2004

Travelers Property Casualty Corp.

One Tower Square
Hartford, Connecticut 06183

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

     NOTICE IS HEREBY GIVEN that a special meeting of Travelers Property Casualty Corp. shareholders will be held on        ●       , 2004 at        ●       , Eastern Time, at        ●       , Hartford, Connecticut        ●       . The purpose of the Travelers special meeting is to consider and to vote upon a proposal to approve the Agreement and Plan of Merger (referred to in this notice as the merger agreement), dated as of November 16, 2003, among The St. Paul Companies, Inc., Adams Acquisition Corp., a direct wholly owned subsidiary of St. Paul, and Travelers Property Casualty Corp., and the transactions contemplated by the merger agreement, including the merger.

     In the merger, each share of Travelers Class A common stock and Travelers Class B common stock will be converted into the right to receive 0.4334 of a share of St. Paul Travelers common stock. Your attention is directed to the joint proxy statement/ prospectus accompanying this notice for a discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/ prospectus.

     The close of business on        ●       , 2004 is the record date for determining shareholders entitled to notice of, and to vote at, the Travelers special meeting. A list of these shareholders will be available at the Travelers headquarters, One Tower Square, Hartford, Connecticut 06183, before the special meeting and will be available at the special meeting. Shareholders will have one vote for each share of Travelers Class A common stock and seven votes for each share of Travelers Class B common stock held as of the record date.

     Approval of the merger and the merger agreement requires the affirmative vote of each of (i) the holders of the Travelers common stock (Class A common stock and Class B common stock voting together) representing a majority of all of the votes entitled to be cast by such holders, (ii) the holders of the Travelers Class A common stock representing a majority of all of the votes entitled to be cast by such holders and (iii) the holders of the Travelers Class B common stock representing a majority of all of the votes entitled to be cast by such holders. Your failure to vote will have the same effect as a vote against the approval of the transaction and the merger agreement. Therefore, your vote is very important.

     You will need an admission ticket or proof of ownership of Travelers common stock to enter the meeting. If you are a shareholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, you will only be admitted if Travelers can verify that you are a Travelers shareholder.

     The Travelers board of directors has unanimously determined that the merger and the merger agreement are fair to and in the best interests of Travelers, its shareholders and certain other constituencies, and that it is advisable and in the best interests of Travelers and its shareholders to enter into the merger agreement. The Travelers board of directors unanimously recommends that Travelers shareholders vote “FOR” the approval of the merger and the merger agreement.

     YOUR VOTE IS IMPORTANT.

     PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. INSTRUCTIONS ON THESE THREE DIFFERENT WAYS TO VOTE YOUR PROXY ARE FOUND ON THE ENCLOSED PROXY FORM. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

By Order of the Board of Directors,

James M. Michener
Secretary

       ●       , 2004

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
SUMMARY
The Companies (page • )
The St. Paul Companies, Inc.
Travelers Property Casualty Corp.
Adams Acquisition Corp.
Reasons for the Merger (page • and page • )
Recommendations to Shareholders (page • and page • )
The Merger (page • )
Merger Consideration (page • )
Share Information and Comparative Market Prices (page • and page • )
No Appraisal Rights (page • )
Material United States Federal Income Tax Consequences of the Merger (page • )
Interests of Certain Persons in the Merger (page • )
Opinions of Financial Advisors (page • )
The Merger Agreement (page • )
Conditions that Must be Satisfied or Waived for the Merger to Occur (page • )
Termination of the Merger Agreement (page • )
Termination Fees (page • )
Treatment of Travelers Stock Options and Stock-Based Awards (page • )
Governance After the Merger (page • )
Executive Officers (page • )
Regulatory and Other Approvals Required for the Merger (page • )
The Rights of Travelers Shareholders will be Governed by Different Laws and New Organizational Documents After the Merger (page • )
Listing of Common Stock of the Combined Company (page • )
Accounting Treatment of the Merger (page • )
The St. Paul Articles Amendments and Bylaws Amendment (page • and page • )
St. Paul Special Meeting (page • )
Travelers Special Meeting (page • )
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ST. PAUL
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TRAVELERS
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
COMPARATIVE PER SHARE DATA
COMPARATIVE MARKET PRICE INFORMATION
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE ST. PAUL SPECIAL MEETING
Time and Place
Purpose of Meeting; Matters to Be Considered
Record Date
Quorum Requirement
Votes Required
Shares Beneficially Owned as of the Record Date.
Proxies
Attending the Meeting
No Other Business; Adjournments
THE TRAVELERS SPECIAL MEETING
General
When and Where the Travelers Special Meeting Will Be Held
Matters to Be Considered
Record Date
Votes Required
Voting at the Special Meeting
Attending the Special Meeting
Changing Your Vote
How Proxies are Counted
Solicitation of Proxies
INFORMATION ABOUT THE COMPANIES
REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER
THE MERGER
General
Structure of the Merger
St. Paul’s Reasons for the Merger; Recommendation of the St. Paul Board of Directors
Travelers Reasons for the Merger; Recommendation of the Travelers Board of Directors
Public Trading Markets
St. Paul Dividends
No Appraisal Rights
Resales of St. Paul Travelers Stock by Travelers Affiliates
Exchange of Financial Forecasts
Certain Litigation Relating to the Merger
OPINIONS OF FINANCIAL ADVISORS
Opinions of St. Paul’s Financial Advisors -- Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
Opinions of Travelers Financial Advisors -- Citigroup Global Markets Inc. and Lehman Brothers Inc.
THE MERGER AGREEMENT
Certain Post-Merger Governance Matters
Representations and Warranties
Principal Covenants
Principal Conditions to Completion of the Merger
Termination
Termination Fees; Other Expenses
Amendments; Waivers
REQUIRED ARTICLES AMENDMENT
ADDITIONAL ARTICLES AMENDMENT
BYLAWS AMENDMENT
Other Changes to the Bylaws
INTERESTS OF CERTAIN PERSONS IN THE MERGER
ACCOUNTING TREATMENT
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
DESCRIPTION OF ST. PAUL’S CAPITAL STOCK
Authorized Capital Stock
Common Stock
Series B Convertible Preferred Stock
Stock Exchange Listing
COMPARISON OF SHAREHOLDERS’ RIGHTS
COMPARATIVE MARKET PRICES AND DIVIDENDS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
EXPERTS
LEGAL MATTERS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D
APPENDIX E
APPENDIX F
APPENDIX G
APPENDIX H
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX
OPINION OF FAEGRE & BENSON LLP
CONSENT OF KPMG LLP
CONSENT OF KPMG LLP
POWERS OF ATTORNEY
FORM OF PROXY CARD OF ST. PAUL
FORM OF PROXY CARD OF TRAVELERS
CONSENT OF GOLDMAN, SACHS & CO.
CONSENT OF MERRILL LYNCH, PIERCE FENNER & SMITH
CONSENT OF CITIGROUP GLOBAL MARKETS INC.
CONSENT OF LEHMAN BROTHERS INC.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION	1
SUMMARY	5
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ST. PAUL	14
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TRAVELERS	17
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	19
COMPARATIVE PER SHARE DATA	21
COMPARATIVE MARKET PRICE INFORMATION	23
RISK FACTORS	24
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	28
THE ST. PAUL SPECIAL MEETING	30
THE TRAVELERS SPECIAL MEETING	35
INFORMATION ABOUT THE COMPANIES	38
REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER	42
THE MERGER	44
OPINIONS OF FINANCIAL ADVISORS	57
THE MERGER AGREEMENT	78
REQUIRED ARTICLES AMENDMENT	88
ADDITIONAL ARTICLES AMENDMENT	89
BYLAWS AMENDMENT	89
INTERESTS OF CERTAIN PERSONS IN THE MERGER	92
ACCOUNTING TREATMENT	98
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	99
DESCRIPTION OF ST. PAUL’S CAPITAL STOCK	102
COMPARISON OF SHAREHOLDERS’ RIGHTS	105
COMPARATIVE MARKET PRICES AND DIVIDENDS	117
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	118
EXPERTS	129
LEGAL MATTERS	129
OTHER MATTERS	129
WHERE YOU CAN FIND MORE INFORMATION	131

APPENDICES
APPENDIX A Agreement and Plan of Merger, dated as of November 16, 2003, among The St. Paul Companies, Inc., Travelers Property Casualty Corp. and Adams Acquisition Corp.	A-1
APPENDIX B St. Paul Travelers Articles of Incorporation (Required Articles Amendment)	B-1
APPENDIX C St. Paul Travelers Articles of Incorporation (Additional Articles Amendment)	C-1
APPENDIX D St. Paul Travelers Bylaws Amendment	D-1
APPENDIX E Opinion of Goldman, Sachs & Co.	E-1
APPENDIX F Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	F-1
APPENDIX G Opinion of Citigroup Global Markets Inc.	G-1
APPENDIX H Opinion of Lehman Brothers Inc.	H-1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:	What will happen in the transaction?

A:	We are proposing to combine our companies in a “merger of equals” transaction. In the transaction, Travelers will become a wholly owned, direct subsidiary of St. Paul, and the combined company will be named The St. Paul Travelers Companies, Inc. Travelers shareholders will have their shares of common stock (both Class A common and Class B common) converted into newly-issued shares of common stock of St. Paul Travelers, and St. Paul shareholders will retain their existing shares of St. Paul common stock and St. Paul Series B convertible preferred stock. We expect that, upon the completion of the transaction, approximately 34% of the outstanding common stock of the combined company will be held by former St. Paul shareholders, and approximately 66% of the outstanding common stock of the combined company will be held by former Travelers shareholders.

In the transaction, St. Paul’s articles of incorporation and bylaws will be amended to, among other things, increase the number of authorized shares of St. Paul common stock to 2.995 billion and implement the governance arrangements described under “Required Articles Amendment”. St. Paul shareholders will also vote on whether to amend St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions. However, approval of this amendment is not required to consummate the transaction.

Q:	What will the dividend rate be for the combined company after the transaction?

A:	The combined company is initially expected to pay dividends at the annual rate of $0.88 per share. In addition, St. Paul expects to declare a special dividend to its shareholders prior to the closing of the transaction, so that assuming after the closing of the transaction, St. Paul Travelers makes regular quarterly cash dividends of $0.22 per share, shareholders of St. Paul prior to the transaction will receive dividends with record dates in 2004 in an amount equal to St. Paul’s current annual dividend rate of $1.16 per share. The special dividend or dividends will be paid to St. Paul common shareholders as of a record date that is currently expected to be set after the receipt of the necessary shareholder and regulatory approvals and prior to the closing of the merger.

Q:	Will St. Paul and Travelers coordinate the declaration and payment of dividends prior to the completion of the merger?

A:	Yes. In the merger agreement, St. Paul and Travelers have agreed to coordinate regarding the declaration and payment of dividends on St. Paul common stock and Travelers common stock, including with respect to payment dates and record dates, so that, in addition to the special dividend described above for St. Paul stockholders, holders of St. Paul common stock and Travelers common stock receive one, and only one, dividend payment in each calendar quarter, including the quarter in which the transaction closes.

Q:	Will holders of Travelers Class A common stock and Travelers Class B common stock receive the same consideration in the transaction?

A:	Yes. The Travelers certificate of incorporation provides that the holders of shares of Travelers Class A common stock and Travelers Class B common stock are entitled to receive the same per-share consideration in any merger or consolidation of Travelers with any other corporation. Accordingly, holders of Travelers Class A common stock and holders of Travelers Class B common stock will all receive 0.4334 of a share of St. Paul Travelers common stock in exchange for each share of Travelers Class A common stock or Travelers Class B common stock they hold.

Q:	Does any shareholder have dissenters’ or appraisal rights in the transaction?

A:	No. Under both Minnesota law (applicable to St. Paul shareholders) and Connecticut law (applicable to Travelers shareholders), no dissenters’, appraisal or similar rights are available to shareholders of either company with respect to the transaction.

Q:	When are the shareholder meetings?

A:	Each company’s meeting will take place on ● , 2004 at the location specified on the cover page of this document.

Q:	What do I need to do now?

A:	After you have carefully read this entire document, please vote your shares of St. Paul common stock, St. Paul Series B convertible preferred stock or Travelers common stock. You may do this either by completing, signing, dating and mailing the enclosed proxy card or by submitting your proxy by telephone or through the Internet, as explained in this document. This will enable your shares to be represented and voted at the St. Paul special meeting or the Travelers special meeting. If you submit a valid proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals submitted at your shareholder meeting.

The St. Paul board of directors unanimously recommends that St. Paul shareholders vote FOR the articles amendments, the bylaws amendment and the issuance of St. Paul common stock in the transaction.

The Travelers board of directors unanimously recommends that Travelers shareholders vote FOR the approval of the transaction and the merger agreement.

Q:	What shareholder votes are required?

A:	St. Paul shareholders are being asked to approve four separate items, three of which are necessary to consummate the merger. The consummation of the merger requires the affirmative vote of each of:

•	the holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, representing a majority of the voting power of such shares represented in person or by proxy at the special meeting to approve the issuance of St. Paul common stock in connection with the transaction,

•	the holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, representing a majority of the voting power of such shares represented in person or by proxy at the special meeting to approve the amendment of St. Paul’s bylaws in connection with the transaction and

•	the holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, and the holders of St. Paul common stock, voting separately as a single class, representing in each case a majority of the votes eligible to be cast by such holders to approve the required amendment of St. Paul’s articles of incorporation in connection with the transaction.

In order to approve the fourth item, the additional amendment to St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions, the affirmative vote of the holders of St. Paul common stock and Series B convertible preferred stock, voting together as a single class, representing at least two-thirds of the votes eligible to be cast by such holders, is required. Approval of this fourth item is not necessary to consummate the transaction. However, it is a condition to this additional amendment that the transaction occurs.

Travelers shareholders are being asked to approve the transaction and the merger agreement. Approval of the transaction and the merger agreement requires the affirmative vote of each of:

•	the holders of the Travelers common stock (Class A common stock and Class B common stock voting together) representing a majority of all of the votes entitled to be cast by such holders,

•	the holders of the Travelers Class A common stock representing a majority of all of the votes entitled to be cast by such holders and

•	the holders of the Travelers Class B common stock representing a majority of all of the votes entitled to be cast by such holders.

Q:	Why is my vote important?

A:	If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at your special meeting, it will be more difficult for each of St. Paul and Travelers to obtain the necessary quorum to hold its special meeting. If you are a St. Paul shareholder, your failure to vote will have the effect of reducing the aggregate number of shares voting and the number of affirmative votes required to approve the issuance of shares of St. Paul common stock in the transaction and the bylaws amendment. In addition, if you are a St. Paul shareholder, your failure to vote will have the same effect as a vote against the articles amendments, including the amendment required to complete the transaction. If you are a Travelers shareholder, your failure to vote will have the same effect as a vote against the approval of the transaction and the merger agreement.

Q:	Are the issuance of St. Paul common stock in the transaction, the articles amendment related to the transaction and the bylaws amendment related to the transaction each conditioned upon all of the others?

A:	Yes. Each of these proposals relating to the merger is conditioned upon the approval of all of the others and the approval of each such proposal is a condition to completion of the transaction. The approval of the additional amendment to reduce the shareholder approval required for certain future fundamental actions is not required to approve any of the proposals relating to the transaction. However, it is a condition to this additional amendment and to the other three proposals that the transaction occurs.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting information form used by your broker to see if it offers telephone or Internet voting.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will, if you are a St. Paul shareholder, not be counted towards a quorum at the St. Paul special meeting. For purposes of determining whether a proposal has been approved, a broker non-vote on the proposal will have the following effect: for the share issuance and for the bylaws amendment, broker non-votes have no effect; for the required articles amendment and the additional articles amendment, broker non-votes have the effect of votes against the amendments. If you are a Travelers shareholder, a broker “non-vote” will be counted towards a quorum at the Travelers special meeting, but will have the same effect as a vote against the approval of the transaction and the merger agreement.

Q:	Can I attend the special meeting and vote my shares in person?

A:	All St. Paul and Travelers shareholders are invited to attend their respective special meetings. However, only shareholders of record as of ● , 2004 will be entitled to vote in person at the special meetings. If a bank, broker or other nominee holds your shares, then you are not the shareholder of record and you must ask your bank, broker or other nominee how you can vote in person at the special meeting. If your shares are held in the name of a bank, broker or other nominee, your admission ticket is the left side of your voting information form.

Q:	Can I change my vote?

A:	Yes. If you are a record holder, there are three ways you can change your proxy instructions after you have submitted your proxy card, or submitted your proxy by telephone or through the Internet.

•	First, you may send a written notice revoking your proxy to the person to whom you submitted your proxy or, if you are a St. Paul shareholder, to any corporate officer of St. Paul.

•	Second, you may complete and submit a new proxy card or submit a new proxy by telephone or through the Internet. The latest proxy actually received by St. Paul or Travelers before the vote on a matter will be counted for that matter, and any earlier proxies will be revoked.

•	Third, if you are a record shareholder, you may attend the St. Paul special meeting or the Travelers special meeting and vote in person. You must provide to any corporate officer of St. Paul or Travelers, as appropriate, a written notice revoking your earlier proxy prior to voting at the meeting. However, in either case, simply attending the meeting will not revoke your previously submitted proxy.

If you own your shares through a broker, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Travelers shareholders will need to exchange their Travelers stock certificates for shares of St. Paul Travelers common stock after we complete the transaction. We will send you instructions for exchanging Travelers stock certificates at that time. If you hold your Travelers common stock in book-entry form, we will send you instructions for exchanging your shares after we complete the transaction. St. Paul shareholders will retain their current stock certificates after the transaction and should not send in their stock certificates.

Q:	When do you expect to complete the transaction?

A:	We expect to complete the transaction during the second calendar quarter of 2004. However, we cannot assure you when or if the transaction will be completed. We must first obtain the necessary approvals of our shareholders at the special meetings, and we must also obtain the necessary regulatory approvals.

Q:	Whom should I call with questions?

A:	St. Paul shareholders with any questions about the business combination and related transactions should call Morrow & Co., Inc., St. Paul’s proxy solicitors, toll-free at ● or the St. Paul shareholder investor relations department at ● .

Travelers shareholders with any questions about the business combination and related transactions should call ● toll-free at ● .

Q:	Why was the transaction structured with Travelers becoming a subsidiary of St. Paul?

A:	We structured the combination of the two companies as a “merger of equals” instead of an acquisition of one company by the other. In this “merger of equals” the shareholders of St. Paul and the shareholders of Travelers will own shares in the combined company based on an exchange ratio that does not provide a premium to either set of shareholders. The technical form of the transaction, where Adams Acquisition Corp., a direct wholly owned subsidiary of St. Paul, merges with and into Travelers resulting in Travelers becoming a direct wholly owned subsidiary of St. Paul, was chosen for a number of legal and technical reasons, none of which affected the economic substance of the transaction. Under any of the structures considered, the St. Paul and Travelers shareholders would own the same relative percentage ownership in the combined company as they would under the structure actually chosen.

Q:	What will happen to the Travelers convertible junior subordinated notes in the merger?

A:	Upon consummation of the transaction, the Travelers convertible junior subordinated notes will be convertible, in accordance with their terms, into 0.4684 of a share of St. Paul Travelers common stock for each $25 principal amount of notes (assuming that no other event occurs which would cause any adjustment to the conversion feature of such notes in accordance with their terms). Holders of the convertible junior subordinated notes are not entitled to vote in connection with the transaction and do not need to take any action for this adjustment to occur.

Q:	What are the tax consequences of the merger to shareholders?

A:	St. Paul shareholders will not recognize any gain or loss as a result of the merger. Travelers shareholders who exchange their shares of Travelers common stock for shares of St. Paul Travelers common stock pursuant to the merger generally will not recognize any gain or loss on the exchange for United States federal income tax purposes, except with respect to the cash, if any, they receive in lieu of fractional shares of St. Paul Travelers common stock. To review the tax consequences to shareholders in greater detail, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page ● .

SUMMARY

      This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this document refers you in order for you to fully understand the proposed transaction. See “Where You Can Find More Information” on page  ● . Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (page  ● )

     The St. Paul Companies, Inc.

385 Washington Street

       St. Paul, Minnesota 55102
       (651) 310-7911
       http://www.stpaul.com

      St. Paul and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. St. Paul is a management company principally engaged, through its subsidiaries, in providing general and specialty commercial property and casualty insurance worldwide. St. Paul also has a presence in the asset management industry through its 79% majority ownership of Nuveen Investments, Inc., referred to as Nuveen Investments.

     Travelers Property Casualty Corp.

One Tower Square

       Hartford, Connecticut 06183
       (860) 277-0111
       http://www.travelers.com

      Travelers and its subsidiaries constitute a leading property and casualty insurance company in the United States. Travelers and its predecessor companies have been in the insurance business for more than 130 years. Travelers provides a wide range of commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals. Travelers conducts its operations through its wholly owned or majority-owned subsidiaries in two business segments: commercial lines, which provides a variety of commercial coverages to a broad spectrum of business clients, and personal lines, which primarily offers automobile and homeowners insurance to individuals.

     Adams Acquisition Corp.

      Adams Acquisition Corp. is a Connecticut corporation and a direct wholly owned subsidiary of St. Paul. Adams Acquisition Corp. was formed exclusively for the purpose of completing the merger.

Reasons for the Merger (page  ● and page  ● )

      Our companies are proposing to combine because, among other things, we believe that:

•	by combining our companies we can create a stronger company that will provide significant benefits to our shareholders and to our customers alike;

•	both companies have a common strategic focus on delivering the highest value to customers, agents and brokers and, working together, we expect to expand future opportunities and capture new efficiencies; and

•	the transaction will strengthen the combined company’s position as a leading provider of property and casualty insurance products and make the combined company one of the largest financial services companies in the United States.

Recommendations to Shareholders (page  ● and page  ● )

      The St. Paul board of directors has determined that the transaction and the merger agreement are fair to and in the best interests of St. Paul and its shareholders and has unanimously approved the articles amendments, the bylaws amendment and the issuance of St. Paul common stock in the transaction and unanimously recommends that St. Paul’s shareholders vote “FOR” the articles amendments, the bylaws amendment and the issuance of St. Paul common stock in the transaction.

      The Travelers board of directors has unanimously determined that the merger and the merger agreement are fair to and in the best interests of Travelers, its shareholders and certain other constituencies, and that it is advisable and in the best interests of Travelers and its shareholders to enter into the merger agreement. The Travelers board of directors unanimously recommends that Travelers shareholders vote “FOR” the approval of the transaction and the merger agreement.

The Merger (page  ● )

      We are proposing a merger of Adams Acquisition Corp. with and into Travelers, with Travelers as the surviving entity in the merger. After the transaction is completed, Travelers will be a wholly owned, direct subsidiary of St. Paul Travelers.

Merger Consideration (page  ● )

      As a result of the transaction, each Travelers shareholder will have the right to receive 0.4334 of a share of St. Paul Travelers common stock for each share of Travelers common stock held. Upon the completion of the transaction, we expect that St. Paul shareholders will own approximately 34% of the combined company and Travelers shareholders will own approximately 66% of the combined company. St. Paul Travelers will not issue any fractional shares in the transaction. Travelers shareholders will instead receive amounts in cash equal to the value of any fractional shares that would have been issued, based on the closing price of St. Paul common stock on the trading day immediately preceding the day on which the transaction is completed.

For example: If you hold 100 shares of Travelers common stock you will receive 43 shares of St. Paul Travelers common stock and an amount in cash equal to the value of approximately 0.34 of a share of St. Paul common stock.

Share Information and Comparative Market Prices (page  ● and page  ● )

      St. Paul common stock is listed on the New York Stock Exchange under the symbol “SPC”. Travelers Class A common stock is listed on the New York Stock Exchange under the symbol “TAPa”, and Travelers Class B common stock is listed on the New York Stock Exchange under the symbol “TAPb”. The following table sets forth the closing sale prices of St. Paul common stock, Travelers Class A common stock and Travelers Class B common stock as reported on the New York Stock Exchange on November 14, 2003, the last trading day before we announced the transaction, and on                          ●       , 200●, the last practicable trading day before the distribution of this document. This table also shows the implied value of one share of Travelers Class A common stock and the implied value of one share of Travelers Class B common stock, which we calculated by taking the product of the closing price of St. Paul common stock on those dates and the exchange ratio.

Travelers
Class A/
Class B
		Travelers	Travelers	Common
	St. Paul	Class A	Class B	Stock
	Common	Common	Common	Implied
	Stock	Stock	Stock	Value

November 14, 2003	$36.77	$16.03	$16.06	$15.94
● , 200●	$ ●	$ ●	$ ●	$ ●

      The market prices of each share of St. Paul common stock, Travelers Class A common stock and Travelers Class B common stock will fluctuate prior to the transaction. Therefore, you should obtain current market quotations for St. Paul common stock, Travelers Class A common stock and Travelers Class B common stock.

No Appraisal Rights (page  ● )

      Under Minnesota law, St. Paul shareholders have no right to an appraisal of the value of their shares in connection with the transaction. Under Connecticut law, Travelers shareholders have no right to an appraisal of the value of their shares in connection with the transaction.

Material United States Federal Income Tax Consequences of the Merger (page  ● )

      St. Paul shareholders will not recognize any gain or loss as a result of the merger. The receipt of St. Paul Travelers common stock by Travelers shareholders in exchange for their Travelers common stock in the merger will generally be tax-free for United States federal income tax purposes. Travelers shareholders will not recognize any gain or loss, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of St. Paul Travelers common stock.

      Tax matters can be complicated and the tax consequences of the merger to shareholders will depend on each shareholder’s particular tax situation. Shareholders should consult their tax advisors to fully understand the tax consequences of the merger to them.

Interests of Certain Persons in the Merger (page  ● )

      When considering the St. Paul and Travelers boards of directors’ recommendations that shareholders vote in favor of the merger agreement, the transaction and related proposals, shareholders should be aware that some St. Paul and Travelers executive officers and directors may have interests in the merger that may be different from, or in addition to, St. Paul and Travelers shareholders’ interests.

Opinions of Financial Advisors (page  ● )

      St. Paul’s Financial Advisors. Each of Goldman, Sachs & Co., referred to as Goldman Sachs, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as Merrill Lynch, has delivered its written opinion to the St. Paul board of directors that, as of November 16, 2003, and based upon and subject to the factors and assumptions set forth in their respective opinions, the exchange ratio of 0.4334 of a share of St. Paul Travelers common stock to be issued in the merger in respect of each share of Travelers common stock is fair from a financial point of view to St. Paul. The full text of the written opinions of Goldman Sachs and Merrill Lynch, each dated November 16, 2003, which set forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with their opinions, are attached to this joint proxy statement/ prospectus as Appendix E and Appendix F, respectively. Goldman Sachs and Merrill Lynch provided their opinions for the information and assistance of the St. Paul board of directors in connection with its consideration of the merger. The Goldman Sachs and Merrill Lynch opinions are not recommendations as to how any holder of St. Paul common stock should vote with respect to the merger or any matter relating to the merger. We encourage you to read the opinions in their entirety.

      Travelers Financial Advisors. Each of Citigroup Global Markets Inc., referred to as Citigroup, and Lehman Brothers Inc., referred to as Lehman Brothers, Travelers financial advisors in connection with the transaction, has delivered to the Travelers board of directors a written opinion to the effect that, as of November 16, 2003 based on and subject to the matters described in its opinion, the 0.4334 exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of Travelers common stock. These opinions were provided to the Travelers board of directors in connection with its evaluation of the transaction between Travelers and St. Paul and do not constitute a recommendation of the transaction to any person or for any purpose. We have attached copies of Citigroup’s and Lehman Brothers’ written opinions as Appendices G and H, respectively, to this joint proxy statement/prospectus. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

The Merger Agreement (page  ● )

      The merger agreement is attached as Appendix A to this document. We urge you to read the entire merger agreement, because it is the legal document governing the transaction.

Conditions that Must be Satisfied or Waived for the Merger to Occur (page  ● )

      As more fully described in this document and the merger agreement, the completion of the transaction depends on a number of conditions being satisfied or waived, including receipt of shareholder approvals, regulatory approvals and tax opinions.

      Although we expect to complete the transaction in the second calendar quarter of 2004, we cannot be certain when, or if, the conditions to the transaction will be satisfied or waived, or that the transaction will be completed.

Termination of the Merger Agreement (page  ● )

      We may mutually agree to terminate the merger agreement before completing the transaction, even after the approval by St. Paul shareholders of the required articles amendment, the bylaws amendment and the issuance of St. Paul common stock and the approval by Travelers shareholders of the transaction and the merger agreement. Each of us may also terminate the merger agreement if St. Paul’s shareholders do not approve the required articles amendment, the bylaws amendment and the issuance of St. Paul common stock in the transaction or if Travelers shareholders do not approve the transaction and the merger agreement.

      Also, either of us may terminate the merger agreement, even after the requisite shareholder ap-

provals have been received, if the transaction has not been completed by November 30, 2004, or if the other party has willfully and materially breached certain obligations in the merger agreement concerning the solicitation of alternate transactions or holding a shareholder meeting to obtain shareholder approvals for the transaction or if the board of directors of the other party has failed to make, withdrawn or modified in a manner adverse to the terminating party, its recommendation to shareholders with respect to the transaction and the related proposals.

Termination Fees (page  ● )

      Each of St. Paul and Travelers has agreed to pay the other party a fee of $300 million in cash in any of the following payment events:

•	if the other party terminates the merger agreement as a result of the paying party’s board of directors having (i) willfully and materially breached certain obligations concerning the solicitation of alternate transactions, (ii) willfully and materially failed to call and hold a shareholder meeting to obtain shareholder approval for the transaction, or (iii) failed to make, withdrawn or modified in a manner adverse to the terminating party, its recommendation to shareholders with respect to the transaction and the related proposals;

•	if (i) prior to termination, an Acquisition Proposal (as defined in the merger agreement) relating to the paying party was made or renewed and not publicly withdrawn at least 20 days prior to the paying party’s shareholder vote, (ii) either party terminates the merger agreement following the paying party’s failure to obtain its required shareholder approval and (iii) within 18 months following termination, the paying party enters into a definitive agreement for, or consummates, an Acquisition Proposal; or

•	if (i) prior to termination, an Acquisition Proposal relating to the paying party was made or renewed and not publicly withdrawn at least 20 days prior to the termination of the merger agreement, (ii) either party exercises its right to terminate the merger agreement based on the merger not having been consummated on or before November 30, 2004 and (iii) within 18 months following termination, the paying party enters into a definitive agreement for, or consummates, an Acquisition Proposal.

Treatment of Travelers Stock Options and Stock-Based Awards (page  ● )

      Each option to purchase shares of Travelers common stock will be converted into an option to purchase shares of St. Paul Travelers common stock upon consummation of the transaction on the same terms and conditions as were applicable prior to the transaction. The number of shares subject to the options after consummation of the transaction will be determined by multiplying the number of shares subject to each option by 0.4334, the exchange ratio. The exercise price of such options after consummation of the transaction will be equal to the current exercise price divided by 0.4334. Other types of stock-based awards relating to Travelers common stock will be treated similarly.

Governance After the Merger (page  ● )

      After the transaction, the board of directors of the combined company will have 23 members, consisting of 11 current members of St. Paul’s board of directors designated by St. Paul (including Jay S. Fishman) and 12 current members of Travelers board of directors designated by Travelers (including Robert I. Lipp). The board of directors of the combined company will have standing executive, governance, compensation, audit, investment and capital markets and risk committees, each comprised of an equal number of directors designated by

St. Paul and directors designated by Travelers, and organized as follows:

Committee	St. Paul Designees	Travelers Designees

Executive	Four (including St. Paul CEO)	Four (including Travelers CEO)
Governance	Three (including co-chairman)	Three (including co-chairman)
Compensation	Three	Three (including chairman)
Audit	Two (including vice chairman)	Two (including chairman and vice chairman)
Investment and Capital Markets	Two (including chairman)	Two
Risk	Two (including chairman)	Two

      Until January 1, 2006, the following decisions by the St. Paul Travelers board of directors will require a two-thirds vote:

•	removal of, or failure to re-elect (if such person is willing to serve), the chairman of the board or chief executive officer or any modification to either of their respective duties, authority or reporting relationships;

•	any change in the size or chairmanship of the board of directors or any committee of the board, in the responsibilities of, or the authority delegated to, any committee of the board or in the ratio of St. Paul designees to Travelers designees on the board of directors or on any committee of the board;

•	any (i) statutory share exchange or merger of the combined company or any of its subsidiaries with, into or involving a company that is larger than the combined company; (ii) sale of all or substantially all of the assets of the combined company and its subsidiaries; or (iii) dissolution or liquidation of the combined company; or

•	any change in the location of the principal executive offices of the combined company.

      The governance committee of the combined company’s board of directors will have the exclusive delegated authority of the board of directors to nominate individuals for election to the board of directors by the shareholders and to designate individuals to fill newly created positions on the board of directors, and, until January 1, 2006, the governance committee will exercise this authority only upon a two-thirds vote of its members. In addition, until January 1, 2006, (i) a majority of the membership of the governance committee that was initially designated by St. Paul (and their designated successors) will have the exclusive delegated authority of the board of directors to fill any vacancy on the board of directors, or on any committee of the board of directors, formerly held by a director designated by St. Paul and (ii) a majority of the membership of the governance committee that was initially designated by Travelers (and their designated successors) will have the exclusive delegated authority of the board of directors to fill any vacancy on the board of directors, or on any committee of the board of directors, formerly held by a director designated by Travelers.

      The governance committee will have the responsibility for undertaking a complete review of the combined company’s corporate governance standards and policies and will make a comprehensive governance recommendation to the board of directors of the combined company on or before January 1, 2006.

Executive Officers (page  ● )

      After the merger, Jay S. Fishman, chairman, president and chief executive officer of St. Paul, will be the chief executive officer and a director of the combined company, and Robert I. Lipp, chairman and chief executive officer of Travelers, will be the executive chairman of the board of directors, an executive officer position, and a director of the combined company. Mr. Lipp has announced his intention to step down as executive chairman and as a director of the combined company effective December 31, 2005, and at that time Mr. Fishman, if available, is expected to succeed Mr. Lipp as chairman in addition to continuing as chief executive officer.

      Certain current executive officers of St. Paul and Travelers will hold executive officer positions with the combined company after the transaction.

Name and Headquarters (page  ● )

      We agreed in the merger agreement that the name of the combined company will be The St. Paul Travelers Companies, Inc. We also agreed that the combined company will have its corporate headquarters and principal executive offices in St. Paul, Minnesota.

Regulatory and Other Approvals Required for the Merger (page  ● )

      State insurance laws generally require that, prior to the acquisition of an insurance company, the acquiring party must obtain approval from the insurance commissioner of the insurance company’s state of domicile. Accordingly, applications have been or will be filed with the insurance commissioners of the states of domicile of Travelers U.S. insurance company subsidiaries. In addition, filings have been made under the insurance laws of certain other states that require the filing of a pre-acquisition notice and the expiration or termination of a waiting period prior to the consummation of the transaction. In addition, applications or notifications have been or will be filed with various foreign regulatory authorities in connection with the changes in control that may be deemed to occur as a result of the transaction.

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, and the rules and regulations thereunder, provide that the transaction may not be completed until pre-merger notification filings have been made with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and the specified waiting period thereunder has expired or is terminated. Even after the waiting period expires or is terminated, the Justice Department and the Federal Trade Commission will have the authority to challenge the transaction on antitrust grounds before or after the transaction is completed. Each of St. Paul and Travelers filed a notification and report form for the transaction with the Federal Trade Commission and the Justice Department on November 26, 2003.

The Rights of Travelers Shareholders will be Governed by Different Laws and New Organizational Documents After the Merger (page  ● )

      St. Paul is incorporated in Minnesota; Travelers is incorporated in Connecticut. Minnesota and Connecticut laws differ, as do the rights of shareholders under the organizational documents of St. Paul and Travelers. Accordingly, the rights of Travelers shareholders may change materially as a result of the completion of the transaction and the Travelers shareholders becoming shareholders of the combined company. In addition, certain rights of the St. Paul shareholders will be changed as a result of the amendments to the St. Paul articles of incorporation and bylaws discussed in this document.

Listing of Common Stock of the Combined Company (page  ● )

      St. Paul has agreed to file an application to have the St. Paul Travelers common stock issued in the transaction listed on the New York Stock Exchange.

Accounting Treatment of the Merger (page  ● )

      Upon completion of the merger, holders of Travelers Class A common stock and Travelers Class B common stock will be entitled to receive 0.4334 of a share of St. Paul Travelers common stock for each share of Travelers Class A common stock and Travelers Class B common stock (see “The Merger — Structure of the Merger”). For accounting purposes, this transaction will be accounted for as a reverse acquisition with Travelers as the accounting acquirer. Accordingly, St. Paul Travelers will account for the transaction as a purchase business combination, using Travelers historical financial information and accounting policies and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of the date of the transaction.

The St. Paul Articles Amendments and Bylaws Amendment (page  ● and page  ● )

      At the St. Paul special meeting, the St. Paul shareholders will be asked to approve amendments to the articles of incorporation and bylaws of St. Paul that are required in order to complete the transaction and that would take effect only upon completion of the transaction.

      Required Articles Amendment. The required amendments to the St. Paul articles of incorporation to be made in connection with the transaction will:

•	change the name of the company to “The St. Paul Travelers Companies, Inc.”;

•	increase the number of authorized shares of St. Paul voting common stock from 480 million shares to 2.995 billion shares;

•	increase the size of the St. Paul board of directors to 23 (as described above under “— Governance After the Merger”);

•	enact the supermajority voting requirements for the board of directors and the governance committee to be in effect until January 1, 2006 (as described above under “— Governance After the Merger”);

•	require that, until January 1, 2006, board actions be taken without a meeting only upon the unanimous written consent of the directors (and, thereafter, generally permit such actions to be taken with the written consent of only the number of directors necessary to approve such action); and

•	make additional, incidental amendments to the articles of incorporation.

      Bylaws Amendment. The amendments to the St. Paul bylaws to be made in connection with the transaction will:

•	establish the responsibilities of the governance committee of the combined company’s board of directors (as described above under “— Governance After the Merger”);

•	define the duties and responsibilities of the chairman of the board of directors of the combined company and the chief executive officer of the combined company, as well as those of other executive officers;

•	grant the board of directors the authority to set the date for the annual meeting of shareholders of the combined company;

•	increase the number of required regular meetings of the board of directors from four to five and require that one such meeting be held in the State of Connecticut; and

•	make additional, incidental amendments to the bylaws.

      Additional Articles Amendment. As an additional matter, St. Paul’s shareholders will be asked to approve an additional amendment to the articles of incorporation. If holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, representing two-thirds of the votes eligible to be cast by those shareholders, vote in favor of this additional articles amendment then, in addition to the amendments described above under “— Required Articles Amendment”, the St. Paul articles of incorporation will be amended to delete Article V and renumber the subsequent articles. Article V currently requires, where shareholder approval, authorization or adoption is required by Minnesota law, for any of the following transactions, the affirmative vote of the holders of at least two-thirds of the voting power of all voting shares to approve: any plan of merger; any plan of exchange; any sale, lease, transfer or other disposition of all or substantially all of St. Paul’s property and assets, including its goodwill, not in the usual and regular course of business; or any dissolution of St. Paul. As a result of this amendment, the required vote for any such transaction will be such vote as is generally required by Minnesota law. For some such transactions, the general rule requires approval by a majority of the voting power represented in person or by proxy at a meeting for which a quorum is present. For other transactions, such as mergers and other business combinations, the general rule requires approval by a majority of the voting power of the outstanding shares entitled to vote.

St. Paul Special Meeting (page  ● )

      Meeting. The St. Paul special meeting will be held on        ●       , 2004, at        ●       , Central Time, at The St. Paul Companies, Inc. Corporate Headquarters, 385 Washington Street, St. Paul, MN 55102. At the St. Paul special meeting, St. Paul shareholders will be asked:

•	to approve the issuance of shares of St. Paul common stock in connection with the transaction;

•	to approve the amendment of St. Paul’s bylaws in connection with the transaction;

•	to approve the required amendment of St. Paul’s articles of incorporation in connection with the transaction; and

•	to approve the additional amendment of St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions.

      Record Date. St. Paul has fixed the close of business on        ●       , 2004 as the record date for determining the St. Paul shareholders entitled to receive notice of and to vote at the St. Paul special meeting. Only holders of record of St. Paul common stock, or of St. Paul Series B convertible preferred stock, on the record date are entitled to receive notice of and to vote at the St. Paul special meeting, and any adjournment or postponement thereof. The holders of St. Paul common stock and St. Paul Series B convertible preferred stock will vote together as one class on all matters at the special meeting (except that the holders of St. Paul common stock will also vote as a separate class in approving the articles amendment required to approve the transaction). Each share of St. Paul common stock is entitled to one vote, and each share of St. Paul Series B convertible preferred stock is entitled to eight votes.

      Required Vote. The consummation of the merger requires the affirmative vote of each of:

•	the holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, representing a majority of the voting power of such shares represented in person or by proxy at the special meeting to approve the issuance of St. Paul common stock in connection with the transaction;

•	the holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, representing a majority of the voting power of such shares represented in person or by proxy at the special meeting to approve the amendment of St. Paul’s bylaws in connection with the transaction; and

•	the holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, and the holders of St. Paul common stock, voting separately as a single class, representing in each case a majority of the votes eligible to be cast by such holders to approve the required amendment of St. Paul’s articles of incorporation in connection with the transaction.

In order to approve the fourth item, the additional amendment to St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions, the affirmative vote of the holders of St. Paul common stock and Series B convertible preferred stock, voting together as a single class, representing at least two-thirds of the votes eligible to be cast by such holders, is required. Approval of this fourth item is not necessary to consummate the transaction. However, it is a condition to this additional amendment that the transaction occurs.

      As of the St. Paul record date, directors and executive officers of St. Paul and their affiliates beneficially owned or had the right to vote        ●       shares of St. Paul common stock and        ●       shares of St. Paul Series B convertible preferred stock, or less than  ● % of the outstanding St. Paul common stock and less than  ● % of the outstanding St. Paul Series B convertible preferred stock entitled to be voted at the special meeting. Each share of St. Paul Series B convertible preferred stock is entitled to eight votes. On a voting power basis, the voting stock held by directors and executive officers of St. Paul and their affiliates had less than  ● % of the voting power of the stock entitled to vote at the special meeting. At that date, directors and executive officers of Travelers and their affiliates, including Travelers, beneficially owned or had the right to vote        ●       shares of St. Paul common stock, or less than  ● % of the outstanding St. Paul common stock, and no shares of St. Paul Series B convertible preferred stock entitled to be voted at the meeting. To St. Paul’s knowledge, the directors and executive officers of St. Paul and their affiliates intend to vote their St. Paul common stock and their St. Paul Series B convertible preferred stock in favor of the transaction.

Travelers Special Meeting (page  ● )

      Meeting. The Travelers special meeting will be held on        ●       , 2004, at  ●  a.m., Eastern Time, at           ●          Hartford, Connecticut. At the Travelers special meeting, Travelers shareholders will be asked to vote on the transaction and the merger agreement.

      Record Date. Travelers shareholders may cast one vote for each share of Travelers Class A common stock and seven votes for each share of Travelers Class B common stock that they owned at the close of business on        ●       , 2004. On that date, there were        ●       shares of Travelers Class A common stock and        ●       shares of Travelers Class B common stock entitled to vote at the special meeting.

      Required Vote. Approval of the transaction and the merger agreement requires the affirmative vote of each of the following groups:

•	the holders of the Travelers common stock (Class A common stock and Class B common stock voting together) representing a majority of all of the votes entitled to be cast by such holders;

•	the holders of the Travelers Class A common stock representing a majority of all of the votes entitled to be cast by such holders; and

•	the holders of the Travelers Class B common stock representing a majority of all of the votes entitled to be cast by such holders.

Accordingly, any Travelers shareholder’s failure to vote or a broker non-vote will have the same effect as a vote against the approval of the transaction and the merger agreement.

      As of the Travelers record date, directors and executive officers of Travelers and their affiliates beneficially owned or had the right to vote        ●       shares of Travelers Class A common stock and        ●       shares of Travelers Class B common stock, or less than  ● % of the outstanding Travelers Class A common stock and less than  ● % of the outstanding Travelers Class B common stock entitled to be voted at the special meeting. At that date, directors and executive officers of St. Paul and their affiliates, including St. Paul, beneficially owned or had the right to vote        ●       shares of Travelers Class A common stock and        ●       shares of Travelers Class B common stock, or less than  ● % of the outstanding Travelers Class A common stock and less than  ● % of the outstanding Travelers Class B common stock. To Travelers knowledge, the directors and executive officers of Travelers and their affiliates intend to vote their Travelers common stock in favor of the approval of the transaction and the merger agreement.

Selected Consolidated Historical Financial Data of St. Paul

      The following selected historical financial data for each of the years in the five-year period ended December 31, 2002 has been derived from St. Paul’s audited consolidated financial statements. The following selected historical financial data for the nine months ended September 30, 2003 and 2002 has been derived from St. Paul’s unaudited interim consolidated financial statements. In the opinion of St. Paul’s management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the interim consolidated financial statements. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with St. Paul’s historical financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 that have been filed with the Securities and Exchange Commission and incorporated into this document by reference. See “Where You Can Find More Information” on page ●.

	At and for the
	nine months ended
	September 30,		At and for the year ended December 31,

	2003	2002	2002(4)	2001(5)	2000(7)	1999	1998

	(in millions, except per share amounts)
Total revenues	$6,531	$6,975	$9,030	$9,032	$7,946	$7,149	$7,315
Income (loss) before cumulative effect of changes in accounting principles and discontinued operations	$633	$(1)	$249	$(1,009)	$970	$732	$187
Cumulative effect of changes in accounting principles, net of tax(1)	(21)	(6)	(6)	—	—	(27)	—
Discontinued operations, net of tax	(3)	(19)	(25)	(79)	23	129	(98)

Net income (loss)	$609	$(26)	$218	$(1,088)	$993	$834	$89

Total investments	$22,673	$23,161	$22,733	$22,178	$22,052	$21,581	$22,703
Total assets	40,363	39,969	39,959	38,369	35,502	33,379	33,622
Claims and claim adjustment expense reserves	20,899	22,616	22,626	22,101	18,196	17,720	18,186
Total debt	3,573	2,586	2,713	2,130	1,647	1,426	1,260
Total liabilities(2)	34,095	33,566	33,324	32,362	27,938	26,482	26,483
St. Paul-obligated mandatorily redeemable preferred securities of trusts holding solely subordinated debentures of St. Paul (3)	—	889	889	893	337	425	503
Shareholders’ equity	6,268	5,514	5,746	5,114	7,227	6,472	6,636

Basic earnings per common share:
Income (loss) before cumulative effect of changes in accounting principles and discontinued operations	$2.72	$(0.06)	$1.09	$(4.84)	$4.39	$3.16	$0.74
Cumulative effect of changes in accounting principles, net of tax	(0.09)	(0.03)	(0.03)	—	—	(0.12)	—
Discontinued operations, net of tax	(0.01)	(0.09)	(0.12)	(0.38)	0.11	0.57	(0.41)

Reported net income (loss)	2.62	(0.18)	0.94	(5.22)	4.50	3.61	0.33
Goodwill amortization(6)	—	—	—	0.54	0.17	0.21	0.19

Adjusted earnings (loss) per common share	$2.62	$(0.18)	$0.94	$(4.68)	$4.67	$3.82	$0.52

Selected Consolidated Historical Financial Data of St. Paul

	At and for the
	nine months ended
	September 30,		At and for the year ended December 31,

	2003	2002	2002(4)	2001(5)	2000(7)	1999	1998

	(in millions, except per share amounts)
Diluted earnings per common share:
Income (loss) before cumulative effect of changes in accounting principles and discontinued operations	$2.61	$(0.06)	$1.06	$(4.84)	$4.14	$3.00	$0.73
Cumulative effect of changes in accounting principles, net of tax	(0.09)	(0.03)	(0.03)	—	—	(0.11)	—
Discontinued operations, net of tax	(0.01)	(0.09)	(0.11)	(0.38)	0.10	0.52	(0.41)

Reported net income (loss)	2.51	(0.18)	0.92	(5.22)	4.24	3.41	0.32
Goodwill amortization(6)	—	—	—	0.54	0.16	0.20	0.19

Adjusted earnings (loss) per common share	$2.51	$(0.18)	$0.92	$(4.68)	$4.40	$3.61	$0.51

Period-end common shares outstanding	228.1	226.4	226.8	207.6	218.3	224.8	233.7
Per common share data:
Cash dividends	$0.87	$0.87	$1.16	$1.12	$1.08	$1.04	$1.00
Book value	$27.15	$24.06	$25.05	$24.35	$32.88	$28.68	$28.32

(1)	Cumulative effect of changes in accounting principles, net of tax (1) for the nine months ended September 30, 2003 reduced net income by $21 million as a result of the partial adoption of FIN 46 — Consolidation of Variable Interest Entities; (2) for the nine months ended September 30, 2002 and for the year ended December 31, 2002 reduced net income by $6 million as a result of a change in accounting for goodwill and other intangible assets and (3) for the year ended December 31, 1999 reduced net income by $27 million as a result of a change in accounting for insurance related assessments.

(2)	Total liabilities include minority interest liabilities of $92 million and $80 million at September 30, 2003 and 2002, respectively, and of $80 million, $92 million, $86 million, $74 million and $67 million at December 31, 2002, 2001, 2000, 1999, and 1998, respectively.

(3)	In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which generally requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). We adopted the provisions of SFAS No. 150 in the third quarter of 2003. Our only financial instruments that fell within the scope of SFAS No. 150 were the “St. Paul-obligated mandatorily redeemable preferred securities of trusts holding solely subordinated debentures of St. Paul” that had been classified as a separate line between liabilities and shareholders’ equity on our consolidated balance sheet. These securities were issued by five separate trusts which are included in our consolidated financial statements and further described in the notes to those statements. In accordance with SFAS No. 150, we have reclassified these securities to liabilities on our consolidated balance sheet in 2003, where they are included in our total debt outstanding.

On November 7, 2003, the FASB issued FASB Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (FSP 150-3). FSP 150-3 indefinitely deferred the effective date of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests, which includes our “St. Paul-obligated mandatorily redeemable preferred securities of trusts holding solely subordinated debentures of St. Paul” described above. This deferral may result in the reclassification of the trusts in current and/or prior periods. However, the ultimate conclusion will also depend on decisions surrounding the remaining implementation of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which we partially adopted in third

Selected Consolidated Historical Financial Data of St. Paul

quarter 2003, specifically excluding these trusts. The conclusion with regards to FIN 46 is dependent on the ultimate outcome of a currently proposed FASB Interpretation, which modifies certain provisions of FIN 46, providing additional scope exceptions. We are currently evaluating the impact to our consolidated financial statements of these actions.

(4)	Our 2002 results reflected a net pretax loss of $472 million related to an asbestos litigation settlement agreement.

(5)	Our 2001 results reflected a net pretax loss of $941 million related to the September 11, 2001 terrorist attack.

(6)	Related to our December 2001 strategic review, we made a decision to exit all business underwritten by our Health Care operation, as well as certain business underwritten by our Lloyds’ operation. In connection with these actions, in 2001 we wrote off $73 million of goodwill related to the exited businesses.

(7)	In April 2000, we closed on our acquisition of MMI Companies, Inc. Amounts related to MMI are included from the date of acquisition.

Selected Consolidated Historical Financial Data of Travelers

      The following selected historical financial data for each of the years in the five-year period ended December 31, 2002 has been derived from Travelers audited consolidated financial statements. The following selected historical financial data for the nine months ended September 30, 2003 and 2002 has been derived from Travelers unaudited interim consolidated financial statements. In the opinion of Travelers management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the interim consolidated financial statements. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Travelers historical financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 that have been filed with the Securities and Exchange Commission and incorporated into this document by reference. See “Where You Can Find More Information” on page ●.

	At and for the
	nine months ended
	September 30,		At and for the year ended December 31,(1)

	2003	2002	2002	2001	2000	1999	1998

	(in millions, except per share amounts)
Total revenues	$11,097	$10,116	$14,270	$12,231	$11,071	$10,573	$10,454
Income before cumulative effect of changes in accounting principles	$1,207	$1,009	$216	$1,062	$1,312	$1,136	$1,104
Cumulative effect of changes in accounting principles, net of tax (2)	—	(243)	(243)	3	—	(112)	—

Net income (loss)	$1,207	$766	$(27)	$1,065	$1,312	$1,024	$1,104

Total investments	$37,793	$35,434	$38,425	$32,619	$30,754	$29,843	$31,901
Total assets	63,535	59,698	64,138	57,778	53,850	50,795	51,751
Claims and claim adjustment expense reserves	33,854	30,551	33,736	30,737	28,442	29,003	29,589
Total debt	2,673	2,794	2,544	2,078	3,005	2,148	3,192
Total liabilities(3)	52,063	47,638	53,101	46,192	43,736	43,455	45,080
TIGHI-obligated mandatorily redeemable securities of subsidiary trusts holding solely junior subordinated debt securities of TIGHI	—	900	900	900	900	900	900
Shareholders’ equity	11,472	11,160	10,137	10,686	9,214	6,440	5,771

Basic and diluted earnings per share:
Income before cumulative effect of changes in accounting principles	$1.20	$1.08	$0.23	$1.38	$1.71	$1.48	$1.44
Cumulative effect of changes in accounting principles, net of tax	—	(0.26)	(0.26)	0.01	—	(0.15)	—

Reported net income (loss)	1.20	0.82	(0.03)	1.39	1.71	1.33	1.44
Goodwill amortization	—	—	—	0.09	0.08	0.06	0.05

Adjusted earnings (loss) per share	$1.20	$0.82	$(0.03)	$1.48	$1.79	$1.39	$1.49

Selected Consolidated Historical Financial Data of Travelers

	At and for the
	nine months ended
	September 30,		At and for the year ended December 31,(1)

	2003	2002	2002	2001	2000	1999	1998

	(in millions, except per share amounts)
Period-end common shares outstanding(4)	1,004.7	1,003.3	1,003.9	769.0	769.0	769.0	769.0
Per common share data:
Cash dividends(5)	$0.20	$5.23	$5.23	$0.53	$—	$—	$—
Book value	$11.42	$11.12	$10.10	$13.90	$11.98	$8.37	$7.50

(1)	During April 2000, Travelers completed a cash tender offer and acquired all of Travelers Insurance Group Holdings Inc.’s (TIGHI) outstanding shares of common stock that were not already owned by Travelers for approximately $2.413 billion financed by a loan from Citigroup Inc. On May 31, 2000, Travelers acquired the surety business of Reliance Group Holdings, Inc. (Reliance Surety). On October 1, 2001, Travelers purchased The Northland Company and its subsidiaries (Northland) from Citigroup Inc. On October 3, 2001, Citigroup Inc. contributed the capital stock of Associates Insurance Company (Associates) to Travelers. Includes amounts related to Northland, Associates, the remainder of TIGHI and Reliance Surety from their dates of acquisition.

(2)	Cumulative effect of changes in accounting principles, net of tax (1) for the nine months ended September 30, 2002 and for the year ended December 31, 2002 consists of a loss of $243 million as a result of a change in accounting for goodwill and other intangible assets; (2) for the year ended December 31, 2001 consists of a gain of $4 million as a result of a change in accounting for derivative instruments and hedging activities and a loss of $1 million as a result of a change in accounting for securitized financial assets; and (3) for the year ended December 31, 1999 consists of a loss of $135 million as a result of a change in accounting for insurance-related assessments and a gain of $23 million as a result of a change in accounting for insurance and reinsurance contracts that do not transfer insurance risk.

(3)	Total liabilities include minority interest liabilities of $104 million and $90 million at September 30, 2003 and 2002, respectively, and of $87 million, $1.368 billion and $1.487 billion at December 31, 2002, 1999 and 1998, respectively.

(4)	In March 2002, Travelers issued common stock through its Initial Public Offering (IPO). See Note 1 to the Consolidated Financial Statements included in Travelers Annual Report on Form 10-K for the year ended December 31, 2002.

(5)	Dividends per common share reflect the recapitalization effected as part of Travelers corporate reorganization. See Note 1 to the Consolidated Financial Statements included in Travelers Annual Report on Form 10-K for the year ended December 31, 2002. During the first quarter of 2002, Travelers paid dividends of $5.095 billion in the form of a note payable and $158 million in cash, respectively, to Citigroup Inc., its then sole shareholder. During 2001, Travelers paid dividends of $526 million to Citigroup Inc., its then sole shareholder.

Selected Unaudited Pro Forma Combined Financial Information

      The merger will be accounted for using the purchase method of accounting with Travelers treated as the acquirer (reverse acquisition). Accordingly, Travelers cost to acquire St. Paul will be allocated to the acquired assets, liabilities and commitments based upon their fair values as of the date of acquisition. See “Accounting Treatment” on page ●.

      The selected preliminary unaudited pro forma combined financial information which follows reflects the purchase method of accounting and is intended to provide information regarding how the companies might have looked had St. Paul and Travelers actually been combined as of the dates indicated. The preliminary selected unaudited pro forma combined financial information does not reflect the effect of revenue enhancements, expense efficiencies, synergies or asset dispositions that may result from the merger. The preliminary selected unaudited pro forma combined financial information should not be relied upon as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger.

      The following selected preliminary unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the preliminary Unaudited Pro Forma Condensed Combined Financial Statements and related notes that begin on page ●. The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of St. Paul and the historical consolidated balance sheet of Travelers as of September 30, 2003, giving effect to the merger as if it had been consummated on that date. The preliminary Unaudited Pro Forma Condensed Combined Statements of Income combine the historical consolidated statements of income of St. Paul and Travelers for the nine months ended September 30, 2003 and the year ended December 31, 2002, giving effect to the merger as if it had occurred on January 1, 2002. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results.

      The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. Actual adjustments to the combined balance sheet and income statements will differ, perhaps materially, from those reflected in these preliminary unaudited pro forma condensed combined financial statements because the assets and liabilities of St. Paul will be recorded at their respective fair values on the date the merger is consummated, and the preliminary assumptions used to estimate these fair values may change between now and the completion of the merger.

	Pro Forma Information

	For the	For the
	nine months ended	year ended
	September 30,	December 31,
	2003	2002

	(in millions, except per share amounts)
Total revenues	$17,534	$23,107
Income from continuing operations	$1,661	$174
Earnings per common share — continuing operations:
Basic	$2.49	$0.25
Diluted	$2.45	$0.25
Cash dividends paid per share(1)	N/A	N/A

At
September 30,
2003

(in millions)
Total investments	$60,801
Total assets	109,123
Claims and claim adjustment expense reserves	55,523
Total debt	6,507
Total liabilities	88,917
Shareholders’ equity	20,206

(1)	St. Paul’s current quarterly dividend is $0.29 per share ($1.16 per share annualized) and is subject to future approval and declaration by St. Paul’s board of directors. Travelers current quarterly dividend is $0.08 per share ($0.32 per share annualized) and is subject to future approval and declaration by Travelers board of directors. On a Travelers pro forma equivalent basis, the Travelers current quarterly dividend would be $0.185 per share ($0.74 per share annualized). (See Notes 1 and 2 on page 22.) The dividend policy of the combined company after the merger will be determined by its board of directors following the merger. The combined company is expected to pay dividends at the annual rate of $0.88 per share. In addition, St. Paul expects to pay a special dividend to its shareholders prior to the closing of the merger, so that shareholders of St. Paul prior to the merger will receive dividends with record dates in 2004 amounting to St. Paul’s current indicated annual rate of $1.16 per share assuming that after closing of the merger, St. Paul Travelers makes regular quarterly cash dividends of $0.22 per share.

Comparative Per Share Data

      The following table presents, for the periods indicated, selected pro forma per common share amounts for shares of St. Paul Travelers common stock, pro forma per share equivalent amounts for shares of Travelers common stock and the comparative historical per share data for the St. Paul common stock and Travelers common stock. The pro forma amounts included in the table below are presented as if the merger had been effective for the periods presented, have been prepared in accordance with accounting principles generally accepted in the United States of America and are based on the purchase method of accounting. The pro forma amounts in the tables below do not, however, give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions, as well as other possible adjustments discussed in Note 1 to the preliminary Unaudited Pro Forma Condensed Combined Financial Statements.

      You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements of St. Paul and Travelers incorporated into this proxy statement/ prospectus by reference and the preliminary unaudited pro forma condensed combined financial statements and accompanying discussions and notes beginning on page  ● . See also “Where You Can Find More Information” beginning on page  ● . The pro forma amounts in the table below are presented for informational purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the merger been effective during the periods presented or of the future financial position or future results of operations of the combined company. The combined financial information as of and for the periods presented may have been different had the companies actually been combined as of and during those periods.

	At and for the nine months ended September 30, 2003

			Travelers
	Historical	Historical	Pro Forma	Pro Forma
	St. Paul	Travelers	Equivalent(1)	St. Paul Travelers

	(in millions, except per share data)
Basic Earnings Per Common Share from Continuing Operations
Income from continuing operations	$633	$1,207	$1,207	$1,661
Income from continuing operations available to common shareholders	$622	$1,207	$1,207	$1,650
Weighted average basic common shares outstanding	227.5	1,002.3	434.4	661.9
Basic earnings per common share	$2.72	$1.20	$2.78	$2.49
Diluted Earnings Per Common Share from Continuing Operations
Income from continuing operations	$633	$1,207	$1,207	$1,661
Income from continuing operations available to common shareholders	$626	$1,207	$1,207	$1,654
Weighted average diluted common shares outstanding	239.1	1,007.6	436.7	675.8
Diluted earnings per common share	$2.61	$1.20	$2.76	$2.45
Dividends Per Common Share(2)
Common stock dividends	$198	$202	$202	$400
Dividends per common share	$0.87	$0.20	$0.46	N/A
Book Value Per Common Share
Total common shareholders’ equity	$6,192	$11,472	$11,472	$20,029
Common shares outstanding at period-end	228.1	1,004.7	435.4	663.5
Book value per common share	$27.15	$11.42	$26.35	$30.19

	At and for the year ended December 31, 2002

			Travelers
	Historical	Historical	Pro Forma	Pro Forma
	St. Paul	Travelers	Equivalent(1)	St. Paul Travelers

	(in millions, except per share data)
Basic Earnings Per Common Share from Continuing Operations
Income from continuing operations	$249	$216	$216	$174
Income from continuing operations available to common shareholders	$234	$216	$216	$159
Weighted average basic common shares outstanding	215.9	949.5	411.5	627.4
Basic earnings per common share	$1.09	$0.23	$0.52	$0.25
Diluted Earnings Per Common Share from Continuing Operations
Income from continuing operations	$249	$216	$216	$174
Income from continuing operations available to common shareholders	$241	$216	$216	$156
Weighted average diluted common shares outstanding	226.6	951.2	412.3	629.9
Diluted earnings per common share	$1.06	$0.23	$0.52	$0.25
Dividends Per Common Share(2)(3)
Common stock dividends	$252	$5,253	$5,253	$5,505
Dividends per common share	$1.16	$5.23	$12.07	N/A
Book Value Per Common Share
Total common shareholders’ equity	$5,681	$10,137	$10,137
Common shares outstanding at period-end	226.8	1,003.9	435.1
Book value per common share	$25.05	$10.10	$23.30

(1)	Amounts are based on Travelers historical share amounts adjusted by the exchange ratio in the merger (0.4334 of a share of St. Paul common stock for each share of Travelers common stock).

(2)	St. Paul’s current quarterly dividend is $0.29 per share ($1.16 per share annualized) and is subject to future approval and declaration by St. Paul’s board of directors. Travelers current quarterly dividend is $0.08 per share ($0.32 per share annualized) and is subject to future approval and declaration by Travelers board of directors. On a Travelers pro forma equivalent basis, the Travelers current quarterly dividend would be $0.185 per share ($0.74 per share annualized). The dividend policy of the combined company after the merger will be determined by its board of directors following the merger. The combined company is expected to pay dividends at the annual rate of $0.88 per share. In addition, St. Paul expects to pay a special dividend to its shareholders prior to the closing of the merger, so that shareholders of St. Paul prior to the merger will receive dividends with record dates in 2004 amounting to St. Paul’s current indicated annual rate of $1.16 per share assuming that after closing of the merger, St. Paul Travelers makes regular quarterly cash dividends of $0.22 per share

(3)	Dividends per common share reflect the recapitalization effected as part of Travelers corporate reorganization. See Note 1 to the Consolidated Financial Statements included in Travelers Annual Report on Form 10-K for the year ended December 31, 2002. During the first quarter of 2002, Travelers paid dividends of $5.095 billion in the form of a note payable and $158 million in cash, respectively, to Citigroup Inc., its then sole shareholder.

Comparative Market Price Information

      The table below sets forth the closing sale prices of St. Paul common stock, Travelers Class A common stock and Travelers Class B common stock as reported on the New York Stock Exchange composite tape on November 14, 2003, the last trading day prior to the public announcement of the merger, and on        ●       , 200 ● , the last practicable trading day before the distribution of this proxy statement/prospectus. The table also sets forth the equivalent pro forma sale price of each of Travelers Class A common stock and Travelers Class B common stock on each of these dates, as determined by multiplying the applicable closing sale price of St. Paul common shares by the exchange ratio of 0.4334. The market prices of Travelers Class A common stock, Travelers Class B common stock and St. Paul common stock will fluctuate between the date of this joint proxy statement/ prospectus and the completion of the merger. No assurance can be given concerning the market prices of Travelers Class A common stock, Travelers Class B common stock or St. Paul common stock before the completion of the merger or the market price of St. Paul Travelers common stock after the completion of the merger. The exchange ratio is fixed in the merger agreement and neither St. Paul nor Travelers has the right to terminate the merger agreement based on changes in either party’s stock price. One result of this is that the market value of the St. Paul Travelers common stock that Travelers shareholders will receive in the merger may vary significantly from the prices shown in the table below. Travelers and St. Paul shareholders are advised to obtain current market prices for Travelers Class A common stock, Travelers Class B common stock and St. Paul common stock.

				Travelers	Travelers
				Class A	Class B
		Travelers	Travelers	Common Stock	Common Stock
	St. Paul	Class A	Class B	Pro Forma	Pro Forma
	Common Stock	Common Stock	Common Stock	Equivalent	Equivalent

November 14, 2003	$36.77	$16.03	$16.06	$15.94	$15.94
● , 200●	$ ●	$ ●	$ ●	$ ●	$ ●

RISK FACTORS

      In addition to the other information contained or incorporated by reference in this document, you should consider the following risk factors in determining how to vote at the special meetings of St. Paul and Travelers.

Risks Relating to the Merger

Shareholders cannot be sure of the market value of the shares of St. Paul Travelers common stock that will be issued in the merger.

      Upon the completion of the merger, each share of common stock of Travelers outstanding immediately prior to the merger will be converted into the right to receive 0.4334 of a share of St. Paul Travelers common stock. Because the exchange ratio is fixed at 0.4334 of a share of St. Paul Travelers common stock for each share of Travelers common stock, the market value of the St. Paul Travelers common stock issued in the merger will depend upon the market price of a share of St. Paul common stock upon the completion of the merger. This market value of St. Paul common stock will fluctuate prior to the completion of the merger and therefore may be different at the time the merger is completed than it was at the time the merger agreement was signed and at the time of the shareholder meetings. Stock price changes may result from a variety of factors that are beyond our control, including general market and economic conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. Accordingly, shareholders cannot be sure of the market value of the St. Paul Travelers common stock that will be issued in the merger or the market value of St. Paul Travelers common stock at any time after the merger.

St. Paul and Travelers may experience difficulties in integrating their businesses, which could cause the combined company to fail to realize many of the anticipated potential benefits of the merger.

      We have entered into the merger agreement because we believe that the merger will be beneficial to each of St. Paul, Travelers and their respective shareholders. Achieving the anticipated benefits of the merger will depend in part upon whether our two companies integrate our businesses in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined company. Any inability of our management to integrate successfully the operations of our two companies could have a material adverse effect on the business and results of operations of the combined company. We may not be able to achieve the anticipated cross-selling opportunities, the development and marketing of more comprehensive insurance product offerings, cost savings, revenue growth or the consistent use of our best practices. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may affect the value of the St. Paul Travelers common shares after the closing of the merger.

      The success of the combined company after the merger will depend in part upon the ability of St. Paul and Travelers to retain key employees of both companies. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with the combined company. Accordingly, no assurance can be given that St. Paul or Travelers will be able to retain key employees to the same extent that they have been able to do so in the past.

We must obtain many governmental and other consents to complete the merger, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or postpone the completion of the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the merger.

      We must obtain certain approvals and consents in a timely manner from federal, state and foreign agencies prior to the completion of the merger. If we do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the merger agreement, then we will not be obligated to complete the merger. The governmental agencies from which we will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, agencies may impose requirements, limitations or costs that could negatively affect the way the combined company conducts business. These requirements, limitations or costs could jeopardize or delay the completion of the merger. If we agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the merger, these requirements, limitations or additional costs could adversely affect the two companies’ ability to integrate their operations or reduce the anticipated benefits of the merger. This could result in a material adverse effect on the business and results of operations of the combined company.

Risks Relating to the Business of the Combined Company

Because the risks and uncertainties facing each of St. Paul and Travelers differ, the results of operations, financial condition and liquidity of the combined entity may be affected by risks and uncertainties different from those currently affecting each of St. Paul and Travelers on a standalone basis.

      Upon completion of the merger, the shareholders of St. Paul prior to the merger will own shares in a company that includes the operations of Travelers, and the former shareholders of Travelers will own shares in a company that includes the operations of St. Paul. For a discussion of the respective businesses of St. Paul and Travelers, we urge you to read the documents incorporated by reference in this proxy statement/ prospectus and referred to under “Where You Can Find More Information” beginning on page ●. Specifically, for a discussion of the risks, uncertainties and trends affecting each company, we urge you to read the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” in each company’s most recent Annual Report on Form 10-K, all related disclosures in each company’s 2003 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K since the period covered by that Annual Report, in each case as filed with the Securities and Exchange Commission.

The combined company may incur income statement charges if the claims and claim adjustment expense reserves are insufficient. Such income statement charges could be material, individually or in the aggregate, to the combined company’s operating results and financial condition in future periods and could result in rating agency actions and/or the need to raise capital.

      Both St. Paul and Travelers maintain claims and claim adjustment expense reserves to cover estimated ultimate unpaid liabilities with respect to reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability, but instead represent management’s estimates, which take into account various statistical and actuarial projection techniques as well as other influencing factors. These reserve estimates represent management’s expectations of what the ultimate settlement and administration of claims will cost based on an assessment of facts and circumstances then known, review of historical settlement patterns, estimates of trends in claims severity and frequency, changing legal theories of liability and other factors. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, there may be significant reporting lags between the occurrence of an insured event and the time it is actually reported to the insurer. Reserve estimates are continually refined in a regular ongoing process as historical loss experience develops and additional claims are reported and settled, and as a consequence, management’s estimates may change from time to time. Because establishment of claims and claim adjustment expense reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient or estimates of ultimate claim and claim adjustment expenses may increase.

      The combined company will be exposed to a high degree of uncertainty with respect to future exposure from asbestos and environmental claims because of:

•	new theories of insured and insurer liability;

•	risks inherent in major litigation, including more aggressive asbestos-related litigation against insurers;

•	diverging legal interpretations and judgments in different jurisdictions;

•	disputes regarding the extent of coverage under insurance policies and whether or not particular claims are subject to an aggregate limit;

•	the number of occurrences involved in particular claims;

•	significant issues surrounding the liabilities of the insurers, including with respect to so-called direct actions challenging insurers’ conduct in resolving asbestos claims; and

•	the impact of legislative actions, including federal and state legislation related to asbestos liability reform.

      The combined company will also be exposed to a level of uncertainty related to the medical malpractice book of business, which St. Paul put in runoff in late 2001. The uncertainty related to this book of business arises principally out of claim payments being greater than originally anticipated due primarily to escalation of large jury awards in recent years, as well as the effect of evaluating claim activity in a runoff environment.

      Management of the combined company will also make decisions regarding the integration of claims handling practices, actuarial practices and other operational procedures after the merger. These decisions may impact management’s estimate of reserves.

      Because of all of the above, estimates of ultimate claims and claim adjustment expenses may increase in the future. Income statement charges that would result from such increases, if any, cannot now be reasonably estimated. Such charges could be material, individually or in the aggregate, to the combined company’s future operating results and financial condition and could result in rating agency actions and/or the need to raise capital. Adjustments to reserves are reflected in the results of the periods in which the estimates are changed. You should also be aware that the exposures of Travelers may be materially different than the exposures of St. Paul, and correspondingly that the exposures of the combined company may be materially different from the separate exposures of either company.

      For more information about each of St. Paul’s and Travelers claims and claim adjustment expense reserves generally, and their respective exposure from asbestos and environmental claims and related litigation and medical malpractice exposures in particular, see the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” in each company’s most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission.

The combined company may incur income statement charges as a result of recent, well-publicized alleged incidents of inappropriate and illegal trading in the mutual fund industry.

      Both St. Paul and Travelers insure asset management companies and mutual funds and their officers and directors against specified liabilities arising out of actual or alleged improper acts and omissions. The recent, well-publicized incidents of inappropriate and illegal trading in the mutual fund industry could result in income statement charges relating to claims and anticipated claims under these policies issued by St. Paul and Travelers that could be material to St. Paul’s, Travelers or the combined company’s results of operations in future periods.

      In addition, St. Paul holds an approximately 79% interest in Nuveen Investments, an asset management company. In addition to the risks and uncertainties customarily attendant to an investment in this industry, the alleged incidents of inappropriate and illegal trading by others in the industry could result in increased regulation of all asset managers, including Nuveen Investments. Such regulation could have an adverse effect on Nuveen Investments’ profitability.

There can be no assurance that the merger will not result in a ratings downgrade of St. Paul, Travelers or the combined company, which may result in an adverse effect on the combined company’s business, financial condition and results of operations.

      Ratings with respect to claims paying ability and financial strength are important factors in establishing the competitive position of insurance companies and will also impact the cost and availability of capital to an insurance company. The combined operations of St. Paul and Travelers will compete with other insurance companies, financial intermediaries and financial institutions on the basis of a number of factors, including the ratings assigned by internationally-recognized rating organizations. Ratings will represent an important consideration in maintaining customer confidence in the combined company and in its ability to market insurance products. Rating organizations regularly analyze the financial performance and condition of insurers. Any ratings downgrades, or the potential for ratings downgrades, of the combined company could adversely affect its ability to market and distribute products and services, which could have an adverse effect on the combined company’s business, financial condition and results of operations.

      In connection with the announcement of the transaction, A.M. Best, Moody’s Investor Service (Moody’s), Standard & Poor’s Ratings Services (S&P) and Fitch Ratings (Fitch) announced the following rating actions with respect to St. Paul:

•	A.M. Best: Placed the financial strength and debt ratings of St. Paul under review with positive implications.

•	Moody’s: Confirmed the financial strength and debt ratings; raised the financial strength rating outlook from stable to positive; confirmed the stable outlook for debt ratings.

•	S&P: Placed the financial strength and debt ratings on CreditWatch with positive implications and indicated that the ratings could be affirmed or raised by one notch.

•	Fitch: Placed the debt ratings on Rating Watch positive and indicated that the long term debt rating could be upgraded by one or two notches.

      In connection with the announcement of the transaction, A.M. Best, Moody’s, S&P and Fitch announced the following rating actions with respect to Travelers:

•	A.M. Best: Placed the financial strength and debt ratings under review with negative implications and indicated that the ratings could either be lowered or remain the same.

•	Moody’s: Confirmed the financial strength rating and placed the long-term debt rating on review for possible downgrade; confirmed stable outlook for the financial strength rating and indicated that a more traditional three-notch relationship between senior debt and financial strength ratings could prevail.

•	S&P: Placed the financial strength and debt ratings on CreditWatch with negative implications and indicated that the ratings could be affirmed or lowered by one notch.

•	Fitch: Placed the financial strength and debt ratings on Rating Watch negative and indicated that the ratings could be affirmed or downgraded by one notch.

Ratings are not in any way a measure of protection afforded to investors and should not be relied upon in making an investment or voting decision.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

      This document contains certain forward-looking information about St. Paul, Travelers and the combined company after completion of the transactions that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the merger. Representatives of St. Paul and Travelers may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to risks and uncertainties, including the risks described in this document under “Risk Factors”, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

      Some other risks and uncertainties include, but are not limited to:

•	those discussed and identified in public filings with the Securities and Exchange Commission made by St. Paul and Travelers;

•	the inability to obtain price increases due to competition or otherwise;

•	weakening U.S. and global economic conditions;

•	losses in investment portfolios and losses due to foreign currency exchange rate fluctuations, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation;

•	insufficiency of, or changes in, loss reserves;

•	the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding our expectations;

•	exposure to, and adverse developments involving, asbestos claims and related litigation, environmental claims and related litigation, medical malpractice claims, surety claims and assumed reinsurance;

•	the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances;

•	adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and home repair costs;

•	developments relating to coverage and liability for mold claims;

•	the effects of corporate bankruptcies on surety bond claims;

•	adverse developments in the cost, availability and/or ability to collect reinsurance;

•	the ability of our subsidiaries to pay dividends to us;

•	adverse outcomes in legal proceedings;

•	judicial expansion of policy coverage and the impact of new theories of liability;

•	the impact of legislative actions, including federal and state legislation related to asbestos liability reform;

•	larger than expected assessments for guaranty funds and mandatory pooling arrangements;

•	a downgrade in claims-paying and financial strength ratings;

•	the loss of or significant restriction on the ability to use credit scoring in the pricing and underwriting of insurance policies;

•	amendments and changes to the risk-based capital requirements;

•	the ability to achieve the cost savings and synergies contemplated by the proposed merger;

•	the effect of regulatory conditions, if any, imposed by regulatory agencies on the proposed merger;

•	the reaction of St. Paul’s and Travelers customers, agents, brokers and policyholders to the transaction;

•	the ability to promptly and effectively integrate the businesses of St. Paul and Travelers; and

•	diversion of management time on merger-related issues.

      Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof or in the case of statements incorporated by reference, on the date of the document incorporated by reference. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to St. Paul or Travelers or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither St. Paul nor Travelers undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE ST. PAUL SPECIAL MEETING

      This section contains information from St. Paul for St. Paul shareholders about the special meeting of shareholders it has called to consider and approve the issuance of St. Paul common stock in the merger and related matters, including the amendment of St. Paul’s articles of incorporation and bylaws, and to consider and approve an additional amendment to St. Paul’s articles of incorporation as described below. Together with this document, St. Paul is also sending you a notice of the St. Paul special meeting and a form of proxy that is being solicited by St. Paul’s board of directors for use at the St. Paul special meeting. The information and instructions contained in this section are addressed to St. Paul shareholders and all references to “you” in this section should be understood to be addressed to St. Paul shareholders.

Time and Place

      The St. Paul meeting will take place on        ●       , 2004 at        ●       , Central Time, at The St. Paul Companies, Inc. Corporate Headquarters, 385 Washington Street, St. Paul, Minnesota 55102.

Purpose of Meeting; Matters to Be Considered

      The purpose of the St. Paul special meeting is to consider and vote on the following items:

•	a proposal to issue shares of St. Paul’s common stock in connection with the merger;

•	a proposal to amend St. Paul’s bylaws in connection with the merger, as described under “Bylaws Amendment”;

•	a proposal to amend St. Paul’s articles of incorporation in connection with the merger, as described under “Required Articles Amendment”; and

•	a proposal to further amend St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions, as more fully described under “Additional Articles Amendment”.

Record Date

      St. Paul has fixed the close of business on        ●       , 2004 as the record date for determining the St. Paul shareholders entitled to receive notice of and to vote at the St. Paul special meeting. As of that date, there were        ●        shares of St. Paul common stock and        ●        shares of St. Paul Series B convertible preferred stock outstanding. Only holders of record of St. Paul common stock, or of St. Paul Series B convertible preferred stock, on the record date are entitled to receive notice of and to vote at the St. Paul special meeting, and any adjournment or postponement thereof. The holders of St. Paul common stock and St. Paul Series B convertible preferred stock will together vote as one class on all matters at the special meeting (except that the holders of St. Paul common stock also will vote as a separate class in approving the articles amendment required to complete the merger). Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to eight votes.

Quorum Requirement

      Under Minnesota law and St. Paul’s bylaws, the presence in person or by proxy of a majority of the aggregate voting power of the shares of St. Paul common stock and St. Paul Series B convertible preferred stock entitled to vote constitutes the quorum necessary for shareholders to take action at the special meeting. Shares represented in person or by proxy at the special meeting will be counted for quorum purposes regardless of whether the shareholder or proxy fails to vote on a particular proposal, referred to as an abstention. Where a broker with discretionary authority fails to exercise such authority with respect to a particular proposal, referred to as broker non-vote, such proxy is not counted toward the quorum required at the shareholders meeting. For purposes of determining whether a proposal has been approved, an abstention or broker non-vote on the proposal will have the following effect:

•	share issuance — broker non-votes have no effect and abstentions have the effect of votes against;

•	bylaws amendment — broker non-votes have no effect and abstentions have the effect of votes against;

•	required articles amendment — both broker non-votes and abstentions have the effect of votes against; and

•	additional articles amendment — both broker non-votes and abstentions have the effect of votes against.

Votes Required

      The approval of the proposals to be considered and voted upon at the special meeting will require the following votes:

•	the proposal to issue shares of St. Paul common stock in connection with the merger will require the affirmative votes of the holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, representing a majority of the voting power of such shares represented in person or by proxy;

•	the proposal to amend St. Paul’s bylaws in connection with the merger, as described under “Bylaws Amendment”, will require the affirmative votes of the holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, representing a majority of the voting power of such shares represented in person or by proxy;

•	the proposal to amend St. Paul’s articles of incorporation in connection with the merger, as described under “Required Articles Amendment”, will require the affirmative votes of the holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, representing a majority of the votes eligible to be cast by such holders, together with a majority of the votes eligible to be cast by the holders of St. Paul common stock, voting as a single class; and

•	the proposal to further amend St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions, as described under “Additional Articles Amendment”, will require the affirmative votes of the holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting together as a single class, representing two-thirds of the votes eligible to be cast by such holders.

      Each of the first three proposals listed above relating to the merger are conditioned upon one another and the approval of each such proposal is a condition to completion of the merger. These proposals are sometimes referred to in this document as the “St. Paul merger proposals”. None of the issuance of St. Paul common stock in connection with the merger, the amendment of the St. Paul bylaws in connection with the merger or amendments of the St. Paul articles of incorporation in connection with the merger will take place unless all three of these proposals are approved by the St. Paul shareholders and the merger is completed.

      Approval of the additional amendment to the St. Paul articles of incorporation as described under “Additional Articles Amendment” is not required to approve any of the St. Paul merger proposals or to complete the merger. However, it is a condition to this additional amendment that the merger occurs.

Shares Beneficially Owned as of the Record Date.

      As of the St. Paul record date, directors and executive officers of St. Paul and their affiliates beneficially owned or had the right to vote  ●  shares of St. Paul common stock and  ●  shares of St. Paul Series B convertible preferred stock, or less than  ●% of the outstanding St. Paul common stock and less than  ●% of the outstanding St. Paul Series B convertible preferred stock entitled to be voted at the special meeting. Each share of St. Paul Series B convertible preferred stock is entitled to eight votes. On a voting power basis, the voting stock held by directors and executive officers of St. Paul and their affiliates had less than ●% of the voting power of the stock entitled to vote at the special meeting. At that date, directors and executive officers of Travelers and their affiliates, including Travelers, beneficially owned or had the right to vote ● shares of St. Paul common stock, or less than ●% of the outstanding St. Paul common stock, and no shares of St. Paul Series B convertible preferred stock entitled to be voted at the meeting. To St. Paul’s knowledge, the directors and executive officers of St. Paul and their affiliates intend to vote their St. Paul common stock and their St. Paul Series B convertible preferred stock in favor of the St. Paul merger proposals and the additional amendment to the St. Paul articles of incorporation.

Proxies

      Voting at the St. Paul Special Meeting. Record holders may vote in person at the St. Paul special meeting or by proxy. St. Paul recommends that record holders vote by proxy even if they plan to attend the St. Paul special meeting. Record holders can always revoke their proxy and change their votes at the St. Paul special meeting.

      Voting instructions are included on your proxy card. If you properly give your proxy and submit it to St. Paul in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against any or all of the proposals submitted at the St. Paul special meeting or abstain from voting.

      How to Vote by Proxy. If your shares are registered in your name, there are three ways to vote your proxy: by telephone; by Internet; or by mail. Your telephone vote or Internet vote authorizes Jay S. Fishman, John A. MacColl and Bruce A. Backberg, and each of them, as proxies, each with the power to appoint his substitute, to represent and vote your shares in the same manner as if you marked, signed and returned your proxy form by mail.

•	Vote by Telephone — Toll-Free — ●

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until ● (Central Time) on ● , 2004.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located on your admission ticket, and the last 4 digits of the U.S. Social Security Number or Tax Identification Number associated with this account. If you do not have a U.S. SSN or TIN, please enter 4 zeros.

•	Follow the simple instructions provided.

•	Vote by Internet — http://www.eproxy.com/spc/

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until ● (Central Time) on ● , 2004.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located on your admission ticket, and the last 4 digits of the U.S. Social Security Number or Tax Identification Number associated with this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN, please leave blank.

•	Vote by Mail

•	Mark, sign and date your proxy card and return it in the postage-paid envelope provided; or

•	Return it to The St. Paul Companies, Inc., c/o Shareowner Services, Wells Fargo Minnesota, N.A., P.O. Box 64873, St. Paul, Minnesota 55164-0873.

      If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with voting instructions, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the telephone or Internet.

      If you vote by telephone or Internet, please do not mail your proxy form.

      If you sign and submit a proxy but do not mark a box with respect to one or more of the St. Paul proposals, your proxies will follow the St. Paul board of directors’ recommendations and vote these shares:

•	“FOR” approval of the proposal to issue shares of St. Paul’s common stock in connection with the merger;

•	“FOR” approval of the proposal to amend St. Paul’s bylaws in connection with the merger, as described under “Bylaws Amendment”;

•	“FOR” approval of the proposal to amend St. Paul’s articles of incorporation in connection with the merger, as described under “Required Articles Amendment”; and

•	“FOR” approval of the proposal to further amend St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions, as more fully described under “Additional Articles Amendment”.

      Revoking Your Proxy. You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date, including a proxy given by telephone or Internet, or

•	notifying St. Paul’s Corporate Secretary (or another corporate officer of St. Paul) in writing before the St. Paul special meeting that you have revoked your proxy.

      If you have instructed your broker to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

      People with Disabilities. St. Paul can provide reasonable assistance to help you participate in the St. Paul special meeting if you tell St. Paul about your disability and your plan to attend. Please call or write the St. Paul Corporate Secretary at least two weeks before the St. Paul special meeting at the number or address under “Information About the Companies — St. Paul”.

      Confidential Voting. Independent inspectors will tabulate the votes. Each St. Paul shareholder’s individual vote is kept confidential from St. Paul unless special circumstances exist. For example, a copy of your proxy card will be sent to St. Paul if you write comments on the card.

      Proxy Solicitation. St. Paul and Travelers will equally share the expenses incurred in connection with the printing and mailing of this document. St. Paul has retained Morrow & Co., Inc., for a fee of $       ●       , plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies and otherwise in connection with the St. Paul special meeting. St. Paul and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of St. Paul common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by the directors, officers and employees of St. Paul. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

      The extent to which these proxy soliciting efforts will be necessary depends largely upon how promptly proxies are submitted. Please send in your proxy by mail, telephone or Internet without delay.

Voting Shares in Employee Plans

      Shares of St. Paul common stock and/or St. Paul Series B convertible preferred stock may be held for the account of current and former St. Paul employees under the following St. Paul employee plans: Savings Plus Plan and Stock Ownership Plan (which consists of the Employee Stock Ownership Plan Fund and the Preferred Stock Fund). Each current or former St. Paul employee who has shares of St. Paul stock allocated to his or her plan account under these plans has a right to direct the trustee of the applicable plan to vote the shares of St. Paul common stock and/or St. Paul Series B convertible preferred stock allocated to the employee’s plan account. Plan participants may direct the trustee on how to vote by properly completing and signing a proxy card that may be provided separately for that purpose. Shares of St. Paul stock held by employees and former employees under the plans for which no voting instructions are received by the applicable trustee shall:

•	in the case of St. Paul common stock held under the Savings Plus Plan, not be voted by the trustee;

•	in the case of St. Paul Series B convertible preferred stock held under the Preferred Stock Fund or not credited to any employee’s account under the Stock Ownership Plan, be voted by the trustee in its sole discretion; and

•	in the case of St. Paul common stock held under the Employee Stock Ownership Plan Fund, not be voted by the trustee.

Attending the Meeting

      You will need an admission ticket or proof of ownership of St. Paul common stock and a photo I.D. to enter the St. Paul special meeting. If you are a shareholder of record, you will find an admission ticket attached to the enclosed proxy form. If your shares are held in the name of a broker, bank or other holder of record, your admission ticket is the left side of your proxy form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting and you will only be admitted if we can verify that you are a St. Paul shareholder. Your recent brokerage statement or letter from your bank or broker is an example of proof of ownership.

No Other Business; Adjournments

      Under Minnesota law and St. Paul’s bylaws, the business to be conducted at the St. Paul special meeting will be limited to the purposes stated in the notice to St. Paul shareholders provided with this joint proxy statement/ prospectus.

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment of up to 120 days in the aggregate may be made from time to time by the chairman or otherwise with the approval of the holders of shares representing the greater of (a) a majority of the votes present in person or by proxy at the time of the vote, whether or not a quorum exists, or (b) a majority of the minimum number of votes that would constitute a quorum, without further notice other than by an announcement made at the original meeting of the date, time and place of the adjourned meeting.

THE TRAVELERS SPECIAL MEETING

      This section contains information from Travelers for Travelers shareholders about the special meeting of shareholders it has called to consider and approve the merger and the merger agreement. Together with this document, Travelers is also sending you a notice of the Travelers special meeting and a form of proxy that is solicited by the Travelers board of directors for use at the Travelers special meeting. The information and instructions contained in this section are addressed to Travelers shareholders and all references to “you” in this section should be understood to be addressed to Travelers shareholders.

General

      This joint proxy statement/ prospectus is being furnished to holders of Travelers Class A common stock and Travelers Class B common stock in connection with a special meeting of Travelers shareholders and any adjournments or postponements of the meeting. At the Travelers special meeting, the shareholders of Travelers will consider and vote upon the approval of the merger and the merger agreement.

When and Where the Travelers Special Meeting Will Be Held

      The Travelers special meeting will be held on           ●          , 2004, at           ●          , Eastern Time, at           ●          Hartford, Connecticut, subject to any adjournments or postponements.

Matters to Be Considered

      At the Travelers meeting, Travelers shareholders will consider and vote on a proposal to approve the merger and the merger agreement.

Record Date

      Travelers shareholders who held their shares of record as of the close of business on           ●          , 200● are entitled to notice of and to vote at the Travelers special meeting. On the record date, there were        ●       shares of Travelers Class A common stock outstanding and entitled to vote at the special meeting and        ●       shares of Travelers Class B common stock outstanding and entitled to vote at the special meeting.

      As of the Travelers record date, the directors and executive officers of Travelers and their affiliates beneficially owned or had the right to vote        ●        shares of Travelers Class A common stock and        ●        shares of Travelers Class B common stock, or less than        ●       % of the outstanding Travelers Class A common stock and less than        ●        % of the outstanding Travelers Class B common stock entitled to be voted at the special meeting. At that date, the directors and executive officers of St. Paul and their affiliates, including St. Paul, beneficially owned or had the right to vote        ●        shares of Travelers Class A common stock and        ●        shares of Travelers Class B common stock, or less than        ●        % of the outstanding Travelers Class A common stock and less than        ●       % of the outstanding Travelers Class B common stock entitled to be voted at the special meeting. To Travelers knowledge, the directors and executive officers of Travelers and their affiliates intend to vote their Travelers common stock in favor of the approval of the merger and the merger agreement.

Votes Required

      Approval of the merger and the merger agreement requires the affirmative vote of each of (i) the holders of the Travelers common stock (Class A common stock and Class B common stock voting together) representing a majority of all of the votes entitled to be cast by such holders, (ii) the holders of the Travelers Class A common stock representing a majority of all of the votes entitled to be cast by such holders and (iii) the holders of the Travelers Class B common stock representing a majority of all of the votes entitled to be cast by such holders. Each share of Travelers Class A common stock is entitled to cast one vote and each share of Travelers Class B common stock is entitled to cast seven votes.

      A majority of the votes that can be cast by Travelers Class A common stock outstanding as of the record date and a majority of the votes that can be cast by Travelers Class B common stock outstanding as of the record date, must be represented at the meeting in order for there to be a quorum at the Travelers special meeting and to permit a vote to be taken on the proposal to approve the merger agreement. If a quorum is not present at the Travelers special meeting, Travelers intends to adjourn or postpone the meeting to solicit additional proxies.

Voting at the Special Meeting

      Whether or not you plan to attend the special meeting, please vote your shares. If your shares are registered in your name, to vote by proxy, you can vote by mail, telephone or Internet.

•	Vote by Telephone — Toll-Free — 1-800- ●

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until ● (Eastern Time) on ● , 2004.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located on your admission ticket, and the last 4 digits of the U.S. Social Security Number or Tax Identification Number associated with this account. If you do not have a U.S. SSN or TIN, please enter 4 zeros.

•	Follow the simple instructions provided.

•	Vote by Internet — http://www. ●

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until ● (Eastern Time) on , 2004.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located on your admission ticket, and the last 4 digits of the U.S. Social Security Number or Tax Identification Number associated with this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN, please leave blank.

•	Vote by Mail

•	Mark, sign and date your proxy card and return it in the postage-paid envelope provided; or

•	Return it to Travelers Property Casualty Corp., c/o ● .

      If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with voting instructions, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the telephone or Internet.

      If you vote by telephone or Internet, please do not mail your proxy form.

      Each proxy that is properly completed will be voted at the Travelers special meeting. If you sign and return a proxy but do not specify your vote, your shares will be voted FOR the approval of the merger and the merger agreement.

Voting Shares in Employee Plans

      Shares of Travelers Class A common stock and/or Travelers Class B common stock may be issued to or held for the account of current and former Travelers employees under Travelers employee plans under which voting rights attach to such shares, including without limitation, the Travelers 401(k) Savings Plan and the Travelers Property Casualty Corp. 2002 Stock Incentive Plan, any such plan referred to as a voting plan. If so, then employees may direct the respective fiduciary or administrator of each voting plan to vote shares of Travelers Class A common stock and/or Travelers Class B common stock in the employee’s name and/or account under such voting plan by properly completing and executing a proxy card, by voting by phone or the Internet. Shares held in voting plans for which no voting directions are received shall be voted in the same proportion as shares for which voting directions have been received by the respective fiduciary or administrator of each voting plan. Travelers employees who participate in Travelers employee plans may receive their proxy cards separately.

Attending the Special Meeting

      You will need an admission ticket or proof of ownership of Travelers common stock to enter the meeting. If you are a shareholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

Changing Your Vote

      If your shares are registered in your name, you may revoke your proxy at any time before the meeting. You may revoke your proxy by sending in a new signed proxy card with a later date, by casting a new vote by telephone or Internet or by sending a written notice of revocation to the Travelers Secretary. If you attend the special meeting and want to vote in person, you can make a written request to any corporate officer that your previously submitted proxy be revoked. Otherwise, your attendance itself will not constitute a revocation of your previously submitted proxy. If you have instructed a bank, broker or other holder of record to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

How Proxies are Counted

      All shares of Travelers common stock represented by properly executed proxies received before or at the Travelers special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on the proxy, the proxy will be voted “FOR” the approval of the merger and the merger agreement.

      Travelers will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether there is a quorum, but an abstention will have the effect of a vote against the approval of the merger.

      Broker non-votes (i.e., shares held by brokers which are represented at the meeting but with respect to which the broker is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Travelers special meeting. However, brokers cannot vote the shares that they hold beneficially either for or against the merger and the merger agreement without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the merger and the merger agreement.

Solicitation of Proxies

      Travelers will pay the cost of the Travelers special meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Travelers may solicit proxies by personal interview, telephone and similar means. No director, officer or employee of Travelers will be specifically compensated for these activities. Travelers also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay the brokers, banks and other nominees certain expenses they incur for such activities. Travelers has retained        ●       , a proxy soliciting firm, to assist in the solicitation of proxies.        ●       ’s solicitation fee is $       ●       , plus reimbursement of certain out-of-pocket expenses.

      TRAVELERS SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THE PROXY CARDS. SOON AFTER THE MERGER IS COMPLETED, YOU WILL RECEIVE WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR TRAVELERS STOCK CERTIFICATES FOR SHARES OF ST. PAUL TRAVELERS COMMON STOCK.

INFORMATION ABOUT THE COMPANIES

St. Paul

The St. Paul Companies, Inc.

385 Washington Street
St. Paul, Minnesota 55102
Telephone: (651) 310-7911
http://www.stpaul.com

      St. Paul and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. St. Paul is a management company principally engaged, through its subsidiaries, in providing commercial property-liability insurance worldwide. St. Paul is the sixth largest writer of commercial lines insurance in the United States based on 2002 direct written premiums as compiled and published by A.M. Best. St. Paul also has a presence in the asset management industry through its 79% majority ownership of Nuveen Investments. As a management company, St. Paul oversees the operations of its subsidiaries and provides them with capital and management and administrative services. At September 30, 2003, St. Paul’s total assets were $40.4 billion and its shareholders’ equity was $6.3 billion. St. Paul conducts its ongoing operations through wholly owned and majority-owned subsidiaries in three business segments: Specialty Commercial and Commercial Lines, each of which is a property-liability insurance segment, and Asset Management. In addition, St. Paul reports, in the Other (Runoff Business) segment, the results of the lines of business placed in runoff in late 2001 and 2002.

Specialty Commercial

      The Specialty Commercial segment includes the following specialty business centers: surety, construction, technology, financial and professional services, marine, personal catastrophe risk, public sector services, Discover Re, excess and surplus lines, specialty programs, oil and gas, and its International & Lloyd’s operations. These business centers are considered specialty operations because each provides products and services requiring specialty expertise and focuses on the respective customer group served. St. Paul’s surety business center underwrites surety bonds, which are agreements under which one party (the surety) guarantees to another party (the owner or obligee) that a third party (the contractor or principal) will perform in accordance with contractual obligations. The construction business center offers a variety of products and services, including traditional insurance and risk management solutions, to a broad range of contractors and parties responsible for construction projects. St. Paul’s ongoing international operations consist of its specialty underwriting operations in the United Kingdom, Canada (other than surety) and the Republic of Ireland, and the international exposures of most U.S. underwriting business. At Lloyd’s, St. Paul’s ongoing operations are comprised of the following types of insurance coverage that St. Paul underwrites mostly through a single wholly owned syndicate: aviation, marine, global property and personal lines. For the year ended December 31, 2002 and the nine months ended September 30, 2003, Specialty Commercial generated net written premiums of approximately $4.1 billion and $3.8 billion, respectively.

Commercial Lines

      The Commercial Lines segment includes St. Paul’s small commercial, middle market commercial and property solutions business centers, as well as the results of St. Paul’s limited involvement in involuntary insurance pools. The small commercial business center services commercial firms that typically have between one and fifty employees through its proprietary St. Paul MainstreetSM and St. Paul AdvantageSM products, with a particular focus on offices, wholesalers, retailers, artisan contractors and other service risks. The middle market commercial business center offers comprehensive insurance coverages for a wide variety of manufacturing, wholesale, service and retail exposures. This business center also offers loss-sensitive casualty programs, including significant deductible and self-insured retention options, for the higher end of the middle market sector. The property solutions business center combines St. Paul’s large accounts property business with the commercial portion of St. Paul’s catastrophe risk business and allows St. Paul to take a unified approach to large property risks. For the year ended December 31, 2002 and the nine months ended September 30, 2003, Commercial Lines generated net written premiums of approximately $1.8 billion and $1.6 billion, respectively.

Other (Runoff Business)

      The Other segment includes the results of the lines of business St. Paul placed in runoff in late 2001 and early 2002, including its former health care and reinsurance segments, and the results of the following international operations: St. Paul’s runoff operations at Lloyd’s, including St. Paul’s participation in the insuring of the Lloyd’s Central Fund; Unionamerica, the London-based underwriting unit acquired as part of St. Paul’s purchase of MMI Cos. Inc. in 2000; and international operations St. Paul decided to exit at the end of 2001. This segment also includes the results of St. Paul’s participation in voluntary insurance pools, as well as loss development on business underwritten prior to 1980 (prior to 1988 for business acquired in St. Paul’s merger with USF&G Corporation in 1998). That prior year business includes the majority of St. Paul’s environmental and asbestos liability exposures. St. Paul’s health care operation historically provided a wide range of medical liability insurance products and services throughout the entire health care delivery system. St. Paul’s reinsurance operations historically underwrote treaty and facultative reinsurance for a wide variety of property and liability exposures. In November 2002, St. Paul transferred its ongoing reinsurance operations to Platinum Underwriters Holdings, Ltd. For the year ended December 31, 2002 and the nine months ended September 30, 2003, “Other” had net written premiums of approximately $1.2 billion and $0.3 billion, respectively.

Asset Management

      St. Paul holds approximately a 79% interest in Nuveen Investments (formerly The John Nuveen Company), which constitutes St. Paul’s asset management segment. Nuveen Investments’ core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and institutional market segments. Nuveen Investments distributes its investment products and services, including individually managed accounts, closed-end exchange-traded funds and mutual funds, to the affluent and high-networth market segments through unaffiliated intermediary firms including broker/ dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. Nuveen Investments also provides managed account services to several institutional market segments and channels. The company markets its capabilities under four distinct brands: NWQ, a leader in value-style equities; Nuveen Investments, a leader in tax-free investments; Rittenhouse, a leader in growth-style equities; and Symphony, a leading institutional manager of market-neutral alternative investment portfolios. Nuveen Investments is listed on the New York Stock Exchange, trading under the symbol “JNC”. For the year ended December 31, 2002 and the nine months ended September 30, 2003, Nuveen Investments generated revenue of approximately $397 million and $329 million, respectively.

Adams Acquisition Corp.

      Adams Acquisition Corp. is a Connecticut corporation and a direct wholly owned subsidiary of St. Paul. Adams Acquisition Corp. was formed exclusively for the purpose of completing the merger.

Travelers

Travelers Property Casualty Corp.

One Tower Square
Hartford, Connecticut 06183
(860) 277-0111
http://www.travelers.com

      Travelers is a leading property and casualty insurance company in the United States. Travelers and its predecessor companies have been in the insurance business for more than 130 years. Travelers provides a wide range of commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals. Travelers conducts its operations through its wholly owned or majority-owned subsidiaries in two business segments: Commercial Lines, which provides a variety of commercial coverages to a broad spectrum of business clients, and Personal Lines, which primarily offers automobile and homeowners insurance to individuals. Commercial coverages and personal coverages accounted for 61% and 39%, respectively, of Travelers combined net written premiums for the nine months ended September 30, 2003. At September 30, 2003, Travelers had total assets and shareholders’ equity of $63.535 billion and $11.472 billion, respectively.

Commercial Lines

      Travelers is the third largest writer of commercial lines insurance in the United States based on 2002 direct written premiums as compiled and published by A.M. Best. Travelers Commercial Lines segment offers a broad array of property and casualty insurance and insurance-related services to its clients. Commercial Lines is organized into the following five marketing and underwriting groups, each of which focuses on a particular client base or product grouping to provide products and services that specifically address clients’ needs:

•	National accounts provides large corporations with casualty products and services and includes Travelers residual market business which primarily offers workers’ compensation products and services to the involuntary market;

•	Commercial accounts provides property and casualty products to mid-sized businesses, property products to large businesses, and boiler and machinery products to businesses of all sizes, and includes dedicated groups focused on the construction industry, trucking industry, agribusiness, and ocean and inland marine;

•	Select accounts provides small businesses with property and casualty products, including packaged property and liability policies;

•	Bond provides a wide range of customers with specialty products built around Travelers surety bond business along with an expanding executive liability practice; and

•	Gulf Insurance Group, a majority-owned subsidiary, serves all sizes of customers through specialty programs, with particular emphasis on executive and professional liability products.

      The commercial coverages which Travelers markets include workers’ compensation, general liability, including product liability, multiple peril, commercial automobile, property, including fire and allied lines, and a variety of other coverages. Travelers also underwrites specialty coverages, including general liability for selected product liability risks, umbrella and excess liability coverage, directors’ and officers’ liability insurance, errors and omissions insurance, fidelity and surety bonds, fiduciary liability insurance and other professional liability insurance. In addition, Travelers offers various risk management services, generally including claims management, loss control and engineering services, to businesses that choose to self-insure some exposures, to states and insurance carriers that participate in state involuntary workers’ compensation pools and to employers seeking to manage workers’ compensation medical and disability costs.

      Travelers distributes its commercial products through approximately 5,800 independent agencies and brokers located throughout the United States, supported by a network of approximately 80 field offices and two customer service centers. For the year ended December 31, 2002 and the nine months ended September 30, 2003, Commercial Lines generated net written premiums of approximately $7.4 billion and $6.0 billion, respectively.

Personal Lines

      Travelers is the second largest writer of personal lines insurance through independent agents and the eighth largest writer of personal lines insurance overall in the United States, based on 2002 direct written premiums as compiled and published by A.M. Best. Travelers writes most types of property and casualty insurance covering personal risks. Personal Lines had approximately 5.7 million policies in force at September 30, 2003. The primary coverages in Personal Lines are personal automobile and homeowners insurance sold to individuals.

      Personal Lines products are distributed primarily through approximately 7,500 independent agencies located throughout the United States, supported by personnel in 12 marketing regions and six customer service centers. Travelers also markets through additional distribution channels, including sponsoring organizations such as employers’ and consumer associations, and joint marketing arrangements with other insurers. For the year ended December 31, 2002 and the nine months ended September 30, 2003, Personal Lines generated net written premiums of approximately $4.6 billion and $3.8 billion, respectively.

      For more information on St. Paul and Travelers, see “Where You Can Find More Information” on page  ● .

REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER

      Under the merger agreement, each of St. Paul and Travelers has agreed to use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests and other documents, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any governmental entity in order to complete the merger and the other transactions contemplated by the merger agreement, to take all actions reasonably necessary to satisfy the closing conditions contained in the merger agreement and to complete the merger.

      Notwithstanding the foregoing, neither St. Paul nor Travelers nor any of their respective subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation, in any such case, that would reasonably be expected to have a material adverse effect on St. Paul or Travelers, in each case after giving effect to the merger, or to materially impair the benefits to St. Paul or Travelers expected, as of November 16, 2003, to be realized from consummation of the merger, and neither St. Paul nor Travelers shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the merger.

      A condition to the parties’ respective obligations to consummate the merger is that any waiting period applicable to the merger under the HSR Act will have expired or earlier termination thereof will have been granted and the required governmental regulatory consents and approvals will have been obtained on terms that satisfy the standard described in the immediately preceding paragraph. See “The Merger Agreement — Principal Conditions to Completion of the Merger” on page  ● .

      A further condition to the parties’ respective obligations is that all necessary consents, including consents from insurance commissioners in a number of states, in accordance with the insurance laws and regulations of those states, shall have been obtained.

      U.S. Antitrust Filing. Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. Each of St. Paul and Travelers filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Justice Department and the Federal Trade Commission on November 26, 2003. Under the HSR Act, the merger may not be consummated until 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Antitrust Division of the Department of Justice or the Federal Trade Commission issues a request for additional information, 30 days after St. Paul and Travelers have complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). At any time before the effective time of the merger, the Federal Trade Commission, the Justice Department or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to require the divestiture of certain assets of St. Paul or Travelers. St. Paul and Travelers have no reason to believe that a challenge to the merger on antitrust grounds is likely to be made or, if such a challenge is made, that it is likely to be successful.

      Insurance Regulations. The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that, prior to the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, domiciled in that jurisdiction, the acquiring company must obtain the approval of the insurance commissioner of that jurisdiction. In connection with this state approval process, the necessary applications have been or will be made with the insurance commissioners of Arizona, California, Connecticut, Delaware, Florida, Illinois, Indiana, Iowa, Massachusetts, Minnesota, New Jersey and Texas, the domiciliary states of Travelers U.S. insurance company subsidiaries.

      In addition, the insurance laws and regulations of certain U.S. states require that, prior to an acquisition of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice filing disclosing certain market share data in the applicable jurisdiction must be made and an applicable waiting period must expire or be terminated. These filings have been made in Alaska, Arkansas, Georgia, Hawaii, Idaho, Kentucky, Maryland, Missouri, Nevada, New Hampshire, North Dakota, Pennsylvania, South Carolina, South Dakota, Tennessee, Virginia, Washington and the District of Columbia. Additionally, similar filings have been made in Indiana and Minnesota. Furthermore, applications or notifications have been or will be filed with various foreign regulatory authorities in connection with the changes in control that may be deemed to occur as a result of the merger.

      Although St. Paul and Travelers do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that St. Paul and Travelers will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on St. Paul or Travelers.

      Other than the filings described above, neither St. Paul nor Travelers is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any additional approval or action is needed, however, St. Paul or Travelers may not be able to obtain it, as is the case with respect to the other necessary approvals. Even if St. Paul or Travelers could obtain all necessary approvals, and the merger agreement is approved by the St. Paul and Travelers shareholders, conditions may be placed on any such approval that could cause either St. Paul or Travelers to abandon the merger.

THE MERGER

      The following discussion contains material information pertaining to the merger. This discussion is subject and qualified in its entirety by reference to the merger agreement and related documents attached as Appendices to this document. We urge you to read and review those entire documents as well as the discussion in this document.

General

      This section provides material information about the “merger of equals” transaction involving St. Paul and Travelers and the circumstances surrounding the transaction. You can find a more detailed description of the terms of the merger agreement, including information about the conditions to completion of the transaction and the provisions for terminating the merger agreement, below under “The Merger Agreement”.

      We are furnishing this document to St. Paul shareholders and Travelers shareholders in connection with the solicitation of proxies by the board of directors of each of St. Paul and Travelers for use at their respective special meetings of shareholders and any adjournment or postponement of the meetings.

      St. Paul Proposals. At the St. Paul special meeting, holders of St. Paul common stock and St. Paul Series B convertible preferred stock will be asked to vote upon the following items:

•	a proposal to issue shares of St. Paul’s common stock in connection with the merger;

•	a proposal to amend St. Paul’s bylaws in connection with the merger, as described under “Bylaws Amendment”;

•	a proposal to amend St. Paul’s articles of incorporation in connection with the merger, as described under “Required Articles Amendment”; and

•	a proposal to further amend St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions, as more fully described under “Additional Articles Amendment”.

      Each of the first three proposals listed above relating to the merger are conditioned upon one another and the approval of each such proposal is a condition to completion of the merger. These proposals are sometimes referred to in this document as the “St. Paul merger proposals”. None of the issuance of St. Paul common stock in connection with the merger, the amendment of the St. Paul bylaws in connection with the merger or the amendment of the St. Paul articles of incorporation in connection with the merger will take place unless all three of these proposals are approved by the St. Paul shareholders and the merger is completed.

      Approval of the additional amendment to the St. Paul articles of incorporation as described under “Additional Articles Amendment” is not required to approve any of the St. Paul merger proposals or to complete the merger. However, it is a condition to this additional amendment that the merger occurs.

      Travelers Proposals. At the Travelers special meeting, holders of Travelers Class A common stock, voting as a separate class, holders of Travelers Class B common stock, voting as a separate class, and holders of Travelers Class A common stock and Travelers Class B common stock, voting together as a single class, will be asked to vote upon a proposal to approve the merger and the merger agreement.

      Approval of the merger and the merger agreement by the holders of the Travelers Class A common stock and Travelers Class B common stock, each voting as a separate class and voting together as a single class, is a condition to completion of the merger.

Structure of the Merger

      The merger agreement provides for the merger of Adams Acquisition Corp., a Connecticut corporation and a wholly owned, direct subsidiary of St. Paul, with and into Travelers. Upon completion of the merger, the separate corporate existence of Adams Acquisition Corp. will cease and Travelers will continue as the surviving corporation and a wholly owned, direct subsidiary of St. Paul. Following the merger, St. Paul will be renamed “The St. Paul Travelers Companies, Inc.”

      Upon completion of the merger, holders of Travelers Class A common stock and Travelers Class B common stock will be entitled to receive 0.4334 of a share of St. Paul Travelers common stock for each share of Travelers Class A common stock and Travelers Class B common stock. Travelers shareholders will receive cash in lieu of any fractional shares of St. Paul Travelers common stock that would have otherwise been issued at the completion of the merger. The 0.4334 of a share of St. Paul Travelers common stock that will be issued for each share of Travelers Class A common stock or Travelers Class B common stock is sometimes referred to in this document as the exchange ratio. If, between the date of the merger agreement and the effective time of the merger, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, the capital stock of St. Paul or Travelers, the exchange ratio will be adjusted accordingly to provide to the holders of Travelers common stock the same economic effect as contemplated by the merger agreement prior to such event.

      As a result of the merger, the St. Paul shareholders immediately prior to the merger will own approximately 34% of the outstanding shares of St. Paul Travelers common stock immediately after the merger, and the Travelers shareholders immediately prior to the merger will own approximately 66%. These figures are calculated assuming the number of shares of St. Paul common stock outstanding as of December ● , 2003 and the number of shares of Travelers common stock outstanding as of December  ● , 2003.

      Prior to the effective time of the merger, St. Paul will declare a special dividend to its shareholders so that, assuming that after the closing of the merger St. Paul Travelers makes regular quarterly cash dividends of $0.22 per share, shareholders of St. Paul prior to the merger will receive dividends with record dates in 2004 in an amount equal to St. Paul’s current indicated rate of $1.16 per share.

Background of the Merger

      On June 3, 2003, Robert I. Lipp, chairman and chief executive officer of Travelers, and Mr. Jay S. Fishman, chairman, president and chief executive officer of St. Paul, encountered each other at a social event in New York City. They agreed to meet the next day to discuss the possibility of exploring the merits and feasibility of a business combination between St. Paul and Travelers. On June 6, 2003, St. Paul and Travelers executed a confidentiality agreement, and over the next several months Mr. Lipp and Mr. Fishman had a number of conversations in which they discussed in general terms the possibility of a business combination between the two companies and related governance matters.

      In early July 2003, Mr. Fishman discussed the possibility of a combination of St. Paul and Travelers with the executive committee of the St. Paul board of directors, and the executive committee suggested that Mr. Fishman continue discussions with Mr. Lipp. Thereafter, Mr. Fishman continued to update members of the St. Paul board on the status of the discussions from time to time up until the signing of the merger agreement.

      Also in July 2003, Mr. Lipp advised the non-management members of the Travelers board of directors at a regularly scheduled meeting that preliminary conversations were taking place regarding the possibility of a business combination between St. Paul and Travelers. The non-management members of the board of directors suggested that Mr. Lipp continue the conversations with Mr. Fishman. Mr. Lipp periodically updated the non-management members of the Travelers board of directors from time to time informally and at regularly scheduled meetings.

      Near the end of August 2003, Mr. Fishman and Mr. Lipp met and again discussed the possibility and long term benefits to shareholders of a business combination between St. Paul and Travelers. Over the next month, senior executives of and/or counsel to St. Paul and Travelers met or had conversations several times in order to, among other things, discuss the possibility of a transaction and conduct limited legal due diligence. On September 19, 2003, the parties executed a further confidentiality agreement.

      On October 16, 2003, Mr. Fishman, Mr. Lipp and their respective counsel met in New York City to discuss the possibility of a strategic business combination between Travelers and St. Paul. On October 20 and 21, 2003, senior executives of St. Paul and Travelers met in New York City to proceed with preliminary due diligence and discuss a process and timing for detailed due diligence.

      On October 23, 2003, the Travelers board of directors met in Hartford, Connecticut at a regularly scheduled meeting and was informed of the ongoing discussions between members of senior management of Travelers and members of senior management of St. Paul. Members of the Travelers board of directors asked questions of Mr. Lipp and discussed the possibility, risks and possible strategic and financial benefits of a transaction. The board of directors suggested that management pursue further discussions with St. Paul.

      A number of meetings and conversations between individual members of the senior management of St. Paul and Travelers and further preliminary due diligence occurred during the week of October 26, 2003. On October 29, 2003, the executive committee of the St. Paul board of directors had a teleconference during which Mr. Fishman described the status of the ongoing discussions and due diligence investigations. A discussion followed in which, among other things, the members of the executive committee discussed the possibility, risks and possible strategic and financial benefits of a transaction, and they suggested that management pursue further discussions with Travelers.

      On November 1 and 2, 2003, senior executives of St. Paul and Travelers and their counsel met in New York City to conduct more detailed due diligence investigations, and to further discuss the complementary strengths of the companies and the risks and possible strategic and financial benefits of a transaction. At these meetings, it was decided that additional due diligence investigations of each company by the members of senior management of the other company would proceed. These meetings focused on financial, business and legal due diligence and on determining a structure for a potential business combination. At this time, counsel to St. Paul delivered to counsel to Travelers a draft merger agreement relating to the proposed transaction. Negotiations regarding the terms of the merger agreement continued until the signing of the merger agreement on November 16, 2003. Due diligence investigations and meetings of senior executives of the two companies also continued until the signing of the merger agreement.

      On November 4, 2003, a regularly scheduled meeting of the St. Paul board of directors was held in St. Paul, Minnesota. Among other items discussed by the St. Paul board of directors were the possibility, risks and possible strategic and financial benefits of a merger between St. Paul and Travelers. Both management and legal counsel made presentations to the board of directors and responded to questions from the board of directors. The presentation by Davis Polk & Wardwell, counsel to St. Paul, included a discussion of the fiduciary duties of the directors. After discussion, the St. Paul board of directors suggested that management engage in further discussions with Travelers.

      On November 10, 2003, St. Paul contacted Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as its financial advisors with respect to the proposed merger with Travelers. On the same day, Travelers similarly contacted Citigroup Global Markets Inc. and Lehman Brothers Inc. On November 11, 2003, Travelers engaged Citigroup and Lehman Brothers to act as Travelers financial advisers in connection with the proposed merger. St. Paul entered into engagement letters with each of Goldman Sachs and Merrill Lynch on November 13, 2003.

      Also on November 11, 2003, the Travelers board of directors held a telephonic meeting to receive an update from management on the ongoing discussions. Travelers senior management made a presentation to the board on the status of the potential transaction and the results of the due diligence that had been conducted to date, and Travelers senior management and Simpson Thacher & Bartlett LLP, counsel to Travelers, responded to questions. The Travelers board of directors suggested that management proceed with the discussions and with negotiations on the merger agreement.

      On that same day, the St. Paul board held a teleconference during which senior management and outside counsel updated the board on, among other things, the status of the ongoing due diligence review of Travelers and the progress of the merger discussions. The St. Paul board of directors suggested that management continue these discussions and the negotiations on the merger agreement.

      On November 13, 2003, Mr. Lipp arranged for an informal gathering among a number of the members of the Travelers board of directors and Mr. Fishman. Following that event, and after consultation with their respective financial and legal advisors, Mr. Lipp and Mr. Fishman discussed certain significant terms of the potential combination, including the structure of the transaction, appropriate exchange ratio and the dividend rate for the combined company. Mr. Fishman and Mr. Lipp agreed on the exchange ratio, structure and dividend rate they could each recommend and concluded that they would propose for their respective boards a merger of equals on that basis.

      On November 14, 2003, the Travelers board of directors conducted a full-day meeting in New York City. During this meeting, Mr. Fishman addressed the Travelers board of directors and responded to questions by way of a brief video conference. Following this video conference, senior executives of Travelers presented their due diligence findings and views with respect to the risks and possible strategic and financial benefits of the transaction to Travelers and its various constituencies. Citigroup and Lehman Brothers discussed with the board of directors the financial review that they had undertaken up to that time. Simpson Thacher & Bartlett LLP gave a presentation on the fiduciary duties of the directors and on the terms of the merger agreement as they had been negotiated up until that time and responded to questions. The Travelers board of directors asked questions of Travelers management and advisors and discussed the risks and possible strategic and financial benefits of the transaction. The non-management members of the board of directors also met in executive session for further discussions. The meeting concluded with the board of directors directing management to proceed with negotiations.

      Also on the morning of November 14, 2003 and continuing into the early evening, the St. Paul board of directors held a special meeting in Minneapolis, Minnesota, to discuss the potential merger with Travelers. At this meeting, St. Paul’s senior management and advisors made extensive presentations concerning their ongoing due diligence review of Travelers and the risks and possible strategic and financial benefits of the merger. Goldman Sachs and Merrill Lynch discussed with the St. Paul board of directors the financial review that they had undertaken up to that time. Davis Polk & Wardwell and Faegre & Benson LLP, counsel to St. Paul, discussed the fiduciary duties of the directors, the terms of the merger agreement as they had been negotiated up until that time and other legal matters. The St. Paul board of directors engaged in discussions and asked questions of management and its advisors. The non-management members of the board of directors then met in an executive session. The meeting concluded with the board of directors directing management to continue with the negotiations.

      On November 16, 2003, the Travelers board of directors held a telephonic special meeting to receive an update on the status of negotiations and due diligence and to consider resolutions approving the merger. Also at such meeting, each of Citigroup and Lehman Brothers reviewed with the Travelers board of directors its financial analysis of the exchange ratio and rendered to the Travelers board of directors separate opinions, each dated November 16, 2003, to the effect that, as of that date and based on and subject to the matters stated in their respective opinions, the exchange ratio was fair, from a financial point of view, to the holders of Travelers common stock. The meeting concluded with the passing of resolutions of the Travelers board of directors approving and adopting the merger and the merger agreement and authorizing management to finalize the negotiations.

      Also on November 16, 2003, the St. Paul board of directors had a telephonic special meeting to receive an update on the status of due diligence and negotiations and to consider resolutions approving the merger. At this meeting, Goldman Sachs and Merrill Lynch reviewed their financial analysis with the board of directors and each rendered to the St. Paul board of directors its opinion to the effect that, as of that date and based on and subject to factors and assumptions set forth in their respective opinions, the exchange ratio was fair, from a financial point of view, to St. Paul. The meeting concluded with the passing of resolutions approving the transaction and related matters and authorizing management to finalize negotiations.

      Following those meetings, on the evening of November 16, 2003, St. Paul and Travelers signed the merger agreement. During the following morning of November 17, 2003, the parties issued a joint press release announcing the proposed merger.

St. Paul’s Reasons for the Merger; Recommendation of the St. Paul Board of Directors

      The St. Paul board of directors believes that the merger will create a premier property and casualty insurance company that will be well positioned for long-term success and the creation of superior shareholder value in the highly competitive property and casualty insurance industry. In particular, the St. Paul board of directors believes that the combined company will benefit from the combined financial resources, management and personnel of St. Paul and Travelers and will be able to better capitalize on opportunities in the insurance industry both domestically and internationally. In addition, the St. Paul board of directors believes that the merger will permit the combined company to derive significant advantages from the more efficient utilization of the combined assets, management and personnel of St. Paul and Travelers. The St. Paul board of directors considered the factors set forth below in reaching these conclusions.

      Strategic Benefits. The St. Paul board of directors believes that the combined company will have significant product breadth and geographic reach and will be uniquely positioned as the property casualty insurer of choice for agents, brokers and customers across the United States. The merger will bring together St. Paul’s particular expertise and focus in specialty lines and international insurance operations, with Travelers traditional strength in national accounts, and highly attractive middle market and small commercial businesses. The merger will also combine St. Paul’s traditional geographic strength in the Southeast and Midwest United States with Travelers traditional strength in the Northeast. Based on management estimates and/or 2002 data compiled by A.M. Best, the St. Paul board of directors expects the combined company to be:

•	the number three U.S. property and casualty insurer by market capitalization;

•	a leading agency-based property and casualty insurance company;

•	one of the top three commercial insurers in 42 states and the District of Columbia;

•	the number two insurer in domestic commercial lines;

•	the number two insurer in agent-distributed domestic personal lines;

•	the number five overall domestic property and casualty insurance company; and

•	the number eight overall insurer in domestic personal lines.

      Financial Strength. The St. Paul board of directors expects the merger to produce a combined company with greater financial strength than St. Paul had on its own which would likely be reflected by higher debt and insurance financial strength ratings. The St. Paul board of directors believes that this financial strength will be attractive to the agents, brokers and customers of the combined company and will better enable the combined company to manage the risks and uncertainties inherent in the insurance industry in general and in the specific business lines in which the combined company will engage.

      Compatible Cultures and Record of Successful Transactions. The St. Paul board of directors believes that the similar business approaches and management cultures of St. Paul and Travelers will help to ease the process of integrating the two companies. Both companies have traditionally pursued similar business strategies, with an emphasis on independent agents and brokers. The St. Paul board of directors believes that the companies share a common focus on underwriting, claims and actuarial disciplines, on controlling expenses, and on running their businesses as meritocracies, with an emphasis on performance and accountability at each level. In addition, both companies bring a track record of successfully managing acquisitions and other significant transactions over the past decade — including St. Paul’s acquisition of USF&G Corporation and the separation of its Platinum reinsurance business and Travelers acquisition of Aetna P&C and its separation from Citigroup Inc. — which experience, the St. Paul board of directors believes, will further ease the process of integration.

      Synergies. The St. Paul board of directors expects the merger to enhance growth opportunities for the combined company and enable the combined company to benefit from improved efficiencies and economies of scale. The St. Paul board of directors considered management’s estimates that the combined company would expect to realize approximately $228 million in annual after-tax cost savings by 2006, beginning with approximately $44 million in second half of 2004 (assuming the merger closes in the second quarter of 2004), approximately $146 million in 2005 and approximately $228 million in 2006. In addition, the St. Paul board of directors considered management’s estimates that combining the product ranges and distribution opportunities of the two companies would allow for after-tax revenue synergies of approximately $55 million in 2004, increasing to approximately $160 million in 2006.

      Accretion. The St. Paul board of directors considered that, based upon management’s analysis, and taking into account the effect of certain after-tax projected expense savings and after-tax projected revenue gains, the proposed merger would be accretive to St. Paul’s earnings per share in the second half of 2004 and in 2005 and 2006.

      Opinions of Financial Advisors. The St. Paul board of directors considered the financial presentations of Goldman Sachs and Merrill Lynch and their opinions dated November 16, 2003 to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the exchange ratio is fair to St. Paul from a financial point of view. The fairness opinions of Goldman Sachs and Merrill Lynch are included as Appendices E and F, respectively, to this document and should each be read in their entirety.

      Commitment to St. Paul, Minnesota. The St. Paul board of directors considered that the combined company would be a Minnesota corporation headquartered in St. Paul, Minnesota, continuing the corporation’s historical commitments to that community.

      Governance. The St. Paul board of directors considered the fact that Jay S. Fishman will be the chief executive officer of the combined company, that Robert I. Lipp will be the executive chairman of the board of directors of the combined company, an executive officer position, and that Mr. Fishman, in addition to remaining the chief executive officer, would succeed Mr. Lipp as chairman on January 1, 2006. In addition, the St. Paul board also considered that each of Mr. Fishman and Mr. Lipp have agreed to waive their rights to certain change in control payments and benefits to which they would otherwise be entitled in connection with the consummation of the merger, as more fully described under “Interests of Certain Persons in the Merger”. The St. Paul board of directors also considered the terms of the merger agreement and the proposed amendments to the articles of incorporation and bylaws of St. Paul (described below under “Required Articles Amendment” and “Bylaws Amendment”, respectively) and that these provisions provide for substantial ongoing representation by St. Paul’s board of directors on the board of the combined company.

      Special Dividend. The St. Paul board of directors considered that the merger agreement contemplates that St. Paul will declare a special dividend to its shareholders prior to the closing of the merger, so that, assuming that after the closing of the merger St. Paul Travelers makes regular quarterly cash dividends of $0.22 per share, shareholders of St. Paul prior to the merger will receive dividends with record dates in 2004 in an amount equal to St. Paul’s current annual dividend rate of $1.16 per share.

      Nuveen Investments. The St. Paul board of directors considered that the combined company will continue to benefit from St. Paul’s approximately 79% ownership interest in Nuveen Investments, an asset management company based in Chicago serving affluent individuals. The St. Paul board of directors believes that the increased financial strength resulting from the merger will provide the combined company with greater flexibility, including the ability to devote additional financial resources, in its relationship with Nuveen Investments.

      Tax-Free Transaction. The St. Paul board of directors considered that the merger will be tax-free for U.S. federal income tax purposes to St. Paul and its shareholders.

      Other Terms of the Merger Agreement. The St. Paul board of directors considered the other terms and conditions of the merger agreement, including the conditions to closing, the termination fees payable under certain circumstances and the restrictions imposed on the conduct of business of St. Paul and Travelers in the period prior to closing. The St. Paul board of directors took particular note of the likelihood of the consummation of the merger in light of the provisions of the merger agreement including the provisions that require each of St. Paul and Travelers to hold a shareholder meeting to consider the transaction and that do not permit St. Paul or Travelers, before the earlier of the shareholder meeting or November 30, 2004, to terminate the agreement to accept a superior acquisition proposal or in circumstances where the board of such company is compelled to change its recommendation of the merger and the related proposals.

      The St. Paul board of directors also considered potential adverse consequences and negative factors, primarily consisting of the following, but concluded that the positive factors outweighed these negative factors:

      Risk Factors. The St. Paul board of directors considered the risks described in this document under “Risk Factors”, including the challenges and costs inherent in integrating two businesses the size of St. Paul and Travelers and the management time and effort from both St. Paul and Travelers executives that will be required to successfully achieve that integration.

      Unforeseen Events; Reserve Adequacy. The St. Paul board of directors recognized that the combined company could be materially adversely affected by unforeseen events impacting one or both of St. Paul and Travelers. The St. Paul board of directors also considered the uncertainties inherent in the establishment of loss reserves, including in the areas of asbestos and environmental exposure. In evaluating these and other risks, the St. Paul board of directors actively participated in and carefully considered extensive presentations concerning the due diligence reviews of Travelers performed in connection with the transaction.

      Transaction Risk. The St. Paul board of directors considered the risk that the merger would not be consummated, whether as a result of regulatory delays or otherwise.

      Due to the variety of factors and the quality and amount of information considered, the St. Paul board of directors did not find it practicable to and did not make specific assessments of, quantify or assign relative weights to the specific factors considered in reaching its determination to approve the merger agreement and the transactions contemplated by the merger agreement. Instead, the St. Paul board of directors made its determination after consideration of all factors taken together. In addition, individual members of the St. Paul board of directors may have given different weight to different factors.

      Recommendation of the St. Paul Board of Directors. At a meeting held on November 16, 2003, after due consideration with financial, accounting and legal advisors, the St. Paul board of directors determined that the merger agreement and the related transactions were fair to, and in the best interests of, St. Paul and its shareholders and unanimously approved them. Accordingly, the St. Paul board of directors unanimously recommends that St. Paul shareholders vote:

•	“FOR” approval of the proposal to issue shares of St. Paul’s common stock in connection with the merger;

•	“FOR” approval of the proposal to amend St. Paul’s bylaws in connection with the merger, as described under “Bylaws Amendment”;

•	“FOR” approval of the proposal to amend St. Paul’s articles of incorporation in connection with the merger, as described under “Required Articles Amendment”; and

•	“FOR” approval of the proposal to further amend St. Paul’s articles of incorporation to reduce the shareholder approval required for certain future fundamental actions, as described under “Additional Articles Amendment”.

Travelers Reasons for the Merger; Recommendation of the Travelers Board of Directors

      The Travelers board of directors believes that the merger of St. Paul and Travelers presents a unique and compelling opportunity to combine and expand two complementary businesses and strategies to create a leading provider of commercial and personal property casualty insurance products, and that the merger will create a company uniquely positioned as a property casualty insurer of choice for agents, brokers and customers across the United States. The Travelers board of directors consulted with Travelers management and Travelers legal and financial advisors and determined that the merger was consistent with the strategic plans of Travelers, would enhance prospects for strong and consistent earnings growth and would result in significant cost efficiencies and economies of scale.

      The Travelers board of directors also determined that the merger and the merger agreement are fair to, and in the best interests of, Travelers, its shareholders and certain other constituencies, and that it is advisable and in the best interests of Travelers and its shareholders to enter into the merger agreement. In reaching its conclusion to unanimously adopt the merger agreement, the Travelers board of directors considered a number of factors, including the following:

      Strategic Growth; Potential Benefits of Combination. The Travelers board of directors observed that the merger of St. Paul and Travelers will provide the combined company with an excellent opportunity to have a leading position in middle market commercial accounts and small commercial accounts, in addition to its current leading position in national accounts. The combination will also create a leading insurer focused on industry-specific exposures. The merger combines two companies with excellent brands and reputations and similar operating discipline and underwriting skills to create a significantly larger and more diversified enterprise with a greater ability to assume and manage risk. The Travelers board of directors considered that the combined company will be one of the largest financial services companies in the United States. The combined company is expected to be:

•	a leading provider of property casualty insurance distributed through independent brokers and agents;

•	one of the top three commercial insurers in 42 of the 50 states and in the District of Columbia;

•	the number two insurer in domestic commercial lines;

•	the number two insurer in agent distributed personal lines; and

•	the number five insurer overall among domestic property and casualty insurance companies.

      The combination of St. Paul and Travelers will create a national presence through St. Paul’s operations in the Southeast and Midwest and Travelers operations in the East, Northeast and Mid-Atlantic states. The Travelers board of directors considered management’s belief that the merger with St. Paul will provide Travelers with a greater ability to compete through significant depth and breadth of product offerings and a stronger distribution presence with enhanced geographic coverage across the U.S.

      Synergies. The Travelers board of directors believes that following the merger, additional earnings and cash flow will be generated by cost savings and incremental revenues and that the combined company will benefit from significant economies of scale.

      Similar Corporate Cultures. The Travelers board of directors considered management’s belief that St. Paul and Travelers have strict operating disciplines, similar performance-based cultures and overall corporate philosophies that value and reward superior employee contributions.

      Financial Strength. The Travelers board of directors noted that the merger is expected to result in a financially strong company with pro forma total shareholders’ equity of approximately $20 billion.

      Personnel; Continuity. The Travelers board of directors considered that, upon the completion of the merger, Robert I. Lipp, the current chairman and chief executive officer of Travelers, will become the executive chairman of the combined company, an executive officer position, and that it is expected that he will remain in that position until December 31, 2005. The Travelers board of directors also considered that, upon completion of the merger, Jay S. Fishman, the current chairman and chief executive officer of St. Paul, will become the chief executive officer of the combined company and that he is expected to succeed Robert I. Lipp as chairman of the board of directors of the combined company. The Travelers board of directors considered that each of Mr. Lipp and Mr. Fishman have agreed to waive their rights to certain change of control payments and benefits to which they would otherwise be entitled in connection with the consummation of the merger. The Travelers board of directors also considered that, upon completion of the merger, 12 of 23, or a majority, of the directors of the combined company will be former Travelers directors and that certain current officers of St. Paul and Travelers will serve as officers of the combined company.

      Dividend. The Travelers board of directors considered that the combined company is initially expected to pay dividends at the annual rate of $0.88 per share, as compared to Travelers current indicated annual rate of $0.32 per share. The Travelers board of directors also considered that the merger agreement contemplates that St. Paul will pay a special dividend to its shareholders prior to the closing of the merger, so that, assuming that after the closing of the merger St. Paul Travelers makes regular quarterly cash dividends of $0.22 per share, shareholders of St. Paul prior to the merger will receive dividends with record dates in 2004 in an amount equal to St. Paul’s current annual dividend rate of $1.16 per share.

      Recent Acquisitions. The Travelers board of directors also noted St. Paul’s and Travelers, and, in particular, Mr. Fishman’s and Mr. Lipp’s, records of successfully integrating large and complex business combinations.

      Tax Treatment. The Travelers board of directors considered that the intended treatment of the merger would be as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code.

      Regulatory Approvals and Clearances. The Travelers board of directors considered its belief, after consultation with its legal counsel, that the regulatory approvals and clearances necessary to complete the merger were highly likely to be obtained.

      Due Diligence. The Travelers board of directors considered discussions with Travelers senior management and legal and financial advisors regarding the business, financial, legal and accounting aspects of the merger and the results of legal and financial due diligence on St. Paul in connection with the receipt by Travelers shareholders of St. Paul common stock. In connection with its due diligence review, the Travelers board of directors considered the risks inherent in the valuation of venture capital and real estate investments; the risks inherent in establishing loss reserves, including with respect to St. Paul’s medical malpractice exposure, asbestos and environmental exposure, surety exposure and reinsurance and international runoff businesses; the collectibility of St. Paul’s ceded reinsurance; the risks associated with pending litigation as well as other commitments, contingencies and guarantees; and St. Paul’s approximately 79% interest in Nuveen Investments, an asset management company, especially in light of recent well-publicized events regarding alleged inappropriate and illegal trading activities by other companies in the asset management industry.

      Continued Presence in Hartford. The Travelers board of directors considered that the combined company’s general commercial lines businesses will be consolidated under the Travelers brand and, along with the combined company’s personal lines businesses, will be based in Hartford, Connecticut, the location of Travelers existing headquarters.

      Terms of the Transaction. The Travelers board of directors reviewed the terms of, and conditions to, the merger agreement with its financial and legal advisors, including the terms of the proposed articles of incorporation and bylaws of the combined company. In particular, the Travelers board of directors considered the likelihood of consummation of the transaction in light of the terms of the merger agreement described below under “The Merger Agreement — Principal Covenants” beginning on page  ● , “The Merger Agreement — Termination” beginning on page  ● and “The Merger Agreement — Termination Fees; Other Expenses” beginning on page  ● , including the provisions of the merger agreement that require the boards of directors of St. Paul and Travelers to seek their respective shareholder approvals notwithstanding the existence of any potential superior alternative transaction.

      Financial Advice. The Travelers board of directors considered the separate financial presentations of Citigroup and Lehman Brothers, including their respective opinions dated November 16, 2003, to the Travelers board of directors as to the fairness, from a financial point of view and as of the date of such opinions, of the exchange ratio to the holders of Travelers common stock, as more fully described below under “Opinions of Financial Advisors — Opinions of Travelers Financial Advisors — Citigroup Global Markets Inc. and Lehman Brothers Inc.”. The written opinions of Citigroup and Lehman Brothers are attached as Appendices G and H, respectively.

      The Travelers board of directors weighed these advantages, opportunities and risks, the challenges inherent in the combination of two business enterprises of the size and scope of St. Paul and Travelers, the possible resulting diversion of management attention for an extended period of time and the other matters described under “Risk Factors” beginning on page  ● . However, the Travelers board of directors concluded that the potential positive factors outweighed the potential risks of consummating the merger.

      The above discussion of the information and factors considered by the Travelers board of directors is not exhaustive but includes the material factors considered by the Travelers board of directors. In view of the wide variety of factors considered by the Travelers board of directors in connection with its evaluation of the merger and the complexity of these matters, the Travelers board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Travelers board of directors discussed the factors described above, asked questions of Travelers management and Travelers legal and financial advisors and determined that the merger was fair to and in the best interests of Travelers, its shareholders and certain other constituencies, and that it is advisable and in the best interests of Travelers and its shareholders to enter into the merger and the merger agreement. In considering the factors described above, individual members of the Travelers board of directors may have given different weight to different factors. Some information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” on page  ● .

      At a special meeting held on November 16, 2003, after due consideration with Travelers management and Travelers legal and financial advisors, the Travelers board of directors unanimously adopted the merger agreement. Accordingly, the Travelers board of directors unanimously recommends that Travelers shareholders vote “FOR” approval of the merger and the merger agreement.

Board of Directors and Management of St. Paul Travelers Following the Merger; Business Lines

      Board of Directors and Management of St. Paul Travelers. At the closing of the merger, the St. Paul Travelers board of directors will consist of 23 directors, 11 of whom will have been St. Paul directors prior the merger and 12 of whom will have been Travelers directors prior to the merger. All of the current non-employee directors of St. Paul and of Travelers, as well as St. Paul chief executive officer Jay S. Fishman and Travelers chief executive officer Robert I. Lipp, are expected to be appointed to the St. Paul Travelers board of directors upon the closing of the merger. At the closing of the merger, the St. Paul Travelers board of directors will have standing executive, audit, governance, investment and capital markets, compensation and risk committees, each comprised of an equal number of St. Paul designees and Travelers designees.

      At the closing of the merger, Robert I. Lipp will, if available, be appointed executive chairman of the board of directors of St. Paul Travelers, an executive officer position, and Jay S. Fishman, if available, will be the chief executive officer of St. Paul Travelers. Mr. Lipp has announced his intention to step down as executive chairman on December 31, 2005. Mr. Fishman, if available, is expected to succeed Mr. Lipp as chairman at that time and to remain as chief executive officer. The senior management team of St. Paul Travelers at the closing of the merger will also include Jay S. Benet (executive vice president and chief financial officer), Charles J. Clarke (vice chairman), Douglas G. Elliot (chief executive officer of general commercial and personal lines businesses), Irwin R. Ettinger (vice chairman), William H. Heyman (chief investment officer), John A. MacColl (vice chairman and general counsel) and T. Michael Miller (chief executive officer of the specialty commercial insurance operations). The definitive joint proxy statement/ prospectus will contain a more comprehensive listing of the senior management team.

      Other officers of the combined company at the completion of the merger will be selected by Mr. Fishman in consultation with Mr. Lipp, which selections will be subject to confirmation by the St. Paul Travelers board of directors at the closing of the merger.

      See “Interests of Certain Persons in the Merger — St. Paul” and “Interests of Certain Persons in the Merger — Travelers” for a description of the material interests of the directors and executive officers of St. Paul and Travelers, respectively, in the merger that are in addition to, or different than, their interests as shareholders. Additional information about the current directors and executive officers of St. Paul and

Travelers can be found in the Annual Report on Form 10-K for the year ended December 31, 2002 of each company, each of which is incorporated by reference into this joint proxy statement/ prospectus. See “Where You Can Find More Information” on page  ● .

      Business Lines. Following completion of the merger, the specialty insurance lines of the combined company will operate under the St. Paul brand and will be based in St. Paul, Minnesota. The combined company’s general commercial lines and personal lines will operate under the Travelers brand and will be based in Hartford, Connecticut. The combined company’s international business will continue to be based in London following completion of the merger.

Public Trading Markets

      St. Paul common stock is currently listed on the New York Stock Exchange under the symbol “SPC”. Travelers Class A common stock is currently listed on the New York Stock Exchange under the symbol “TAPa” and Travelers Class B common stock is currently listed on the New York Stock Exchange under the symbol “TAPb”. Upon the completion of the merger, Travelers Class A common stock and Travelers Class B common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended. The newly issued St. Paul Travelers common stock issuable pursuant to the merger agreement will be listed on the New York Stock Exchange.

      The shares of St. Paul Travelers common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any shareholder who may be deemed to be an affiliate of Travelers, as discussed in “The Merger — Resales of St. Paul Travelers Stock by Affiliates” on page  ● .

      As reported on the New York Stock Exchange, the closing sale price per share of St. Paul common stock on November 14, 2003, the last business day prior to the date of the merger agreement was $36.77. The closing sale price per share of Travelers Class A common stock on that date was $16.03, and the closing sale price per share of Travelers Class B common stock on that date was $16.06. Based on the closing sale price per share of St. Paul common stock, the implied value to be paid in the merger for each share of Travelers common stock (both Class A and Class B) was $15.94 as of that date. The closing sale price per share of St. Paul common stock on        ●       , 200●, the last practicable trading day before the date of this document, was $       ●       , the closing sale price per share of Travelers Class A common stock on        ●       , 200●, was $       ●       , and the closing sale price per share of Travelers Class B common stock on that date was $       ●       . Based on the closing sale price per share of St. Paul common stock, the implied value to be paid in the merger for each share of Travelers Class A common stock and Travelers Class B common stock was $       ●       as of that date. The implied value to be paid in the merger for each share of Travelers common stock as of these dates was calculated by multiplying St. Paul’s closing sale price per share by 0.4334, the exchange ratio. Because the stock price of both of our companies will fluctuate, you should obtain current quotations of these prices.

St. Paul Dividends

      St. Paul currently pays a dividend of $0.29 per calendar quarter on its shares of common stock. The parties have agreed in the merger agreement that St. Paul will declare to the holders of its common stock as of a record date prior to the completion of the merger one or more special dividends in an amount sufficient to result in the holders of St. Paul common stock receiving aggregate dividends with record dates in calendar year 2004 of $1.16 per share, assuming the combined company pays the expected dividends described below. The special dividend or dividends will be paid to St. Paul common shareholders as of a record date that is currently expected to be set after the receipt of the necessary shareholder and regulatory approvals and prior to the closing of the merger. Holders of Travelers common stock will not participate in these special dividends. At the closing of the merger, the parties intend to initially set the quarterly dividend rate of the combined company at $0.22 per calendar quarter, which dividends will be payable only when and if declared by the board of directors of the combined company out of funds legally available for the payment of dividends.

No Appraisal Rights

      Under the Minnesota Business Corporation Act, the shareholders of St. Paul are not entitled to dissenters’ appraisal rights in connection with the merger because a subsidiary of St. Paul, and not St. Paul itself, is merging with Travelers.

      Under the Connecticut Business Corporation Act, holders of shares of Travelers common stock are not entitled to dissenters’ appraisal rights in connection with the merger because the Travelers common stock will be listed on the New York Stock Exchange on the record date of the Travelers special meeting of shareholders and St. Paul Travelers common stock to be issued in the merger will be listed on the New York Stock Exchange at the time that the merger becomes effective.

Resales of St. Paul Travelers Stock by Travelers Affiliates

      Affiliates of Travelers, as defined under Rule 145 under the Securities Act of 1933, as amended, generally may not sell their shares of St. Paul Travelers common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an applicable exemption from such registration requirements, including Rules 144 and 145 issued by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

      Under the merger agreement, Travelers must provide St. Paul with a list of the persons who, to Travelers knowledge, may be deemed to be affiliates of Travelers as of the date of the Travelers special meeting. Travelers will also use its reasonable best efforts to deliver to St. Paul a letter agreement executed by each of these persons by which that person will agree, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of St. Paul Travelers common stock distributed to him or her pursuant to the merger except in compliance with Rule 144 and Rule 145 under the Securities Act of 1933, as amended, or in a transaction that, in the opinion of counsel reasonably satisfactory to St. Paul Travelers, is otherwise exempt from such registration requirements or in an offering registered under the Securities Act of 1933, as amended. St. Paul may place restrictive legends on St. Paul Travelers common stock certificates that are issued in the merger to persons who are deemed to be affiliates of Travelers under the Securities Act of 1933, as amended.

      This document does not cover any resales of St. Paul Travelers common stock received in the merger by any person who may be deemed an affiliate of Travelers.

Exchange of Financial Forecasts

      During the course of the discussions between St. Paul and Travelers that led to the execution of the merger agreement, each of St. Paul and Travelers provided the other with financial estimates that are not publicly available. The estimates do not take into account any of the potential effects of the transactions contemplated by the merger agreement.

      Specifically, St. Paul advised Travelers that St. Paul estimated net income growth is 12% per year for 2005 as compared to 2004 and 2006 as compared to 2005. Travelers advised St. Paul that Travelers estimated net income growth is 9% per year on a blended basis for 2005 as compared to 2004 and 2006 as compared to 2005. In addition, each of St. Paul and Travelers advised the other company that it could rely on the publicly available estimates of First Call Corporation, a Thompson Financial Company, referred to as First Call, for 2004 as being reasonable.

      These estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Each of St. Paul and Travelers prepares projections for internal use and for assisting management in capital, budgeting and other management decisions. The projections are subject to periodic revision based on actual experience, business developments and other factors. Also, these estimates were based on a number of assumptions which may not be realized and are subject to significant contingencies and uncertainties, many of which are beyond the control of St. Paul and Travelers. The companies’ independent accountants did not compile, and have not examined, these estimates and accordingly do not provide any form of assurance with respect to the estimates. The inclusion of this information should not be regarded as an indication that either company considers this information a reliable prediction of future events, and this information should not be relied upon for that purpose. Actual results may differ materially from those set forth above. For a discussion of some of the factors that could cause actual results to differ, see “Cautionary Statement Regarding Forward-Looking Statements.” Except to the extent required by applicable securities laws, neither St. Paul nor Travelers intends to make publicly available any update or other revision to these estimates. In light of the foregoing and the uncertainties inherent in any projected data, shareholders are cautioned not to place undue reliance on the projections.

Certain Litigation Relating to the Merger

      Travelers and its board of directors have recently been named as defendants in two purported class action lawsuits brought by three of Travelers shareholders seeking injunctive relief as well as unspecified monetary damages. The actions are captioned Henzel, et al. v. Travelers Property Casualty Corp., et al. (Jud. Dist. of Hartford, CT Nov. 17, 2003) and Vozzolo v. Travelers Property Casualty Corp., et al. (Jud. Dist. of Hartford, CT Nov. 17, 2003). Both complaints allege that the defendants breached their fiduciary duties to Travelers shareholders in connection with the adoption of the merger and the merger agreement. According to the plaintiffs, the merger enriches Travelers management to the detriment of Travelers shareholders. The plaintiffs further claim that the defendants failed to investigate adequately alternatives to the merger. Travelers believes the suits are wholly without merit and intends to vigorously defend against the suits.

OPINIONS OF FINANCIAL ADVISORS

      St. Paul engaged Goldman Sachs and Merrill Lynch as its financial advisors, and Travelers engaged Citigroup and Lehman Brothers as its financial advisors, in connection with the merger. A description of their respective opinions and related financial analyses is summarized below.

Opinions of St. Paul’s Financial Advisors — Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

      On November 10, 2003, St. Paul contacted Goldman Sachs and Merrill Lynch in connection with having Goldman Sachs and Merrill Lynch act as its financial advisors with respect to the proposed merger with Travelers. On November 16, 2003, each of Goldman Sachs and Merrill Lynch delivered its opinion to the St. Paul board of directors that, as of that date, the exchange ratio of 0.4334 of a share of St. Paul Travelers common stock to be issued in the merger in respect of each share of Travelers common stock was fair from a financial point of view to St. Paul.

      The full text of the written opinions of Goldman Sachs and Merrill Lynch, each dated November 16, 2003, which set forth assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with each such opinion, are attached as Appendices E and F, respectively. Each of Goldman Sachs and Merrill Lynch provided its opinion for the information and assistance of the St. Paul board of directors in connection with its consideration of the merger. Neither the Goldman Sachs opinion nor the Merrill Lynch opinion is a recommendation as to how any holder of St. Paul common stock should vote with respect to the merger or on any matter related to the merger. We encourage you to read each opinion in its entirety.

Opinion of Goldman Sachs

      In connection with its opinion, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and annual reports on Form 10-K of St. Paul for the five fiscal years ended December 31, 2002;

•	the annual report to shareholders and annual report on Form 10-K of Travelers for the fiscal year ended December 31, 2002;

•	the registration statement on Form S-1 of Travelers, dated March 20, 2002, and the related prospectus;

•	interim reports to shareholders and quarterly reports on Form 10-Q of St. Paul and Travelers;

•	statutory annual statements filed by certain insurance subsidiaries of each of St. Paul and Travelers with the insurance departments of the states under the laws in which they are organized, respectively, for the three years ended December 31, 2002, and the quarterly periods ended March 31, 2003, June 30, 2003, and September 30, 2003;

•	estimates of 2004 earnings for each of Travelers and St. Paul based on publicly available compilations of updated broker dealer research provided by First Call, approved for use in connection with this opinion by the management of St. Paul;

•	other communications from St. Paul and Travelers to their respective shareholders;

•	internal financial analyses and forecasts for St. Paul prepared by its management;

•	internal financial analyses and forecasts for Travelers prepared by its management; and

•	financial analyses and forecasts for the combined company on a pro forma basis prepared by the managements of St. Paul and Travelers, including purchase accounting adjustments, cost savings and related expenses, and revenue synergies projected by the managements of St. Paul and Travelers to result from the merger.

      Goldman Sachs also held discussions with members of the senior managements of St. Paul and Travelers regarding their assessment of the strategic importance, and the potential benefits, of the merger and the past and current business operations, financial condition and future prospects of their respective companies.

      In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the St. Paul common stock and Travelers Class A common stock;

•	compared certain financial and stock market information for St. Paul and Travelers with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the insurance industry specifically and in other industries generally; and

•	performed such other studies and analyses as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax, and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the board of directors of St. Paul, that the financial analyses and forecasts for the combined company on a pro forma basis prepared by the managements of St. Paul and Travelers, including purchase accounting adjustments, cost savings and related expenses, and revenue synergies projected by the managements of St. Paul and Travelers to result from the merger, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of St. Paul and Travelers. In addition, for purposes of rendering its opinion, the management of St. Paul instructed Goldman Sachs to use, with respect to analyses regarding years 2004 to 2006, for 2004, estimates of 2004 earnings for each of St. Paul and Travelers based on publicly available compilations of updated broker dealer research provided by First Call and, for 2005 and 2006, estimates of the future earnings performance of each of St. Paul and Travelers for these years based on the 2004 earnings estimates provided by First Call, increased by estimates of projected earnings growth that the managements of St. Paul and Travelers have provided to Goldman Sachs with respect to each of St. Paul and Travelers for 2005 and 2006. Goldman Sachs assumed with the consent of the St. Paul board of directors that the estimated growth rates for St. Paul and Travelers for 2005 and 2006 reflected the best currently available estimates and judgments of the senior managements of St. Paul and Travelers. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on St. Paul or Travelers or on the expected benefits of the merger in any way material to its analysis. Goldman Sachs is not an actuary and its services did not include any actuarial determination or evaluation by Goldman Sachs or any attempt to evaluate actuarial assumptions and Goldman Sachs relied on St. Paul’s actuaries with respect to reserve adequacy. In that regard, Goldman Sachs made no analysis of, and expressed no opinion as to, the adequacy of the losses and loss adjustment expense reserves of St. Paul and the adequacy of the claims and claim adjustment expense reserves of Travelers, including any asbestos-related reserves and outstanding claim obligations of each of St. Paul and Travelers. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of St. Paul or Travelers or any of their respective subsidiaries, and was not furnished with any such evaluation or appraisal. Goldman Sachs did not render any legal or accounting advice and understood that St. Paul relied on its legal counsel and accounting advisors as to legal and accounting matters in connection with the merger.

      Goldman Sachs’ opinion does not address the relative merits of the merger as compared to any alternative business transaction that might be available to St. Paul, nor does it address the underlying business decision of St. Paul to engage in the merger. In addition, Goldman Sachs did not express any opinion as to the prices at which shares of St. Paul common stock or Travelers common stock will trade at any time. Goldman Sachs’ advisory services and the opinion were provided for the information and assistance of the St. Paul board of directors in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of St. Paul common stock should vote with respect to the merger or on any matter related to the merger.

Opinion of Merrill Lynch

      In connection with rendering its opinion and performing the related financial analyses, Merrill Lynch, among other things:

•	reviewed St. Paul’s annual reports, Forms 10-K, and related financial information for the five years ended December 31, 2002 and St. Paul’s Forms 10-Q and the related financial information for the quarterly periods ending March 31, June 30 and September 30, 2003;

•	reviewed Travelers annual report, Form 10-K, and related financial information for the fiscal year ended December 31, 2002, Travelers Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, June 30 and September 30, 2003, and the prospectus for Travelers initial public offering, dated March 21, 2002;

•	reviewed the statutory annual statements filed by certain insurance subsidiaries of each of St. Paul and Travelers with the insurance departments of the states under the laws in which they are organized, respectively, for the three years ended December 31, 2002 and the quarterly periods ending March 31, June 30 and September 30, 2003;

•	reviewed certain estimates of 2004 earnings for each of St. Paul and Travelers based on publicly available compilations of updated broker dealer research provided by First Call approved for use in connection with this opinion by the management of St. Paul;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, and prospects of St. Paul and Travelers furnished to Merrill Lynch by St. Paul and Travelers, respectively, as well as certain financial analyses and forecasts for the combined company on a pro forma basis prepared by the managements of St. Paul and Travelers, including the amount and timing of certain purchase accounting adjustments, certain cost savings and related expenses, and certain revenue synergies projected by the managements of St. Paul and Travelers to result from the merger;

•	conducted discussions with members of senior management and representatives of St. Paul and Travelers concerning their respective businesses and prospects;

•	reviewed valuation multiples and the historical market prices and trading activity for St. Paul common stock and Travelers Class A common stock and compared them with that of certain publicly traded companies that Merrill Lynch deemed to be reasonably similar to St. Paul and Travelers;

•	compared the results of operations of St. Paul and Travelers with that of certain companies that Merrill Lynch deemed to be reasonably similar to St. Paul and Travelers;

•	compared the proposed financial terms of the transaction contemplated by the merger agreement with the financial terms of certain other mergers and acquisitions that Merrill Lynch deemed to be relevant;

•	considered the pro forma effect of the merger on St. Paul’s capitalization ratios, earnings, and book value;

•	reviewed the merger agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it for purposes of its opinion and Merrill Lynch did not assume any responsibility for independent verification of such information. In that regard, Merrill Lynch assumed, with the consent of the board of directors of St. Paul, that certain information, including financial forecasts, relating to the business, earnings, and prospects of St. Paul and Travelers furnished to Merrill Lynch by St. Paul and Travelers, respectively, as well as certain financial analyses and forecasts for the combined company on a pro forma basis prepared by the managements of St. Paul and Travelers, including the amount and timing of certain purchase accounting adjustments, certain cost savings and related expenses, and certain revenue synergies projected by the managements of St. Paul and Travelers to result from the merger were reasonably prepared on a basis reflecting the best currently available estimates and judgments of St. Paul and Travelers. In addition, for purposes of rendering its opinion, the management of St. Paul instructed Merrill Lynch to use, with respect to analyses regarding years 2004 to 2006, for 2004, estimates of 2004 earnings for each of St. Paul and Travelers based on publicly available compilations of updated broker dealer research provided by First Call and, for 2005 and 2006, estimates of the future earnings performance of each of St. Paul and Travelers for these years based on the 2004 earnings estimates provided by First Call, increased by estimates of projected earnings growth that the managements of St. Paul and Travelers provided to Merrill Lynch with respect to each of St. Paul and Travelers for 2005 and 2006. Merrill Lynch assumed with the consent of the St. Paul board of directors that the estimated growth rates for St. Paul and Travelers for 2005 and 2006 reflected the best currently available estimates and judgments of the senior managements of St. Paul and Travelers. Merrill Lynch also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on St. Paul or Travelers or on the expected benefits of the merger in any way material to its analysis. Merrill Lynch is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses and did not make an independent evaluation of the adequacy of the reserves of St. Paul or Travelers. In that regard, Merrill Lynch made no analysis of, and expressed no opinion as to, the losses and loss adjustment expense reserves of St. Paul and the adequacy of claims and claim adjustment expense reserves of Travelers, including any asbestos-related reserves and outstanding claim obligations of each of St. Paul and Travelers. In addition, Merrill Lynch did not make an independent evaluation or appraisal of any of the assets or liabilities of St. Paul or Travelers or any of their subsidiaries and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of St. Paul or Travelers under any state or federal laws relating to bankruptcy, insolvency or similar matters. Merrill Lynch’s opinion does not address the relative merits of the merger as compared to any alternative business transaction that might be available to St. Paul, nor does it address the underlying business decision of St. Paul to engage in the merger. In addition, Merrill Lynch does not consider or express any opinion with respect to the prices at which the shares of St. Paul common stock or Travelers common stock will trade following the announcement of the merger or the price at which shares of St. Paul common stock will trade following the consummation of the merger. St. Paul did not ask Merrill Lynch to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of St. Paul.

      The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as in effect on, and on the information made available to Merrill Lynch as of, the date of its opinion. For the purposes of rendering its opinion, Merrill Lynch assumed that the proposed merger would be completed substantially in accordance with the terms contained in the merger agreement, including in all respects material to Merrill Lynch’s analysis, that the representations and warranties of each party in the merger agreement and in all related documents and instruments that are referred to in the merger agreement were true and correct, that each party to such documents and instruments would perform all of the covenants and agreements required to be performed by such party under such documents and instruments, and that all conditions to the completion of the merger would be satisfied without waiver. Merrill Lynch further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the final form of the merger agreement will be substantially similar to the last draft reviewed by Merrill Lynch.

      In connection with its opinion, Merrill Lynch was not authorized by St. Paul or the St. Paul board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of St. Paul.

      Merrill Lynch does not express any opinion as to the prices at which the shares of St. Paul common stock or Travelers Class A common stock will trade following the announcement or completion of the proposed merger. Furthermore, the Merrill Lynch opinion does not constitute a recommendation to any holder of St. Paul common stock as to how such shareholder should vote on any matter related to the merger.

     Summary of the Financial Analyses Performed by St. Paul’s Financial Advisors

      The following is a summary of the material financial analyses presented by Goldman Sachs and Merrill Lynch to the St. Paul board of directors in connection with providing their opinions to the St. Paul board of directors. The following summary, however, does not purport to be a complete description of the analyses performed by Goldman Sachs and Merrill Lynch. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs and Merrill Lynch. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ and Merrill Lynch’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 14, 2003, and is not necessarily indicative of current market conditions.

      Comparison of Selected Property and Casualty Insurance Companies Analysis. Goldman Sachs and Merrill Lynch reviewed and compared certain financial and stock market information for St. Paul and Travelers with the following property and casualty insurance companies, referred to as the peer group:

•	ACE Limited

•	The Allstate Corporation

•	American International Group, Inc.

•	The Chubb Corporation

•	Cincinnati Financial Corporation

•	The Hartford Financial Services Group, Inc.

•	The Progressive Corporation

•	Safeco Corporation

•	XL Capital Ltd.

      The historical financial data used was based on publicly available financial statements for each of the selected companies. Estimates of earnings for St. Paul and Travelers were based on publicly available compilations of updated broker dealer research provided by First Call. All other estimates were based on median estimates of earnings per share, referred to as EPS, from the Institutional Brokerage Estimate System, referred to as I/B/E/S, a data service that compiles estimates of securities research analysts. First Call, I/B/E/S, and market data estimates used were as of November 14, 2003. Return on average common equity, referred to as ROACE, estimates were based on projections of net income and common equity using I/B/E/S median EPS estimates as of November 14, 2003, and the current dividend rates of each of St. Paul and Travelers.

      The following table compares certain information derived by Goldman Sachs and Merrill Lynch with respect to St. Paul and Travelers with certain information derived by Goldman Sachs and Merrill Lynch with respect to the peer group:

	Peer Group
	Median		St. Paul		Travelers

November 14, 2003 stock price as a percentage of 52 week high	94%		94%		93%
Stock price as a multiple of estimated 2003 earnings	12.9	x	10.4	x	9.5	x
Stock price as a multiple of estimated 2004 earnings	9.5	x	8.4	x	7.9	x
2003 to 2004 estimated earnings growth rate	14.5%		23.9%		20.2%
I/B/E/S estimated five year EPS growth rate	12.0%		10.0%		12.0%
Stock prices as a multiple of book value (excluding accumulated other comprehensive income)	1.6	x	1.6	x	1.5	x
Estimated 2003 ROACE (excluding accumulated other comprehensive income)	16.4%		15.7%		16.6%
Estimated 2004 ROACE (excluding accumulated other comprehensive income)	16.7%		17.3%		17.3%
Dividend Yield	2.2%		3.2%		2.0%
Estimated 2003 dividend payout ratio	25.9%		32.7%		19.0%

      Historical Exchange Ratio Analysis. Goldman Sachs and Merrill Lynch calculated the average historical exchange ratios of shares of Travelers Class A common stock to St. Paul common stock based on the closing prices of shares of Travelers Class A common stock to St. Paul common stock on November 14, 2003, and for the one-week, one-month, three-month, six-month, and one-year periods ending November 14, 2003. This analysis indicated that the average historical exchange ratios for such periods were 0.436x, 0.435x, 0.434x, 0.433x, 0.445x, and 0.452x, respectively. In addition, Goldman Sachs and Merrill Lynch calculated the average historical exchange ratio of shares of Travelers Class A common stock to St. Paul common stock based on the closing prices of shares of Travelers Class A common stock to St. Paul common stock from March 22, 2002, the date of the initial public offering of Travelers Class A common stock, through November 14, 2003. This analysis indicated that the average historical exchange ratio for this period was 0.449x.

      Contribution Analysis. Goldman Sachs and Merrill Lynch analyzed the potential relative contributions of St. Paul and Travelers to the fully-diluted market capitalization, last twelve months, referred to as LTM, premiums and revenue, and estimated 2004, 2005, and 2006 net income, as well as to the book value, of the combined company (both including and excluding accumulated other comprehensive income). LTM premiums and revenue were based on publicly available financial statements for each of St. Paul and Travelers. Estimates of 2004 net income used were based on publicly available compilations of updated broker dealer research provided by First Call. Estimates of 2005 and 2006 net income were based on estimates of the future earnings performance of each of St. Paul and Travelers using the estimates of 2004 net income provided by First Call increased by annual projected earnings growth rates of 12% and 9% for St. Paul and Travelers, respectively, which growth rates were provided by the managements of St. Paul and Travelers. These estimates exclude the impact of purchase accounting adjustments, certain cost savings and related expenses, and certain revenue synergies projected by the managements of St. Paul and Travelers to result from the merger. The results of this analysis are as follows:

	% Contribution
			Implied Exchange
	St. Paul	Travelers	Ratio

Fully-diluted Equity Market Capitalization
As of November 14, 2003	35.2%	64.8%	0.436	x
Average price for the 30 trading days prior to November 14, 2003	35.5%	64.5%	0.431	x
Average price for the six months prior to November 14, 2003	34.8%	65.2%	0.445	x
LTM Premiums	35.8%	64.2%	0.426	x
LTM Revenue	35.7%	64.3%	0.427	x
Net Income Estimates
Estimated 2004 net income	34.1%	65.9%	0.459	x
Estimated 2005 net income	34.7%	65.3%	0.447	x
Estimated 2006 net income	35.3%	64.7%	0.435	x
Book value (excluding accumulated other comprehensive income)	34.8%	65.2%	0.444	x
Book value	35.3%	64.7%	0.434	x

      Illustrative Pro Forma EPS and Return on Average Equity Accretion/ Dilution Analyses. Goldman Sachs and Merrill Lynch performed an illustrative pro forma analysis of the financial impact of the merger on St. Paul’s and Travelers EPS using certain estimates of EPS for each of St. Paul and Travelers. Estimates of 2004 net income used were based on publicly available information provided by First Call. Estimates of 2005 and 2006 net income were based on estimates of the future earnings performance of each of St. Paul and Travelers using the estimates of 2004 net income provided by First Call increased by annual projected earnings growth rates of 12% and 9% for St. Paul and Travelers, respectively, provided by the managements of St. Paul and Travelers.

      Based on this analysis, taking into account the effect of certain after-tax projected expense savings and after-tax projected revenue gains, but not certain after-tax purchase accounting adjustments, the proposed merger would be accretive to St. Paul’s EPS in the second half of 2004 and in 2005 and 2006, and accretive to Travelers EPS in the second half of 2004 and in 2005 and 2006. Taking into account the effect of estimated after-tax purchase accounting adjustments as well as certain after-tax projected expense savings and after-tax projected revenue gains, the proposed merger would be accretive to St. Paul’s EPS in the second half of 2004 and in 2005 and 2006 and dilutive to Travelers EPS in the second half of 2004 and in 2005, and accretive to Travelers EPS in 2006.

      Goldman Sachs and Merrill Lynch also performed an illustrative pro forma analysis of the financial impact of the merger on St. Paul’s return on average equity, or ROAE, using certain estimates of net income, average equity (excluding accumulated other comprehensive income), and the current dividend rates for each of St. Paul and Travelers, based on publicly available compilations of updated broker dealer research provided by First Call and estimates provided by the managements of St. Paul and Travelers. Estimates of 2004 net income used were based on publicly available information provided by First Call. Estimates of 2005 and 2006 earnings were based on estimates of the future earnings performance of each of St. Paul and Travelers using the estimates of 2004 net income provided by First Call increased by annual projected earnings growth rates of 12% and 9% for St. Paul and Travelers, respectively, provided by the managements of St. Paul and Travelers.

      Based on this analysis, taking into account the effect of certain after-tax projected expense savings and after-tax projected revenue gains, but not certain after-tax purchase accounting adjustments, the proposed merger would be dilutive to St. Paul’s ROAE in 2005 and become less dilutive in 2006. After taking into account the effect of estimated after-tax purchase accounting adjustments, the proposed merger would be dilutive to St. Paul’s ROAE in 2005 and become less dilutive in 2006.

  General

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of Goldman Sachs and Merrill Lynch. In arriving at their fairness determinations, Goldman Sachs and Merrill Lynch did not attribute any particular weight to any factor or analysis considered by them. Rather, Goldman Sachs and Merrill Lynch made their determinations as to fairness on the basis of their experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to St. Paul, Travelers or the merger.

      Goldman Sachs and Merrill Lynch prepared these analyses for purposes of providing their opinions to the board of directors of St. Paul as to the fairness from a financial point of view to St. Paul of the exchange ratio of 0.4334 of a share of St. Paul common stock to be issued in respect of each share of Travelers common stock pursuant to the merger. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of St. Paul, Travelers, Goldman Sachs, Merrill Lynch, or any other person assumes responsibility if future results are different from those forecast. As described above, the opinions of Goldman Sachs and Merrill Lynch to the St. Paul board of directors were one of many factors taken into consideration by the St. Paul board of directors in making its determination to approve the merger agreement.

      Goldman Sachs and its affiliates and Merrill Lynch, as part of their respective investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

      Goldman Sachs has provided certain investment banking services to St. Paul from time to time, including having acted as:

•	lead manager in the initial public offering of 30,040,000 common shares of St. Paul’s reinsurance business, Platinum Underwriters Holdings, Ltd., in October 2002 and the related Equity Security Unit offering;

•	financial advisor in connection with the sale of St. Paul’s Standard Auto Business in October 1999;

•	financial advisor in connection with the sale of St. Paul’s Non-Standard Auto Business in May 2000;

•	financial advisor in connection with the sale of St. Paul’s wholly owned subsidiary, Fidelity and Guaranty Life, in September 2001; and

•	financial advisor in connection with the transaction contemplated by the merger agreement.

      In addition, Goldman Sachs extended to St. Paul a $60 million back-up liquidity commitment in June 2003 and is currently acting as one of St. Paul’s commercial paper dealers.

      Goldman Sachs has also provided certain investment banking services to Travelers from time to time, including having acted as co-manager on several note and capital securities offerings and acted as a co-manager of the initial public offering of 210 million shares of Travelers Class A common stock and $850 million principal amount of convertible junior subordinated notes of Travelers due 2032 in March 2002. In addition, Goldman Sachs is currently advising St. Paul, Travelers and other insurance companies in connection with the negotiation of a potential global settlement of asbestos litigation. Goldman Sachs may provide investment banking services to St. Paul or Travelers in the future. In connection with the above-described services, Goldman Sachs has received, and may receive in the future, compensation.

      Merrill Lynch has, in the past, provided financial advisory, investment banking, and other services to St. Paul and Travelers and has received fees for the rendering of such services, and may continue to provide such services in the future.

      Goldman Sachs and Merrill Lynch are full service securities firms engaged, either directly or through their affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman Sachs and Merrill Lynch and their respective affiliates may actively trade the debt and equity securities of St. Paul and Travelers (or related derivative securities) for their own accounts and for the accounts of their customers and may at any time hold long and short positions of such securities.

      As of the date of its opinion, Goldman Sachs accumulated a long position of 3,440,560 shares of Travelers Class A common stock and 6,426,391 shares of Travelers Class B common stock, against which Goldman Sachs was short 24,317 shares of Travelers Class A common stock and 14,734 shares of Travelers Class B common stock. Goldman Sachs had also accumulated a long position of 93,500 shares of St. Paul common stock, against which it had a short position of 519,940 shares of St. Paul common stock, and a long position of 55,200 Equity Security Units of St. Paul.

      St. Paul selected Goldman Sachs and Merrill Lynch as its financial advisors because they are internationally recognized investment banking firms that have substantial experience in transactions similar to the transaction contemplated by the merger agreement.

      St. Paul entered into separate letter agreements with each of Goldman Sachs and Merrill Lynch in connection with their engagement as its financial advisors with respect to the transaction. Pursuant to the terms of these respective letter agreements, St. Paul agreed to pay each of Goldman Sachs and Merrill Lynch a transaction fee of $4 million, $1 million of which has been paid and $3 million of which is payable upon consummation of the merger. St. Paul also has agreed to reimburse each of Goldman Sachs and Merrill Lynch for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons and Merrill Lynch and related persons against various liabilities, including various liabilities under the federal securities laws.

Opinions of Travelers Financial Advisors — Citigroup Global Markets Inc. and Lehman Brothers Inc.

Opinion of Citigroup

      Citigroup was retained to act as financial advisor to Travelers in connection with the possible merger of Travelers with St. Paul. Pursuant to Citigroup’s letter agreement with Travelers dated November 11, 2003, Citigroup rendered an opinion to the Travelers board of directors on November 16, 2003, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s work described below and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to the holders of Travelers common stock.

      The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix G to this document. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read Citigroup’s opinion carefully and in its entirety.

      In arriving at its opinion, Citigroup reviewed a draft of the merger agreement, dated November 16, 2003, and held discussions with certain senior officers and other representatives and advisors of Travelers and St. Paul concerning the businesses, operations and prospects of Travelers and St. Paul. Citigroup examined certain publicly available business and financial information relating to Travelers and St. Paul. Citigroup also reviewed certain financial forecasts and other information and data relating to Travelers and St. Paul which were provided to or otherwise discussed with Citigroup by the managements of Travelers and St. Paul, including information regarding certain strategic implications and operational benefits anticipated to result from the transaction. Citigroup reviewed the financial terms of the transaction as set forth in the merger agreement in relation to, among other things:

•	current and historical market prices and trading volumes of Travelers common stock and St. Paul common stock;

•	the historical and projected earnings and other operating data for Travelers and St. Paul; and

•	the capitalization and financial condition of Travelers and St. Paul.

      Citigroup also considered, to the extent publicly available, the financial and other terms of certain other similar transactions effected that Citigroup considered relevant in evaluating the transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Travelers and St. Paul. Citigroup also evaluated the pro forma financial impact of the transaction. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

      In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the managements of Travelers and St. Paul that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Travelers and St. Paul as to the future financial performance of Travelers and St. Paul, and the strategic implications and operational benefits anticipated to result from the transaction. Citigroup assumed, with Travelers consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. Citigroup expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Travelers or St. Paul nor did it make any physical inspection of the properties or assets of Travelers or St. Paul. Citigroup assumed, and had been advised by Travelers, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citigroup. It also was assumed by Citigroup, with the consent of Travelers, that the transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals and consents for the transaction, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Travelers, St. Paul or the contemplated benefits of the transaction. Citigroup assumed that the transaction will be treated as a tax-free reorganization for federal income tax purposes and will not result in any adverse consequences related to the spin-off of Travelers from Citigroup Inc. In addition, Citigroup assumed that the insurance reserves of Travelers and St. Paul with respect to their respective insurance liabilities are adequate to cover such insurance liabilities.

      Citigroup did not express any opinion as to what the value of the St. Paul Travelers common stock actually will be when issued in the transaction or the price at which it will trade subsequent to the transaction. Citigroup was not requested to consider, and its opinion did not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for Travelers or the effect of any other transaction in which Travelers might engage. Citigroup’s opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to it as of the date of its opinion.

      Citigroup’s advisory services and opinion were provided for the information of the Travelers board of directors in its evaluation of the transaction between Travelers and St. Paul and do not constitute a recommendation of the transaction to any person or for any purpose.

      In connection with rendering its opinion, Citigroup made a presentation to the Travelers board of directors on November 16, 2003, with respect to the material analyses performed by Citigroup in evaluating the fairness of the exchange ratio provided for in the transaction. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to November 14, 2003, and is not necessarily indicative of current or future market conditions.

Overview of Travelers and St. Paul

      Citigroup included in its presentation to the Travelers board of directors an overview of Travelers and St. Paul, including a summary description of their respective businesses, historical financial information, historical trading price information and a summary of the views of Wall Street analysts on Travelers and St. Paul. Citigroup also outlined the financial and structural terms of certain transactions recently effected that Citigroup considered relevant in evaluating the transaction. Citigroup did not utilize this information to derive a specific value, or range of values, for St. Paul common stock, but rather to confirm that the trading price of St. Paul common stock was a reasonable indicator of the value to be received by holders of Travelers common stock in the transaction and to confirm that the terms of the proposed transaction were similar to the terms of recent transactions involving peer firms.

      Citigroup reviewed the historical trading prices of Travelers Class A common stock, Travelers Class B common stock and St. Paul common stock. On November 14, 2003, the last trading day prior to the announcement of the execution of the merger agreement between Travelers and St. Paul, the closing price per share of Travelers Class A common stock was $16.03, the closing price per share of Travelers Class B common stock was $16.06 and the closing price per share of St. Paul common stock was $36.77.

      Citigroup calculated the average price differential between the closing prices per share of Travelers Class A common stock and Travelers Class B common stock on November 14, 2003 and for the five-day, one-month, six-month and twelve-month periods ending November 14, 2003, as well as for the period between August 20, 2002, the date of the distribution of Travelers Class B common stock, and November 14, 2003. Citigroup noted that the average price differential for each of these periods was respectively $0.03, $0.03, $0.09, $0.06, $0.08 and $0.15 in absolute value and 0.2%, 0.2%, 0.5%, 0.4%, 0.5% and 1.0% of the average closing price per share of Travelers Class A common stock for the respective period.

      The following tables set forth certain historical information with respect to the shares of Travelers Class A common stock and St. Paul common stock for the period between March 21, 2002, the date of the initial public offering of Travelers Class A common stock, and November 14, 2003.

As of
	Low	Average	High	November 14, 2003

Travelers Class A common stock
Historical Price	$12.38	$15.89	$20.97	$16.03
Historical Price/Forward Earnings*	7.5x	9.5x	14.4x	8.0x
Historical Price/Stated Book Valuation	1.15x	1.52x	2.18x	1.40x
St. Paul common stock
Historical Price**	$24.20	$40.47	$56.38	$36.77
Historical Price/Forward Earnings*	7.6x	10.0x	13.8x	8.7x
Historical Price/Stated Book Valuation	1.11x	1.44x	2.06x	1.35x

*	Forward earnings information is based on the Institutional Brokerage Estimate System, referred to as I/B/E/S, rolling twelve month forward estimates.

**	For the three years ending November 14, 2003.

Summary of the Financial Analyses Performed by Citigroup

      Public Market Comparison. Citigroup compared financial, operating and stock market data and forecasted financial information for selected publicly traded companies to similar information for St. Paul. The selected comparable companies considered by Citigroup were:

Travelers Property Casualty Corp.	ACE Limited
The Hartford Financial Services Group, Inc.	Cincinnati Financial Corp.
The Chubb Corporation	Safeco Corp.
XL Capital Ltd.	W.R. Berkley Corp.

      The forecasted financial information used by Citigroup for all companies in the course of this analysis was based on information published by First Call and I/ B/ E/ S, which compile summaries of financial forecasts published by various brokerage firms and securities research analysts and information contained in Investext equity research reports. In addition, for Travelers and St. Paul, Citigroup used forecasted financial information prepared by the managements of Travelers and St. Paul. For the purposes of this analysis Citigroup used the closing price per common share of each of the selected comparable companies, Travelers and St. Paul as of November 14, 2003 and balance sheet information as of September 30, 2003.

      For each of the selected comparable companies, Citigroup derived and compared the ratio of the closing price per common share of each company to its EPS for each of calendar years 2003 and 2004. Citigroup noted that the ratios calculated in this analysis ranged between 8.4x and 18.5x in calendar year 2003 and 7.3x and 16.2x in calendar year 2004 and had mean values of, respectively, 11.0x and 9.0x. Citigroup also derived and compared the ratio of the closing price per common share of each company to its stated book value, book value excluding unrealized gains and losses and tangible book value excluding unrealized gains and losses and acquisition related intangible assets, in each case as of November 14, 2003. Based on this analysis, Citigroup noted that the ratios of the closing price per common share to stated book value ranged from 1.02x to 1.78x and had a mean value of 1.39x, the ratios of the closing price per common share to book value excluding unrealized gains and losses ranged from 1.37x to 1.95x and had a mean value of 1.55x, and the ratios of the closing price per common share to tangible book value excluding unrealized gains and losses and acquisition related intangible assets ranged from 1.59x to 2.22x and had a mean value of 1.98x.

      Based on this information, Citigroup derived a reference range for the implied equity value per share of St. Paul common stock of $38.00 to $40.00 and an implied exchange ratio of 0.4218x to 0.4008x, based on the closing price per share of Travelers Class A common stock on November 14, 2003 of $16.03, as compared to the transaction exchange ratio of 0.4334x.

      Regression Analysis. Citigroup performed a regression analysis to compare the relationship of the ratio of the closing market price to tangible book value per share (excluding unrealized gains and losses) to the estimated 2004 return on average tangible common equity for St. Paul and the comparable companies described above (other than Cincinnati Financial Corp. which was excluded for statistical reasons).

      Based on this analysis, Citigroup derived a reference range for the implied equity value per share of St. Paul common stock of $37.00 to $39.00 and an implied exchange ratio of 0.4332x to 0.4110x, based on the closing price per share of Travelers Class A common stock on November 14, 2003 of $16.03, as compared to the transaction exchange ratio of 0.4334x.

      Sum of the Parts Analysis. Citigroup performed a “sum of the parts” analysis of St. Paul by valuing separately each of its core insurance business and its asset management business conducted by its majority-owned subsidiary, Nuveen Investments and deriving therefrom a range of implied equity values for St. Paul as a whole. In the case of St. Paul’s core insurance business, Citigroup applied a range of selected book value per share multiples, derived from the comparable companies listed above (other than Cincinnati Financial Corp. which was excluded for statistical reasons), to St. Paul’s book value per share (adjusted for the exclusion of Nuveen Investments), to derive a range for the implied value of St. Paul’s core insurance business per share of St. Paul common stock of $31.39 to $37.66.

      In the case of Nuveen Investments, Citigroup divided the market value of St. Paul’s 79% ownership interest in Nuveen Investments, estimated based on the closing price per share of common stock of Nuveen

Investments on the New York Stock Exchange on November 14, 2003, by the number of diluted shares of St. Paul common stock outstanding on such date to derive an implied value per share of St. Paul common stock of $8.41. Citigroup included in its presentation to the Travelers board of directors an overview of Nuveen Investments, including historical trading price information and a comparison with financial, operating and stock market data and forecasted financial information for selected publicly traded asset management companies. Citigroup did not utilize this information to derive a specific value, or range of values, for Nuveen Investments common stock, but rather to confirm that the trading price of Nuveen Investments common stock was consistent with the trading prices of peer firms and with its expected future cash flows so that Citigroup could utilize the current trading price of Nuveen Investments in its analysis.

      Based on these results, Citigroup derived a reference range for the implied equity value per share of St. Paul common stock of $39.79 to $46.07 and an implied exchange ratio of 0.4028x to 0.3480x, based on the closing price per share of Travelers Class A common stock on November 14, 2003 of $16.03, as compared to the transaction exchange ratio of 0.4334x.

      Contribution Analysis. Citigroup reviewed certain historical market and historical and estimated future operating and financial information for Travelers and St. Paul and the relative contribution of Travelers and St. Paul to the combined company, based on First Call estimates for 2004 and long-term growth rates of 9% for Travelers and 12% for St. Paul, as provided by the managements of Travelers and St. Paul, respectively. Based on this information, Citigroup derived a set of implied exchange ratios, as compared to the transaction exchange ratio of 0.4334x, set forth in the table below.

			Implied
			Exchange
	Travelers	St. Paul	Ratio

Stock Market
Market Capitalization as of December 31, 2002	65.6%	34.4%	0.4302	x
Market Capitalization as of November 14, 2003	64.6%	35.4%	0.4334	x
Balance Sheet
Median Equity Contribution as at December 31, 2002	63.2%	36.8%	0.4067	x
Median Equity Contribution as at September 30, 2003	63.8%	36.2%	0.4177	x
Income Statement
Operating Income (12-month period ending September 30, 2003)	65.6%	34.4%	0.4523	x
Projected Operating Income (fiscal year 2004)*	65.2%	34.8%	0.4445	x
Adjusted Projected Operating Income (fiscal year 2004)**	63.3%	36.7%	0.4087	x
Projected Operating Income (fiscal year 2005)*	65.3%	34.7%	0.4468	x

*	Operating income equals net income plus or minus any net realized investment gains or losses and adjusted to take into account the impact of certain charges on Travelers and St. Paul.

**	Excludes preliminary pro forma purchase accounting adjustments and includes management estimated revenue enhancements and cost savings with a net income impact of $99 million in fiscal 2004.

      Historical Exchange Ratio Analysis. Citigroup calculated the average historical exchange ratios of the closing price per share of Travelers Class A common stock to the closing price per share of St. Paul common stock on November 14, 2003 and for the five-day, one-month, six-month and twelve-month periods ending November 14, 2003, as well as for the period between March 21, 2002 and November 14, 2003. Based on this analysis, Citigroup noted that the historical exchange ratio on November 14, 2003 and for the respective preceding periods had an average value of 0.4360x, 0.4353x, 0.4338x, 0.4450x, 0.4515x and 0.4485x, as compared to the transaction exchange ratio of 0.4334x.

      Citigroup also calculated the average implied ownership of holders of Travelers common stock and holders of St. Paul common stock in the combined company on November 14, 2003 and for the five-day, one-month, six-month and twelve-month periods ending November 14, 2003, as well as for the period between March 21, 2002 and November 14, 2003, excluding for the purpose of such analysis shares underlying outstanding options to purchase Travelers common stock or St. Paul common stock. Based on this analysis, Citigroup noted that the average pro forma ownership of shares in the combined company by holders of Travelers common stock on November 14, 2003 and for the respective preceding periods was 64.8%, 64.6%, 64.5%, 65.1%, 65.4% and 65.2%, as compared to the 64.6% pro forma ownership of shares in the combined company by holders of Travelers common stock immediately following the consummation of the transaction based on the transaction exchange ratio of 0.4334x.

      Pro Forma Analysis. Citigroup presented the pro forma effects of the transaction on Travelers forecasted EPS, book value per share, tangible book value per share and dividends for calendar years 2004, 2005 and 2006 using estimates published by First Call for 2004 and thereafter long-term growth rates of 9% for Travelers and 12% for St. Paul as provided by the managements of Travelers and St. Paul respectively. Citigroup assumed, based on forecasts of the managements of Travelers and St. Paul, that after-tax synergies achieved in the transaction will include annualized after-tax revenue enhancements of $110 to $160 million and annualized after-tax expense savings of $88 to $228 million, and that costs associated with the transaction would be approximately $20 million. Citigroup noted that, after excluding the impact of purchase accounting expected to result from the transaction, the transaction would be accretive to Travelers forecasted EPS beginning in fiscal 2004. In addition, Citigroup noted that after taking into account the impact of purchase accounting, the transaction would be accretive to Travelers forecasted EPS beginning in fiscal 2006. Citigroup noted that the transaction would be accretive to Travelers forecasted dividends per share and stated book value per share beginning in fiscal 2004. Citigroup also noted that the transaction would be dilutive to Travelers tangible book value per share for fiscal 2004, 2005 and 2006.

      Citigroup also noted that the transaction would be accretive to St. Paul’s forecasted EPS and book value beginning in fiscal 2004 and would be dilutive to St. Paul’s tangible book value per share for each of 2004, 2005 and 2006 and to St. Paul’s dividends per share for each of 2005 and 2006.

General

      The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the Travelers board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the Travelers board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies analyses summarized above, Citigroup selected comparable public companies on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in these analyses is identical to Travelers or St. Paul and no precedent transaction is identical to the Travelers/ St. Paul transaction. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which Travelers and St. Paul are being compared.

      In its analyses, Citigroup made numerous assumptions with respect to Travelers, St. Paul, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Travelers and St. Paul. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Travelers, St. Paul, the Travelers board of directors, the St. Paul board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

      Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the consideration to be paid in the transaction and were provided to the Travelers board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the Travelers board of directors in making its determination to approve the merger agreement and the transaction. See “The Merger — Travelers Reasons for the Merger; Recommendation of the Travelers Board of Directors”.

      Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Travelers selected Citigroup to act as its financial advisor on the basis of Citigroup’s international reputation and Citigroup’s familiarity and historical relationship with Travelers. Citigroup and its affiliates in the past have provided and currently provide services to Travelers and St. Paul unrelated to the proposed transaction, for which services Citigroup and its affiliates have received and expect to receive compensation. Until March 2002, Travelers was an indirect wholly owned subsidiary of Citigroup Inc. and Citigroup and certain of its affiliates and employees (including Citigroup Inc. and its affiliates) hold a significant portion of the securities of Travelers for their own accounts. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of both Travelers and St. Paul for their own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Citigroup and its affiliates, including Citigroup Inc. and its affiliates, maintain relationships with Travelers and St. Paul and their respective affiliates.

      Pursuant to its letter agreement with Citigroup, Travelers agreed to pay Citigroup a transaction fee of $4 million, $1 million of which has been paid and $3 million of which is payable upon consummation of the merger. Travelers has also agreed to reimburse Citigroup for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

Opinion of Lehman Brothers

      In November 2003, Travelers engaged Lehman Brothers to act as its financial advisor with respect to the proposed merger with St. Paul. At a meeting of the Travelers board of directors held on November 16, 2003 to evaluate the proposed merger, Lehman Brothers rendered to the Travelers board of directors its opinion to the effect that, as of that date and based on and subject to the matters stated in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Travelers common stock.

      Lehman Brothers’ financial advisory services and opinion were provided for the information and assistance of the Travelers board of directors in connection with its evaluation of the exchange ratio provided for in the merger. Lehman Brothers’ opinion does not address any other aspect of the merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, Travelers underlying business decision to proceed with or effect the merger.

      A copy of the full text of Lehman Brothers’ opinion, dated November 16, 2003, is attached as Appendix H to this joint proxy statement/ prospectus. Holders of Travelers common stock are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the proposed merger;

•	publicly available information concerning Travelers and St. Paul that Lehman Brothers believed to be relevant to its analysis, including Travelers Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Travelers Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, St. Paul’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and St. Paul’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	financial and operating information with respect to the businesses, operations and prospects of Travelers and St. Paul furnished to Lehman Brothers by the managements of Travelers and St. Paul, including expected growth rates for earnings of each of the companies in the future;

•	publicly available estimates of independent research analysts regarding the future financial performance of Travelers and St. Paul, including earnings estimates for Travelers and St. Paul for the years ended December 31, 2003 and December 31, 2004, published by First Call;

•	the trading histories of Travelers common stock and St. Paul common stock from March 22, 2002 to November 14, 2003 and a comparison of these trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of Travelers and St. Paul with each other and with those of other companies that Lehman Brothers deemed relevant;

•	the relative financial contributions of Travelers and St. Paul to the present and future financial performance of the combined company on a pro forma basis; and

•	the potential pro forma effect of the proposed merger, including the purchase accounting adjustments and the cost savings and revenue enhancements, which cost savings and revenue enhancements are referred to as expected synergies, that the managements of Travelers and St. Paul expect to result from a combination of the businesses of Travelers and St. Paul.

      In addition, Lehman Brothers had discussions with the managements of Travelers and St. Paul concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

      In arriving at its opinion, Lehman Brothers assumed and relied on the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied on the assurances of the managements of Travelers and St. Paul that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Lehman Brothers was not provided with, and did not have any access to, financial projections of Travelers or St. Paul prepared by the managements of Travelers or St. Paul. Accordingly, Lehman Brothers assumed, upon the advice of Travelers, that the publicly available estimates of independent research analysts with respect to Travelers 2003 and 2004 earnings, and earnings growth rates thereafter provided by the management of Travelers, were a reasonable basis upon which to evaluate the future financial performance of Travelers and that Travelers would perform substantially in accordance with those estimates and growth rates. Lehman Brothers also assumed, upon the advice of St. Paul, that the publicly available estimates of independent research analysts with respect to St. Paul’s 2003 and 2004 earnings, and earnings growth rates thereafter provided by the management of St. Paul, were a reasonable basis upon which to evaluate the future financial performance of St. Paul and that St. Paul would perform substantially in accordance with those estimates and growth rates. Upon the advice of Travelers and St. Paul, Lehman Brothers assumed that the purchase accounting adjustments for the merger would be recorded, and the expected synergies would be realized, substantially in accordance with the expectations of Travelers and St. Paul.

      Lehman Brothers noted that, pursuant to the Travelers certificate of incorporation, the holders of Travelers Class A common stock were entitled to receive in the merger the same per share consideration as the per share consideration received by the holders of Travelers Class B common stock. In addition, upon the advice of Travelers, Lehman Brothers assumed that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Code and therefore, as a tax-free transaction to holders of Travelers common stock.

      In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Travelers or St. Paul and did not make or obtain any evaluations or appraisals of the assets or liabilities of Travelers or St. Paul. Lehman Brothers is not an actuary and its services did not include actuarial determinations or evaluations by Lehman Brothers or an attempt to evaluate actuarial assumptions. In that regard, Lehman Brothers made no analyses of, and expressed no opinion as to, the adequacy of the policy and other insurance reserves of Travelers or St. Paul and relied upon information furnished to it by Travelers and St. Paul as to the adequacy of such reserves.

      Lehman Brothers expressed no opinion as to the prices at which shares of St. Paul Travelers common stock would trade at any time following the announcement or consummation of the merger. Lehman Brothers’ opinion should not be viewed as providing any assurance that the market value of the shares of St. Paul Travelers common stock to be held by the holders of Travelers common stock after the consummation of the merger will be in excess of the market value of the shares of Travelers common stock owned by such holders at any time prior to the announcement or consummation of the merger. Lehman Brothers’ opinion necessarily was based on market, economic and other conditions as they existed on, and could be evaluated as of, the date of Lehman Brothers’ opinion. Although Lehman Brothers evaluated the exchange ratio from a financial point of view, it did not recommend the specific consideration payable in the merger, which was determined through negotiation between Travelers and St. Paul.

      Except as described above, Travelers imposed no other instructions or limitations on Lehman Brothers with respect to the investigations made or procedures followed by Lehman Brothers in rendering its opinion.

      In connection with rendering its opinion, Lehman Brothers performed various financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Travelers or St. Paul, but rather made its determination as to the fairness, from a financial point of view, of the exchange ratio on the basis of the financial, comparative and other analyses performed. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Travelers and St. Paul. Lehman Brothers assumes no responsibility if future results are materially different from those reflected. Any estimates contained in Lehman Brothers’ analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses do not necessarily purport to be appraisals or to reflect the prices at which businesses actually may be sold.

      Lehman Brothers’ opinion and analyses were only one of many factors considered by the Travelers board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Travelers board of directors or management with respect to the merger or the consideration payable to the holders of Travelers common stock in the merger.

      The following is a summary of the material financial analyses used by Lehman Brothers in connection with its opinion to the Travelers board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Lehman Brothers’ financial analyses, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lehman Brothers’ opinion.

Stock Trading History

      Lehman Brothers reviewed the historical trading performance of Travelers and St. Paul over various periods from March 22, 2002, the first trading day following the date of Travelers initial public offering, to November 14, 2003, based on the stock price performance of Travelers Class A common stock and St. Paul common stock and the forward price-to-earnings and latest price-to-book value trading multiples of Travelers and St. Paul relative to one another and to selected companies in the property and casualty insurance industry during these periods. Lehman Brothers noted that Travelers and St. Paul generally had a similar trading performance over the periods reviewed.

  Historical Exchange Ratio Analysis

      Lehman Brothers compared the ratio of the closing price of Travelers common stock to the closing price of St. Paul common stock on November 14, 2003, and the ratio of the average of the daily closing prices of Travelers common stock to the average of the daily closing prices of St. Paul common stock over the five trading days, 30 days, three months, six months and 12 months prior to November 14, 2003 and from the period March 22, 2002 to November 14, 2003. Lehman Brothers then calculated the exchange ratios and pro forma ownership percentages of holders of Travelers common stock in the combined company implied by these historical ratios over the periods analyzed. Closing prices for Travelers common stock were based on the average of the closing prices of Travelers Class A common stock and Travelers Class B common stock over the relevant periods. Based on these average closing prices, this analysis yielded an implied median exchange ratio reference range for Travelers Class A common stock of 0.4337x to 0.4463x, an implied median exchange ratio reference range for Travelers Class B common stock of 0.4356x to 0.4488x and an implied median pro forma ownership reference range for holders of Travelers common stock in the combined company of approximately 64.7% to 65.3%, as compared to the exchange ratio provided for in the merger of 0.4334x and the pro forma ownership percentage for holders of Travelers common stock in the combined company immediately upon consummation of the merger based on the merger exchange ratio of approximately 65%, as indicated on the following table:

	Implied Median Exchange Ratio
			Implied Median Pro Forma
	Travelers Class A	Travelers Class B	Ownership for Holders of
Specified Period	Common Stock	Common Stock	Travelers Common Stock

November 14, 2003	0.4360x	0.4368x	64.8%
Five trading days prior to November 14, 2003	0.4360x	0.4368x	64.8%
30 days prior to November 14, 2003	0.4350x	0.4363x	64.7%
Three months prior to November 14, 2003	0.4337x	0.4356x	64.7%
Six months prior to November 14, 2003	0.4461x	0.4464x	65.3%
12 months prior to November 14, 2003	0.4463x	0.4472x	65.3%
From March 22, 2002 to November 14, 2003	0.4444x	0.4488x	65.3%
Merger Exchange Ratio	0.4334x
Pro Forma Ownership for Holders of Travelers Common Stock in the Merger			64.6%

  Contribution Analysis

      Lehman Brothers analyzed the relative contributions of Travelers and St. Paul to various balance sheet items and profit and loss items, referred to as P&L items, of the combined company. Balance sheet items that were analyzed consisted of invested assets, total assets, total equity and total equity excluding unrealized gains, each as of September 30, 2003. Given that a 21% equity interest in Nuveen Investments is publicly held, a percentage of St. Paul’s total assets equal to that minority interest was deducted from St. Paul’s total assets contribution to the combined company. P&L items that were analyzed consisted of estimated operating income for 2003 through 2005, utilizing First Call estimates for Travelers and St. Paul for 2003 and 2004 and extrapolating estimated operating income for 2005 by applying earnings growth rate estimates of the managements of Travelers and St. Paul to First Call’s 2004 earnings estimates. Lehman Brothers also analyzed the relative contributions of Travelers and St. Paul to the combined company’s market capitalization as of November 14, 2003 and average market capitalization for the five-day and 10-day periods prior to November 14, 2003. Lehman Brothers then calculated implied exchange ratios based on these contributions. This analysis yielded an implied exchange ratio reference range of 0.3722x to 0.4732x, as compared to the exchange ratio in the merger of 0.4334x, as indicated in the following table:

	Implied
	Contribution
	Percentages
			Implied
Balance Sheet Items (as of September 30, 2003):	Travelers	St. Paul	Exchange Ratio

Invested Assets	63%	37%	0.3954x
Total Assets	61%	39%	0.3722x
Total Equity	65%	35%	0.4341x
Total Equity excluding unrealized gains	65%	35%	0.4436x
P&L Items:

2003 Estimated Operating Income	67%	33%	0.4732x
2004 Estimated Operating Income	66%	34%	0.4591x
2005 Estimated Operating Income	65%	35%	0.4468x
Market Capitalization:

Market Capitalization as of November 14, 2003	65%	35%	0.4364x
Market Capitalization for five-day average prior to November 14, 2003	65%	35%	0.4357x
Market Capitalization for 10-day average prior to November 14, 2003	64%	36%	0.4306x
Merger Exchange Ratio			0.4334x

  Selected Companies Analysis

      Lehman Brothers reviewed and compared selected financial and operating data of Travelers and St. Paul with the following eight selected companies in the property and casualty insurance industry:

•	The Hartford Financial Services Group, Inc.

•	The Chubb Corporation

•	XL Capital Ltd.

•	ACE Limited

•	CNA Financial Corporation

•	Safeco Corporation

•	Old Republic International Corporation

•	W.R. Berkley Corporation

      Using publicly available information, Lehman Brothers compared, among other things, the closing stock prices of the selected companies, Travelers and St. Paul on November 14, 2003 as a multiple of 2003 and 2004 estimated EPS, based on First Call estimates and as a multiple of book value per share as of September 30, 2003. In the case of Travelers, Lehman Brothers utilized the average closing prices for Travelers Class A common stock and Travelers Class B common stock on November 14, 2003. Lehman Brothers then applied a range of selected multiples derived from the selected companies to corresponding data of Travelers and St. Paul (excluding data attributable to St. Paul’s asset management business conducted through Nuveen Investments) and calculated an implied value of St. Paul’s 79% equity interest in Nuveen Investments utilizing the closing price of Nuveen Investments common stock on November 14, 2003. This yielded an implied equity reference range for Travelers of approximately $14.89 to $19.35 per share and an implied equity reference range for St. Paul of approximately $35.56 to $43.93 per share. Using these implied equity reference ranges, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio in the merger:

Implied Exchange
Ratio Reference Range	Merger Exchange Ratio

0.4186x to 0.4405x	0.4334x

      Given the inherent differences in the businesses, operations and prospects of Travelers, St. Paul and the selected companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected companies analysis, but also made qualitative judgments concerning differences in the financial and operating characteristics and prospects of Travelers, St. Paul and the selected companies that could affect the public trading values of each.

     Dividend Discount Analysis

      As a further part of its analysis, Lehman Brothers performed a dividend discount analysis to calculate the estimated present value of Travelers common stock and St. Paul common stock. The estimated present value of Travelers common stock and St. Paul common stock was calculated by adding the estimated present value of Travelers and St. Paul’s future stream of dividend payments to their shareholders in 2004 through 2008 and the present value of the terminal value per share of Travelers common stock and St. Paul common stock at the end of the year 2008, based on net income and earnings growth rate estimates for Travelers and St. Paul. Net income estimates were based on First Call estimates for Travelers and St. Paul for 2003 and 2004. Earnings growth rate estimates were based on estimates of the managements of Travelers and St. Paul for 2005 and 2006 and were extrapolated thereafter assuming an earnings growth rate consistent with managements’ earnings growth rate estimate for 2006. Estimated dividend amounts were based on estimates of the managements of Travelers and St. Paul for 2004 and extrapolated for subsequent years assuming a constant dividend payout ratio. Using a range of terminal value multiples based on 2008 net income of 9.0x to 10.0x and discount rates ranging from 11.0% to 13.0%, Lehman Brothers calculated an implied equity reference range for Travelers of approximately $15.28 to $18.36 per share and an implied equity reference range for St. Paul of approximately and $38.91 to $46.44 per share. Based on these implied equity reference ranges, this analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio in the merger:

Implied Exchange
Ratio Reference Range	Merger Exchange Ratio

0.3928x to 0.3953x	0.4334x

     Pro Forma Merger Analysis

      Lehman Brothers analyzed the potential pro forma effect of the merger on Travelers estimated EPS for the second half of 2004 and for the full years 2004 through 2006 and St. Paul’s estimated EPS for the second half of 2004 and for the full years 2005 through 2006. This analysis was undertaken after taking into account expected synergies and excluding implementation costs associated with the merger, as estimated by the managements of Travelers and St. Paul, and both before and after taking into account purchase accounting adjustments for the merger estimated by the managements of Travelers and St. Paul to be recorded in accordance with United States generally accepted accounting principles, referred to as PGAAP. EPS estimates were based on First Call estimates for Travelers and St. Paul for the second half of 2004 and for the full year 2004 and were extrapolated thereafter based on earnings growth rate estimates of the managements of Travelers and St. Paul. Based on the exchange ratio in the merger of 0.4334x, this analysis indicated that the merger could be accretive to Travelers and St. Paul’s estimated EPS on a standalone basis in each of the periods analyzed before taking into account PGAAP and, after taking into account PGAAP, could be accretive to Travelers estimated EPS on a standalone basis for the full year 2006 and dilutive in the prior periods analyzed and could be accretive to St. Paul’s estimated EPS on a standalone basis in each of the periods analyzed.

      Lehman Brothers also analyzed the potential pro forma impact of the merger on Travelers and St. Paul’s return on equity, referred to as ROE, and book value per share. The potential pro forma ROE impact was analyzed for the second half of 2004 and for the full years 2004 through 2006 in the case of Travelers and for the second half of 2004 and for the full years 2005 through 2006 in the case of St. Paul, assuming aggregate dividends payable by the combined company during the second half of 2004 in an amount equal to the sum of the dividend payments payable by Travelers and St. Paul for the first half of 2004 as estimated by the managements of Travelers and St. Paul and a constant dividend payout ratio for subsequent years. The potential pro forma stated book value impact was analyzed as of June 30, 2004 based on estimates of the managements of Travelers and St. Paul as to dividend amounts payable as of that date. Based on the exchange ratio of 0.4334x, this analysis indicated that the merger could be dilutive to Travelers and St. Paul’s ROE, and accretive to Travelers and St. Paul’s book value per share, relative to Travelers and St. Paul’s ROE and book value per share on a standalone basis in each of the periods analyzed.

      The financial forecasts and estimates underlying this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Miscellaneous

      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Travelers selected Lehman Brothers because of its experience, reputation and familiarity with Travelers and St. Paul and the property and casualty insurance industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

      Travelers has agreed to pay Lehman Brothers a transaction fee of $4.0 million, $1.0 million of which has been paid and $3.0 million of which is payable upon consummation of the merger. In addition, Travelers has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Lehman Brothers for liabilities that may arise out of its engagement and the rendering of its opinion. Lehman Brothers in the past has provided investment banking services to Travelers and St. Paul and has received customary compensation for those services.

      In the ordinary course of its business, Lehman Brothers may actively trade the debt or equity securities of Travelers and St. Paul for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

THE MERGER AGREEMENT

General

      The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this document. We urge you to read the entire merger agreement because it is the legal document governing the merger.

Structure of the Merger

      Adams Acquisition Corp., a direct wholly owned subsidiary of St. Paul, will merge with and into Travelers, with Travelers continuing as the surviving corporation and a direct wholly owned subsidiary of St. Paul.

Merger Consideration

      At the effective time of the merger, each issued and outstanding share of Travelers Class A common stock and each issued and outstanding share of Travelers Class B common stock, in each case together with the associated preferred stock purchase rights which are described in detail under “Comparison of Shareholders’ Rights — Travelers Shareholder Rights Plan”, will be converted into the right to receive 0.4334 of a share of St. Paul Travelers common stock. However, each share of Travelers Class A common stock and each share of Travelers Class B common stock, in each case together with the associated preferred stock purchase rights, held by Travelers as treasury shares or owned by St. Paul or Adams Acquisition Corp. (and, in each case, that are not held on behalf of or as fiduciary for third parties) will be canceled, and no exchange will be made with respect to them. Cash will be paid in lieu of any fractional shares of St. Paul Travelers common stock that would otherwise be issuable.

Exchange of Shares

      St. Paul Travelers will make available to an exchange agent designated by St. Paul the shares of St. Paul Travelers common stock issuable in exchange for the outstanding shares of Travelers common stock and will deposit cash with the exchange agent in an amount required to be paid in lieu of fractional shares of St. Paul Travelers common stock and dividends and other distributions on the St. Paul Travelers common stock. Promptly after the effective time of the merger, each record holder of shares of Travelers common stock will be sent a letter of transmittal and instructions on how to surrender such shares. Thereafter, holders of Travelers common stock may either surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, or deliver an “agent’s message” to the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares of Travelers common stock. In exchange for shares of the Travelers common stock, holders will receive in uncertificated book-entry form (unless a physical certificate is requested by a holder of shares of Travelers common stock or is otherwise required under applicable law) the number of shares of St. Paul Travelers common stock described under “— Merger Consideration.” Holders of unexchanged shares of Travelers common stock will not be entitled to receive any dividends or other distributions payable by St. Paul Travelers with respect to those shares of St. Paul Travelers common stock, or cash in lieu of fractional shares, until the applicable Travelers certificate is surrendered or the Travelers uncertificated share is transferred. Upon surrender or transfer, those holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

      St. Paul Travelers will not issue fractional shares in the merger. All fractional shares of St. Paul Travelers common stock that a holder of shares of Travelers common stock would otherwise be entitled to receive as a result of the merger will be aggregated. For each fractional share that results from such aggregation, the exchange agent will pay the holder an amount equal to the fractional St. Paul Travelers common share multiplied by the closing sales price of a share of St. Paul common stock on the trading day immediately preceding the effective time of the merger.

Travelers Stock Options and Other Stock-Based Awards

      Each outstanding option to purchase shares of Travelers common stock granted under an equity compensation plan, whether vested or unvested, will be converted at the effective time of the merger into a replacement option to purchase shares of St. Paul Travelers common stock on the same terms and conditions under which it was issued, including any option reload features relating to any Travelers stock option outstanding on November 16, 2003 or granted in accordance with the terms of the merger agreement. The number of shares of St. Paul Travelers common stock subject to each such replacement stock option will equal the number of the shares of Travelers common stock subject to each converted stock option multiplied by 0.4334, the exchange ratio. The replacement stock option will have a per share exercise price equal to the per share exercise price specified in the Travelers stock option divided by the exchange ratio.

      At the closing, each right to receive shares of Travelers common stock, contingent or accrued, and each other outstanding stock-based award, whether vested or unvested, will cease to represent a right or award with respect to shares of Travelers common stock and will be converted into a right or award with respect to St. Paul Travelers common stock on the same terms and conditions under which it was granted. The number of shares of St. Paul Travelers common stock subject to each such replacement right or award will equal the number of the shares of Travelers common stock subject to each converted right or award multiplied by the exchange ratio. Any dividend equivalents credited to any holder of Travelers stock-based awards will remain credited to such holder’s account, subject to the foregoing adjustment in the number of shares.

Certain Post-Merger Governance Matters

      St. Paul and Travelers have agreed to take all actions necessary so that at the effective time:

•	the St. Paul articles of incorporation will be amended as described under “Required Articles Amendment” and, if the required St. Paul shareholders approval is obtained at the special meeting, as further described under “Additional Articles Amendment”;

•	the St. Paul bylaws will be amended as described under “Bylaws Amendment”;

•	the St. Paul Travelers board of directors will be increased from 12 to 23, of whom 11 will have been St. Paul directors prior to the merger and of whom 12 will have been Travelers directors prior to the merger, as described under “The Merger — Board of Directors and Management of St. Paul Travelers Following the Merger; Business Lines;”

•	The St. Paul Travelers board of directors will have standing executive, governance, compensation, audit, investment and capital markets and risk committees, each comprised of an equal number of St. Paul directors designated by St. Paul and Travelers directors designated by Travelers, and organized as follows:

Committee	St. Paul Designees	Travelers Designees

Executive	Four (including St. Paul CEO)	Four (including Travelers CEO)
Governance	Three (including co-chairman)	Three (including co-chairman)
Compensation	Three	Three (including chairman)
Audit	Two (including vice chairman)	Two (including chairman and vice chairman)
Investment and Capital Markets	Two (including chairman)	Two
Risk	Two (including chairman)	Two

•	Jay S. Fishman, if available, will be appointed the chief executive officer of St. Paul Travelers; and

•	Robert I. Lipp, if available, will be appointed executive chairman of the St. Paul Travelers board of directors, which position will be an executive officer position.

      Following the merger, St. Paul Travelers headquarters will be in St. Paul, Minnesota, and certain of the executive officers and managers of St. Paul Travelers will be the individuals identified under “The Merger — Board of Directors and Management of St. Paul Travelers Following the Merger; Business Lines”.

      The Governance Committee of the St. Paul Travelers board of directors will have responsibility for undertaking a complete review of St. Paul Travelers governance standards and policies and will make a comprehensive recommendation to the St. Paul Travelers board of directors on January 1, 2006 or on such earlier date as the Governance Committee shall determine.

Representations and Warranties

      The merger agreement contains a number of substantially reciprocal representations and warranties of St. Paul and Travelers as to, among other things: due incorporation and qualification; corporate authority to enter into the contemplated transactions; required consents and filings with government entities; absence of conflicts with organizational documents, laws and material agreements; capitalization; ownership, due incorporation and qualification of subsidiaries; licenses and authorizations of insurance subsidiaries; reports filed with the Securities and Exchange Commission (including, in the case of St. Paul, reports filed by its majority-owned subsidiary, Nuveen Investments); statutory financial reporting of insurance subsidiaries; financial statements; information supplied for use in this document; absence of material changes or events; absence of undisclosed liabilities; compliance with laws and court orders; litigation; insurance matters; insurance liabilities and reserves; advisory and broker-dealer matters; finders’ fees; opinions of financial advisors; tax matters and tax treatment; employee benefits plans; labor matters; environmental matters; intellectual property; material contracts; inapplicability to the merger of state takeover statutes, shareholders rights agreements and anti-takeover provisions in organizational documents; and financial controls.

      Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the merger agreement, “material adverse effect” means with respect to St. Paul or Travelers, as the case may be:

•	a material adverse effect on the condition (financial or otherwise), properties, business, results of operations or prospects of such party and its subsidiaries taken as a whole, other than:

•	effects caused by changes in general economic or securities markets conditions,

•	changes that affect the businesses in which such party and its subsidiaries operate in general and which do not have a materially disproportionate effect on such party and its subsidiaries, and

•	changes resulting from the announcement or proposed consummation of the merger agreement and the transactions contemplated by the merger agreement; or

•	a material impairment of the ability of such party (or, in the case of St. Paul, the ability of St. Paul or Adams Acquisition Corp.) to consummate the transactions contemplated in the merger agreement.

      The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “— Termination”, if the agreement is validly terminated, neither party will have any liability for inaccuracies in its representations and warranties, or otherwise under the merger agreement, unless the party has willfully or intentionally failed to fulfill a condition or to perform a covenant contained therein.

Principal Covenants

      Interim Operations of St. Paul and Travelers. Each of St. Paul and Travelers has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time or termination of the merger agreement. In general, St. Paul and its subsidiaries and Travelers and its subsidiaries are required to conduct their respective businesses in the ordinary course consistent with past practices and to use all reasonable efforts to preserve intact their present business organizations and relationships with third parties and to keep available the services of their present officers and employees. Each company has also agreed to certain restrictions on its and its subsidiaries’ activities that are subject to exceptions described in the merger agreement. The most significant activities that each company has agreed not to do, authorize or agree to do are as follows:

•	amending its organizational documents;

•	entering into any merger, consolidation or other significant transaction with a third person;

•	making equity investments or material acquisitions, except permitted capital expenditures, equity investments in wholly owned subsidiaries or investment activities in the ordinary course of business consistent with past practices (other than with the consent of the other party, which consent shall not be unreasonably withheld);

•	selling, leasing, licensing or otherwise disposing of any assets material to such party and its subsidiaries on a consolidated basis, other than in the ordinary course of business consistent with past practices, pursuant to existing contracts or commitments or with the consent of the other party, which consent shall not be unreasonably withheld;

•	splitting, combining or reclassifying its capital stock or declaring dividends, subject to certain exceptions including regular quarterly dividends in accordance with past practice and, in the case of St. Paul, the special dividends discussed below under “— Dividends; Special St. Paul Dividend”;

•	issuing, selling, transferring, pledging or disposing of capital stock or securities convertible into, exchangeable for or providing the right to acquire capital stock, except in limited instances, or reducing the exercise or conversion price, extending the term or otherwise materially modifying the terms of any such securities;

•	acquiring, redeeming or purchasing such company’s capital stock, other than in the ordinary course of business on behalf of or as fiduciary for third parties;

•	making material capital expenditures, other than in the ordinary course of business consistent with past practices;

•	incurring, assuming, guaranteeing or otherwise becoming liable for debt, making loans to third parties, or pledging material assets or capital stock of such company or its subsidiaries, in each case subject to specified exceptions;

•	except as required by law or by existing agreements or arrangements, increasing employee compensation or benefits, other than increases in salary or performance bonuses consistent with past practices in light of actual performance, arrangements for new hires consistent with existing policies and practices and increases of not more than $250,000 in the aggregate for any individual;

•	entering into material contracts or transactions, other than as provided in the merger agreement or in the ordinary course of business consistent with past practices;

•	entering into agreements that materially restrict such company and its subsidiaries’ from engaging or competing in any line of business or in any geographical area;

•	paying, discharging or settling non-insurance claims and liabilities in excess of $100,000,000 (other than in the ordinary course of business, with the consent of the other party, which consent shall not be unreasonably withheld, or pursuant to existing contractual obligations);

•	paying, discharging or settling insurance claims and liabilities in excess of $100,000,000 (other than with the consent of the other party, which consent shall not be unreasonably withheld);

•	making or changing material tax elections, changing its method of accounting if the change would have a material adverse impact on taxes or changing its fiscal year;

•	entering into certain new reinsurance transactions as ceding insurer, other than those having specified market terms or transactions that do not materially change the company’s reinsurance profile;

•	altering or amending in any material respect its accounting, underwriting, actuarial or similar policies;

•	taking actions that would prevent or impede the merger from qualifying as a tax-free reorganization;

•	granting initial stock options with optional reload features or, except as required by law or existing agreements or arrangements or as consistent with past practices, granting reloaded stock options with further reload features; or

•	taking any action that would make any representation or warranty by it inaccurate (except as would not be expected to have a material adverse effect) or would result in a condition to the merger not being satisfied.

      With respect to its majority-owned subsidiary, Nuveen Investments, St. Paul’s obligations under these interim operations covenants are limited to St. Paul’s reasonable best efforts.

      Shareholder Meetings and Duties to Recommend. St. Paul has agreed to recommend the approval of the matters described under “The St. Paul Special Meeting — Purpose of Meeting; Matters to be Considered” and to call a meeting of its shareholders for this purpose. The Travelers board of directors has agreed to recommend the approval of the merger and the merger agreement by Travelers shareholders and has agreed to call a meeting of its shareholders for this purpose. Each party’s board of directors, however, can fail to make, withdraw or modify in a manner adverse to the other party, its recommendation, in each case as discussed below under “— No Solicitation”.

      No Solicitation. Each party has agreed that none of the party, its subsidiaries or any of their officers, directors, employees or other representatives will (a) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below), (b) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to it or any of its subsidiaries or afford access to the business, properties, assets, books or records of it or any of its subsidiaries, or otherwise cooperate in any way with or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal, (c) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (d) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of its equity securities or any class of equity securities of its subsidiaries or (e) enter into any agreement, understanding or commitment with respect to an Acquisition Proposal. However, each party’s board of directors, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party that, subject to the party’s compliance with the restrictions described in this “— No Solicitation” section, has made a bona fide unsolicited written Acquisition Proposal that such board of directors has determined in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, would reasonably be expected to lead to a Superior Proposal (as defined below), (ii) furnish to such third party non-public information regarding the party and its subsidiaries, pursuant to an appropriate confidentiality agreement having provisions that are no less favorable to such party than those contained in the confidentiality agreement between St. Paul and Travelers, (iii) following receipt of such a bona fide unsolicited Acquisition Proposal that such board of directors has determined, in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, is a Superior Proposal, fail to make, withdraw or modify in a manner adverse to the other party its recommendation to its shareholders referred to above under “— Shareholder Meetings and Duties to Recommend” including in connection with the applicable shareholder meeting referred to therein (any such change is referred to in this joint proxy statement/ prospectus as a “change in recommendation”) and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders such party to take, but in each case referred to in the foregoing clauses (i) through (iii) only if such party’s board of directors determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, that it must take such action to comply with its fiduciary duties under applicable law.

      The restrictions described in the preceding paragraph will not prohibit the board of directors of either party from complying with Rule 14e-2(a) or Rule 14d-9 under the Securities Exchange Act of 1934, as amended, with regard to an Acquisition Proposal to the extent applicable; provided that neither party’s board of directors may recommend that their shareholders tender shares of capital stock in connection with any tender or exchange offer unless such board of directors has determined in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, that such tender or exchange offer is a Superior Proposal.

      “Acquisition Proposal” means, with respect to each party, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 30% or more of the consolidated assets of the party and its subsidiaries or 30% or more of any class of equity or voting securities of the party or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the party, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 30% or more of any class of equity or voting securities of the party or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the party, (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the party or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the party or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to the other party of the transactions contemplated by the merger agreement.

      “Superior Proposal” means, with respect to each party, any bona fide, unsolicited written Acquisition Proposal for shares of capital stock of the party representing at least a majority of the outstanding voting power of the party on terms that the board of directors of the party determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, tax treatment, regulatory aspects and conditions to consummation, are more favorable to all the party’s shareholders, from a financial point of view, than the transactions contemplated by the merger agreement (including the terms, if any, proposed by the other party to amend or modify the terms of the transactions contemplated by the merger agreement) and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the board of directors of the party.

      Neither party’s board of directors will take any of the actions referred to above unless such party has delivered to the other party a prior written notice advising the other party that it intends to take such action, and the party taking such action is obligated to continue to advise the other party after taking such action. In the case of a change in recommendation by a party’s board of directors, the party must have delivered written notice to the other party at least ten business days in advance of taking such action (unless at the time such notice is otherwise required to be given there are fewer than ten business days prior to such party’s shareholder meeting or the ten-business-day period would make impractical compliance with Rule 14e-2(a) or Rule 14d-9 under the Securities and Exchange Act of 1934, as amended, in which case the party shall provide as much notice in advance of such party’s shareholder meeting or the filing of a Schedule 14D-9, as applicable, as is reasonably practicable) and during such interim period it shall have negotiated, and shall have caused its financial and legal advisors to negotiate, with the other party in good faith to make such adjustments in the terms and conditions of the merger agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal.

      Each party is required to notify the other party promptly (but in no event later than 24 hours) after receipt by such party (or any of its advisors) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or of any request for non-public information relating to the party or any of its subsidiaries or for access to the business, properties, assets, books or records of the party or any of its subsidiaries by any third party that may be considering making, or has made, an Acquisition Proposal. The party receiving the Acquisition Proposal, indication or request is required to provide such notice orally and in writing and to identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The party is required promptly to provide the other party with any non-public information concerning the party’s business, present or future performance, financial condition or results of operations, provided to any third party that was not previously provided to the other party. The party receiving the Acquisition Proposal, indication or request is required to keep the other party fully informed, on a prompt basis (but in no event later than 24 hours), of the status and details of any such Acquisition Proposal, indication or request.

      Each party has agreed to, and to cause its subsidiaries, advisors, employees and other agents to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to November 16, 2003 with respect to any Acquisition Proposal and to use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of confidential information about such party that was furnished by or on behalf of such party to return or destroy all such information.

      Indemnification and Insurance. These matters are discussed below under “Interests of Certain Persons in the Merger — Insurance and Indemnification”.

      Benefits Continuation. The existing employee plans of Travelers, as in effect when the merger is consummated, will remain in effect with respect to current and former employees of Travelers and its subsidiaries until St. Paul and Travelers determine otherwise, subject to applicable laws and the terms of the plans. Both companies have committed to cooperate in reviewing, evaluating and analyzing the employee plans of both companies, with a view toward developing appropriate plans for all employees of St. Paul Travelers following the merger, provided that the existing employee plans of St. Paul will be maintained substantially as in effect immediately prior to the effective time of the merger through the end of 2004. It is the intent of both companies to develop employee plans as soon as reasonably practicable after closing, with a view toward treating similarly situated employees on a substantially equivalent basis and avoiding any discrimination between employees who were covered by the employee plans of St. Paul on one hand and those covered by the employee plans of Travelers on the other.

      Before closing, both companies will take or cause to be taken all actions necessary to amend any benefit equalization trust, rabbi trust, voluntary employees’ benefits association or similar funding vehicle and any related employee plan or international plan such that the consummation of the merger will not result in the acceleration, increase or provision of any rights or benefits to any current or former director, employee or independent contractor.

      Reasonable Best Efforts Covenant. St. Paul and Travelers have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement. However, neither St. Paul nor Travelers nor any of their respective subsidiaries will be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, take or agree to take any action or agree to any limitation, in any such case, that would reasonably be expected to have a material adverse effect on St. Paul or Travelers, in each case after giving effect to the merger, or to materially impair the benefits to St. Paul or Travelers expected, as of November 16, 2003, to be realized from consummation of the merger, and neither St. Paul nor Travelers will be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the merger.

      Dividends; Special St. Paul Dividend. St. Paul and Travelers have agreed to coordinate with each other regarding the declaration of any dividends in respect of each party’s common stock and the record and payment dates of any such dividends. It is the intention of St. Paul and Travelers that St. Paul will declare and pay to the holders of its common stock, as of one or more record dates prior to the effective time of the merger, one or more special dividends of cash or obligations to pay cash in an amount sufficient to result in such holders receiving aggregate dividends with record dates during 2004 of $1.16 per share (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or similar events), assuming that dividends declared by St. Paul Travelers after the effective time of the merger with record dates in 2004 will be paid at the quarterly rate of $0.22 per share (again, as appropriately adjusted).

      Certain Other Covenants. The merger agreement contains additional and generally mutual covenants, including covenants relating to the filing of this joint proxy statement/ prospectus, cooperation regarding filings and proceedings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, access to information, fiduciary activities involving the ownership of the other party’s securities, public announcements, listing of shares of St. Paul Travelers common stock to be issued in the merger or upon exercise of St. Paul Travelers stock options following the merger, rendering Travelers shareholder rights plan inapplicable to the merger and to the transactions contemplated by the merger agreement, obtaining appropriate restrictions on affiliates’ activities, matters relating to Section 16 under the Securities and Exchange Act of 1934, as amended, assumption by St. Paul Travelers of certain obligations relating to Travelers convertible notes, and actions to be taken so as not to jeopardize the intended tax treatment of the merger.

Principal Conditions to Completion of the Merger

      Mutual Closing Conditions. The obligations of each of St. Paul and Adams Acquisition Corp., on the one hand, and Travelers, on the other hand, to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the following conditions:

•	obtaining the required approvals of the St. Paul shareholders and Travelers shareholders (as described under “The St. Paul Special Meeting — Votes Required” and “The Travelers Special Meeting — Votes Required”);

•	absence of legal prohibitions on completion of the merger;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	St. Paul’s registration statement on Form S-4, which includes this joint proxy statement/ prospectus, being effective and not subject to any Securities and Exchange Commission stop order and no proceedings for such purpose being pending before or threatened by the Securities and Exchange Commission;

•	approval for the listing on the New York Stock Exchange of the St. Paul Travelers common stock to be issued in the merger or reserved for issuance upon exercise of St. Paul Travelers stock options after the merger;

•	completion of required filings with, and receipt of required approvals by, governmental and regulatory bodies, agencies, officials or authorities (as described under “Regulatory and Other Approvals Required for the Merger”), and the absence of legal or regulatory conditions or restrictions reasonably expected to have a material adverse effect on the present or prospective consolidated financial condition, business or operating results of St. Paul Travelers after the merger;

•	accuracy as of the effective time of the representations and warranties made by the other party, with only such exceptions as would not have a material adverse effect;

•	performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing;

•	receipt of opinions of St. Paul’s and Travelers counsel that the merger will qualify as a tax-free reorganization; and

•	the absence of any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in a material adverse effect on the other party.

Termination

      The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by the St. Paul shareholders or the Travelers shareholders, in any of the following ways:

(a)	by mutual written agreement of St. Paul and Travelers; or

(b)	by either St. Paul or Travelers if:

•	the merger has not been consummated on or before November 30, 2004, provided that neither St. Paul nor Travelers may terminate the merger agreement under this clause if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur on or before that date;

•	St. Paul or Travelers shareholders fail to give the necessary approvals at their respective shareholder meetings; or

•	if the other party has made a change of recommendation (as described under “— Principal Covenants — No Solicitation”) or the other party has willfully and materially breached its obligations described under “— Principal Covenants — Shareholder Meetings and Duties to Recommend” or “— Principal Covenants — No Solicitation” or certain of its obligations in connection with the filing of this joint proxy statement/prospectus.

      If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful breach thereof. However, the provisions of the merger agreement relating to the effects of termination, termination fees and expenses, governing law, jurisdiction and waiver of jury trial, as well as the confidentiality agreement entered into between St. Paul and Travelers, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees; Other Expenses

      Each of St. Paul and Travelers has agreed to pay the other party a fee of $300 million in cash in any of the following payment events:

•	if the other party (i) terminates the merger agreement as a result of the paying party having made a change of recommendation (as described under “— Principal Covenants — No Solicitation”); or (ii) willfully and materially breaches its obligations described under “— Principal Covenants — Shareholder Meetings and Duties to Recommend” or “— Principal Covenants — No Solicitation” or certain of its obligations in connection with the filing of this joint proxy statement/prospectus;

•	if (i) prior to termination, an Acquisition Proposal relating to the paying party was made or renewed and not publicly withdrawn at least 20 days prior such party’s shareholder vote, (ii) either party terminates the merger agreement following the paying party’s failure to obtain its required shareholder approval and (iii) within 18 months following termination, the paying party enters into a definitive agreement for, or consummates, an Acquisition Proposal; or

•	if (i) prior to termination, an Acquisition Proposal relating to the paying party was made or renewed and not publicly withdrawn at least 20 days prior to the termination of the merger agreement, (ii) either party exercises its right to terminate the merger agreement based on the merger not having been consummated on or before November 30, 2004 and (iii) within 18 months following termination, the paying party enters into a definitive agreement for, or consummates, an Acquisition Proposal.

      Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost. However, each of St. Paul and Travelers will pay 50% of (i) any fees and expenses (other than attorneys’ and accounting fees and expenses) incurred in connection with the printing, filing and mailing of the registration statement and this joint proxy statement/ prospectus and (ii) fees and expenses incurred in connection with any consultants that St. Paul and Travelers agree to retain to assist in obtaining required approvals and clearances under applicable law.

Amendments; Waivers

      Any provision of the merger agreement may be amended or waived before the effective time if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the required approvals of the St. Paul shareholders and of the Travelers shareholders have been obtained, no amendment or waiver may be made or given that requires the approval of the shareholders of St. Paul or Travelers unless the required approval is obtained.

REQUIRED ARTICLES AMENDMENT

General

      The following discussion describes the changes to the St. Paul articles of incorporation that are being proposed for approval by the St. Paul shareholders. In order for the merger to occur, the St. Paul shareholders must approve the amendment described in this section, sometimes referred to as the required articles amendment. Appendix B to this document contains the complete text of the St. Paul articles of incorporation as proposed to be amended by the required articles amendment. The additional amendment to the St. Paul articles of incorporation described below under “Additional Articles Amendment” does not have to be approved in order for the merger to occur. However, it is a condition to the additional articles amendment that the merger occurs. Appendix C to this document contains the complete text of the St. Paul articles of incorporation as proposed to be amended by both the required articles amendment and the additional articles amendment. We urge you to read these appendices in their entirety.

Name Change

      The required articles amendment will change St. Paul’s corporate name to “The St. Paul Travelers Companies, Inc.”

Increase in Authorized Capital Stock

      The required articles amendment will increase the number of authorized shares of St. Paul voting common stock from 480 million shares to 2.995 billion shares.

Governance Arrangements until January 1, 2006

      Size of Board of Directors. The required articles amendment will amend the current St. Paul articles of incorporation to provide that at the closing of the merger the number of directors on the St. Paul Travelers board of directors will initially be 23. Subject to the restrictions described below that will be in effect until January 1, 2006, the St. Paul Travelers board of directors will from time to time be permitted to change the number of directors on the board of directors, but the amended articles will provide that in no event may the number of directors exceed 23.

      Supermajority Board Approvals for Certain Actions. The required articles amendment will amend the current St. Paul articles of incorporation to provide that from the closing of the merger until January 1, 2006, any of the following board actions will require the approval of at least two-thirds of the entire St. Paul Travelers board of directors:

•	removal of, or failure to re-elect (if such person is willing to serve), the individual holding the office of chairman of the board of directors or chief executive officer as of the closing of the merger or any modification to either of their respective duties, authority or reporting relationships;

•	any change in the size or chairmanship of the board of directors or any committee of the board of directors, in the responsibilities of, or the authority delegated to, any committee of the board of directors or in the ratio of (i) the number of directors designated for appointment to the board of directors by St. Paul pursuant to the merger agreement on the board of directors or any committee of the board of directors to (ii) the number of directors designated for appointment to the board of directors by Travelers pursuant to the merger agreement on the board of directors or any committee of the board of directors;

•	any (i) statutory share exchange or merger of St. Paul Travelers or any of its subsidiaries with, into or involving a company that is larger than St. Paul Travelers (based upon any of market capitalization, revenues or total assets at the time of action by the board of directors), (ii) sale of all or substantially all of the assets of St. Paul Travelers and its subsidiaries, taken as a whole or (iii) dissolution or liquidation of St. Paul Travelers; or

•	any change in the location of the principal executive offices of St. Paul Travelers.

      In addition, the required articles amendment will amend the current St. Paul articles of incorporation to require the approval of at least two-thirds of the entire governance committee of the St. Paul Travelers board of directors for any of the following during the period after the occurrence of the merger until January 1, 2006:

•	any nomination by the governance committee of individuals (i) for election to the board of directors by the St. Paul Travelers shareholders or (ii) to fill newly created positions on the board of directors; or

•	any recommendation by the governance committee to change (i) the size or chairmanship of the board of directors or any committee of the board of the directors, (ii) the responsibilities of, or the authority delegated to, any committee of the board of directors or (iii) the ratio of the number of St. Paul designees to the number of Travelers designees on the board of directors or any committee of the board of directors.

      Board Action by Written Consent. The required articles amendment will amend the current St. Paul articles of incorporation to the effect that from the closing of the merger until January 1, 2006, any action by the St. Paul Travelers board of directors without a meeting may only be taken by unanimous written consent (including electronic written consent). Thereafter, the St. Paul Travelers board of directors will once again be permitted to act by written consent (including electronic written consent) of the number of directors that would be required in order to take such action at a meeting of the board of directors at which all directors were present, provided that, under Minnesota law, actions requiring a further shareholder vote may only be taken by unanimous written consent (including electronic written consent) of the board of directors.

      Board Action to Change Governance Provisions. The required articles amendment will amend the current St. Paul articles of incorporation to provide that until January 1, 2006, the board of directors of St. Paul Travelers may not make or approve any amendment to the above-referenced governance provisions or the related provisions of the St. Paul Travelers bylaws unless such amendment is approved by two-thirds of the entire St. Paul Travelers board of directors.

      Other Changes. A number of conforming and other incidental changes will be made to the current St. Paul articles as part of the required articles amendment.

ADDITIONAL ARTICLES AMENDMENT

      If holders of St. Paul common stock and St. Paul Series B convertible preferred stock, voting as a single class, representing two-thirds of the votes eligible to be cast by such shareholders, vote in favor of this additional articles amendment then, in addition to the amendments described above under “Required Articles Amendment”, the St. Paul articles of incorporation will be amended to delete Article V in its entirety and renumber the subsequent articles. Article V currently requires, where shareholder approval, authorization or adoption is required under Minnesota law for any of the following transactions, the affirmative vote of the holders of at least two-thirds of the voting power of all voting shares to approve: any plan of merger; any plan of exchange; any sale, lease, transfer or other disposition of all or substantially all of St. Paul’s property and assets, including its goodwill, not in the usual and regular course of business; or any dissolution of St. Paul.

      As a result of such amendment, the required vote for any such transaction will be such vote as is required by the general rules provided by Minnesota law. For some of these transactions, the general rule requires approval by a majority of the voting power represented in person or by proxy at a meeting for which a quorum is present. For other such transactions, such as mergers and other business combinations, the general rule currently requires approval by a majority of the voting power of the outstanding shares entitled to vote.

BYLAWS AMENDMENT

      The following discussion describes the material changes to the St. Paul bylaws that have been proposed for approval by the St. Paul shareholders. Approval of the bylaws amendment is a condition to completion of the merger. Appendix D to this document contains the complete text of the St. Paul bylaws as proposed to be amended. We urge you to read this appendix in its entirety.

Governance Committee

      The bylaws amendment will establish a governance committee of the St. Paul Travelers board of directors which, at the closing of the merger, will initially be composed of three directors (including a co-chairman) designated by St. Paul and three directors (including a co-chairman) designated by Travelers. The governance committee will have responsibility for undertaking a complete review of St. Paul Travelers governance standards and policies and for making a comprehensive governance recommendation to the board of directors on January 1, 2006 or on such earlier date as the governance committee shall determine.

      The amended bylaws will provide that the governance committee will have the exclusive delegated authority of the St. Paul Travelers board of directors to nominate individuals for election to the board of directors by the shareholders of St. Paul Travelers and to designate individuals to fill newly created positions on the board of directors. Pursuant to the required articles amendment, until January 1, 2006, the governance committee will exercise such authority only by the affirmative vote of at least two-thirds of its members. In addition, until January 1, 2006, (i) a majority of the membership of the governance committee that was initially designated by St. Paul (and their designated successors) will have the exclusive delegated authority of the board of directors to fill any vacancy on the board of directors, or on any committee of the board of directors, formerly held by a director designated by St. Paul and (ii) a majority of the membership of the governance committee that was initially designated by Travelers (and their designated successors) will have the exclusive delegated authority of the board of directors to fill any vacancy on the board of directors, or on any committee of the board of directors, formerly held by a director designated by Travelers. The amended bylaws will provide that the governance committee will seek meaningful input on nominations from the executive chairman and the chief executive officer of St. Paul Travelers.

Management

      The amended bylaws will describe the responsibilities of each of the chairman of the board of directors, the chief executive officer, the chief financial officer, the chief legal officer, the chief investment officer and the corporate secretary of St. Paul Travelers. The responsibilities of the chairman of the board of directors and the chief executive officer are described below. For a description of the responsibilities of the other executive officers, see the form of bylaws amendment attached as Appendix D to this document.

      Chairman of the Board of Directors. Upon completion of the merger, Robert I. Lipp is expected to be executive chairman of the board of directors of St. Paul Travelers, an executive officer position. Under the terms of the amended bylaws, the chairman of the board of directors will, subject to the supermajority approval requirements described above under “Required Articles Amendment — Governance Arrangements until January 1, 2006”:

•	consult with the chief executive officer and the board of directors on the strategic direction of the company;

•	report solely to the board of directors;

•	jointly preside with the chief executive officer at all meetings of the board of directors; and

•	perform such other duties as may be prescribed by the board of directors or the St. Paul Travelers bylaws.

      The chairman of the board of directors may be, but is not required to be, the chief executive officer or another executive officer of the corporation.

      Chief Executive Officer. Upon completion of the merger, Jay S. Fishman is expected to be chief executive officer of St. Paul Travelers. Under the terms of the amended bylaws, subject to the supermajority approval requirements described above under “Required Articles Amendment — Governance Arrangements until January 1, 2006”, the chief executive officer will:

•	in consultation with the chairman and the board of directors, have responsibility for planning the strategic direction of the company;

•	subject to the direction of the board of directors, have responsibility for the supervision, coordination and management of the business and affairs of the corporation;

•	preside at all shareholder meetings and jointly preside with the chairman at all meetings of the board of directors;

•	have responsibility to direct and guide the combined company’s operations to achieve corporate profit, growth and social responsibility objectives;

•	report solely to the board of directors (with other officers reporting to the chief executive officer);

•	see that all orders and resolutions of the board of directors are carried into effect; and

•	perform such other duties prescribed by the board of directors or the bylaws.

      As described above under “Required Articles Amendment — Governance Arrangements until January 1, 2006”, the amended articles of incorporation of St. Paul Travelers will provide that any change by the board of directors in the duties, authority or reporting relationships of the chairman or chief executive officer will require the approval of two-thirds of the members of the entire St. Paul Travelers board of directors.

Other Changes to the Bylaws

      Other changes to the bylaws proposed to be effected by the bylaws amendment are as follows:

      Annual Meeting. Under the amended bylaws, the St. Paul Travelers board of directors will have the authority to determine the date for the annual meeting of shareholders. Under the existing bylaws, the date of the annual meeting is set as the first Tuesday in May.

      Meetings of the Board of Directors. The amended bylaws increase the number of required regular meetings of the St. Paul Travelers board of directors from four to five and require that one such meeting be held in the State of Connecticut.

      Other Changes. A number of conforming and other incidental changes will be made to the St. Paul Travelers bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

St. Paul

      Certain members of St. Paul’s management and board of directors may be deemed to have financial interests in the merger that are in addition to, or different from, their interests as shareholders of St. Paul. The St. Paul board of directors was aware of these interests and considered them, among other matters, in approving the transaction and the merger agreement.

Employment Agreements with Executive Officers

      Jay S. Fishman. As of the completion of the merger, Jay S. Fishman will be the chief executive officer of St. Paul Travelers. Mr. Fishman has an existing employment agreement with St. Paul; however, pursuant to a letter agreement that Mr. Fishman entered into with St. Paul, he will enter into a new employment agreement with St. Paul Travelers, to be effective upon the consummation of the merger, that will have a five-year term and will be substantially the same as his existing employment agreement, except as noted below.

      It is anticipated that Mr. Fishman’s compensation opportunity, including his salary, incentive compensation and stock options, will be determined by the compensation committee of the board of directors of St. Paul Travelers, based on compensation levels for chief executive officers of comparable financial services companies and will be not less favorable to Mr. Fishman than his existing employment agreement.

      Under Mr. Fishman’s existing employment agreement, his outstanding stock options will automatically vest and become exercisable upon the closing of the merger.

      Under Mr. Fishman’s existing employment agreement, he would have been entitled to resign for any reason during the 12-month period immediately following the consummation of the merger. In addition, under The St. Paul Companies, Inc. Amended and Restated Special Severance Policy (described in further detail under “— Existing Agreements and Arrangements — Special Severance Policy”), Mr. Fishman would have been entitled to resign for any reason during the 30-day period commencing one year after the consummation of the merger. In either case, Mr. Fishman would have been entitled to have such resignation treated as a termination for “good reason” or a “qualifying termination”, respectively, which would have entitled him to severance benefits. However, in the letter agreement referred to above, he has waived this right directly related to this merger, but he has reserved the right to resign for “good reason” as it may otherwise be defined in his new employment agreement for certain future events specified therein, including his not being elected chairman of the board of St. Paul Travelers effective January 1, 2006.

      Under his existing employment agreement, if Mr. Fishman were terminated without “cause” or if he were to resign for “good reason” (each as defined therein) within two years following the consummation of the merger, Mr. Fishman would receive a payment equal to three times the sum of his base salary and the greater of his target bonus or his bonus for the preceding year, up to three years of medical and dental coverage and immediate vesting of all stock options and restricted stock. In addition, all outstanding options would remain exercisable for the lesser of five years or the remainder of their respective terms. In the event Mr. Fishman were subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, on any payments to him, he would receive a gross-up payment to compensate him for such tax liability. In addition, Mr. Fishman would be entitled to the benefits provided to Tier 1 employees under the special severance policy referred to above if his employment terminates under the circumstances provided under such policy.

      As described in further detail under “The Merger Agreement — Certain Post-Merger Governance Matters,” it is expected that Mr. Fishman will assume the role of chairman of the St. Paul Travelers board of directors in addition to his remaining as chief executive officer upon Robert I. Lipp’s retirement in December 2005.

      John A. MacColl. Under a letter agreement that John A. MacColl, vice chairman and general counsel of St. Paul, previously entered into with St. Paul, Mr. MacColl was awarded a retention incentive award in the amount of $5 million, which will fully vest on February 5, 2005, provided he remains employed by St. Paul until such date, and he will generally be paid this retention award, together with any earnings thereon, in a lump sum on the first date following February 5, 2005 on which no portion of such payment would be non-deductible under Section 162(m) of the Code. If Mr. MacColl is terminated without “cause” (as defined therein) or he resigns for “good reason” (as defined therein) at any time, then his retention award, together with any earnings thereon, will fully vest and be paid to him no later than 30 days following such termination of employment. As the consummation of the merger will constitute a “reorganization” under Mr. MacColl’s agreement, unless Mr. MacColl retains his current title and position with St. Paul Travelers, he will be deemed to have been assigned duties and responsibilities that are materially inconsistent with his current title and position, entitling him to resign for “good reason”. If, following the consummation of the merger, Mr. MacColl’s employment is terminated without cause or by him for good reason, any amount vested or payable under the letter agreement will be treated as a “payment” for purposes of determining any gross-up payment to offset the effect of any excise tax imposed by Section 4999 of the Code on any “excess parachute payment”, subject to certain limitations. It is expected that Mr. MacColl will continue as vice chairman and chief legal officer of St. Paul Travelers following consummation of the merger.

      Mr. MacColl is also a Tier 1 employee under The St. Paul Companies, Inc. Amended and Restated Special Severance Policy which is described in further detail below under “— Existing Agreements and Arrangements — Special Severance Policy”.

      Other Officers. Consummation of the merger will entitle a number of other members of the St. Paul senior management team who may join the senior management team of the combined company, to specified payments and benefits under their existing employment agreements, if they are terminated or resign following the consummation of the merger under specified conditions. These benefits are the same as those that they would have received under The St. Paul Companies, Inc. Amended and Restated Special Severance Policy, described below in “— Existing Agreements and Arrangements — Special Severance Policy”.

Existing Agreements and Arrangements

      Directors Charitable Award Program. The consummation of the merger will constitute a change of control under The St. Paul Companies, Inc. Directors Charitable Award Program. Under this program, each participating director will become immediately vested in his or her existing right to designate $1 million of charitable gifts to be made by St. Paul Travelers to tax-exempt organizations.

      Equity Compensation Plans. The consummation of the merger also will constitute a change of control under the equity compensation plans of St. Paul, other than three equity compensation plans for participants in the United Kingdom and Ireland. Under these equity compensation plans, all stock options will become immediately vested and exercisable in full, and all restrictions applicable to shares of restricted stock will lapse.

      Special Severance Policy. The consummation of the merger will also constitute a change of control under The St. Paul Companies, Inc. Amended and Restated Special Severance Policy, referred to in this section as the policy, under which covered employees will receive severance benefits in the event their employment terminates under certain specified conditions within two years following the consummation of the merger. As described below, there are three tiers of employees covered by the policy.

      Under the policy, if a “Tier 1 employee” is terminated without “cause” or resigns for “good reason” at any time within two years after the consummation of the merger, or terminates for any reason during the 30-day period following one year after the consummation of the merger, then he or she will be entitled to the severance benefits described below. For purposes of the policy, the term “Tier 1 employee” means the chairman of St. Paul, an executive officer of St. Paul who reports directly to the chairman or any other employee of St. Paul or a specified subsidiary who is designated by the personnel and compensation committee of the St. Paul board of directors as qualifying based on the determination that the employee is in a position to contribute in substantial measure to the successful achievement of St. Paul’s objectives, and Tier 1 employees include several individuals who are expected to join the senior management team of the combined company, as described in “The Merger — Board of Directors and Management of St. Paul Travelers Following the Merger; Business Lines”. For a Tier 1 employee, the term “cause” is defined as the willful engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to St. Paul or its affiliates or willful and continued failure to perform substantially his or her duties after a written demand is delivered by the St. Paul board of directors, and the term “good reason” is defined to include such situations as a change in duties or responsibilities that is inconsistent in any materially adverse respect with the Tier 1 employee’s positions, duties, responsibilities or status prior to the change of control, a materially adverse change in his or her titles and offices (including, if applicable, membership on the board of directors of St. Paul) as in effect prior to the change of control, a reduction in his or her rate of base salary or annual target bonus opportunity, job relocations of a certain type and failure to maintain benefits that are substantially the same as are in effect when the change of control occurs.

      The following is a summary of the severance benefits provided to Tier 1 employees under the policy:

•	a Tier 1 employee will receive a lump-sum severance payment equal to three times the sum of (i) the highest annual base salary rate payable to him or her during the 12-month period immediately prior to termination and (ii) his or her target bonus for the year of termination;

•	participation will be continued for three years in those medical, dental, disability and life insurance programs in which the Tier 1 employees participated on the date employment terminated;

•	outplacement assistance will be provided which is no less favorable than under the terms of the outplacement assistance plan applicable to the Tier 1 employee at the time of the change of control, unless he or she elects to receive a lump sum cash payment in lieu thereof; and

•	if the payments to the Tier 1 employee would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Code, then he or she will be reimbursed for the amount of such excise tax (and the income and excise taxes on such reimbursement), subject to certain limitations.

      Under the policy, if a “Tier 2 employee” is terminated without “cause” or resigns for “good reason” (where such terms are substantially similarly defined as they are for Tier 1 employees) at any time within two years after the consummation of the merger, then he or she will be entitled to the same severance benefits as Tier 1 employees, except that:

•	a Tier 2 employee will receive a lump-sum severance payment equal to two (instead of three) times the sum of (i) the highest annual base salary rate payable to him or her during the 12-month period immediately prior to termination and (ii) his or her target bonus for the year of termination;

•	participation will be continued for two (instead of three) years in those medical, dental, disability and life insurance programs in which the Tier 2 employee participated on the date employment terminated; and

•	if the payments to the Tier 2 employee would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Code, then his or her payments will be reduced to the extent necessary to avoid any such excise tax.

For purposes of the policy, the term “Tier 2 employee” means any employee who serves St. Paul or St. Paul Fire and Marine Insurance Company as vice president or above, other than a Tier 1 employee, and any other employee of St. Paul or a specified subsidiary who has substantially equivalent responsibilities and is designated by the chief executive officer of St. Paul as a Tier 2 employee.

      Under the policy, if a “Tier 3 employee” is terminated without “cause” or resigns for “good reason” at any time within two years after the consummation of the merger, then he or she will be entitled to severance pay in the amount of two weeks’ pay times the number of years of service, provided that no Tier 3 employee may receive severance pay for less than 8 weeks or more than 52 weeks. For purposes of the policy, the term “Tier 3 employee” means any regular, full-time employee of St. Paul or a specified subsidiary, other than a Tier 1 employee or a Tier 2 employee. For a Tier 3 employee, the term “cause” is defined as engaging in illegal conduct or gross misconduct which is injurious to St. Paul or its affiliates or willful and continued failure to perform substantially his or her duties, and the term “good reason” is defined as a reduction in the Tier 3 employee’s base salary or a job relocation of a certain type.

Travelers

      Certain members of Travelers management and board of directors may be deemed to have financial interests in the merger that are in addition to, or different from, their financial interests as shareholders of Travelers. The Travelers board of directors was aware of these financial interests and considered them, among other matters, in approving the merger agreement.

Employment Agreements with Executive Officers

      Robert I. Lipp. Travelers currently has an employment agreement with Robert I. Lipp, chairman and chief executive officer of Travelers. In connection with the signing of the merger agreement, Travelers has entered into an amended and restated executive employment agreement with Mr. Lipp which will become effective upon completion of the merger and will supersede and replace his existing employment agreement. At the time of the merger, St. Paul Travelers, as the parent corporation following the merger, will assume and agree to perform the amended and restated employment agreement.

      Pursuant to the amended and restated agreement, Mr. Lipp will serve as executive chairman of the St. Paul Travelers board of directors, an executive officer position, for a term commencing on the closing date of the merger and ending on December 31, 2005. Mr. Lipp’s annual base salary will be not less than his current base salary of $750,000, and he will participate in bonus and other incentive plans intended for senior management.

      The amended and restated agreement preserves provisions of Mr. Lipp’s existing employment agreement providing that the option granted to Mr. Lipp by Travelers on March 22, 2002 will be converted in accordance with the terms of the merger agreement into an option to purchase shares of the common stock of St. Paul Travelers, and will be fully vested upon completion of the merger. The agreement adds a provision that the converted option generally will remain exercisable until the expiration of its stated 10-year term. The conversion of the option may result in accounting adjustments which are not reflected in the pro forma financial statements contained in this document. However, if Mr. Lipp becomes an employee or director of certain specified competitors of St. Paul Travelers following the termination of his employment, the converted option will remain exercisable for period of 30 days after he commences such employment or directorship, but not beyond its stated term.

      Pursuant to the amended and restated agreement, Mr. Lipp will be eligible for additional annual grants of options and other equity awards. Any future equity grant will be fully vested and remain exercisable for the shorter of two years or the stated term if Mr. Lipp’s employment is terminated by the combined company without “cause” or by him for “good reason” or in the event of a future change in control (as defined in St. Paul Travelers then equity plan) that occurs after the merger. Mr. Lipp is also entitled to certain benefits and perquisites.

      The amended and restated agreement also provides that if Mr. Lipp’s employment is terminated by the combined company without cause or by him for “good reason” (as defined therein and which includes any termination by Mr. Lipp during the 30-day period following the six-month anniversary of a future change in control that occurs after the merger), he will be entitled to:

•	a lump sum payment in an amount equal to three times the sum of (a) his annual salary and (b) the highest annual bonus paid to him for the three performance years prior to his termination and

•	all accrued benefits.

      Pursuant to Mr. Lipp’s existing employment agreement, Mr. Lipp may terminate his employment for any reason during a 60-day period beginning six months following completion of the merger and receive the severance benefits described in the preceding paragraph. In connection with the merger and the amendment and restatement of his employment agreement, Mr. Lipp has agreed to waive this right and, consequently, the provision as it relates to the merger has been eliminated in the amended and restated agreement.

      Under the amended and restated agreement, Mr. Lipp will be entitled to a gross-up payment in the event that any amount payable to him becomes subject to excise tax under Section 4999 of the Code.

      Maria Olivo. Travelers has entered into an offer letter agreement dated May 22, 2002 with Maria Olivo, executive vice president of Travelers. Pursuant to the letter agreement, if, within the first two years of Ms. Olivo’s employment, Travelers experiences a change in control (which includes the merger) and Ms. Olivo leaves within one year, or Mr. Lipp’s employment with Travelers terminates and Ms. Olivo leaves within one year, or Ms. Olivo is terminated without “cause”, or Ms. Olivo leaves Travelers because she has been demoted or her responsibilities have been significantly diminished without her consent or she becomes disabled and is unable to perform her duties for six months or longer, Ms. Olivo will be entitled to:

•	receive her pro-rated bonus for that year,

•	receive a severance payment in the amount of $500,000 and

•	become vested in any 401(k) and pension which she has participated in or receive a payment of equivalent value if vesting thereunder is not legally permissible.

If, within the third year of Ms. Olivo’s employment, Travelers experiences such a change in control and Ms. Olivo leaves within one year, or Mr. Lipp’s employment with Travelers terminates and Ms. Olivo leaves within one year, or Ms. Olivo is terminated without “cause”, or Ms. Olivo leaves Travelers because she has been demoted or her responsibilities have been significantly diminished without her consent or she becomes disabled and is unable to perform her duties for six months or longer, she will be entitled to the benefits and payments described in the preceding sentence, plus an amount equal to one half of the average bonus amounts, if any, awarded to her during the previous two years pursuant to the Travelers incentive program.

      In addition, if Ms. Olivo’s employment terminates as described above, Ms. Olivo’s unvested capital accumulation program awards will be treated as if her employment has been terminated without cause and she will be entitled to such portion of the award as the capital accumulation program provisions establish for employees who experience a termination without cause. The entitlements may result in accounting adjustments which are not reflected in the pro forma financial statements contained in this document.

Compensation Plan for Non-Employee Directors

      Travelers maintains the Compensation Plan for Non-Employee Directors, pursuant to which directors generally receive their annual fees in the form of Travelers Class A common stock. Under the directors compensation plan, directors may defer receipt of shares of Travelers Class A common stock to a future distribution date or upon termination of their service. Unless changed by the board of directors upon completion of the merger, the full number of shares of Class A common stock (adjusted to be shares of St. Paul Travelers common stock) and cash in each director’s deferred compensation account will be immediately funded and distributable on the later of the date six months and one day following the merger or the distribution date(s) previously elected by the director.

Equity-Based Awards

      2002 Stock Incentive Plan. The Travelers 2002 Stock Incentive Plan, as amended January 23, 2003, permits Travelers to grant stock-based awards, including options to purchase shares of Travelers Class A common stock and shares of restricted stock, to officers, employees and non-employee directors of Travelers. As the consummation of the merger will constitute a change of control, the Travelers Compensation and Governance Committee may, in its discretion, accelerate, purchase, adjust or modify awards or cause the awards then outstanding to be assumed by the surviving corporation in a corporate transaction. Pursuant to this authority and the merger agreement, equity-based awards outstanding under the 2002 stock incentive plan will be converted into equity-based awards that relate to the common stock of St. Paul Travelers, as described under “The Merger Agreement — Travelers Stock Options and Other Stock-Based Awards”.

Insurance and Indemnification

      The merger agreement provides that, following the merger, St. Paul Travelers will, to the extent permitted by law, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Travelers and its subsidiaries (in all of their capacities) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of the merger agreement pursuant to Travelers certificate of incorporation and bylaws and indemnification agreements in existence as of the date of the merger agreement, or to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the effective time of the merger. St. Paul Travelers will also continue to maintain effect in the certificate of incorporation and bylaws of the combined company for a period of six years after the consummation of the merger, provisions regarding limitation of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in Travelers current certificate of incorporation and bylaws. St. Paul Travelers will also continue to maintain for a period of six years after the consummation of the merger, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with one or more reputable unaffiliated third-party insurers maintained by Travelers with respect to claims arising from facts or events that occurred on or before the consummation of the merger, but in no event will the combined company be required to pay in any one year an amount in excess of 300% of the annual premiums currently paid by Travelers for such insurance if the board of directors of the combined company so determines. If the annual premiums of such insurance coverage exceed such amount, the combined company will obtain a policy with at least the greatest coverage available for a cost not exceeding such amount.

ACCOUNTING TREATMENT

      Upon completion of the merger, holders of Travelers Class A common stock and Travelers Class B common stock will be entitled to receive 0.4334 of a share of St. Paul Travelers common stock for each share of Travelers Class A common stock and Travelers Class B common stock outstanding (see “The Merger — Structure of the Merger”). For accounting purposes, this merger will be accounted for as a reverse acquisition with Travelers as the accounting acquirer. Accordingly, St. Paul Travelers will account for the merger as a purchase business combination, using Travelers historical financial information and accounting policies and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of the date of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

OF THE MERGER

      The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of St. Paul common stock and U.S. holders of Travelers common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

      If a partnership holds Travelers common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Travelers common stock, you should consult your tax advisors.

St. Paul Shareholders

      For United States federal income tax purposes, U.S. holders of St. Paul common stock will not recognize any gain or loss as a result of the merger, and after the merger will have the same tax basis and holding period in their St. Paul Travelers common stock as they had in their St. Paul common stock before the merger. It is expected that the special dividends, if any, paid by St. Paul to its shareholders before the merger will be subject to United States federal income tax in the same manner as other dividends paid by St. Paul to its shareholders.

Travelers Shareholders

      This discussion assumes that you hold your Travelers common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities and you elect the mark-to-market method of accounting for your securities;

•	a Travelers shareholder subject to the alternative minimum tax provisions of the Code;

•	a Travelers shareholder who received Travelers common stock through the exercise of qualified employee stock options or through a tax-qualified retirement plan;

•	a foreign holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Travelers benefit plan; or

•	a Travelers shareholder who holds Travelers common stock as part of a hedge against currency risk, a straddle or a constructive sale or conversion transaction.

      General. Based on representations contained in representation letters provided by Travelers and St. Paul and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Davis Polk & Wardwell, counsel to St. Paul, and Simpson Thacher & Bartlett LLP, counsel to Travelers, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	you will not recognize gain or loss when you exchange your Travelers common stock for St. Paul Travelers common stock, except to the extent of any cash received in lieu of a fractional share of St. Paul Travelers common stock;

•	your tax basis in the St. Paul Travelers common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your tax basis in the Travelers common stock you surrendered; and

•	your holding period for the St. Paul Travelers common stock that you receive in the merger will include your holding period for the Travelers common stock that you surrendered in the merger.

      If you acquired different blocks of Travelers common stock at different times and at different prices, your basis and holding period in your St. Paul Travelers common stock may be determined with reference to each block of Travelers common stock.

      It is a condition to the closing of the merger that St. Paul and Travelers will receive opinions from Davis Polk & Wardwell and Simpson Thacher & Bartlett LLP, respectively, to the effect that for United States federal income tax purposes the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on updated representation letters provided by St. Paul and Travelers to be delivered at the time of closing and on customary factual assumptions and will assume that the merger will be completed according to the terms of the merger agreement. Although the merger agreement allows us to waive this condition to closing, we currently do not anticipate doing so. If either of us does waive this condition, we will inform you of this decision and ask you to vote on the merger taking this into consideration.

      St. Paul and Travelers have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

      Cash in lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of St. Paul Travelers common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share. That capital gain or loss will constitute long-term capital gain or loss if your holding period in Travelers common stock surrendered in the merger is greater than 12 months as of the date of the merger.

      Backup Withholding. You may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share of St. Paul Travelers common stock. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger; or

•	establish that you are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

      Reporting Requirements. If you receive St. Paul Travelers common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

      This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

DESCRIPTION OF ST. PAUL’S CAPITAL STOCK

      The following is a summary of the material terms of the capital stock of St. Paul and is not complete. You should refer to St. Paul’s articles of incorporation and bylaws, as well as to the applicable provisions of Chapter 302A, Minnesota Statutes, for a complete description of the rights and preferences of St. Paul’s capital stock. Copies of St. Paul’s articles of incorporation and bylaws will be sent to holders of shares of St. Paul common stock, St. Paul Series B convertible preferred stock and Travelers common stock upon request. See “Where You Can Find More Information” on page        ●       . Copies of St. Paul’s articles of incorporation and bylaws, as proposed to be amended, are attached as Appendices B, C and D to this document.

Authorized Capital Stock

      Under St. Paul’s current articles of incorporation, the authorized capital stock of St. Paul is 485 million shares, consisting of 480 million shares of voting common stock, without designated par value, 1.45 million shares of Series B convertible preferred stock and 3.55 million undesignated shares. If the merger is completed, the St. Paul articles of incorporation will be amended to increase the authorized capital stock of St. Paul Travelers to 3 billion shares, consisting of 2.995 billion shares of voting common stock, 1.45 million shares of Series B convertible preferred stock and 3.55 million undesignated shares. See “Required Articles Amendment”.

Common Stock

      Shares Outstanding. As of the        ●       , 200 ● record date, St. Paul had outstanding        ●        shares of common stock and had reserved approximately        ●        shares of common stock for issuance under various employee or director incentive, compensation and option plans or pursuant to convertible securities of St. Paul or to other securities of St. Paul. The outstanding shares of St. Paul common stock are validly issued, fully paid and nonassessable.

      Voting Rights. Each holder of St. Paul common stock is entitled to one vote for each share of St. Paul common stock held of record on the applicable record date on all matters submitted to a vote of shareholders, including the election of directors. See “Comparison of Shareholders’ Rights” for additional information regarding St. Paul voting rights.

      Dividend Rights; Rights upon Liquidation. The holders of St. Paul common stock may receive cash dividends as declared by the St. Paul board of directors out of funds legally available for that purpose, subject to the rights of any holders of preferred shares. St. Paul is a holding company, and St. Paul’s primary source for the payment of dividends is dividends from its subsidiaries. Various state laws and regulations limit the amount of dividends that may be paid to St. Paul by its insurance subsidiaries. Each share of St. Paul common stock is entitled to participate pro rata in distributions upon liquidation, subject to the rights of holders of preferred shares.

      Preemptive Rights. Holders of St. Paul common stock have no preemptive or similar equity-preservation rights.

      Cumulative Voting. Holders of St. Paul common stock do not have the right to cumulate votes for directors.

      Transfer Agent. The transfer agent and registrar for St. Paul common stock is Wells Fargo Bank Minnesota, N.A.

Series B Convertible Preferred Stock

      St. Paul Preferred Stock Outstanding. As of the        ●       , 200 ● record date,        ●        shares of St. Paul Series B convertible preferred stock were issued and outstanding, all of which were held by Fidelity Trust Company, as trustee under The St. Paul Companies, Inc. Stock Ownership Plan (referred to in this document as the plan and trust). As of that date, no other shares of St. Paul preferred stock were outstanding.

      Voting Rights. Holders of St. Paul Series B convertible preferred stock are entitled to vote together with the holders of St. Paul common stock as a single class on all matters submitted to a vote of the holders of St. Paul common stock. Each share of St. Paul Series B convertible preferred stock is entitled to a number of votes equal to the number of shares of St. Paul common stock into which such shares could have been converted on the record date for determining the holders of the St. Paul capital stock entitled to vote on a particular matter. Each share of St. Paul Series B convertible preferred stock is currently entitled to eight votes. The approval of holders of a majority of the St. Paul Series B convertible preferred stock, voting separately as a class, is required for any amendment to any provision of the St. Paul articles of incorporation that would materially and adversely affect the rights or preferences of the Series B convertible preferred stock.

      Conversion Rights. Holders of St. Paul Series B convertible preferred stock have the right at any time and from time to time to convert any and all such shares into the number of shares of St. Paul common stock determined by dividing $144.30 for each share to be converted by the then-effective conversion price per share of common stock, subject to adjustment upon certain events. The conversion price is currently $18.04.

      Redemption. Shares of St. Paul Series B convertible preferred stock are redeemable at any time or from time to time at the option of St. Paul into cash or shares of St. Paul common stock, or a combination of stock and cash, at a redemption price of $144.30 per share, plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption.

      Shares of St. Paul Series B convertible preferred stock are redeemable at the option of the holder thereof when and to the extent necessary (a) for the holder to provide for distributions required under the plan and trust or (b) for the holder to make payments on principal or interest on certain indebtedness incurred by the plan and trust, in each case at a redemption price, payable in cash or shares of St. Paul common stock equal to the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption or (2) the fair market value (as determined by an independent appraiser) of the Series B convertible preferred stock to be redeemed.

      The number of shares of St. Paul common stock deliverable in lieu of cash upon redemption of St. Paul Series B convertible preferred stock is determined by dividing the amount payable upon redemption by the average market price of St. Paul common stock for the five consecutive trading days ending on the trading day next preceding the date of redemption.

      Dividend Rights; Rights upon Liquidation. To the extent permitted by applicable law, holders of St. Paul Series B convertible preferred stock are entitled to cumulative quarterly cash dividends at the annual rate of $11.724 per share, in preference to the St. Paul common stock. Holders of St. Paul Series B convertible preferred stock are entitled to a liquidation preference of $100 per share. After the payment of that preference, holders of St. Paul Series B convertible preferred stock are entitled to share with holders of St. Paul common stock in the distribution of any remaining assets of St. Paul, pro-rata on an as-if-converted basis to the extent of $44.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for such distribution of assets.

      Transfer Restrictions. The St. Paul Series B convertible preferred stock is issued only to the plan and trust. In the event of any transfer of record or beneficial ownership of St. Paul Series B convertible preferred stock, such transferred shares automatically convert into St. Paul common stock under the terms described under “Conversion Rights” above.

Blank Check Preferred Stock

      Under the St. Paul articles of incorporation, the St. Paul board of directors is authorized to establish, from the undesignated shares, one or more classes and series of shares, to designate each such class and series and to fix the relative rights and preferences of each such class and series, provided that in no event may the St. Paul board of directors fix a preference with respect to a distribution in liquidation in excess of $100 per share plus accrued and unpaid dividends, if any. Acting under this authority, the St. Paul board of directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such shareholder beneficially owning or commencing a tender offer for a substantial amount of St. Paul common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of St. Paul by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of St. Paul’s management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of St. Paul without any further action by the shareholders of St. Paul. St. Paul has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

Stock Exchange Listing

      It is a condition to the completion of the merger that the shares of St. Paul Travelers common stock issuable in the merger, and such other shares of St. Paul Travelers common stock to be reserved for issuance upon exercise of St. Paul Travelers stock options following the merger, be approved for listing on the New York Stock Exchange at or prior to the effective time of the merger, subject to official notice of issuance. The St. Paul Series B convertible preferred stock is not, and will not be, listed on any stock exchange.

COMPARISON OF SHAREHOLDERS’ RIGHTS

      The following table describes the rights of Travelers shareholders under Connecticut law, Travelers certificate of incorporation and Travelers bylaws prior to the merger and the rights of St. Paul shareholders under Minnesota law, St. Paul articles of incorporation and St. Paul bylaws prior to the merger. It also describes the principal differences between the rights of St. Paul and Travelers shareholders before the merger and the rights of St. Paul Travelers shareholders under Minnesota law, the amended St. Paul Travelers articles of incorporation and the amended St. Paul Travelers bylaws upon the consummation of the merger. Appendices B, C and D to this document contain forms of the amended articles of incorporation and bylaws of St. Paul that will be in effect following the effective time of the merger. Copies of the Travelers certificate of incorporation and the Travelers bylaws will be sent to holders of shares of St. Paul common stock, St. Paul Series B convertible preferred stock and Travelers common stock upon request. See “Where You Can Find More Information” on page  ● . You should refer to these documents as well as the forms of the amended St. Paul articles of incorporation and bylaws contained in this document and to the applicable provisions of Minnesota law and Connecticut law, for a complete description of the rights of St. Paul shareholders and Travelers shareholders prior to completion of the merger and following completion of the merger.

Travelers Shareholder Rights	St. Paul Shareholder Rights

General:	Before the merger: The rights of Travelers shareholders are currently governed by Connecticut law and the certificate of incorporation and bylaws of Travelers.

After the merger: The rights of Travelers shareholders who become St. Paul Travelers shareholders in the merger will be governed by Minnesota law, the St. Paul Travelers articles of incorporation and the St. Paul Travelers bylaws, each as amended as described in this document.	Before the merger: The rights of St. Paul shareholders are currently governed by Minnesota law and the articles of incorporation and bylaws of St. Paul.

After the merger: The rights of St. Paul Travelers shareholders will be governed by Minnesota law, the St. Paul Travelers articles of incorporation, and the St. Paul Travelers bylaws, each as amended as described in this document.

Authorized Capital Stock:	The authorized capital stock of Travelers is 3.05 billion shares, consisting of 1.5 billion shares of Travelers Class A common stock, 1.5 billion shares of Travelers Class B common stock and 50 million shares of preferred stock (of which 3 million shares have been designated Series A junior participating preferred stock).	Before the merger: The authorized capital stock of St. Paul is currently 485 million shares, consisting of 480 million shares of St. Paul voting common stock, 1.45 million shares of St. Paul Series B convertible preferred stock and 3.55 million undesignated shares.

After the merger: The authorized capital stock of St. Paul Travelers will be 3 billion shares, consisting of 2.995 billion shares of St. Paul Travelers voting common stock, 1.45 million shares of St. Paul Travelers Series B convertible preferred stock and 3.55 million undesignated shares.

	Travelers Shareholder Rights	St. Paul Shareholder Rights

Number of Directors:	The Travelers bylaws provide that the exact number of Travelers directors will be determined from time to time solely by a resolution adopted by an affirmative vote of a majority of the entire Travelers board of directors.

There are currently 13 members of the Travelers board of directors.	Before the merger: The St. Paul bylaws currently provide that the board of directors may fix the number of directors so long as there are at least 10 directors but no more than 18.

After the merger: The St. Paul Travelers articles will provide that the number of directors will initially be 23. Thereafter, the number of directors may be determined by the St. Paul Travelers board of directors but may not exceed 23. Until January 1, 2006, two-thirds of the St. Paul Travelers board of directors must approve any change in the number of directors.

Classification of Board of Directors:	The Travelers certificate of incorporation provides that the Travelers board of directors is divided into three classes as nearly equal in number as possible, with the terms of office of one class of directors expiring each year, resulting in each class serving a staggered three-year term.	St. Paul does not have a classified board of directors. The St. Paul bylaws provide, and the St. Paul Travelers bylaws will provide upon consummation of the merger, that each director is elected to serve a term that expires at the next regular annual meeting of shareholders and when a successor is elected and has qualified (or at the time the director dies, resigns, or is removed or disqualified).

Removal of Directors:	The Travelers certificate of incorporation provides that a director may be removed from office by the shareholders only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast thereon.	Minnesota law allows the removal of a director from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors. If a director has been appointed to fill a vacancy and the shareholders have not subsequently elected directors, then the board of directors may remove that director by a majority vote of those directors present at a meeting. These provisions of Minnesota law govern the removal of directors from the St. Paul board and will govern the removal of directors from the St. Paul Travelers board upon consummation of the merger.

	Travelers Shareholder Rights	St. Paul Shareholder Rights

Board Quorum:	The Travelers bylaws provide that a majority of the number of directors prescribed by the Travelers board of directors as being the size of the Travelers board of directors or, if no number has been prescribed, the number of directors in office immediately before a meeting begins shall constitute a quorum at any meeting of the Travelers board of directors. The vote of a majority of directors present at a meeting at which a quorum is present constitutes an act of the Travelers board of directors.	The St. Paul bylaws currently provide, and the St. Paul Travelers bylaws will provide upon consummation of the merger, that, at all meetings of the St. Paul board of directors, and of the St. Paul Travelers board of directors upon consummation of the merger, a majority of the directors then holding office is a quorum for the transaction of business. If a quorum is present when a meeting is convened, the directors present may continue to transact business until adjournment even though the withdrawal of a number of directors originally present leaves less than the proportion otherwise required for a quorum.

Shareholders’ Quorum:	The Travelers bylaws provide that a majority of the votes entitled to be cast on a matter by any voting group constitutes a quorum of that voting group for action on that matter, unless otherwise required by law or the Travelers certificate of incorporation.	The St. Paul bylaws provide, and the St. Paul Travelers bylaws will provide upon consummation of the merger, that the presence in person or by proxy at a meeting of the holders of shares representing a majority of the shares entitled to vote at the meeting is a quorum.

	Travelers Shareholder Rights	St. Paul Shareholder Rights

Vote Required for Certain Shareholder Actions:	The Travelers bylaws provide that, unless otherwise required by Connecticut law or the Travelers certificate of incorporation or bylaws, actions to be voted upon by the shareholders (other than the election of directors) shall be approved if the votes cast in favor of such action by shares entitled to vote on such action exceed the votes cast in opposition to such action at a meeting at which a quorum is present. The Travelers bylaws further provide that, unless otherwise required by the Travelers certificate of incorporation, directors shall be elected by a plurality of votes cast by shares entitled to vote for directors at a meeting at which a quorum is present.

Connecticut law provides that separate voting by voting groups is required on a plan of merger, by each class or series of shares that (i) are to be converted, pursuant to the provisions of the plan of merger, into shares or other securities, interests, obligations, rights to acquire shares or other securities, cash or other property or any combination thereof or (ii) would have the right to vote as a separate group on a provision in the plan that, if contained in a proposed amendment to the certificate of incorporation, would require action by separate voting groups.	Minnesota law generally requires that shareholder action be taken by the affirmative vote of a majority of the voting power of the shares present and entitled to vote on a matter at a meeting at which a quorum is present, unless the company’s articles of incorporation require a higher vote. Approval of a merger, share exchange or a sale of all or substantially all of a corporation’s assets requires the affirmative vote of a majority of the voting power represented by the outstanding stock entitled to vote on the matter, unless the company’s articles of incorporation require a higher vote.

Before the merger: The St. Paul articles of incorporation currently require (i) two- thirds of the voting power of all voting shares to approve a plan of merger or exchange, sale, lease, transfer or other disposition of all or substantially all of St. Paul’s property and assets, dissolution of St. Paul or amendment to the two- thirds voting requirement itself and (ii) a majority of the voting power of all voting shares to approve other amendments to the articles.

After the merger: If the amendment described under “Additional Articles Amendment” is approved, then the two-thirds voting requirements discussed above will be eliminated from the St. Paul Travelers articles of incorporation, and St. Paul Travelers will be governed by the general shareholder-approval requirements under Minnesota law, discussed above.

Shareholder Action by Written Consent:	The Travelers certificate of incorporation provides that any action which, under Connecticut law, may be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent.	Minnesota law permits shareholder approval to be obtained by written consent without a meeting only by unanimous consent.

Travelers Shareholder Rights	St. Paul Shareholder Rights

Amendment of Charter	Under Connecticut law, unless the Travelers certificate of incorporation or the Travelers board of directors requires a greater vote or a vote by voting groups, the Travelers certificate of incorporation may be amended (i) by the affirmative vote of a majority of the votes entitled to be cast thereon by any voting group with respect to which the amendment would create appraisal rights or (ii) if the votes cast in favor of such amendment by the shares entitled to vote on such amendment exceed the votes cast in opposition to such amendment by every other voting group entitled to vote on the amendment.

The Travelers certificate of incorporation provides that amendments to certain provisions of the certificate of incorporation adversely affecting the relative rights, preferences, qualifications, limitations or restrictions of the Travelers Class A common stock as compared to those of the Travelers Class B common stock must be approved by the Travelers Class A shareholders voting as a single class in accordance with the requirements of Connecticut law in effect at the time of the vote.

The Travelers certificate of incorporation also provides that amendments to provisions of the certificate of incorporation regarding the election and removal of directors, action by written consent, calling of special meetings and voting requirements to amend the bylaws require the affirmative vote of 80 percent of the votes entitled to be cast thereon.

The Travelers certificate of incorporation provides that other amendments to the certificate of incorporation may be made in accordance with Connecticut law. Travelers has opted out of the supermajority requirement for corporations formed prior to January 1, 1997 for amendment of the certificate of incorporation.	Under Minnesota law, a resolution to amend the articles of incorporation may be brought by a majority of the board of directors or by shareholders holding 3% or more of the voting power of all voting shares. Unless the articles of incorporation provide for a greater percentage, an amendment to the articles of incorporation must be approved by the affirmative vote of a majority of the voting power of the shares present and entitled to vote on the matter at a meeting of shareholders at which a quorum is present.

Under Minnesota law, holders of each class or series of stock are entitled to class voting rights or series voting rights in connection with certain amendments to the articles of incorporation and certain transactions that would have the same effect as such amendments. In addition, approval of the holders of a majority of the St. Paul Series B convertible preferred stock, and the St. Paul Travelers Series B convertible preferred stock upon consummation of the merger, voting separately as a class, is required to amend any provisions of the articles of incorporation that would materially and adversely affect the rights or preferences of that stock.

Before the merger: The St. Paul articles of incorporation currently require (i) two- thirds of the voting power of all voting shares to approve an amendment to the two-thirds voting requirement for mergers and similar events discussed above under “Vote Required for Certain Shareholder Actions” and (ii) a majority of the voting power of all voting shares to approve other amendments to the articles of incorporation.

After the merger: If the amendment described under “Additional Articles Amendment” is approved, then the two- thirds voting requirements discussed above under “Vote Required for Certain Shareholder Actions” will be eliminated, and St. Paul Travelers will be governed by the general shareholder-approval requirements under Minnesota law, discussed above. In addition, the St. Paul Travelers articles will provide that, until January 1, 2006, board approval for submission to the shareholders of an amendment to certain corporate-governance provisions of the articles of incorporation requires the approval of two-thirds of the St. Paul Travelers board of directors.

Travelers Shareholder Rights	St. Paul Shareholder Rights

Amendment of Bylaws:	The Travelers bylaws may be adopted, amended, altered or repealed only with the affirmative vote of 66 2/3 percent of the entire Travelers board of directors. The bylaws may be amended, altered or repealed, or a new bylaw provision adopted, by the shareholders only by the affirmative vote of 80 percent of the votes of the shareholders entitled to be cast thereon.	Minnesota law provides that, unless reserved by the articles of incorporation to shareholders, the power to adopt, amend, or repeal a corporation’s bylaws generally is vested in the board of directors (the St. Paul articles of incorporation currently do not and after the merger will not provide otherwise). The power of the board of directors is subject to the right of shareholders holding 3% or more of the voting power of the outstanding shares to propose a resolution to adopt, amend, or repeal the bylaws, which must be approved by the affirmative vote of the holders of a majority of the shares present and entitled to vote at a meeting at which a quorum is present. Only the shareholders may adopt, amend, or repeal bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office.

After the merger: The St. Paul Travelers articles of incorporation and bylaws will provide that, until January 1, 2006, the St. Paul Travelers board of directors’ approval of, or St. Paul Travelers board of directors’ approval for submission to the shareholders of, an amendment to certain corporate-governance provisions of the bylaws requires the approval of two-thirds of the St. Paul Travelers board of directors. Otherwise, and after January 1, 2006, the bylaws may be adopted, amended or repealed in the same manner as before the merger.

	Travelers Shareholder Rights	St. Paul Shareholder Rights

Voting Stock:	The outstanding voting securities of Travelers, which, with certain exceptions, all vote together as one class, are the shares of: (i) Travelers Class A common stock, with one vote per share and (ii) Travelers Class B common stock, with seven votes per share.	The outstanding voting securities of St. Paul currently consist of, and after consummation of the merger the outstanding voting securities of St. Paul Travelers will consist of, (i) common stock, with one vote per share and (ii) Series B convertible preferred stock, with voting rights as described in “Description of St. Paul’s Capital Stock — Series B Convertible Preferred Stock — Voting Rights”.

Dividends and Repurchase of Shares:	Under Connecticut law, a corporation may generally pay dividends or redeem or repurchase its shares if after paying the dividend or repurchasing the shares, (i) the corporation would be able to pay its debts as they become due in the ordinary course of business and (ii) the corporation’s total assets would be greater than its total liabilities.

	Under the terms of the Travelers certificate of incorporation, no dividends may be declared or paid on the Travelers Class A common stock unless the same dividend is simultaneously declared or paid on the Travelers Class B common stock, and no dividends may be declared or paid on the Travelers Class B common stock unless the same dividend is simultaneously declared or paid on the Travelers Class A common stock; provided that dividends payable in shares of Travelers common stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Travelers common stock may be made to holders of Travelers Class A common stock in shares of, or securities convertible into or exchangeable for shares of, Travelers Class A common stock and may be made to holders of Travelers Class B common stock in shares of, or securities convertible into or exchangeable for shares of, Travelers Class B common stock.	Under Minnesota law, a corporation may generally pay dividends or acquire its own shares if the corporation will be able to pay its debts in the ordinary course of business after paying the dividend or repurchasing the shares. These provisions of Minnesota law currently govern St. Paul’s ability to declare and pay dividends and to repurchase its shares, and will be equally applicable to St. Paul Travelers after the merger. The ability of St. Paul, and of St. Paul Travelers upon consummation of the merger, to declare or pay dividends on the common stock is also subject to a restriction under Minnesota law and in the articles of incorporation which provides that all dividends payable on Series B convertible preferred stock must have been paid to the holders thereof. In addition, Minnesota law prohibits a corporation from paying a dividend or repurchasing shares if the payment or repurchase would reduce the corporation’s remaining net assets below the aggregate liquidation preference of holders of shares having preferential rights upon liquidation, unless those holders receive a payment equal to their preference or waive that right.

Travelers Shareholder Rights	St. Paul Shareholder Rights

Limitation of Liability and Indemnification of Directors and Officers:	The Travelers certificate of incorporation provides that the personal liability of directors to the corporation or its shareholders for monetary damages for breaches of duty as a director shall be limited to the amount of compensation received by the director for serving the corporation during the year of the violation unless such director’s breach:

• involved a knowing and culpable violation of law by the director,

• enabled the director or an associate to receive an improper personal economic gain,

• showed a lack of good faith and a conscious disregard for the director’s duty to the corporation,

• constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the corporation, or

• created liability for an unlawful dividend, share repurchase or other distribution.

The Travelers certificate of incorporation provides that the personal liability of a person who is or was a Travelers director to Travelers or its shareholders for breach of duty as a director shall be further limited to the fullest extent allowed by Connecticut law.

The Travelers certificate of incorporation also provides that Travelers shall indemnify its directors for liability to any person for any action taken, or any failure to take action as a director, subject to the same five exclusions that are set forth in Travelers certificate of incorporation provision limiting director liability.

The Travelers certificate of incorporation contains provisions indemnifying directors, officers and employees of Travelers, and employees who were serving another corporation or entity at the request of Travelers, to the fullest extent permitted by law, against liabilities incurred by such individuals in connection with actions brought against such individuals because of their service to Travelers.	The St. Paul articles of incorporation currently provide, and the St. Paul Travelers articles of incorporation upon consummation of the merger will provide, that, to the fullest extent permitted by Minnesota law, directors shall have no personal liability to either the corporation or its shareholders for monetary damages for breach of fiduciary duty. Minnesota law prohibits this limitation of liability of directors in respect of:

• a breach of the director’s duty of loyalty to the corporation or its shareholders,

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

• payment of unlawful dividends or unlawful stock purchases or redemptions,

• any transaction in which the director derived an improper personal benefit,

• certain violations of the Minnesota securities laws, and

• any act or omission occurring prior to the date when the provision in the articles of incorporation eliminating or limiting liability becomes effective.

Minnesota law generally requires that a corporation must indemnify an officer or director who is threatened to be made a party to a proceeding by reason of his or her official capacity against judgments, penalties, fines and expenses in connection with the proceeding, if the following criteria are met:

• the person has not been indemnified by another organization for the same judgments, penalties, fines and expenses;

• the person has acted in good faith;

• no improper personal benefit was obtained by the person;

• in the case of a criminal proceeding, the person had no reasonable cause to believe that the conduct was unlawful; and

• the person has acted in a manner he or she reasonably believed was in the best interest of the corporation.

In addition, Minnesota law requires the advancement of expenses in certain instances.

	Travelers Shareholder Rights	St. Paul Shareholder Rights

Shareholder Rights Plan:	Travelers has adopted a shareholders rights plan, as described below under “Comparison of Shareholders’ Rights — Travelers Shareholder Rights Plan”.	St. Paul does not have a shareholder rights plan. Although the St. Paul board of directors has no present intention to adopt a shareholder rights plan, the St. Paul Travelers board of directors could do so without shareholder approval at any future time.

Appraisal Rights:	Under Connecticut law, the rights of shareholders to appraisal rights and to obtain the fair value of their shares may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available to a corporation’s shareholders under Connecticut law when the corporation is to be the surviving corporation and no vote of its shareholders is required to approve the merger.

In addition, no appraisal rights are available under Connecticut law to holders of shares of any class of stock which is either (i) listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the NASD or (ii) held of record by more than 2,000 shareholders and the outstanding shares of such class or series, other than those held by subsidiaries, senior executives directors and certain beneficial shareholders of the corporation, has a market value of at least 20 million dollars.

Connecticut law also provides that when shareholders are required by the terms of a merger to accept shares of any class or series of any corporation, then appraisal rights will be available to those shareholders unless the shares being received satisfy the standards set forth in the immediately preceding paragraph at the time that the merger becomes effective.	Under Minnesota law, appraisal rights are available in connection with:

• an amendment to the articles of incorporation that materially and adversely affects the rights or preferences of shares held by the dissenting shareholder in the context of preferential, redemption, preemptive or voting rights;

• a plan of merger or exchange; or

• a disposition of all or substantially all of a corporation’s property and assets other than in the usual and regular course of business (other than a disposition for cash on terms requiring pro rata distribution of the net proceeds to shareholders within one year).

Appraisal rights are not available under Minnesota law to a shareholder of a (i) surviving corporation with respect to a merger if the shareholder’s shares are not entitled to be voted on the merger and the shareholder’s shares are not canceled or exchanged in the merger, or (ii) corporation that will acquire shares in a plan of exchange or a shareholder whose shares will be acquired in a plan of exchange if the shareholder was not entitled to vote on the plan of exchange and the shareholder’s shares are not exchanged.

Travelers Shareholder Rights	St. Paul Shareholder Rights

Anti-Takeover Statutes:	The Connecticut Business Corporation Act contains “control-share” acquisition provisions that prohibit a corporation from engaging in a business combination with an “interested shareholder” for a period of five years after such interested shareholder’s stock acquisition date, unless such business combination or stock acquisition is approved by the corporation’s board of directors and by a majority of non-employee directors prior to such interested shareholder’s stock acquisition date.

The Connecticut Business Corporation Act also contains “fair price” provisions that require business combinations to be approved by 80% of the voting power of the outstanding voting stock of a corporation and two-thirds of the voting power of the outstanding voting stock other than the voting stock held by the interested shareholder who is a party to the business combination unless the business combination has been approved by the corporation’s board of directors prior to the time that such interested shareholder first became an interested shareholder.

An “interested shareholder” is defined as: (i) a person who is the beneficial owner, directly or indirectly, of more than 10 percent of the voting power of a corporation’s outstanding voting stock, or (ii) an affiliate or associate of the corporation and at any time within a specified period immediately prior to the date on which the determination of “interested shareholder” status is being made, was a beneficial owner, directly or indirectly, of more than 10 percent of the voting power of the corporation’s outstanding voting stock. A “Business combination” is broadly defined to include, among other things, a merger or consolidation of a corporation or its subsidiary with or into an interested shareholder or an affiliate or associate thereof.

The Travelers board of directors has taken the necessary action to make the foregoing provisions of the Connecticut Business Corporation Act inapplicable to the merger agreement and the transactions contemplated thereby.	St. Paul is, and St. Paul Travelers will be upon consummation of the merger, subject to the following provisions of Minnesota law:

• a control-share acquisition statute, which provides that a person acquiring 20% or more of the voting power of a corporation may not vote those shares in excess of the 20% level unless and until approved by the holders of (i) a majority of the voting power of the corporation’s shares, including those held by the acquiring person, and (ii) a majority of the voting power of the corporation’s shares held by disinterested shareholders;

• a provision that prohibits business-combination transactions with any shareholder for four years after such shareholder acquires 10% of the voting power of the corporation unless, prior to the share acquisition, the transaction or share acquisition receives the majority approval of a committee consisting of one or more disinterested directors;

• a provision that prohibits corporations from purchasing any voting shares owned for less than two years from a greater-than-5% shareholder for more than the market value of those shares, unless the transaction has been approved by a majority of the voting power of all shares entitled to vote or unless the corporation makes an offer of at least equal value per share to all holders of shares of the class or series of stock held by the greater-than-5% shareholder and to all holders of any class or series into which those shares may be converted; and

• a “fair price” provision, which provides that no person may acquire shares of a Minnesota corporation within two years following such person’s last purchase of shares in a takeover offer, unless the shareholders are given a reasonable opportunity to dispose of their shares to such person on terms substantially equivalent to those provided in the takeover offer. However, this provision does not apply if the acquisition is approved by a committee consisting of disinterested directors prior to such person having acquired shares under the takeover offer.

Travelers Shareholder Rights	St. Paul Shareholder Rights

Annual Meeting Proposals:	Any shareholder who is a shareholder of record on the date of the giving of notice required by the Travelers bylaws, who is entitled to vote at an annual meeting of shareholders and who complies with the notice requirements set forth in the Travelers bylaws, may bring business before the shareholder meeting.

For annual meetings, generally, a shareholder must provide notice not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual shareholder meeting.

Business conducted at shareholder meetings is generally limited to the business specified in the meeting notice.	The St. Paul bylaws provide, and the St. Paul Travelers bylaws will provide upon consummation of the merger, that at any annual meeting, the only business which may be conducted is that which has been brought before the meeting by the board of directors or by any shareholder who provided notice to the corporation at least 60 days before the date of the annual meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

Special Meetings:	Under Connecticut law and the Travelers bylaws, a special meeting of shareholders may be called at any time by the chairman of the board of directors, the vice chairman of the board of directors, the chief executive officer, the chairman of the executive committee, the president or the secretary and shall be called at the request of the holders of 10% or more of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

For special meetings, the advance- notification provisions of the Travelers bylaws state that a shareholder must provide notice no later than 90 days prior to the date of the meeting.	Minnesota law provides that a special meeting of shareholders may be called at any time by the chief executive officer, the chief financial officer, by two or more directors, by a person authorized in the articles of incorporation or bylaws of the corporation, or by shareholders holding 10% or more of the voting power of all shares entitled to vote (except that a special meeting called by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination may only be called by 25% or more of the voting power of all shares entitled to vote).

Travelers Shareholder Rights Plan

      Travelers has adopted a shareholder rights agreement, dated as of March 21, 2002, under which each outstanding share of Travelers Class A common stock and Travelers Class B common stock is coupled with a shareholder right. Each shareholder right entitles the holder to purchase one one-thousandth of a share of Travelers Series A junior participating preferred stock.

      If any person becomes the beneficial owner of shares of Travelers common stock having the right to cast 15% or more of the votes that may be cast by all outstanding shares of Travelers common stock (such person is referred to as an acquiring person), each holder of a shareholder right will be entitled to exercise the right and receive, instead of Travelers Series A junior participating preferred stock, Travelers common stock (or, in certain circumstances, cash, assets or other securities of Travelers) having a market value equal to two times the exercise price of the shareholder right. All shareholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

      If at any time after a public announcement or other communication that a person has become an acquiring person (1) Travelers is acquired in a merger or other business combination, (2) Travelers acquires a person in a merger or other business combination where any or all of Travelers common stock is exchanged for the stock of any other person or cash or any property, or (3) 50% or more of Travelers assets, cash flow or earning power is sold or transferred, each holder of a shareholder right (except rights which have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the shareholder right. The purchase price payable, the number of one one-thousandths of a share of Travelers Series A junior participating preferred stock or other securities or property issuable upon exercise of shareholder rights and the number of shareholder rights outstanding, are subject to adjustment from time to time to prevent dilution.

      At any time prior to the earlier of (1) a person becoming an acquiring person or (2) the termination of the shareholder rights agreement, Travelers may redeem all shareholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person, Travelers may exchange the shareholder rights at an exchange ratio of one share of Travelers common stock, or one one-thousandth of a share of Travelers Series A junior participating preferred stock (or of a share of a class or series of Travelers preferred stock having equivalent rights, preferences and privileges), per right.

      Prior to execution of the merger agreement, Travelers amended its shareholder rights agreement to permit execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the separation or exercise of the shareholder rights. In addition, pursuant to the amendment, the rights will cease to be exercisable upon consummation of the merger. The Travelers board of directors adopted that amendment, and the amendment became effective, on November 16, 2003.

COMPARATIVE MARKET PRICES AND DIVIDENDS

      Travelers Class A common stock, Travelers Class B common stock and St. Paul common stock are each listed on the New York Stock Exchange. The following table sets forth the high and low daily closing prices of shares of Travelers Class A common stock, Travelers Class B common stock and St. Paul common stock as reported on the New York Stock Exchange, and the quarterly cash dividends declared per share for the periods indicated.

	Travelers Class A					Travelers Class B			St. Paul
	Common Stock(1)(3)					Common Stock(2)(3)			Common Stock

	High		Low		Dividend	High	Low	Dividend	High		Low		Dividend

2001
First Quarter	NA		NA		NA	NA	NA	NA	$51.38		$40.25		$0.28
Second Quarter	NA		NA		NA	NA	NA	NA	52.12		41.53		0.28
Third Quarter	NA		NA		NA	NA	NA	NA	50.79		35.50		0.28
Fourth Quarter	NA		NA		NA	NA	NA	NA	51.50		40.30		0.28
2002
First Quarter	$20.00		$19.56		NA	NA	NA	NA	$49.41		$39.50		$0.29
Second Quarter	20.97		16.04		NA	NA	NA	NA	50.12		38.34		0.29
Third Quarter	17.25		12.38		NA	$17.59	$12.50	NA	37.88		24.20		0.29
Fourth Quarter	15.95		12.78		NA	16.00	13.09	NA	37.24		27.05		0.29
2003
First Quarter	$16.56		$13.26		$0.06	$16.50	$13.40	$0.06	$36.66		$29.33		$0.29
Second Quarter	17.21		14.19		0.06	17.13	14.33	0.06	38.02		32.32		0.29
Third Quarter	16.75		15.25		0.08	16.73	15.33	0.08	38.49		34.30		0.29
Fourth Quarter (through ● , 2003)	[16.43	]	[14.90	]	0.08	16.48	14.82	0.08	[38.96	]	[35.15	]	0.29

(1)	Following Travelers initial public offering, Travelers Class A common stock began trading on March 22, 2002.

(2)	Following the spin-off of Travelers by Citigroup Inc., Travelers Class B common stock began trading on August 21, 2002.

(3)	During the first quarter of 2002, Travelers paid dividends of $5.095 billion in the form of a note payable and $158 million in cash, respectively, to Citigroup Inc., its then sole shareholder. During 2001, Travelers paid dividends of $526 million to Citigroup Inc., its then sole shareholder.

      The market prices of Travelers Class A common stock, Travelers Class B common stock and St. Paul common stock will fluctuate between the date of this joint proxy statement/ prospectus and the completion of the merger. No assurance can be given concerning the market prices of Travelers Class A common stock, Travelers Class B common stock or St. Paul common stock before the completion of the merger or the market price of St. Paul Travelers common stock after the completion of the merger. The exchange ratio is fixed in the merger agreement and neither St. Paul nor Travelers has the right to terminate the merger agreement based on changes in either party’s stock price. One result of this is that the market value of the St. Paul Travelers common stock that Travelers stockholders will receive in the merger may vary significantly from the prices shown in the table above. Travelers and St. Paul shareholders are advised to obtain current market prices for Travelers Class A common stock, Travelers Class B common stock and St. Paul common stock. The timing and amount of future dividends of the combined company will depend upon earnings, cash requirements, the financial condition of the combined company and its subsidiaries and other factors deemed relevant by the board of directors of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

      The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2003 combines the historical consolidated balance sheets of St. Paul and Travelers, giving effect to the merger as if it had been consummated on September 30, 2003. The preliminary Unaudited Pro Forma Condensed Combined Income Statements for the nine months ended September 30, 2003 and for the year ended December 31, 2002 combine the historical consolidated statements of income of St. Paul and Travelers giving effect to the merger as if it had occurred on January 1, 2002. We have adjusted the historical consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

•	accompanying notes to the preliminary unaudited pro forma condensed combined financial statements;

•	St. Paul’s separate historical unaudited financial statements as of and for the nine months ended September 30, 2003 included in St. Paul’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003;

•	St. Paul’s separate historical financial statements as of and for the year ended December 31, 2002 included in St. Paul’s Annual Report on Form 10-K for the year ended December 31, 2002;

•	Travelers separate historical unaudited financial statements as of and for the nine months ended September 30, 2003 included in Travelers Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003; and

•	Travelers separate historical financial statements as of and for the year ended December 31, 2002 included in Travelers Annual Report on Form 10-K for the year ended December 31, 2002.

      The preliminary unaudited pro forma condensed combined financial statements have been prepared for informational purposes only. The preliminary unaudited pro forma condensed combined financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the preliminary unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. The preliminary unaudited pro forma condensed combined financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions.

      The preliminary unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting with Travelers treated as the accounting acquirer. Accordingly, Travelers cost to acquire St. Paul has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values at the date indicated. The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	At September 30, 2003

	Historical	Historical	Pro Forma		Pro Forma
	Travelers	St. Paul	Adjustments		St. Paul Travelers

	(in millions)
Assets
Fixed maturities, available for sale at fair value	$31,860	$16,689	$—		$48,549
Equity securities, at fair value	763	334	—		1,097
Securities on loan	—	982	—		982
Mortgage loans	222	81	—		303
Investment real estate	—	787	335	(a)	1,122
Short-term securities	2,455	2,409	—		4,864
Trading securities, at fair value	49	—	—		49
Other investments	2,444	1,391	—		3,835

Total investments	37,793	22,673	335		60,801

Cash	209	253	—		462
Investment income accrued	369	259	—		628
Premium balances receivable	4,039	2,608	—		6,647
Reinsurance recoverables	10,906	9,775	(415)	(b)	20,266
Deferred policy acquisition costs	957	691	(76)	(c)	1,572
Deferred federal income taxes	757	1,159	(338)	(d)	1,578
Contractholder receivables	2,760	1,626	—		4,386
Goodwill	2,412	906	(906)	(e)	5,172
			2,760	(e)
Other intangibles	437	140	(140)	(f)	1,687
			1,250	(f)
Other assets	2,896	3,410	(382)	(g)	5,924

Total assets	$63,535	$43,500	$2,088		$109,123

Liabilities
Claims and claim adjustment expense reserves	$33,854	$22,389	$(720)	(h)	$55,523
Unearned premium reserves	7,050	4,272	—		11,322
Contractholder payables	2,760	1,626	—		4,386
Commercial paper	—	140	—		140
Long-term debt	1,755	2,093	176	(i)	4,024
Convertible junior subordinated notes payable	868	—	—		868
Convertible notes payable	50	—	—		50
Equity unit related debt	—	443	27	(i)	470
St. Paul-obligated mandatorily redeemable preferred securities of trusts holding solely subordinated debentures of St. Paul	—	897	58	(i)	955
Other liabilities	5,726	5,372	81	(j)	11,179

Total liabilities	52,063	37,232	(378)		88,917

Shareholders’ equity
Preferred stock:
Convertible preferred stock	—	99	103	(k)	202
Guaranteed obligation — Preferred Stock Ownership Plan	—	(23)	(2)	(k)	(25)
Common stock:
No par value	—	2,646	14,544	(n,o,p)	17,190
Class A	5	—	(5)	(l)	—
Class B	5	—	(5)	(l)	—
Additional paid-in capital	8,691	—	(8,691)	(l)	—
Retained earnings	1,883	2,882	(2,882)	(m)	1,883
Accumulated other changes in equity from nonowner sources	992	664	(664)	(m)	992
Treasury stock, at cost	(68)	—	68	(l)	—
Unearned compensation	(36)	—	—		(36)

Total shareholders’ equity	11,472	6,268	2,466		20,206

Total liabilities and shareholders’ equity	$63,535	$43,500	$2,088		$109,123

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

	For the Nine Months Ended September 30, 2003

	Historical	Historical	Pro Forma			Pro Forma
	Travelers	St. Paul	Adjustments			St. Paul Travelers

	(in millions, except per share data)
Revenues
Premiums	$9,228	$5,237	$—			$14,465
Net investment income	1,370	835	(94)	(q	)	2,111
Fee income	404	49	—			453
Asset management	—	329	—			329
Net realized investment gains (losses)	(1)	33	—			32
Other revenues	96	48	—			144

Total revenues	11,097	6,531	(94)			17,534

Claims and expenses
Claims and claim adjustment expenses	6,735	3,563	90	(s	)	10,388
Amortization of deferred policy acquisition costs	1,458	1,173	(275)	(t	)	2,356
Interest expense	130	138	(14)	(u	)	254
General and administrative expenses	1,205	731	380	(v	)	2,316

Total claims and expenses	9,528	5,605	181			15,314

Income from continuing operations before income taxes and minority interest	1,569	926	(275)			2,220
Income taxes	377	271	(96)	(w	)	552
Minority interest, net of tax	(15)	22	—			7

Income from continuing operations	$1,207	$633	$(179)			$1,661

Per common share information
Earnings per common share-continuing operations:
Basic	$1.20	$2.72				$2.49
Diluted	$1.20	$2.61				$2.45
Weighted average common shares outstanding and common stock equivalents:
Basic	1,002.3	227.5				661.9
Diluted	1,007.6	239.1				675.8

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

	For the Year Ended December 31, 2002

	Historical	Historical	Pro Forma		Pro Forma
	Travelers	St. Paul	Adjustments		St. Paul Travelers

	(in millions, except per share data)
Revenues
Premiums	$11,155	$7,502	$—		$18,657
Net investment income	1,881	1,169	(287)	(q)	2,763
Fee income	455	56	—		511
Asset management	—	397	—		397
Net realized investment gains (losses)	147	(165)	94	(r)	76
Recoveries from former affiliate	520	—	—		520
Other revenues	112	71	—		183

Total revenues	14,270	9,030	(193)		23,107

Claims and expenses
Claims and claim adjustment expenses	11,139	6,019	115	(s)	17,273
Amortization of deferred policy acquisition costs	1,810	1,675	(342)	(t)	3,143
Interest expense	157	182	(19)	(u)	320
General and administrative expenses	1,424	933	500	(v)	2,857

Total claims and expenses	14,530	8,809	254		23,593

Income (loss) from continuing operations before income taxes and minority interest	(260)	221	(447)		(486)
Income tax benefit	(477)	(55)	(156)	(w)	(688)
Minority interest, net of tax	1	27	—		28

Income from continuing operations	$216	$249	$(291)		$174

Per common share information
Earnings per common share-continuing operations:
Basic	$0.23	$1.09			$0.25
Diluted	$0.23	$1.06			$0.25
Weighted average common shares outstanding and common stock equivalents:
Basic	949.5	215.9			627.4
Diluted	951.2	226.6			629.9

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Pro Forma Presentation

      On November 16, 2003, Travelers Property Casualty Corp. (Travelers) entered into an agreement and plan of merger with The St. Paul Companies, Inc. (St. Paul). The transaction will be treated as a purchase business combination by Travelers of St. Paul under accounting principles generally accepted in the United States of America. In this merger, the acquired entity (St. Paul) will issue the equity interests and this business combination meets the criteria of a reverse acquisition. Each share of Travelers Class A common stock and Travelers Class B common stock will be exchanged for 0.4334 of a share (the exchange ratio) of St. Paul common stock.

      The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2003 reflects the merger as if it occurred on September 30, 2003. The preliminary Unaudited Pro Forma Condensed Combined Income Statements for the nine months ended September 30, 2003 and for the year ended December 31, 2002 reflect the merger as if it occurred on January 1, 2002. The pro forma adjustments herein reflect an exchange ratio of 0.4334 of a share of St. Paul common stock for each of the 505,030,560 shares of Travelers Class A common stock outstanding and of the 499,859,233 shares of Travelers Class B common stock outstanding at September 30, 2003.

      The stock price used in determining the preliminary estimated purchase price is based on an average of the closing prices of St. Paul common stock for the two trading days before through the two trading days after St. Paul and Travelers announced their merger agreement on November 17, 2003. The preliminary estimated purchase price also includes the fair value of the St. Paul stock options, the fair value adjustment to St. Paul’s preferred stock and other costs of the transaction, and is calculated as follows:

Number of shares of St. Paul common stock outstanding as of September 30, 2003 (in thousands)	228,102
St. Paul’s average stock price for the two trading days before through the two trading days after November 17, 2003, the day St. Paul and Travelers announced their merger agreement	$36.86

Estimated fair value of St. Paul’s common stock outstanding as of September 30, 2003 (in millions)	$8,408
Estimated fair value of approximately 21.0 million St. Paul stock options outstanding as of September 30, 2003 (in millions)	225
Estimated excess of fair value over book value of St. Paul’s convertible preferred stock outstanding, net of the excess of the fair value over the book value of the related guaranteed obligation, as of September 30, 2003 (in millions)	101
Estimated transaction costs of Travelers (in millions)	15

Estimated purchase price (in millions)	$8,749

The preliminary estimated purchase price has been allocated as follows based upon purchase accounting adjustments as of September 30, 2003 (in millions):

Net tangible assets(1)	$5,222
Investment real estate(2)	335
Reinsurance recoverables(2)(3)	(415)
Deferred policy acquisition costs(3)	(76)
Deferred federal income taxes(5)	(338)
Goodwill	2,760
Intangible assets(4)	1,250
Other assets(2)	(382)
Claims and claim adjustment expense reserves(2)(3)	720
Long-term debt(2)	(176)
Equity unit related debt(2)	(27)
Mandatorily redeemable preferred securities(2)	(58)
Other liabilities(2)	(66)

Allocated purchase price	$8,749

(1)	Reflects St. Paul’s shareholders’ equity ($6,268) less St. Paul’s historical goodwill ($906) and intangible assets ($140).

(2)	Represents adjustments for fair value.

(3)	Represents adjustments to conform St. Paul’s accounting policy to that of Travelers.

(4)	Represents identified finite and indefinite life intangible assets; primarily customer-related insurance intangibles and management contracts and customer relationships associated with Nuveen’s asset management business.

(5)	Represents a deferred tax liability associated with adjustments to fair value of all assets and liabilities included herein excluding goodwill.

      The preliminary unaudited pro forma condensed combined financial statements presented herein are not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been completed at the dates indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

      The preliminary unaudited pro forma condensed combined financial statements have been prepared assuming that the merger is accounted for under the purchase method of accounting (purchase accounting) with Travelers as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of St. Paul are adjusted to their fair value. For purposes of these preliminary unaudited pro forma condensed combined financial statements, consideration has also been given to the impact of conforming St. Paul’s accounting policies to those of Travelers. Additionally, certain amounts in the historical consolidated financial statements of St. Paul have been reclassified to conform to the Travelers financial statement presentation. The preliminary unaudited pro forma condensed combined financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions. Also, possible adjustments related to restructuring charges are yet to be determined and are not reflected in the preliminary unaudited pro forma condensed combined financial statements. Charges or credits not expected to have a continuing impact and the related tax effects which result directly from the transaction and which will be included in income within twelve months succeeding the transaction were not considered in the preliminary unaudited pro forma condensed combined income statements.

      The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. Actual adjustments to the combined balance sheet and income statements will differ, perhaps materially, from those reflected in these preliminary unaudited pro forma condensed combined financial statements because the assets and liabilities of St. Paul will be recorded at their respective fair values on the date the merger is consummated, and the preliminary assumptions used to estimate these fair values may change between now and the completion of the merger. Estimated fair value adjustments to certain balance sheet amounts are preliminary and may change as a result of additional analysis. Additionally, these preliminary pro forma purchase accounting adjustments do not include possible fair value adjustments related to certain investments, fixed assets, contracts, leases, other commitments and other miscellaneous assets and liabilities, pending further analysis. The final purchase accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

      The preliminary unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of St. Paul tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including conforming of St. Paul’s accounting policies to those of Travelers, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of St. Paul’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to goodwill and may impact the combined income statements due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 2 —	Pro Forma Adjustments

      The pro forma adjustments related to the preliminary Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2003 assume the merger took place on September 30, 2003. The pro forma adjustments to the preliminary Unaudited Pro Forma Condensed Combined Income Statements for the nine months ended September 30, 2003 and for the year ended December 31, 2002 assume the merger took place on January 1, 2002.

      The following pro forma adjustments result from the allocation of the purchase price for the acquisition based on the fair value of the assets, liabilities and commitments acquired from St. Paul and to conform St. Paul’s accounting policies to Travelers. The amounts and descriptions related to the preliminary adjustments are as follows:

Increase (Decrease)

as of September 30, 2003

(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet
Assets
a) Adjustment of carrying amount of investment real estate to fair value	$335
b) Reinsurance recoverables
i. Adjustment to conform the accounting policy for discounting certain workers’ compensation claim reserves	$(15)
ii. Adjustment to record the reinsurance recoverables related to claims and claim adjustment expense reserves at fair value — See Note 3	$(400)
c) Adjustment to conform the accounting policy for the deferral of certain policy acquisition costs	$(76)
d) Adjustment to record the deferred tax liability resulting from all pro forma adjustments except goodwill at a statutory rate of 35%	$(338)
e) Net adjustment to eliminate St. Paul’s historical goodwill and to record the goodwill associated with the acquisition	$1,854
f) Net adjustment to eliminate St. Paul’s historical intangible assets and to record the identifiable intangible assets related to this merger — See Note 4	$1,110
g) Other assets —
i. Adjustment to record the fair value of St. Paul’s pension plans, using the December 31, 2002 plan assumptions	$(342)
ii. Adjustment to eliminate St. Paul’s unamortized issue costs related to long-term debt, equity unit related debt and mandatorily redeemable preferred securities	$(40)

Increase (Decrease)

as of September 30, 2003

(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet (continued)
Liabilities
h) Claims and claim adjustment expense reserves
i. Adjustment to conform the accounting policy for discounting certain workers’ compensation claim reserves	$(120)
ii. Adjustment to record claims and claim adjustment expense reserves at fair value — See Note 3	$(600)
i) Adjustment to record long-term debt, equity unit related debt and mandatorily redeemable preferred securities at fair value	$261
j) Other liabilities —
i. Adjustment to record the fair value of St. Paul’s post-retirement benefit plans, using the December 31, 2002 plan assumptions	$66
ii. Adjustment to record the liability for Travelers estimated merger related transaction costs	$15

Shareholders’ Equity
k) Preferred stock —
i. Adjustment to record convertible preferred stock at fair value	103
ii. Adjustment to record the guaranteed obligation under the Preferred Stock Ownership Plan at fair value	(2)
l) Net adjustment to remove the historical par value of Travelers Class A common stock, Class B common stock, additional paid-in capital and treasury stock	$(8,633)
m) Adjustment to remove St. Paul’s retained earnings and accumulated other changes in equity from nonowner sources	$(3,546)
n) Adjustment to St. Paul’s no par value common stock to record the impact of “l” and “m” above	$12,179
o) Adjustment to record the excess of the fair value of St. Paul’s no par value common stock over its historical common shareholders’ equity based on shares outstanding at September 30, 2003 at an average of the closing prices of St. Paul common stock for the two trading days before through the two trading days after St. Paul and Travelers announced their merger agreement on November 17, 2003	$2,140
p) Adjustment to record the fair value of St. Paul’s outstanding stock options	$225

	Increase (Decrease)

	Nine months ended	Year ended
	September 30,	December 31,
	2003	2002

	(in millions)
Unaudited Pro Forma Condensed Combined Income Statement
Revenues
q) Net investment income —
i. Adjustment to recognize the amortization of fair value adjustments allocated to investments using the interest method over the estimated remaining life of the investments — See Note 6	$(94)	$(176)
ii. Adjustment to conform the accounting policy for certain private equity investments	$—	$(111)
r) Adjustment to net realized investment gains (losses) to conform the accounting policy for certain private equity investments — See Note 6	$—	$94

Claims and Expenses
s) Adjustment to claims and claim adjustment expenses to reflect the accretion of fair value — See Note 3	$90	$115
t) Adjustment to the amortization of deferred policy acquisition costs due to conforming the accounting policy described in “c” above	$(275)	$(342)
u) Adjustment to interest expense for the amortization of fair value adjustments allocated to long-term debt, equity unit related debt and mandatorily redeemable preferred securities, using the interest method over the remaining term to maturity	$(14)	$(19)
v) General and administrative expenses —
i. Adjustment to amortization expense for the estimated value of identifiable intangible assets with finite lives — See Note 4	$98	$159

ii. Adjustment to the amortization of deferred policy acquisition costs after conforming the accounting policy described in “c” above	$282	$341
w) To adjust income taxes for all pro forma adjustments except goodwill at the statutory rate of 35%.	$(96)	$(156)

      The pro forma adjustments do not include an anticipated restructuring charge in conjunction with the merger. The preliminary estimate related to restructuring is approximately $300 million to $400 million and is subject to final decisions by management of the combined company. These costs may include severance payments, asset write-offs and other costs associated with the process of combining the companies. No determination has been made as to the allocation of the restructuring reserve between St. Paul and Travelers related expenditures for purposes of the preliminary unaudited pro forma condensed combined financial statements.

      Certain other assets and liabilities of St. Paul will also be subject to adjustment to their respective fair values at the time of the merger. Pending further analysis, no pro forma adjustments are included herein for these assets and liabilities.

Note 3 — Fair Value of Claims and Claim Adjustment Expense Reserves and Reinsurance Recoverables

      An adjustment has been applied to the St. Paul’s claims and claim adjustment expense reserves to estimate their fair value. Since such reserves are not traded in a secondary market, the determination of a fair value is approximated by using risk-adjusted present value techniques. Such techniques require application of significant judgment and assumptions.

      The fair value adjustment that was applied included (1) discounting the reserves at risk-free rates of interest over an assumed period of 30 years and (2) adding a risk factor that reflects the uncertainty within the reserves. Various methodologies were considered to address the uncertainty in the reserves, including alternative measures of the opportunity cost of capital and other underlying factors.

      For purposes of the Unaudited Pro Forma Condensed Combined Income Statements, which assume that the merger was consummated on January 1, 2002, the range of risk-free rates of interest employed in the calculation was approximately 1.8% to 5.9%, averaging 4.3% over an assumed period of 30 years. The fair value adjustment is being accreted in the pro forma income statements over the period that the reserves are expected to remain outstanding, using an interest method that locks in the initial interest rates by expected payment date.

      For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2003, the range of risk-free rates of interest applied to the fair value adjustment was approximately 1.0% to 5.1%, averaging 3.0% over an assumed period of 30 years.

      A similar methodology was applied to the related ceded reinsurance recoverables.

      These estimates are subject to change, based on actual interest rates as of the closing date of the merger and continuing refinement of the methodologies underlying risk factor development. As a result, the amount of the final purchase accounting adjustment and subsequent accretion could differ materially from the amounts presented in the preliminary unaudited pro forma condensed combined financial statements.

Note 4 — Identified Intangible Assets

      A summary of the significant identifiable intangible assets and their respective estimated useful lives is as follows:

	September 30, 2003

	Intangible Asset	Estimated	Amortization
	Balance	Useful Life	Method

	($ in millions)
Insurance Operations:
Customer relationships	$650	8 years	Accelerated(a)
Contractual agency relationships	15	2 years	Straight line
St. Paul trademark and trade name	35	3 years	Straight line
State licenses	20	Indefinite	N/A

Total Insurance Operations	$720

Asset Management Business(b):
Management contracts and customer relationships:
Closed-end funds	$390	Indefinite	N/A
Open-end funds	65	12 years	Straight line
Managed wrap/hedge accounts	30	4 years	Straight line
Managed institutional accounts	30	19 years	Straight line
Nuveen trade name	15	Indefinite	N/A

Total Asset Management	$530

(a)	Based on rates derived from expected business retention and profitability levels

(b)	Amounts related to this business are included at St. Paul’s 79% approximate ownership interest of Nuveen Investments

Note 5 — Earnings Per Share

      The pro forma earnings per common share data has been computed based on the combined historical income of St. Paul and Travelers and the impact of purchase accounting adjustments. Weighted average shares were calculated using St. Paul’s historical weighted average common shares outstanding and Travelers weighted average common shares outstanding multiplied by the exchange ratio.

Note 6 — Net Realized Investment Gains (Losses)

      The investment portfolio fair value adjustment treats net unrealized investment gains (losses) as though they were realized, thereby creating a new basis for such investments. No separate adjustment has been made in the preliminary Unaudited Pro Forma Condensed Combined Income Statements to adjust historical net realized investment gains (losses) for the resulting new basis that would have been established had the merger been completed on January 1, 2002.

Note 7 — Pension Cost

      The fair value adjustment for St. Paul’s pension and postretirement benefit plans treats the previously unrecognized prior service cost and net actuarial loss as though they were recognized. No separate adjustment has been made in the preliminary Unaudited Pro Forma Condensed Combined Income Statements to adjust net periodic pension and postretirement benefit cost.

Note 8 — Transactions Between St. Paul and Travelers

      The preliminary unaudited pro forma condensed combined financial statements have not been adjusted for the impact of transactions between St. Paul and Travelers. Based on current analysis, such transactions are not expected to have a significant impact on the preliminary unaudited pro forma condensed combined financial statements.

EXPERTS

      The consolidated financial statements and schedules of St. Paul as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2002 financial statements and schedules refer to changes in methods of accounting for business combinations and goodwill and other intangible assets in 2002 and for derivative instruments and hedging activities in 2001.

      The consolidated financial statements and schedules of Travelers as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2002 financial statements and schedules refer to changes in methods of accounting for goodwill and other intangible assets in 2002 and accounting for derivative instruments and hedging activities and for securitized financial assets in 2001.

LEGAL MATTERS

      The validity of shares of St. Paul Travelers common stock to be issued in the merger will be passed upon for St. Paul by Faegre & Benson LLP. Davis Polk & Wardwell and Simpson Thacher & Bartlett LLP will deliver their opinions to St. Paul and Travelers, respectively, as to certain federal income tax consequences of the merger. See “Material United States Federal Income Tax Consequences Of The Merger” on page  ● .

OTHER MATTERS

      As of the date of this document, the St. Paul board of directors and the Travelers board of directors know of no matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before these special meetings or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against approval of the merger and the merger agreement or the issuance of shares of St. Paul Travelers common stock, as applicable, will be voted in favor of any adjournment or postponement.

St. Paul 2004 Annual Meeting Shareholder Proposals

      If any shareholder wishes to propose a matter for consideration at St. Paul’s annual meeting of shareholders scheduled to be held on May 4, 2004, the proposal should be mailed by certified mail-return receipt requested to the St. Paul Corporate Secretary, 385 Washington Street, St. Paul, MN 55102. To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in St. Paul’s 2004 Annual Meeting Proxy Statement and form of proxy to be mailed in March 2004, a proposal must have been received by the St. Paul Corporate Secretary on or before December 1, 2003. For a shareholder proposal submitted outside of the process provided by Rule 14a-8, to be eligible for consideration at St. Paul’s 2004 annual meeting, notice must be received by the St. Paul Corporate Secretary by March 5, 2004. Any such notice must include as to each matter such shareholder proposes to bring before the 2004 annual meeting (i) a brief description of the business desired to be brought before the 2004 annual meeting and the reasons for conducting such business at the 2004 annual meeting; (ii) the name and address, as they appear on St. Paul’s share register, of the shareholder proposing such business; (iii) the class and number of shares of St. Paul common stock that are beneficially owned by such shareholder; and (iv) any material interest of such shareholder in such business.

Travelers 2004 Annual Meeting Shareholder Proposals

      Shareholder proposals intended to be presented at the annual meeting of Travelers shareholders in 2004 pursuant to Rule 14a-8(b) promulgated under the Securities Exchange Act of 1934, as amended, must have been received by the Secretary of Travelers not later than November 20, 2003, in order to be included in the proxy materials sent by management of Travelers for such meeting.

      In order to be considered at the annual meeting of Travelers shareholders in 2004, shareholder proposals that have not been included in the proxy materials sent by management of Travelers for such meeting pursuant to Rule 14a-8(b) must comply with the advance notice and eligibility requirements contained in the Travelers bylaws. The Travelers bylaws provide that shareholders are required to give advance notice to Travelers of any nomination by a shareholder of candidates for election as directors and of any other business to be brought by a shareholder before an annual shareholder meeting. Specifically, the bylaws provide that for a shareholder to nominate a person for election to the Travelers board of directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Travelers Secretary. The bylaws also provide that for other business to be properly brought before an annual meeting by a shareholder, the shareholder must be entitled to vote at the meeting and the shareholder must give timely written notice thereof to the Travelers Secretary. In order to be timely, a shareholder’s notice must be delivered to the principal executive offices of Travelers not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after the anniversary date of the immediately prior annual meeting, notice by the shareholder must be received by Travelers not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The 2003 annual meeting of Travelers shareholders was held on April 24, 2003. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

      The specific requirements of these advance notice and eligibility provisions are set forth in Section 11 of Article III of the Travelers bylaws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Travelers Secretary at the principal executive offices of Travelers, One Tower Square, Hartford, Connecticut 06183.

WHERE YOU CAN FIND MORE INFORMATION

      St. Paul has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the distribution to Travelers shareholders of the shares of St. Paul Travelers common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about St. Paul and St. Paul’s capital stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

      In addition, St. Paul and Travelers file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like St. Paul and Travelers, who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

      You may also inspect reports, proxy statements and other information about St. Paul and Travelers at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10004.

      The Securities and Exchange Commission allows St. Paul and Travelers to incorporate by reference information into this document. This means that St. Paul and Travelers can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

      This document incorporates by reference the documents listed below that Travelers and St. Paul previously filed with the Securities and Exchange Commission. They contain important information about the companies and their financial condition.

St. Paul Securities and Exchange Commission Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	Filed on April 30, 2003, April 30, 2003, July 28, 2003, July 30, 2003, October 30, 2003 and November 17, 2003
Proxy Statement on Schedule 14A	Filed on March 28, 2003
The description of St. Paul common stock set forth in the registration statement on Form 8-A (No. 001-10898) filed pursuant to Section 12 of the Exchange Act on October 17, 1991 and the description of the St. Paul equity units set forth in the registration statement on Form 8-A (No. 001-10898) filed on July 25, 2002 (including the amendment thereto filed on August 1, 2002) and any other amendments or reports filed with the Securities and Exchange Commission for the purpose of updating these descriptions	Filed on July 25, 2002 and August 1, 2002

Travelers Securities and Exchange Commission Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003
Current Reports on Form 8-K	Filed on January 14, 2003, January 24, 2003, February 3, 2003, March 12, 2003, April 1, 2003, April 17, 2003, May 22, 2003, July 17, 2003, August 4, 2003, October 3, 2003, October 16, 2003, November 17, 2003 and November 24, 2003
Proxy Statement on Schedule 14A	Filed on March 17, 2003
The description of Travelers common stock set forth in the registration statement on Form 8-A (No. 001-31266) filed pursuant to Section 12 of the Exchange Act on March 12, 2002 and the Form 8-A (No. 001-31266) filed on July 29, 2002, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description	Filed on March 12, 2002 and July 29, 2002

      In addition, St. Paul and Travelers also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this document and the date of the St. Paul special meeting or the Travelers special meeting, respectively. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      St. Paul has supplied all information contained or incorporated by reference in this document relating to St. Paul, and Travelers has supplied all such information relating to Travelers.

      Documents incorporated by reference are available from St. Paul and Travelers without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

The St. Paul Companies, Inc. 385 Washington Street St. Paul, Minnesota 55102 (651) 310-7911	Travelers Property Casualty Corp. One Tower Square Hartford, Connecticut 06183 (860) 277-0111

      St. Paul and Travelers shareholders requesting documents should request them sufficiently in advance of the special meetings in order to receive them before the special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from St. Paul or Travelers, St. Paul or Travelers will mail them to you by first class mail, or another equally prompt means, as soon as practicable after it receives your request.

      Neither St. Paul nor Travelers has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDICES

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of

November 16, 2003

among

THE ST. PAUL COMPANIES, INC.

TRAVELERS PROPERTY CASUALTY CORP.

and

ADAMS ACQUISITION CORP.

Page

Section 10.11.	Severability	A-62
Section 10.12.	Specific Performance	A-62
Section 10.13.	Schedules	A-62

EXHIBITS
Exhibit A-1	Form of Parent Charter (if Parent Shareholder Charter Approval Received)
Exhibit A-2	Form of Parent Charter (if Parent Shareholder Charter Approval Not Received)
Exhibit B	Form of Parent Bylaws
Exhibit C	Form of Affiliate Agreement
Company Disclosure Schedule
Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of November 16, 2003 (the “Agreement”) among The St. Paul Companies, Inc., a Minnesota corporation (“Parent”), Travelers Property Casualty Corp., a Connecticut corporation (the “Company”), and Adams Acquisition Corp., a Connecticut corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

      WHEREAS, the Boards of Directors of each of Parent, the Company and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein; and

      WHEREAS, it is intended that, for United States federal income tax purposes (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

      Section 1.01.     Definitions. (a) The following terms, as used herein, have the following meanings:

      “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

      “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

      “CBCA” means the Connecticut Business Corporation Act.

      “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2002, and the notes thereto, set forth in the Company 10-K.

      “Company Balance Sheet Date” means December 31, 2002.

      “Company Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

      “Company Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

      “Company Common Stock” means the Company Class A Common Stock together with the Company Class B Common Stock.

      “Company Convertible Notes” means the Convertible Junior Subordinated Notes due 2032 of the Company.

      “Company Disclosure Schedule” means the Company disclosure schedule delivered to Parent concurrently herewith.

      “Company Employee Plan” means any Employee Plan that is maintained, administered, sponsored by or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries has any liability.

      “Company Indenture” means the Indenture, dated as of March 27, 2002, between Travelers Property Casualty Corp. and The Bank of New York, as trustee, as amended and supplemented by the First Supplemental Indenture dated as of March 27, 2002, between Travelers Property Casualty Corp. and The Bank of New York, as trustee.

      “Company International Plan” means any International Plan that is maintained, administered, sponsored by or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability.

      “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC prior to the date hereof.

      “DOJ” means the United States Department of Justice.

      “Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or any loan; in each case covering or extended to any current or former director, employee or independent contractor; provided, however, that any International Plan (and any plan or program that would otherwise constitute an International Plan, but for the proviso in the definition of such term) shall not constitute an Employee Plan.

      “Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

      “Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

      “ERISA” means the Employee Retirement Income Security Act of 1974.

      “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

      “FTC” means the United States Federal Trade Commission.

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      “International Plan” means, whether or not statutorily required, any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or any loan; in each case covering or extended to any current or former director, employee or independent contractor, where such individuals are located exclusively outside of the United States; provided, however, that a plan or program sponsored or operated by a governmental authority (including the Canada/ Quebec Pension Plan, any provincial health plan in Canada and the State Earnings Related Pension Scheme in the United Kingdom) shall not constitute an International Plan.

      “knowledge” means (A) with respect to Parent, the knowledge of the individuals named on Section 1.01 of the Parent Disclosure Schedule, after reasonable inquiry, and (B) with respect to the Company, the knowledge of the individuals named on Section 1.01 of the Company Disclosure Schedule, after reasonable inquiry.

      “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      “Nuveen” means Nuveen Investments, Inc., a Delaware corporation.

      “Nuveen Credit Facilities” means the Three-Year Credit Agreement, dated as of August 7, 2003, among Nuveen, Bank of America, N.A., Citibank, N.A. and Bank One, N.A. and the 364-Day Credit Agreement, dated as of August 7, 2003, among Nuveen, Bank of America, N.A., Citibank, N.A. and Bank One, N.A.

      “NYSE” means the New York Stock Exchange.

      “1933 Act” means the Securities Act of 1933.

      “1934 Act” means the Securities Exchange Act of 1934.

      “Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2002, and the notes thereto, set forth in the Parent 10-K.

      “Parent Balance Sheet Date” means December 31, 2002.

      “Parent Common Stock” means the common stock, without designated par value, of Parent.

      “Parent Convertible Notes” means the Zero Coupon Convertible Notes due 2009 of Parent.

      “Parent Disclosure Schedule” means the Parent disclosure schedule delivered to the Company concurrently herewith.

      “Parent Employee Plan” means any Employee Plan that is maintained, administered, sponsored by or contributed to by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which Parent or any of its Subsidiaries has any liability.

      “Parent Equity Unit” means a Corporate Unit or a Treasury Unit, each as defined in the Purchase Contract Agreement, dated as of July 31, 2002, between Parent and JPMorgan Chase Bank, as purchase contract agent.

      “Parent International Plan” means any International Plan that is maintained, administered, sponsored by or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any liability.

      “Parent Preferred Stock” means the Series B Convertible Preferred Stock of Parent.

      “Parent Trust Securities” means the 7.6% Trust Preferred Securities of St. Paul Capital Trust I, the 7 5/8 Series B Capital Securities of MMI Capital Trust I, the 8.5% Series A Capital Securities of USF&G Capital I, the 8.47% Series B Capital Securities of USF&G Capital II and the 8.312% Series C Capital Securities of USF&G Capital III.

      “Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC prior to the date hereof.

      “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      “SEC” means the Securities and Exchange Commission.

      “Significant Subsidiary” has the meaning specified in Regulation S-X under the 1934 Act.

      “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

      “Third Party” means any Person, as defined in Section 13(d) of the 1934 Act, other than Parent or any Affiliate of Parent.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquisition Proposal	7.05	(a)
Advisers Act	4.03
Agreement	Preamble
Applicable Party	7.05
CEA	4.19	(a)
Certificates	3.04	(a)
CFTC	4.19	(a)
Change in Recommendation	7.05	(b)
Client	7.04	(e)
Closing	2.05
Code	Recitals
Company	Preamble
Company Actuarial Analyses	5.16	(c)
Company Employees	7.07
Company Insurance Subsidiaries	5.07
Company Intellectual Property Rights	5.25	(b)(ii)
Company Material Adverse Effect	5.01	(b)
Company Necessary Consents	5.03
Company Permits	5.01	(a)
Company Rights	5.28	(b)
Company Rights Agreement	5.28	(b)
Company SAP Statements	5.09
Company SEC Documents	5.08	(a)
Company Securities	5.05	(b)
Company Shareholder Approval	5.02
Company Shareholder Meeting	7.01	(b)
Company Stock Option	3.03
Company Stock Plan	3.03
Company Stock-Based Award	3.03	(b)
Company Subsidiary Securities	5.06	(b)
Company Termination Fee	10.04	(b)
Confidentiality Agreement	7.03
Effective Time	2.01	(b)
End Date	9.01	(b)
Exchange Agent	3.04	(a)
Existing Plans	7.07	(a)
Exchange Ratio	3.01	(b)
GAAP	4.11
Governmental Authority	4.03
Insurance Laws	4.14	(a)
Investment Advisory Laws	4.14	(a)

Term	Section

Investment Company	4.15	(b)
Joint Proxy Statement	4.12
Laws	4.15	(d)
Merger	2.01
Merger Certificate	2.01	(b)
Merger Consideration	3.01	(b)
Merger Sub	Preamble
Multiemployer Plan	4.23	(c)
Necessary Consents	5.03
1940 Act	4.03
New Plans	7.07	(b)
Nuveen SEC Documents	4.09	(a)
Parent	Preamble
Parent Actuarial Analyses	4.17	(c)
Parent Asset Management Subsidiaries	4.14	(a)
Parent Insurance Subsidiaries	4.07
Parent Intellectual Property Rights	4.26
Parent Material Adverse Effect	4.01	(b)
Parent Necessary Consents	4.03
Parent Permits	4.01	(a)
Parent SAP Statements	4.10
Parent SEC Documents	4.08	(a)
Parent Securities	4.05	(b)
Parent Shareholder Approval	4.02	(a)
Parent Shareholder Charter Approval	4.02	(a)
Parent Shareholder Transaction Approval	4.02	(a)
Parent Shareholder Meeting	7.01	(c)
Parent Stock-Based Award	3.03	(b)
Parent Stock Option	3.03
Parent Stock Plan	4.05	(a)
Parent Subsidiary Securities	4.06	(b)
Parent Termination Fee	10.04	(c)
Proprietary Funds	4.15	(b)
Registration Statement	4.12
Required Approvals	7.04
SAP	4.10
Sarbanes-Oxley Act	4.08	(e)
Shareholder Meeting	7.01	(c)
Superior Proposal	7.05	(c)
Surviving Corporation	2.01
Tax	4.22	(g)
Tax Asset	4.22	(g)
Tax Return	4.22	(g)
Tax Sharing Agreements	4.22	(g)

Term	Section

Taxing Authority	4.22	(g)
Third-Party Intellectual Property Rights	4.26	(b)(i)
Uncertificated Shares	3.04	(a)
WARN Act	4.24	(b)

      (c) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference in this Agreement to a statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

ARTICLE 2

THE MERGER

      Section 2.01.     The Merger. (a) At the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the CBCA, and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its existence under the laws of the State of Connecticut. As a result of the Merger, the Company shall become a wholly owned subsidiary of Parent.

      (b) As soon as practicable (and, in any event, within five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 8, other than conditions that by their nature are to be satisfied at the Effective Time and will in fact be satisfied at the Effective Time, a certificate of merger shall be duly prepared, executed and acknowledged by Merger Sub and the Company and thereafter delivered to and filed with the Secretary of State of the State of Connecticut pursuant to the CBCA (the “Merger Certificate”) and all other filings or records required under the CBCA shall be made. The Merger shall become effective at the Effective Time. As used herein, the term “Effective Time” means such time as is mutually agreeable to the Company and Parent on the date of filing of the Articles of Merger, or on such other subsequent date or time as may be agreed by the Company and Parent.

      (c) The Merger shall have the effects set forth in Section 33-820 of the CBCA.

      Section 2.02.     Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      Section 2.03.     Bylaws. At the Effective Time, the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      Section 2.04.     Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

      Section 2.05.     Closing. Upon the terms and subject to the conditions set forth herein, including the conditions set forth in Article 8 and the termination rights set forth in Article 9, the closing of the Merger (the “Closing”) will take place on the date on which the Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

ARTICLE 3

CONVERSION OF SECURITIES

      Section 3.01.     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any holder of any shares of Company Common Stock:

      (a) All shares of Company Common Stock that are held by the Company as treasury stock or that are owned by Parent, the Company or Merger Sub immediately prior to the Effective Time (and in each case that are not held on behalf of or as fiduciary for third parties) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist.

      (b) Subject to Section 3.01(a) and Section 3.05, each outstanding share of Company Common Stock (together with the Company Rights attached thereto) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.4334 (the “Exchange Ratio”) of a fully paid and nonassessable share of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.05, the “Merger Consideration”). All of such shares of Parent Common Stock shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof.

      (c) Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Class A common stock of the Surviving Corporation.

      Section 3.02.     Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, the capital stock of Parent or the Company, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

      Section 3.03.     Company Stock Options and Other Equity-based Awards. (a) Each option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under an equity compensation plan of the Company (a “Company Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (a “Parent Stock Option”) on the same terms and conditions (including any option reload features relating to any Company Stock Option outstanding on the date hereof or granted after the date hereof; provided that any hereafter granted Company Stock Option is granted in accordance with Section 6.02(s)) as were applicable under such Company Stock Option (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Company Stock Plan, or in the related award document by reason of the transactions contemplated hereby). The number of shares of Parent Common Stock subject to each such Parent Stock Option shall be equal to the number of shares of Company Common Stock subject to each such Company Stock Option multiplied by the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Stock Option shall have an exercise price per share (rounded up to the nearest one-hundredth of a dollar) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option and any related stock appreciation right shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

      (b) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock and each award of any kind consisting of, based on or relating to shares of Company Common Stock granted under a Company Stock Plan (including restricted stock, deferred stock awards, stock units, phantom awards and dividend equivalents), other than Company Stock Options (each, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted, at the Effective Time, into a right or award with respect to Parent Common Stock (a “Parent Stock-Based Award”), on the same terms and conditions as were applicable under Company Stock-Based Awards (but taking into account any changes thereto, including any acceleration thereof, provided for in the relevant Company Stock Plan or in the related award document by reason of the transactions contemplated hereby). The number of shares of Parent Common Stock subject to each such Parent Stock-Based Award shall be equal to the number of shares of Company Common Stock subject to the Company Stock-Based Award multiplied by the Exchange Ratio, rounded down if necessary to the nearest whole share of Parent Common Stock. Any dividend equivalents credited to the account of each holder of a Company Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

      (c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options and Company Stock-Based Awards any required notices setting forth such holders’ rights pursuant to the relevant Company Stock Plans and award documents and stating that such Company Stock Options and Company Stock-Based Awards have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.03 after giving effect to the Merger and the terms of the relevant Company Stock Plans).

      (d) Prior to the Effective Time, the Company shall take all necessary action for the adjustment of Company Stock Options and Company Stock-Based Awards under this Section 3.03. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options and Parent Stock-Based Awards as a result of the actions contemplated by this Section 3.03. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 or S-3, as the case may be (or any successor form, or if Form S-8 or S-3 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Parent Stock Options and Parent Stock-Based Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Stock Options and Parent Stock-Based Awards remain outstanding.

      Section 3.04.     Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), as applicable. Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

      (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of Company Common Stock represented by a Certificate or Uncertificated Share. The shares of Parent Common Stock constituting part of the Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Common Stock or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

      (d) All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock (together with the Company Rights attached thereto) in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.04(g) or Section 3.05) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock (and Company Rights).

      (e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Section 3.04.

      (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.04(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

      (g) No dividends or other distributions with respect to Parent Common Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.05, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.05 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

      Section 3.05.     No Fractional Shares of Parent Common Stock. No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Common Stock on the NYSE on the trading day immediately preceding the date on which the Effective Time occurs by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to make available in accordance with this Agreement such amounts to such former holders of Company Common Stock.

      Section 3.06.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

      Section 3.07.     Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Taxing Authority by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent.

      Section 3.08.     Further Assurances. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Corporation, as a result of, or in connection with, the Merger.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

      Except as set forth in the Parent Disclosure Schedule, regardless of whether the relevant Section herein refers to the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

      Section 4.01.     Corporate Existence and Power. (a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and Parent and its Subsidiaries have all corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as now conducted (the “Parent Permits”), except for those licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore delivered or made available to the Company true and complete copies of the articles of incorporation and bylaws of Parent, and the certificate of incorporation and bylaws of Merger Sub, as currently in effect.

      (b) As used in this Agreement, the term “Parent Material Adverse Effect” means (i) a material adverse effect on the condition (financial or otherwise), properties, business, results of the operations or prospects of Parent and its Subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions, changes that affect the businesses in which Parent and its Subsidiaries operate in general and which do not have a materially disproportionate effect on Parent and its Subsidiaries, and changes resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby or (ii) a material impairment of the ability of Parent or Merger Sub to consummate the transactions contemplated in this Agreement.

      Section 4.02.     Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and, except for the Parent Shareholder Approval and the approval of the Merger and the transactions contemplated hereby by Parent as the sole shareholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The only votes of the holders of any class or series of capital stock of Parent necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement are the affirmative votes (the “Parent Shareholder Transaction Approval”) of the holders of Parent Common Stock and Parent Preferred Stock, voting together as a single class, (A) representing a majority of the votes eligible to be cast by such holders approving the amendment of Parent’s articles of incorporation in accordance with Section 7.02(a)(i)(B), (B) representing a majority of the voting power of such shares present and entitled to vote to approve the issuance of Parent Common Stock in connection with the Merger and (C) representing a majority of the voting power of such shares present and entitled to vote to approve the amendment of Parent’s bylaws in accordance with Section 7.02(a)(ii). The affirmative vote (the “Parent Shareholder Charter Approval” and, together with the Parent Shareholder Transaction Approval, the “Parent Shareholder Approval”) of the holders of Parent Common Stock and Parent Preferred Stock, voting together as a single class, representing two-thirds of the votes eligible to be cast by such holders, shall be required to amend Parent’s articles of incorporation to eliminate Article V of the articles of incorporation, such that Parent’s articles of incorporation shall be in accordance with Section 7.02(a)(i)(A).

      (b) At a meeting duly called and held, Parent’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and its shareholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 7.05) to recommend that Parent’s shareholders grant the Parent Shareholder Approval.

      Section 4.03.     Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, or self-regulatory organization or other similar non-governmental regulatory body (each, a “Governmental Authority”), other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Connecticut and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iv) compliance with any applicable requirements of the NYSE, (v) approvals or filings under Insurance Laws as set forth in Section 4.03 of the Parent Disclosure Schedule (vi) consents, approvals and notices to the extent required under the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisers Act of 1940 (the “Advisers Act”) (such actions and filings listed in clauses (i) through (vi) above, the “Parent Necessary Consents”) and (vii) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.04.     Non-Contravention. Except as set forth in Section 4.04 of the Parent Disclosure Schedule, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or of the certificate of incorporation or bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.05.     Capitalization. (a) The authorized capital stock of Parent consists of (i) 480,000,000 shares of Parent Common Stock; (ii) 1,450,000 shares of Parent Preferred Stock and (iii) 3,550,000 undesignated shares. As of November 12, 2003, (i) 228,292,836 shares of Parent Common Stock were issued and outstanding; (ii) 683,054 shares of Parent Preferred Stock were issued and outstanding; (iii) Parent Stock Options to purchase an aggregate of 21,055,648 shares of Parent Common Stock (of which options to purchase an aggregate of 11,331,273 shares of Parent Common Stock were exercisable) were issued and outstanding; (iv) 2,351,246 shares of Parent Common Stock were reserved for issuance upon conversion of the Parent Convertible Notes; (v) 18,295,315 shares of Parent Common Stock were reserved for issuance pursuant to the purchase contracts forming part of the Parent Equity Units; (vi) 20,500 shares of Parent Common Stock were reserved for issuance under the Deferred Stock Award Plan for International Executives; and (vii) 300,000 shares of Parent Common Stock were reserved under the Parent Deferred Stock Plan for Non-Employee Directors, of which 176,059 shares were outstanding as at November 12, 2003. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to the Parent Convertible Notes, Parent Equity Units or any equity compensation plan of Parent (a “Parent Stock Plan”) will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable. Except for shares held on behalf of or as fiduciary for third parties, no Parent Subsidiary owns any shares of Parent Common Stock.

      (b) Except as set forth in this Section 4.05 or in Section 4.05(b) of the Parent Disclosure Schedule and for changes since November 12, 2003 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Parent Securities”) other than the Parent Convertible Notes and the Parent Equity Units. Except with respect to the Parent Preferred Stock and the Parent Convertible Notes, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

      Section 4.06.     Subsidiaries. (a) Each Subsidiary of Parent is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All Significant Subsidiaries of Parent and their respective jurisdictions of formation are identified in the Parent 10-K.

      (b) Except as set forth in Section 4.06(b) of the Parent Disclosure Schedule or with respect to the Parent Trust Preferred Securities, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Other than Nuveen employee and director stock options, there are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Parent or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the “Parent Subsidiary Securities”). Except with respect to the Parent Trust Preferred Securities, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of Parent Subsidiary Securities.

      Section 4.07.     Insurance Subsidiaries. Parent conducts its insurance operations through the Subsidiaries listed in Section 4.07 of the Parent Disclosure Schedule (collectively, the “Parent Insurance Subsidiaries”). Section 4.07 of the Parent Disclosure Schedule lists the jurisdiction of domicile of each Parent Insurance Subsidiary. Except as set forth in Section 4.07 of the Parent Disclosure Schedule, none of the Parent Insurance Subsidiaries is “commercially domiciled” in any other jurisdiction. Each of the Parent Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Parent SAP Statements, except, in each case, where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The business of each of the Parent Insurance Subsidiaries has been and is being conducted in compliance with the terms of all of its licenses, except for such instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) all of such licenses are in full force and effect, and (ii) there is no proceeding or investigation pending or, to the knowledge of Parent, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license. Parent has made all required filings under applicable insurance holding company statutes except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.08.     SEC Filings. (a) Parent has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2002 and has, prior to the date hereof, delivered or made available to the Company (i) Parent’s annual reports on Form 10-K for its fiscal years ended December 31, 2000, 2001 and 2002, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Parent held since December 31, 2002, and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the SEC since December 31, 2002 (the documents referred to in this Section 4.08(a), collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof, the “Parent SEC Documents”).

      (b) As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

      (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      (e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

      Section 4.09.     Nuveen SEC Filings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

      (a) Nuveen has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2002 and has, prior to the date hereof, delivered or made available to the Company (i) Nuveen’s annual reports on Form 10-K for its fiscal years ended December 31, 2000, 2001 and 2002, (ii) its quarterly reports on Form 10 Q for its fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Nuveen held since December 31, 2002, and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the SEC since December 31, 2002 (the documents referred to in this Section 4.09(a), collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof, the “Nuveen SEC Documents”).

      (b) As of its filing date, each Nuveen SEC Document complied, and each such Nuveen SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

      (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Nuveen SEC Document filed pursuant to the 1934 Act did not, and each such Nuveen SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each Nuveen SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      (e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Nuveen since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Nuveen’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

      Section 4.10.     Parent SAP Statements. As used herein, the term “Parent SAP Statements” means the annual statutory statements and, to the extent applicable, quarterly supplements of each of the Parent Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 2000, 2001 and 2002 and the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith or the local equivalents in the applicable jurisdictions (collectively, with any such statement filed subsequent to the date hereof). Parent has delivered or made available to the Company true and complete copies of the Parent SAP Statements filed as of the date of this Agreement with respect to domestic Parent Insurance Subsidiaries that are Significant Subsidiaries. Each of the Parent Insurance Subsidiaries has filed or submitted all Parent SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent SAP Statements were and will be prepared in conformity with statutory accounting practices (or local equivalents in the applicable jurisdictions) prescribed or permitted by the applicable insurance regulatory authority (“SAP”) consistently applied for the periods covered thereby, were and will be prepared in accordance with the books and records of Parent or the applicable Parent Insurance Subsidiary, as the case may be, and present the statutory financial position of such Parent Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Parent SAP Statements complied, and will comply, in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Parent SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. Except as indicated therein, all assets that are reflected on the Parent SAP Statements comply in all material respects with all applicable foreign, federal, state and local statutes and regulations regulating the investments of insurance companies and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amounts required by Insurance Laws. The annual statutory balance sheets and income statements included in the Parent SAP Statements have been, where required by applicable Insurance Laws, audited by an independent accounting firm of recognized national or international reputation, and Parent has delivered or made available to the Company true and complete copies of all audit opinions related thereto. Parent has delivered or made available to the Company a list of all pending market conduct examinations relating to any domestic Parent Insurance Subsidiary that is a Significant Subsidiary.

      Section 4.11.     Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents fairly present, in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

      Section 4.12.     Information Supplied. The information supplied by Parent for inclusion or incorporation in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment, at the time such post-effective amendment becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to Parent shareholders and the Company shareholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement”) shall not, on the date the Joint Proxy Statement is first mailed to the shareholders of each of Parent and the Company, at the time of the Parent Shareholder Approval, at the time of the Company Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 4.13.     Absence of Certain Changes. Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and, except as set forth in Section 4.13 of the Parent Disclosure Schedule or as disclosed in Parent SEC Documents filed prior to the date hereof, there has not been:

      (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

      (b) (i) any split, combination, subdivision or reclassification of any shares of capital stock of Parent or its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent or its Subsidiaries (other than (A) dividends from its direct or indirect wholly owned Subsidiaries or by Nuveen, (B) regular quarterly cash dividends paid by Parent on the Parent Common Stock not in excess of $0.29 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Stock), with usual record and payment dates and in accordance with Parent’s past dividend policy, (C) one or more special dividends by Parent on the Parent Common Stock of cash or obligations to pay cash in an aggregate amount consistent with Section 7.13, (D) required dividends on the Parent Preferred Stock and (E) required distributions on the Parent Trust Securities or on the Parent Equity Units), or (iii) any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries (other than in the ordinary course of business on behalf of or as fiduciary for third parties) of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries;

      (c) any amendment of any material term of any outstanding security of Parent or any of its Subsidiaries;

      (d) any incurrence, assumption or guarantee by Parent or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

      (e) any creation or other incurrence by Parent or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

      (f) any making of any material loan, advance or capital contributions to or investment in any Person by Parent or any of its Subsidiaries, other than (i) loans, advances or capital contributions to or investments in Parent’s wholly owned Subsidiaries or (ii) investment activities in the ordinary course of business consistent with past practices;

      (g) any damage, destruction or other casualty loss (whether or not covered by insurance) directly affecting the assets of Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

      (h) any transaction or commitment made, or any contract or agreement entered into, by Parent or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Parent or any of its Subsidiaries of any contract or other right, in either case, material to Parent and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

      (i) any material change in any method of accounting or accounting principles or practice by Parent or any of its Subsidiaries, or any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Parent Insurance Subsidiary, in each case except (i) as disclosed in the Parent SEC Documents or (ii) for any such change elected or required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act or applicable SAP or the local equivalent in the applicable jurisdictions;

      (j) other than in the ordinary course of business consistent with past practices, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, employee or independent contractor of Parent or any of its Subsidiaries involving any payments in excess of $250,000, (ii) increase by more than $250,000 in the benefits payable under any existing severance or termination pay policies or employment or consultancy agreements, (iii) entering into any employment, consultancy, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) with any director, employee or independent contractor of Parent or any of its Subsidiaries involving any payments in excess of $250,000, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, equity compensation or other benefit plan or arrangement covering any director, employee or independent contractor of Parent or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, employee or independent contractor of Parent or any of its Subsidiaries;

      (k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any of its Subsidiaries or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

      (l) any change in Parent’s fiscal year or any material Tax election made, changed or revoked, or any method of tax accounting changed, in each case individually or in the aggregate having a material adverse impact on Taxes;

      (m) any material addition or any development that would be reasonably likely to result in a material addition to Parent’s consolidated reserves for future policy benefits or other policy claims and benefits prior to the date of this Agreement; or

      (n) any agreement or commitment to take any action referred to in Section 4.13(a) through Section 4.13(m).

      Section 4.14.     No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in Parent SEC Documents filed prior to the date hereof,

(b) insurance claims litigation arising in the ordinary course of business for which adequate claims reserves have been established, and

(c) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.15.     Compliance with Laws and Court Orders. (a) Except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) the business and operations of Parent and Parent Insurance Subsidiaries have been conducted in compliance with all applicable statutes, regulations and rules regulating the business of insurance, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Governmental Authorities regulating the business of insurance (collectively, “Insurance Laws”) and (ii) the business and operations of Parent and each of its Subsidiaries that acts as an “investment adviser” under the Advisers Act or as a broker-dealer under the 1934 Act (collectively, the “Parent Asset Management Subsidiaries”) have been conducted in compliance with all applicable statutes, regulations and rules, and all applicable orders and directives of Governmental Authorities regulating the business of, investment advisers and broker-dealers (collectively, “Investment Advisory Laws”). Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Insurance Subsidiary and, to the knowledge of Parent, its agents, have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Parent Insurance Subsidiary and in the respective jurisdictions in which such products have been sold and (ii) each Parent Asset Management Subsidiary has engaged in the business of acting as an investment adviser or a broker-dealer, as the case may be, in compliance, in all material respects, with Investment Advisory Laws applicable to the business of such Parent Asset Management Subsidiary. In addition, (x) there is no pending or, to the knowledge of Parent, threatened charge by any Governmental Authorities that any Parent Insurance Subsidiary or Parent Asset Management Subsidiary has violated, nor any pending or, to the knowledge of Parent, threatened investigation by any Governmental Authorities with respect to possible violations of, any applicable Insurance Laws or Investment Advisory Laws, as the case may be, where such violations would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and (y) the Parent Insurance Subsidiaries and the Parent Asset Management Subsidiaries have filed all reports required to be filed with any insurance regulatory authority or investment advisory regulatory authority, as the case may be, on or before the date hereof, except for such failures to file such reports as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as required by Insurance Laws of general applicability and the insurance licenses maintained by the Parent Insurance Subsidiaries, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Parent Insurance Subsidiaries to which Parent or any of its Insurance Subsidiaries is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or orders or directives by, or supervisory letters from, any Governmental Authority specifically with respect to Parent or any of its Insurance Subsidiaries, which (A) limit the ability of Parent or any of its Insurance Subsidiaries to issue insurance policies, (B) require any investments of Parent or any of its Insurance Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of Parent or any of its Insurance Subsidiaries, (D) in any manner impose any requirements on Parent or any of its Insurance Subsidiaries in respect of Risk Based Capital requirements that add to or otherwise modify the Risk Based Capital requirements imposed under applicable laws or (E) in any manner relate to the ability of Parent or any of its Insurance Subsidiaries to pay dividends or otherwise restrict the conduct of business of Parent or any of its Insurance Subsidiaries in any material respect. Except as required by Investment Advisory Laws of general applicability, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Parent Asset Management Subsidiaries to which Parent or any Parent Asset Management Subsidiary is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or orders or directives by any Governmental Authority specifically with respect to Parent or, to the knowledge of Parent, any of the Parent Asset Management Subsidiaries, which limit the ability of Parent or any of the Parent Asset Management Subsidiaries to engage in the investment advisory businesses.

      (b) Since December 31, 2001, each “Investment Company” (as such term is defined in the 1940 Act) for which Parent or any Parent Asset Management Subsidiary provided investment advisory services that is sponsored by Parent or any Parent Asset Management Subsidiary and/or for which any of them act as a general partner, managing member or in a similar capacity (collectively, the “Proprietary Funds”) has made all required filings and registrations with Governmental Authorities in order to permit each of them to carry on its respective business as currently conducted, and such registrations are in full force and effect, except where the failure to have or make or keep in full force and effect any such registration would not reasonably be expected to have a Parent Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Investment Company has engaged in its business in compliance, in all material respects, with Laws applicable to the conduct of such business.

      (c) None of Parent, the Parent Asset Management Subsidiaries or, to Parent’s knowledge, any person “associated” (as defined under the Advisers Act) with Parent or any of the Parent Asset Management Subsidiaries, has during the five years prior to the date hereof been convicted of any crime or been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the 1934 Act, or for disqualification as an investment adviser for any registered Investment Company pursuant to Section 9(a) of the 1940 Act.

      (d) In addition to Insurance Laws and Investment Advisory Laws, Parent and each of its Subsidiaries is and has been in compliance with, and to the knowledge of Parent is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority (collectively with Insurance Laws and Investment Advisory Laws, and including applicable anti-money laundering laws, “Laws”), except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

      Section 4.16.     Litigation. Except as set forth in Parent SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency, regulator or official, domestic, foreign or supranational (other than insurance claims litigation arising in the ordinary course for which adequate claims reserves have been established), that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

      Section 4.17.     Insurance Matters. (a) Except as otherwise would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Parent Insurance Subsidiaries and any and all marketing materials, agents agreements, brokers agreements or managing general agents agreements are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by Parent or any Parent Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

      (b) All reinsurance treaties or agreements, including retrocessional agreements, to which Parent or any Parent Insurance Subsidiary is a party or under which Parent or any Parent Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect except for such treaties or agreements the failure to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Insurance Subsidiary, nor, to the knowledge of Parent, any other party to a reinsurance treaty, binder or other agreement to which Parent or any Parent Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof and, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. Parent has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. The Parent SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, Parent and/or the Parent Insurance Subsidiaries are entitled to take credit for reinsurance.

      (c) Prior to the date hereof, Parent has delivered or made available to the Company a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to Parent or any Parent Insurance Subsidiary since December 31, 2000, and all attachments, addenda, supplements and modifications thereto (the “Parent Actuarial Analyses”). To the knowledge of Parent, the information and data furnished by Parent or any Parent Insurance Subsidiary to its independent actuaries in connection with the preparation of the Parent Actuarial Analyses were accurate in all material respects. Furthermore, to the knowledge of Parent, each Parent Actuarial Analysis was based upon an accurate inventory of policies in force for Parent and the Parent Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

      Section 4.18.     Liabilities and Reserves. (a) The reserves carried on the Parent SAP Statements of each Parent Insurance Subsidiary were, as of the respective dates of such Parent SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile (or local equivalent) of such Parent Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent in all material respects with those used in prior periods, except as otherwise noted in the Parent SAP Statements, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles and were established in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. Such reserves make a reasonable provision for loss and loss adjustment exposure liability in the aggregate to cover the total amount of all reasonably anticipated liabilities of Parent and the Parent Insurance Subsidiaries under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Parent SAP Statements. Parent has provided or made available to the Company copies of substantially all work papers used as the basis for establishing the reserves for Parent and the Parent Insurance Subsidiaries at December 31, 2001 and December 31, 2002, respectively.

      (b) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of Parent, no claim or assessment is pending or threatened against any Parent Insurance Subsidiary which is peculiar or unique to such Parent Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, which, if determined adversely would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.19.     Advisory and Broker-Dealer Matters.

      (a) None of Parent or its Subsidiaries conducts business as a “futures commission merchant”, “commodity trading adviser”, or “commodity pool operator” as defined under the Commodity Exchange Act (the “CEA”) or by the Commodity Futures Trading Commission (the “CFTC”) .

      (b) Except as listed in Section 4.19 of the Parent Disclosure Schedule, none of Parent or its Subsidiaries conducts business as a “broker”, “dealer” or “underwriter” as defined under 1933 Act, 1934 Act, the 1940 Act or the Advisers Act.

      (c) Except as listed on Section 4.19 of the Parent Disclosure Schedule, none of Parent or its Subsidiaries conducts business as an “investment adviser” as defined under the 1940 Act or the Advisers Act, nor is a “promoter” as defined under the 1940 Act of an Investment Company.

      Section 4.20.     Finders’ Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., copies of whose engagement agreements have been provided to the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

      Section 4.21.     Opinion of Financial Advisors. Parent has received the opinion of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., financial advisors to Parent, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Parent from a financial point of view.

      Section 4.22. Taxes.

      (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

      (b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with SAP and GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

      (c) The federal income Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 1993 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

      (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened against or with respect to Parent or its Subsidiaries in respect of any material Tax or Tax Asset.

      (e) During the five-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

      (f) Parent and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Parent and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under any Law.

      (g) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of any Person or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Person or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of any Person or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any other Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as applicable, that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

      Section 4.23.     Employee Benefit Plans. (a) Copies of any material Parent Employee Plan and any amendments thereto have been made available to the Company, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, prospectuses or summary plan descriptions relating thereto and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection therewith have been made available to the Company or will be made available to the Company as soon as reasonably practicable after the date hereof.

      (b) No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Parent Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than “reportable events” that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and no event described in Section 4062 or 4063 of ERISA has occurred in connection with any Parent Employee Plan. Neither Parent nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in

Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of Parent or any of its Subsidiaries or the Company or any of its ERISA Affiliates after the Effective Time.

      (c) Neither Parent nor any of its Subsidiaries nor any of their respective ERISA Affiliates, nor any predecessor thereof, contributes to, or has within the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

      (d) Each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter should be revoked or not be reissued. Parent has made available to the Company copies of the most recent Internal Revenue Service determination letters with respect to each such Parent Employee Plan. Except as set forth in Section 4.23(d) of the Parent Disclosure Schedule, each Parent Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws, including but not limited to ERISA and the Code. No events have occurred with respect to any Parent Employee Plan that could result in payment or assessment by or against Parent or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

      (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its Affiliates relating to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining Parent Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2002.

      (f) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Parent, threatened against or involving, any Parent Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      (g) Copies of any material Parent International Plan and any amendments thereto have been made available to the Company, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto and regulatory filings or similar documents that have been prepared therewith have been made available to the Company or will be made available to the Company as soon as reasonably practicable after the date hereof. Each Parent International Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to qualified plans where such Parent International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. Except as set forth in Section 4.23(g) of the Parent Disclosure Schedule, there has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Parent International Plan that would increase materially the expense of maintaining Parent International Plans above the level of expense incurred in respect thereof for the fiscal year ended December 31, 2002. With respect to Employee Plans that would otherwise constitute Parent International Plans but for the proviso in the definition of “International Plan,” Parent and its Subsidiaries have complied in all material respects with their respective obligations thereunder and the requirements prescribed by any and all applicable laws.

      (h) Except as set forth in Section 4.23(h) of the Parent Disclosure Schedule, no Parent Employee Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events), could result in the payment, individually or in the aggregate of a material nature, to any present or former employee, director or independent contractor of Parent or any of its Subsidiaries of any money or other property or could result in the acceleration or provision of any other rights or benefits, individually or in the aggregate of a material nature, to any present or former employee, director or independent contractor of Parent or any of its Subsidiaries, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code.

      Section 4.24.     Labor Matters. (a) Except as set forth in Section 4.24(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Furthermore, there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      (b) Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “Warn Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      (c) Parent and its Subsidiaries have complied with all applicable laws relating to the employment of its employees, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, payment and withholding of taxes, and continuation coverage with respect to group health plans, except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.25.     Environmental Matters. (a) Except as set forth in Parent SEC Documents filed prior to the date hereof or except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Parent, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law;

(ii) Parent and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits;

(iii) other than with respect to policies written in connection with the insurance business for which claims reserves have been established, there are no liabilities of or relating to Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability; and

(iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Parent has knowledge in relation to the current or prior business of Parent or any of its Subsidiaries (other than with respect to policies written in connection with the insurance business for which claims reserves have been established) or any property or facility now or previously owned or leased by Parent or any of its Subsidiaries that has not been delivered or made available to the Company prior to the date hereof.

      (b) For purposes of this Section 4.25, the terms “Parent” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Parent or any of its Subsidiaries.

      Section 4.26.     Intellectual Property. (a) Parent and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of Parent and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and to the knowledge of Parent, all patents and registered trademarks, trade names, service marks and copyrights owned by Parent and/or its Subsidiaries are valid and subsisting.

      (b) Except as disclosed in Parent SEC Documents filed prior to the date hereof or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights”);

(ii) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by Parent or any its Subsidiaries (the “Parent Intellectual Property Rights”), (II) any material trade secret owned by Parent or any of its Subsidiaries, or (III) to the knowledge of Parent, Third-Party Intellectual Property Rights licensed to Parent or any of its Subsidiaries, are currently pending or are threatened in writing by any Person;

(iii) to the knowledge of Parent, there are no valid grounds for any bona fide claims (I) to the effect that the sale or licensing of any product as now sold or licensed by Parent or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person; (II) against the use by Parent or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of its Subsidiaries as currently conducted; (III) challenging the ownership or validity of any Parent Intellectual Property Rights or other material trade secret owned by Parent; or (IV) challenging the license or right to use any Third-Party Intellectual Rights by Parent or any of its Subsidiaries; and

(iv) to the knowledge of Parent, there is no unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Rights by any Person, including any employee or former employee of Parent or any of its Subsidiaries.

      Section 4.27.     Material Contracts. All of the material contracts of Parent and its Subsidiaries that are required to be described in the Parent SEC Documents (or to be filed as exhibits thereto) or in the Parent SAP Statements (or to be filed as exhibits thereto) are so described in the Parent SEC Documents or Parent SAP Statements (or filed as exhibits thereto) and are in full force and effect. True and complete copies of all such material contracts have been delivered or have been made available by Parent to the Company. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party is in breach of or in default under any such contract except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of Parent or any of its Subsidiaries (or, after the consummation of the Merger, the Company or any of its Subsidiaries) to (A) sell any products or services of or to any other Person, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Parent or any of its Subsidiaries (or, after the consummation of the Merger, the Company or any of its Subsidiaries).

      Section 4.28.     Tax Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

      Section 4.29.     Antitakeover Statutes and Rights Plans. No shareholder rights plan, and no restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Sections 302A.671 and 302A.673 of the Minnesota Statutes) or restrictive provision of any applicable anti-takeover provision in the articles of incorporation or bylaws of Parent is, or at the Effective Time will be, applicable to this Agreement or any of the transactions contemplated hereby.

      Section 4.30.     Financial Controls. The management of Parent has (i) designed disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under its supervision, to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company Disclosure Schedule, regardless of whether the relevant Section herein refers to the Company Disclosure Schedule, the Company represents and warrants to Parent that:

      Section 5.01.     Corporate Existence and Power. (a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Connecticut and the Company and its Subsidiaries have all corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as now conducted (the “Company Permits”), except for those licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

      (b) As used in this Agreement, the term “Company Material Adverse Effect” means (i) a material adverse effect on the condition (financial or otherwise), properties, business, results of the operations or prospects of the Company and its Subsidiaries taken as a whole, other than effects caused by changes in general economic or securities markets conditions, changes that affect the businesses in which the Company and its Subsidiaries operate in general and which do not have a materially disproportionate effect on the Company and its Subsidiaries, and changes resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby or (ii) a material impairment of the ability of the Company to consummate the transactions contemplated in this Agreement.

      Section 5.02.     Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The only votes of the holders of any class or series of capital stock of the Company necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement are the affirmative vote of (A) the holders of the Company Common Stock representing a majority of the votes eligible to be cast by such holders, (B) the holders of the Company Class A Common Stock representing a majority of the votes eligible to be cast by such holders and (C) the holders of the Company Class B Common Stock representing a majority of the votes eligible to be cast by such holders, in each case approving the Merger and the Agreement (the “Company Shareholder Approval”).

      (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 7.05) to recommend approval and adoption of this Agreement by its shareholders.

      Section 5.03.     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Connecticut and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign, (iv) compliance with any applicable requirements of the NYSE, (v) approvals or filings under Insurance Laws as set forth in Section 5.03 of the Company Disclosure Schedule (such actions and filings listed in clauses (i) through (v) above, the “Company Necessary Consents” and, together with the Parent Necessary Consents, the “Necessary Consents”) and (vi) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 5.04.     Non-Contravention. Except as set forth in Section 5.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 5.05.     Capitalization. (a) The authorized capital stock of the Company consists of (i) 1,500,000,000 shares of Company Class A Common Stock; (ii) 1,500,000,000 shares of Company Class B Common Stock and (iii) 50,000,000 shares of preferred stock (of which 3,000,000 shares have been designated Series A Junior Participating Preferred Stock). As of October 31, 2003, (i) 505,030,560 shares of Company Class A Common Stock were issued and outstanding; and (ii) 499,859,233 shares of Company Class B Common Stock were issued and outstanding. As of September 30, 2003, (i) Company Stock Options to purchase an aggregate of 71,380,672.33 shares of Company Class A Common Stock (of which options to purchase an aggregate of 39,219,573.23 shares of Company Class A Common Stock were exercisable) were issued and outstanding; (ii) no shares of preferred stock were issued and outstanding; and (iii) 38,584,560 shares of Company Class A Common Stock were reserved for issuance upon conversion of Company Convertible Notes. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable. No Company Subsidiary or Affiliate owns any shares of Company Common Stock.

      (b) Except as set forth in this Section 5.05 or in Section 5.05(b) of the Company Disclosure Schedule, the Company Rights and changes since September 30, 2003, resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”) other than the Company Convertible Notes. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

      Section 5.06.     Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Significant Subsidiaries of the Company and their respective jurisdictions of formation are identified in the Company 10-K.

      (b) Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as set forth in Section 5.06(b) of the Company Disclosure Schedule there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

      Section 5.07.     Insurance Subsidiaries. The Company conducts its insurance operations through the Subsidiaries listed in Section 5.07 of the Company Disclosure Schedule (collectively, the “Company Insurance Subsidiaries”). Section 5.07 of the Company Disclosure Schedule lists the jurisdiction of domicile of each Company Insurance Subsidiary. Except as set forth in Section 5.07 of the Company Disclosure Schedule, none of the Company Insurance Subsidiaries is “commercially domiciled” in any other jurisdiction. Each of the Company Insurance Subsidiaries is, where required, (i) duly licensed or authorized as an insurance company and, where applicable, reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, except, in each case, where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The business of each of the Company Insurance Subsidiaries has been and is being conducted in compliance with the terms of all of its licenses, except for such instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) all of such licenses are in full force and effect, and (ii) there is no proceeding or investigation pending or, to the knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 5.08.     SEC Filings. (a) the Company has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2002 and has, prior to the date hereof, delivered or made available to Parent (i) the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2002, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 2002, and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the SEC since December 31, 2002 (the documents referred to in this Section 5.08(a) collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof, the “Company SEC Documents”.)

      (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

      (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      (e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

      Section 5.09.     Company SAP Statements. As used herein, the term “Company SAP Statements” means the annual statutory statements and, to the extent applicable, quarterly supplements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 2000, 2001 and 2002 and the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith or the local equivalents in the applicable jurisdictions (collectively, with any such statement filed subsequent to the date hereof.) The Company has delivered or made available to Parent true and complete copies of the Company SAP Statements filed as of the date of this Agreement with respect to domestic Company Insurance Subsidiaries that are Significant Subsidiaries. Each of the Company Insurance Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company SAP Statements were and will be prepared in conformity with SAP consistently applied for the periods covered thereby, were and will be prepared in accordance with the books and records of the Company or the applicable Company Insurance Subsidiary, as the case may be, and present the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such

Subsidiaries for the respective periods then ended. The Company SAP Statements complied, and will comply, in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. Except as indicated therein, all assets that are reflected on the Company SAP Statements comply in all material respects with all applicable foreign, federal, state and local statutes and regulations regulating the investments of insurance companies and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amounts required by Insurance Laws. The annual statutory balance sheets and income statements included in the Company SAP Statements have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation where required under applicable Insurance Laws, and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto. The Company has delivered or made available to Parent a list of all pending market conduct examinations relating to any domestic Company Insurance Subsidiary that is a Significant Subsidiary.

      Section 5.10.     Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

      Section 5.11.     Information Supplied. The information supplied by the Company for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment, at the time such post-effective amendment becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to the shareholders of each of the Company and Parent, at the time of the Parent Shareholder Approval, at the time of the Company Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 5.12.     Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and, except as set forth in Section 5.12 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents filed prior to the date hereof, there has not been:

      (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

      (b) (i) any split, combination, subdivision or reclassification of any shares of capital stock of the Company or its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or its Subsidiaries (other than (A) dividends from its direct or indirect wholly owned Subsidiaries and (B) regular quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.08 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Company Common Stock), with usual record and payment dates and in accordance with the Company’s past dividend policy), or (iii) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

      (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

      (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

      (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

      (f) any making of any material loan, advance or capital contributions to or investment in any Person by the Company or any of its Subsidiaries, other than (i) loans, advances or capital contributions to or investments in the Company’s wholly owned Subsidiaries or (ii) investment activities in the ordinary course of business consistent with past practices;

      (g) any damage, destruction or other casualty loss (whether or not covered by insurance) directly affecting the assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

      (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

      (i) any material change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, or any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Company Insurance Subsidiary, in each case except (i) as disclosed in the Company SEC Documents or (ii) for any such election or change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act or applicable SAP or the local equivalent in the applicable jurisdictions;

      (j) other than in the ordinary course of business consistent with past practices any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, employee or independent contractor of the Company or any of its Subsidiaries involving any payments in excess of $250,000, (ii) increase by more than $250,000 in the benefits payable under any existing severance or termination pay policies or employment or consultancy agreements, (iii) entering into of any employment, consultancy, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) with any director, employee or independent contractor of the Company or any of its Subsidiaries involving any payments in excess of $250,000, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, equity compensation or other benefit plan or arrangement covering any director, employee or independent contractor of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, employee or independent contractor of the Company or any of its Subsidiaries;

      (k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

      (l) any change in the Company’s fiscal year or any material Tax election made, changed or revoked, or any method of tax accounting changed, in each case individually or in the aggregate having a material adverse impact on Taxes;

      (m) any material addition or any development that would be reasonably likely to result in a material addition to the Company’s consolidated reserves for future policy benefits or other policy claims and benefits prior to the date of this Agreement; or

      (n) any agreement or commitment to take any action referred to in Section 5.12(a) through Section 5.12(m).

      Section 5.13.     No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

      (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof,

      (b) insurance claims litigation arising in the ordinary course of business for which adequate claims reserves have been established, and

      (c) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 5.14.     Compliance with Laws and Court Orders. (a) The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Insurance Subsidiary and, to the knowledge of the Company, its agents, have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold. In addition, (x) there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Authorities that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Governmental Authorities with respect to possible violations of, any applicable Insurance Laws where such violations would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (y) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as required by Insurance Laws of general applicability and the insurance licenses maintained by the Company Insurance Subsidiaries, or disclosed on Section 5.14(a) of the Company Disclosure Schedule there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Insurance Subsidiaries to which the Company or any of its Subsidiaries is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or orders or directives by, or supervisory letters from, any Governmental Authority specifically with respect to the Company or any of its Subsidiaries, which (A) limit the ability of the Company or any of its Insurance Subsidiaries to issue insurance policies, (B) require any investments of the Company or any of its Insurance Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of the Company or any of its Insurance Subsidiaries, (D) in any manner impose any requirements on the Company or any of its Insurance Subsidiaries in respect of Risk Based Capital requirements that add to or otherwise modify the Risk Based Capital requirements imposed under applicable laws or (E) in any manner relate to the ability of the Company or any of its Insurance Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any of its Insurance Subsidiaries in any material respect.

      (b) None of the Company, its Subsidiaries or, to the Company’s knowledge, any person “associated” (as defined under the Advisers Act) with the Company or any of the Company’s Subsidiaries, has during the five years prior to the date hereof been convicted of any crime or been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the 1934 Act, or for disqualification as an investment adviser for any registered Investment Company pursuant to Section 9(a) of the 1940 Act.

      (c) In addition to Insurance Laws, the Company and each of its Subsidiaries is and has been in compliance with, and to the knowledge of the Company is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 5.15.     Litigation. Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency, regulator or official, domestic, foreign or supranational (other than insurance claims litigation arising in the ordinary course for which adequate claims reserves have been established), that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

      Section 5.16.     Insurance Matters. (a) Except as otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries and any and all marketing materials, agents agreements, brokers agreements or managing general agents agreements are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

      (b) All reinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect except for such treaties or agreements the failure to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance treaty, binder or other agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. The Company SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, the Company and/or the Company Insurance Subsidiaries are entitled to take credit for reinsurance.

      (c) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since December 31, 2000, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). To the knowledge of the Company, any information and data furnished by the Company or any Company Insurance Subsidiary to independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, to the knowledge of the Company, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

      Section 5.17.     Liabilities and Reserves. (a) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile (or local equivalent) of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent in all material respects with those used in prior periods, except as otherwise noted in the Company SAP Statements, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles and were established in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. Such reserves make a reasonable provision for loss and loss adjustment exposure liability in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company and the Company Insurance Subsidiaries under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements. The Company has provided or made available to Parent copies of substantially all work papers used as the basis for establishing the reserves for the Company and the Company Insurance Subsidiaries at December 31, 2001 and December 31, 2002, respectively.

      (b) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the Company, no claim or assessment is pending or threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, which, if determined adversely would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 5.18.     Advisory and Broker-Dealer Matters. (a) None of the Company or its Subsidiaries conducts business as a “futures commission merchant”, “commodity trading adviser”, or “commodity pool operator” as defined under the CEA or by the CFTC.

      (b) None of the Company or its Subsidiaries conducts business as a “broker”, “dealer” or “underwriter” as defined under the 1933 Act, 1934 Act, the 1940 Act or Advisers.

      (c) None of the Company or its Subsidiaries conducts business as an “investment adviser” as defined under the 1940 Act or the Advisers Act, nor is a “promoter” as defined under the 1940 Act of an Investment Company.

      Section 5.19.     Finders’ Fees. Except for Citigroup Global Markets Inc. and Lehman Brothers Inc., copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

      Section 5.20.     Opinions of Financial Advisors. The Board of Directors of the Company has received the opinion of each of Citigroup Global Markets Inc. and Lehman Brothers Inc., financial advisors to the Company, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

      Section 5.21.     Taxes. Except as set forth in Section 5.21 of the Company Disclosure Schedule:

      (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

      (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with SAP and GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

      (c) The federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 1996 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

      (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax Asset.

      (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

      (f) The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under any Law.

      Section 5.22.     Employee Benefit Plans. (a) Copies of any material Company Employee Plan and any amendments thereto have been made available to Parent, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, prospectuses or summary plan descriptions relating thereto and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection therewith have been made available to Parent or will be made available to Parent as soon as reasonably practicable after the date hereof.

      (b) No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Company Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than “reportable events” that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and no event described in Section 4062 or 4063 of ERISA has occurred in connection with any Company Employee Plan. Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

      (c) Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, nor any predecessor thereof, contributes to, or has within the past six years contributed to, any Multiemployer Plan.

      (d) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws, including but not limited to ERISA and the Code. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

      (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining Company Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2002.

      (f) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      (g) Copies of any material Company International Plan and any amendments thereto have been made available to Parent, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto and regulatory filings or similar documents that have been prepared therewith have been made available to Parent or will be made available to Parent as soon as reasonably practicable after the date hereof. Each Company International Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to qualified plans where such Company International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company International Plan that would increase materially the expense of maintaining Company International Plans above the level of expense incurred in respect thereof for the fiscal year ended December 31, 2002. With respect to Employee Plans that would otherwise constitute Company International Plans but for the proviso in the definition of “International Plan,” the Company and its Subsidiaries have complied in all material respects with their respective obligations thereunder and the requirements prescribed by any and all applicable laws.

      (h) Except as set forth in Section 5.22(h) of the Company Disclosure Schedule, no Company Employee Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events), could result in the payment, individually or in the aggregate of a material nature, to any present or former employee, director or independent contractor of the Company or any of its Subsidiaries of any money or other property or could result in the acceleration or provision of any other rights or benefits, individually or in the aggregate of a material nature, to any present or former employee, director or independent contractor of the Company or any of its Subsidiaries, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code.

      Section 5.23. Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Furthermore, there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      (b) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a mass layoff; or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      (c) The Company and its Subsidiaries have complied with all applicable laws relating to the employment of its employees, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, payment and withholding of taxes, and continuation coverage with respect to group health plans, except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 5.24. Environmental Matters. (a) Except as set forth in the Company SEC Documents filed prior to the date hereof or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits;

(iii) other than with respect to policies written in connection with the insurance business for which claims reserves have been established, there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability; and

(iv) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries (other than with respect to policies written in connection with the insurance business for which claims reserves have been established) or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered or made available to Parent prior to the date hereof.

      (b) For purposes of this Section 5.24, the terms “the Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

      Section 5.25. Intellectual Property. (a) the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and to the knowledge of the Company, all patents and registered trademarks, trade names, service marks and copyrights owned by the Company and/or its Subsidiaries are valid and subsisting.

      (b) Except as disclosed in the Company SEC Documents filed prior to the date hereof or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third-Party Intellectual Property Rights;

(ii) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the “Company Intellectual Property Rights”), (II) any material trade secret owned by the Company or any of its Subsidiaries, or (III) to the knowledge of Parent, Third-Party Intellectual Property Rights licensed to Parent or any of its Subsidiaries, are currently pending or are threatened in writing by any Person;

(iii) to the knowledge of the Company, there are no valid grounds for any bona fide claims (I) to the effect that the sale or licensing of any product as now sold or licensed by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person; (II) against the use by the Company or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted; (III) challenging the ownership or validity of any of the Company Intellectual Property Rights or other material trade secret owned by the Company; or (IV) challenging the license or right to use any Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

(iv) to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any Person, including any employee or former employee of the Company or any of its Subsidiaries.

      Section 5.26. Material Contracts. All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Documents (or to be filed as exhibits thereto) or in the Company SAP Statements (or to be filed as exhibits thereto) are so described in the Company SEC Documents or the Company SAP Statements (or filed as exhibits thereto) and are in full force and effect. True and complete copies of all such material contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any such contract except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent or any of its Subsidiaries) to (A) sell any products or services of or to any other Person, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent or any of its Subsidiaries).

      Section 5.27. Tax Treatment. Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

      Section 5.28. Antitakeover Statutes and Rights Plans. (a) No restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Sections 33-841 and 33-844 of the CBCA) or restrictive provision of any applicable anti-takeover provision in the charter or bylaws of the Company is, or at the Effective Time will be, applicable to this Agreement or any of the transactions contemplated hereby.

      (b) the Company has taken all actions necessary to render the rights (the “Company Rights”) issued pursuant to the terms of the Rights Agreement dated March 21, 2002 between the Company and EquiServe Trust Company, N.A., as rights agent (the “Company Rights Agreement”), inapplicable to this Agreement and to the transactions contemplated hereby.

      Section 5.29. Financial Controls. The management of the Company has (i) designed disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under its supervision, to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

ARTICLE 6

INTERIM OPERATIONS COVENANTS

      Section 6.01. Interim Operations of Parent. From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except (i) to the extent that the Company shall otherwise agree in writing, (ii) as expressly contemplated in this Agreement or (iii) as set forth in Section 6.01 of the Parent Disclosure Schedule, from the date hereof until the Effective Time:

      (a) Parent shall not adopt or propose any change to its articles of incorporation or bylaws;

      (b) Parent shall not, and shall not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parent or any of its Subsidiaries (other than a liquidation or dissolution of a wholly owned Subsidiary of Parent (or of Nuveen) or a merger or consolidation between wholly owned Subsidiaries of Parent (or of Nuveen) or of any wholly owned Subsidiary into Parent or of any wholly owned Subsidiary of Nuveen into Nuveen);

      (c) Parent shall not, and shall not permit any of its Subsidiaries to make any equity investment in or acquisition of any Person or any amount of assets material to Parent and its Subsidiaries on a consolidated basis, except for (i) capital expenditures permitted by Section 6.01(h), (ii) equity investments in or capital contributions to any wholly owned Subsidiary of Parent or (iii) investment activities in the ordinary course of business consistent with past practices; provided that the consent of the Company with respect to any action otherwise prohibited by this Section 6.01(c) shall not be unreasonably withheld or delayed;

      (d) Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets material to Parent and its Subsidiaries on a consolidated basis, except (i) in the ordinary course of business consistent with past practices or (ii) pursuant to existing contracts or commitments; provided that the consent of the Company with respect to any action otherwise prohibited by this Section 6.01(d) shall not be unreasonably withheld or delayed;

      (e) Parent shall not, and shall not permit any of its Subsidiaries to, (i) split, combine, subdivide or reclassify any shares of capital stock of Parent or its Subsidiaries or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than, with respect to clause (ii), (A) dividends from its direct or indirect wholly owned Subsidiaries or by Nuveen, (B) regular quarterly cash dividends paid by Parent on the Parent Common Stock not in excess of $0.29 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Stock), with usual record and payment dates and in accordance with Parent’s past dividend policy, (C) one or more special dividends by Parent on the Parent Common Stock of cash or obligations to pay cash in an aggregate amount consistent with Section 7.13, (D) required dividends on the Parent Preferred Stock or (E) required distributions on the Parent Trust Securities or on the Parent Equity Units);

      (f) Parent shall not, and shall not permit any of its Subsidiaries to, (x) issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Parent or its Subsidiaries (other than (i) (A) issuances pursuant to the exercise of the Parent Convertible Notes, (B) issuances pursuant to the terms of the Parent Equity Units or (C) issuances pursuant to stock options or stock-based awards granted pursuant to a Parent Stock Plan or an equity compensation plan of Nuveen and outstanding on the date hereof or granted pursuant to clause (ii) below, (ii) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any Parent Stock Plan as in effect on the date hereof (provided, however, that any such stock option shall be granted in accordance with Section 6.01(s)) or granted pursuant to the terms of any equity compensation plan of Nuveen, or (iii) issuances by any Subsidiary of Parent to Parent or to any wholly owned subsidiary of Parent) or (y) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of Parent or of any Subsidiary of Parent;

      (g) Parent shall not, and shall not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of Parent’s capital stock (other than in the ordinary course of business on behalf of or as fiduciary for third parties);

      (h) Parent shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures that are material to Parent and its Subsidiaries on a consolidated basis, except in the ordinary course of business consistent with past practices;

      (i) Parent shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities (other than issuances of commercial paper, or borrowings under the Nuveen Credit Facilities, in the ordinary course of business consistent with past practices); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (A) in the ordinary course of business consistent with past practices or (B) for obligations of the wholly owned Subsidiaries of Parent; (iii) make any loans or advances to or debt investments in any other Person, other than (x) loans or advances to or debt investments in Parent’s wholly owned subsidiaries or Nuveen, (y) investment activities in the ordinary course of business consistent with past practices or (z) agency loans in the ordinary course of business consistent with past practices; (iv) pledge or otherwise encumber shares of capital stock of Parent or its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon, except in the ordinary course of business consistent with past practices;

      (j) except as may be required by law or by existing agreements or arrangements, Parent shall not, and shall not permit any of its Subsidiaries to, increase in any manner the compensation or benefits under any Parent Employee Plan or Parent International Plan of any director, employee or independent contractor or pay any benefit or compensation not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock options, stock appreciation rights or other stock-based award), other than (i) increases in salary or performance bonuses consistent with past practices in light of actual performance, (ii) arrangements for newly hired individuals that are consistent with existing policies and practices or (iii) increases of not more than $250,000 in the aggregate for any individual;

      (k) except as otherwise expressly provided for herein, Parent shall not, and shall not permit any of its Subsidiaries to, enter into any material contract, agreement, commitment or transactions, other than in the ordinary course of business consistent with past practices;

      (l) Parent shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits or otherwise restricts in any material respect Parent or any of its Subsidiaries (or, following completion of the Merger, the Company or any of its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographical area;

      (m) Parent shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy (i) any non-insurance claim, liability or obligation (including extra-contractual obligations), other than (A) in the ordinary course of business for amounts not in excess of $100,000,000 in the aggregate (or, if in excess of $100,000,000 in the aggregate, with the consent of the Company, such consent not to be unreasonably withheld or delayed) or (B) pursuant to existing contractual obligations or (ii) any insurance claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for amounts in excess of $100,000,000 (or, if in excess of $100,000,000, with the consent of the Company, such consent not to be unreasonably withheld or delayed);

      (n) Parent shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election or change its method of accounting if such change would have a material adverse impact on Taxes or change its fiscal year;

      (o) Parent shall not, and shall not permit any of its Subsidiaries to, enter into any new reinsurance transaction as ceding insurer (i) which does not contain market cancellation, termination and commutation provisions or (ii) which materially changes the existing reinsurance profile of Parent and its Subsidiaries on a consolidated basis outside of the ordinary course of business;

      (p) Parent shall not, and shall not permit any of its Subsidiaries to, alter or amend in any material respect their existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP or applicable SAP or the local equivalent in the applicable jurisdictions;

      (q) Parent shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.01 that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code;

      (r) Parent shall not, and shall not permit any of its Subsidiaries to, intentionally take any action (i) that would make any representation or warranty of Parent hereunder inaccurate at, or as of any time prior to the Effective Time, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (ii) that would, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article 8 not being satisfied;

      (s) Parent shall not, and shall not permit any of its Subsidiaries to, grant (i) any initial stock options with any option reload features and (ii) except as may be required by law or by existing agreements or arrangements or is consistent with past practices, any reloaded stock options with any further option reload features; and

      (t) Parent shall not, and shall not permit any of its Subsidiaries to, authorize or enter into an agreement to do any of the foregoing;

      provided, however, that Parent’s obligations pursuant to this Section 6.01 with respect to Nuveen shall be limited to Parent’s reasonable best efforts.

      Section 6.02.     Interim Operations of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except (i) to the extent Parent shall otherwise consent in writing, (ii) as expressly contemplated in this Agreement or (iii) as set forth in Section 6.02 of the Company Disclosure Schedule, from the date hereof until the Effective Time:

      (a) the Company shall not adopt or propose any change to its certificate of incorporation or bylaws;

      (b) the Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries (other than a liquidation or dissolution of a wholly owned Subsidiary of the Company or a merger or consolidation between wholly owned Subsidiaries of the Company or of any wholly owned Subsidiary into the Company);

      (c) the Company shall not, and shall not permit any of its Subsidiaries to make any equity investment in or acquisition of any Person or any amount of assets material to the Company and its Subsidiaries on a consolidated basis, except for (i) capital expenditures permitted by Section 6.02(h), (ii) equity investments in or capital contributions to any wholly owned Subsidiary of the Company or (iii) investment activities in the ordinary course of business consistent with past practices; provided that the consent of Parent with respect to any action otherwise prohibited by this Section 6.02(c) shall not be unreasonably withheld or delayed;

      (d) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets material to the Company and its Subsidiaries on a consolidated basis, except (i) in the ordinary course of business consistent with past practices or (ii) pursuant to existing contracts or commitments; provided that the consent of Parent with respect to any action otherwise prohibited by this Section 6.02(d) shall not be unreasonably withheld or delayed);

      (e) the Company shall not, and shall not permit any of its Subsidiaries to, (i) split, combine, subdivide or reclassify any shares of capital stock of the Company or its Subsidiaries or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than, with respect to clause (ii), (A) dividends from its direct or indirect wholly owned Subsidiaries and (B) regular quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.08 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Company Common Stock), with usual record and payment dates and in accordance with the Company’s past dividend policy);

      (f) the Company shall not, and shall not permit any of its Subsidiaries to, (x) issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its Subsidiaries (other than (i) issuances pursuant to the exercise of the Company Convertible Notes or issuances pursuant to stock options or stock-based awards granted pursuant to a Company Stock Plan and outstanding on the date hereof or granted pursuant to clause (ii) below, (ii) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to a Company Stock Plan as in effect on the date hereof (provided, however, that any such stock option shall be granted in accordance with Section 6.02(s)), or (iii) issuances by any Subsidiary of the Company to the Company or to any wholly owned subsidiary of the Company) or (y) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of the Company or of any Subsidiary of the Company;

      (g) the Company shall not, and shall not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of the Company’s capital stock (other than in the ordinary course of business on behalf of or as fiduciary for third parties);

      (h) the Company shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures that are material to the Company and its Subsidiaries on a consolidated basis, except in the ordinary course of business consistent with past practices;

      (i) the Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities (other than issuances of commercial paper in the ordinary course of business consistent with past practices); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (A) in the ordinary course of business consistent with past practices or (B) for obligations of the wholly owned Subsidiaries of the Company; (iii) make any loans or advances to or debt investments in any other Person, other than (x) loans, advances or debt investments in the Company’s wholly owned subsidiaries, (y) investment activities in the ordinary course of business consistent with past practices or (z) agency loans in the ordinary course of business consistent with past practices; (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon, except in the ordinary course of business consistent with past practices;

      (j) except as may be required by law or by existing agreements or arrangements, the Company shall not, and shall not permit any of its Subsidiaries to, increase in any manner the compensation or benefits under any Company Employee Plan or Company International Plan of any director, employee or independent contractor or pay any benefit or compensation not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights or other stock-based award), other than (i) increases in salary or performance bonuses consistent with past practices in light of actual performance, (ii) arrangements for newly hired individuals that are consistent with existing policies and practices or (iii) increases of not more than $250,000 in the aggregate for any individual;

      (k) except as otherwise provided herein, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any material contract, agreement, commitment or transactions, other than in the ordinary course of business consistent with past practices;

      (l) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries (or, following completion of the Merger, Parent or any of its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographical area;

      (m) the Company shall not, and shall not permit any of its Subsidiaries to pay, discharge, settle or satisfy (i) any non-insurance claim, liability or obligation (including extra-contractual obligations), other than (A) in the ordinary course of business for amounts not in excess of $100,000,000 in the aggregate (or, if in excess of $100,000,000 in the aggregate, with the consent of Parent, such consent not to be unreasonably withheld or delayed) or (B) pursuant to existing contractual obligations or (ii) any insurance claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) for amounts in excess of $100,000,000 (or, if in excess of $100,000,000, with the consent of Parent, such consent not to be unreasonably withheld or delayed);

      (n) the Company shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election or change its method of accounting if such change would have a material adverse impact on Taxes or change its fiscal year;

      (o) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any new reinsurance transaction or ceding insurer (x) which does not contain market cancellation, termination and commutation provisions or (y) which materially changes the existing reinsurance profile of the Company and its Subsidiaries on a consolidated basis outside of the ordinary course of business;

      (p) the Company shall not, and shall not permit any of its Subsidiaries to, alter or amend in any material respect their existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP or applicable SAP or the local equivalent in the applicable jurisdictions;

      (q) the Company shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 6.02) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code;

      (r) the Company shall not, and shall not permit any of its Subsidiaries to, intentionally take any action (i) that would make any representation or warranty of the Company hereunder inaccurate at, or as of any time prior to the Effective Time, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) that would, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article 8 not being satisfied;

      (s) The Company shall not, and shall not permit any of its Subsidiaries to, grant (i) any initial stock options with any option reload features and (ii) except as may be required by law or by existing agreements or arrangements or is consistent with past practices, any reloaded stock options with any further option reload features; and

      (t) the Company shall not, and shall not permit any of its Subsidiaries, to authorize or enter into an agreement to do any of the foregoing.

      Section 6.03.     Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations or give Parent, directly or indirectly, the right to control or direct the Company’s operations in each case prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE 7

ADDITIONAL AGREEMENTS

      Section 7.01.     Preparation of Proxy Statement; Shareholder Meetings. (a) As promptly as practicable following the date hereof, the parties hereto shall prepare and file with the SEC the Joint Proxy Statement and the Registration Statement (in which the Joint Proxy Statement will be included). Each of Parent and the Company shall use its best efforts to have the Joint Proxy Statement cleared by the SEC and the Registration Statement declared effective under the 1933 Act by the SEC as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Parent and the Company shall make all other necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement or Registration Statement received from the SEC. No amendment or supplement to the Joint Proxy Statement or the Registration Statement (including incorporation by reference) shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Parent will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s shareholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s shareholders, in each case, as promptly as practicable after the Registration Statement is declared effective under the 1933 Act. Each of Parent and the Company will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, any information relating to Parent and the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of Parent and the Company.

      (b) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the matters requiring the Company Shareholder Approval and, subject to Section 7.05(b), the Board of Directors of the Company shall recommend approval of this Agreement and the Merger (and all related proposals) by the shareholders of the Company. In connection with such meeting, and subject to Section 7.05 (b), the Company shall use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and shall otherwise comply with all legal requirements applicable to such meeting.

      (c) Parent shall cause a meeting of its shareholders (the “Parent Shareholder Meeting” and, together with the Company Shareholder Meeting, the “Shareholder Meetings”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the matters requiring the Parent Shareholder Approval and, subject to Section 7.05(b), the Board of Directors of Parent shall recommend approval of the matters constituting the Parent Shareholder Approval (and all related proposals) by the shareholders of Parent. In connection with such meeting, and subject to Section 7.05(b), Parent shall use its best efforts to obtain the Parent Shareholder Approval and shall otherwise comply with all legal requirements applicable to such meeting.

      Section 7.02.     Parent Organizational Documents; Governance Matters; Headquarters.

      (a) Subject to the receipt of the Parent Shareholder Approval, Parent shall take all actions necessary to cause (i) the articles of incorporation of Parent at the Effective Time to be in the form of either (A) Exhibit A-1, if both the Parent Shareholder Transaction Approval and the Parent Shareholder Charter Approval is obtained at the Parent Shareholder Meeting or (B) Exhibit A-2, if the Parent Shareholder Transaction Approval is obtained at the Parent Shareholder Meeting but the Parent Shareholder Charter Approval is not so obtained and (ii) the bylaws of Parent at the Effective Time to be in the form of Exhibit B.

      (b) Parent and the Company shall take all actions necessary so that at the Effective Time: (i) the Parent Board of Directors shall initially consist of twenty-three (23) directors, 11 of whom initially shall be then-existing Parent directors designated by Parent and 12 of whom initially shall be then-existing Company directors designated by the Company; (ii) the Parent Board of Directors shall have standing executive, audit, governance, investment and capital markets, nomination and compensation, and risk committees, each comprised of an equal number of then-existing Parent directors designated by Parent and then-existing Company directors designated by the Company as set forth in Section 7.02(c) of the Parent Disclosure Schedule and of the Company Disclosure Schedule; (iii) Robert I. Lipp, if available, shall be appointed Chairman of the Parent Board of Directors, which position shall be an executive officer position, and (iv) Jay S. Fishman, if available, shall be appointed Chief Executive Officer of Parent.

      (c) The senior officers and managers of Parent at the Effective Time shall be as specified in Section 7.02(c) of the Parent Disclosure Schedule and of the Company Disclosure Schedule and shall have such duties as are specified in such Schedule, and all other officers of Parent at the Effective Time shall be appointed by Parent following their designation by the Chief Executive Officer of Parent in consultation with the Chairman of the Parent Board of Directors.

      (d) At the Effective Time, Parent’s headquarters shall be located in St. Paul, Minnesota.

      (e) Parent shall take all actions necessary to assume, effective as of the Effective Time, and to agree to perform the Amended and Restated Employment Agreement between the Company and Robert I. Lipp, as set forth in Section 7.02(e) of the Company Disclosure Schedule.

      Section 7.03.     Access to Information. Upon reasonable notice, each of Parent and the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, each of Parent and the Company shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities Laws, Insurance Laws or the HSR Act, as applicable (other than documents that such party hereto is not permitted to disclose under applicable Law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that any party hereto may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Authority applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) counsel for such party advises that such information should not be disclosed in order to ensure compliance with applicable Law, (iii) the information is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or legal proceedings or government investigations, or (iv) the information is subject to confidentiality obligations to a third party. Subject to Section 7.15, the parties hereto shall hold any information obtained pursuant to this Section 7.03 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated June 6, 2003, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either Parent or the Company shall not affect the representations and warranties of the other party.

      Section 7.04.     Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Parent Necessary Consents or Company Necessary Consents, as appropriate, and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees (i) to make, as promptly as practicable, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (B) appropriate filings under the Insurance Laws of the jurisdictions set forth in Section 4.03 of the Parent Disclosure Schedule and of the jurisdictions set forth in Section 5.03 of the Company Disclosure Schedule, and (C) all other necessary filings with other Governmental Authorities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such Laws or by such Governmental Authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such Governmental Authorities as soon as practicable and (ii) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company nor any of their respective Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation, in any such case, that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, in each case after giving effect to the Merger, or to materially impair the benefits to Parent and the Company expected, as of the date hereof, to be realized from consummation of the Merger, and neither Parent nor the Company shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the Merger.

      (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.04(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable Law, permit the other party to review in advance any proposed written communication between it and any Governmental Authority, (iii) promptly inform each other of (and, at the other party’s reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iv) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, and (v) to the extent such party has not been advised by its counsel that such information should not be disclosed in order to ensure compliance with applicable Law, give the other party the opportunity to attend and participate in such meetings and conferences referred to in clause (iv) above.

      (c) In furtherance and not in limitation of the covenants of the parties contained in Section 7.04 and Section 7.04(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts, including, subject to Section 7.04, selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conducting of their business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

      (d) Each party hereto and its respective Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

      (e) To the extent determined in good faith by Parent and the Company to be required by applicable Law, Parent shall, and shall cause its Subsidiaries to, use their reasonable best efforts to (i) as of the Effective Time, cease to manage, or otherwise to be deemed a “fiduciary” (within the meaning of Section 406 of ERISA) with respect to, any and all assets of any Third Parties to which Parent or any of its Subsidiaries provides investment advisory, administration, brokerage, trust, other fiduciary or distribution services on the date hereof pursuant to an advisory contract (each, a “Client”) that are (x) subject to ERISA and (y) invested as of the date hereof, in equity and/or debt securities of the Company or its ERISA Affiliates, and (ii) not later than such time as is determined in good faith by Parent and the Company to be required under applicable Law, cause all other accounts of Clients that hold equity and/or debt securities of Parent or any of its Affiliates to dispose of such securities (including without limitation Clients that are Registered Investment Companies).

      (f) To the extent determined in good faith by Parent and the Company to be required by applicable Law, Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to (i) as of the Effective Time, cease to manage, or otherwise to be deemed a “fiduciary” (within the meaning of Section 406 of ERISA) with respect to, any and all assets of any Clients that are (x) subject to ERISA and (y) invested as of the date hereof, in equity and/or debt securities of the Parent or its ERISA Affiliates, and (ii) not later than such time as is determined in good faith by Parent and the Company to be required under applicable Law, cause all other accounts of Clients that hold equity and/or debt securities of Parent or any of its Affiliates to dispose of such securities.

      Section 7.05.     Acquisition Proposals. (a) Each of Parent and the Company (the “Applicable Party”) agrees that it will not, and it will cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors of it and its Subsidiaries not to, prior to the termination of this Agreement, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to it or any of its Subsidiaries or afford access to the business, properties, assets, books or records of it or any of its Subsidiaries, or otherwise cooperate in any way with or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of its equity securities or any class of equity securities of its Subsidiaries or (v) enter into any agreement, understanding or commitment with respect to an Acquisition Proposal.

      “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 30% or more of the consolidated assets of the Applicable Party and its Subsidiaries or 30% or more of any class of equity or voting securities of the Applicable Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Applicable Party, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 30% or more of any class of equity or voting securities of the Applicable Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Applicable Party, (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Applicable Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Applicable Party or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to the other party of the transactions contemplated hereby.

      (b) Notwithstanding the foregoing, the Board of Directors of the Applicable Party, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Applicable Party’s compliance with Section 7.05, has made a bona fide unsolicited written Acquisition Proposal that the Board of Directors of the Applicable Party has determined in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, would reasonably be expected to lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Applicable Party or any of its Subsidiaries pursuant to an appropriate confidentiality agreement (a copy of which shall be provided for informational purposes only to the other party) having provisions that are no less favorable to the Applicable Party than those contained in the Confidentiality Agreement, (iii) following receipt of such a bona fide unsolicited Acquisition Proposal that the Board of Directors of the Applicable Party has determined, in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, is a Superior Proposal, fail to make, withdraw, or modify in a manner adverse to the other party its recommendation to its shareholders referred to in Section 7.01 hereof including in connection with the applicable Shareholder Meeting referred to therein (any such action, a “Change in Recommendation”), and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Applicable Party to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Applicable Party determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, that it must take such action to comply with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors of Parent or the Company from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal to the extent applicable; provided that neither such Board of Directors shall recommend that their shareholders tender shares of capital stock in connection with any tender or exchange offer unless such Board of Directors shall have determined in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, that such tender or exchange offer is a Superior Proposal.

      (c) The Board of Directors of an Applicable Party shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Applicable Party shall have delivered to the other party a prior written notice advising the other party that it intends to take such action, and the Applicable Party shall continue to advise the other party after taking such action; provided that, in the case of an action referred to in clause (iii) of the preceding subsection, the Applicable Party shall have delivered written notice to the other party at least ten Business Days in advance of taking such action (unless at the time such notice is otherwise required to be given there are fewer than ten Business Days prior to the Applicable Party’s Shareholder Meeting or the ten-Business-Day period would make impractical compliance with Rule 14e-2(a) or Rule 14d-9, in which case the Applicable Party shall provide as much notice in advance of the Applicable Party’s shareholder meeting or the filing of a Schedule 14D-9, as applicable, as is reasonably practicable) and during such interim period it shall have negotiated, and shall have caused its financial and legal advisors to negotiate, with the other party in good faith to make such adjustments in the terms and conditions of this Agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal. In addition, the

Applicable Party shall notify the other party promptly (but in no event later than 24 hours) after receipt by the Applicable Party (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for non-public information relating to the Applicable Party or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Applicable Party or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Applicable Party shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Applicable Party shall promptly provide the other party with any non-public information concerning the Applicable Party’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to the other party. The Applicable Party shall keep the other party fully informed, on a prompt basis (but in no event later than 24 hours), of the status and details of any such Acquisition Proposal, indication or request. The Applicable Party shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Applicable Party and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Applicable Party that was furnished by or on behalf of the Applicable Party to return or destroy all such information.

      “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for shares of capital stock of the Applicable Party representing at least a majority of the outstanding voting power of the Applicable Party on terms that the Board of Directors of the Applicable Party determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, Tax treatment, regulatory aspects and conditions to consummation, are more favorable to all the Applicable Party’s shareholders, from a financial point of view, than the transactions contemplated by this Agreement (including the terms, if any, proposed by the other party to amend or modify the terms of the transactions contemplated by this Agreement) and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Applicable Party.

      (d) Nothing in this Section 7.05 shall (x) permit Parent or the Company to terminate this Agreement (except as specifically provided in Article 9) or (y) affect or limit any other obligation of Parent or the Company under this Agreement (including the provisions of Section 7.01). Except as required by law or its certificate or articles of incorporation or bylaws, neither Parent nor the Company shall submit any Acquisition Proposal other than the Merger and the transactions contemplated by this Agreement to a vote of its shareholders prior to termination of this Agreement.

      Section 7.06.     Directors’ and Officers’ Indemnification and Insurance. (a) Following the Effective Time, Parent and the Surviving Corporation shall, to the extent permitted by law, (i) jointly and severally indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (A) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the certificate of incorporation and bylaws of the Company and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of the Company and its Subsidiaries and (B) without limitation to subclause (A) above, to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance with one or more reputable unaffiliated third-party insurers maintained by the Company (provided that Parent (or any successor thereto) may substitute therefor one or more policies with one or more reputable unaffiliated third-party insurers of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance if the Board of Directors of Parent as constituted after the Effective Time shall have so determined; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with at least the greatest coverage available for a cost not exceeding such amount. Notwithstanding any foregoing provision to the contrary, the treatment of past and present directors, officers and employees of the Company and its Subsidiaries with respect to elimination of liability, indemnification, advancement of expenses and liability insurance under this Section 7.06 shall be, in the aggregate, no less advantageous to the intended beneficiaries thereof than the corresponding treatment of the past and present directors, officers and employees of Parent and its Subsidiaries under Section 7.06(b).

      (b) The obligations of Parent and the Surviving Corporation under this Section 7.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.06 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.06 applies shall be third-party beneficiaries of this Section 7.06).

      Section 7.07.     Employee Benefits. (a) From and after the Effective Time, the Company Employee Plans and Company International Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to the current and former employees of the Company and its Subsidiaries (the “Company Employees”) covered by such plans at the Effective Time, until such time as Parent and the Company shall otherwise determine, subject to applicable laws and the terms of such plans. Parent and the Company shall cooperate in reviewing, evaluating and analyzing the Parent Employee Plans, the Parent International Plans, the Company Employee Plans and the Company International Plans (collectively, the “Existing Plans”) with a view towards developing appropriate Employee Plans for all employees of Parent, the Company and their respective Subsidiaries; provided that the Employee Plans of Parent and its Subsidiaries shall be maintained substantially as in effect immediately prior to the Effective Time through the end of the 2004 plan year for such Employee Plan, or if such Employee Plan has no plan year, December 31, 2004. It is the intention of Parent and the Company, to the extent permitted by applicable laws, for Parent and the Company to develop Employee Plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, line of business, tenure, qualifications and abilities and (ii) do not discriminate between employees who were covered by Parent Employee Plans or Parent International Plans, on the one hand, and employees covered by Company Employee Plans or Company International Plans on the other, at the Effective Time. Nothing herein shall prohibit any changes to the Existing Plans that may be (x) required by applicable laws (including any applicable qualification requirements of Section 401(a) of the Code), (y) necessary as a technical matter to reflect the transactions contemplated hereby or (z) required for Parent to provide for or permit investment in its securities. Subject to the proviso contained in the second sentence of this Section 7.07(a), nothing in this Section 7.07 shall be interpreted as preventing Parent or the Company from amending, modifying or terminating any Existing Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and applicable laws.

      (b) With respect to any Employee Plan in which any Company Employee first becomes eligible to participate on or after the Effective Time, and in which such Company Employee did not participate prior to the Effective Time (a “New Plan”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company Employee and his or her eligible dependents under such New Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Employee Plan or Company International Plan; (ii) provide such Company Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such New Plan under an analogous Company Employee Plan or Company International Plan (to the same extent that such credit was given under such Company Employee Plan) in satisfying any applicable deductible or annual maximum out-of-pocket requirements under such New Plan; and (iii) recognize all service of such Company Employee with the Company, and its Subsidiaries and predecessors, for all purposes (except with respect to any defined benefit pension plan, benefit accrual) in such New Plan, to the extent that such service was recognized for such purpose under the analogous Company Employee Plan or Company International Plan; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits.

      (c) The provisions in any Company Employee Plan or Company International Plan providing for the issuance, transfer or grant of any capital stock of the Company (including any stock-based compensation awards) shall be amended, effective as of the Effective Time, to provide for the issuance, transfer or grant of capital stock of Parent, and each of Parent and the Company shall ensure that, following the Effective Time, no holder of a Company Stock Option or Company Stock-Based Award or any participant in any Company Employee Plan or Company International Plan shall have any right thereunder to acquire any capital stock (including any stock-based compensation awards) of the Company.

      (d) Prior to the Effective Time, Parent and the Company shall take or cause to be taken all actions necessary to amend any benefit equalization trust, rabbi trust, voluntary employees’ benefits association or similar funding vehicle and any related Parent Employee Plan or Parent International Plan or a Company Employee Plan or Company International Plan, as the case may be, effective prior to or as of the Effective Time, such that the transactions contemplated by this Agreement (whether alone or in connection with other events) will not result in the acceleration, increase or provision of any rights or benefits to any current or former director, employee or independent contractor under such funding vehicle, including any additional funding obligation thereunder.

      Section 7.08.     Public Announcements. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement in accordance with the provisions of Section 7.01, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

      Section 7.09.     Listing of Shares of Parent Common Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Parent Stock Options (following the Merger) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

      Section 7.10.     Rights Agreements. The Board of Directors of the Company has taken all action to the extent necessary (including amending the Company Rights Agreement) in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence and to effect its obligations under this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights, in each case in order to facilitate any Acquisition Proposal with respect to the Company.

      Section 7.11.     Affiliates. Promptly following the date of mailing of the Joint Proxy Statement, the Company shall deliver to Parent a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for the Company Shareholder Approval, “affiliates” of

Company for purposes of Rule 145 under the 1933 Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable best efforts to cause each Person identified on such list to deliver to Parent not later than ten days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto.

      Section 7.12.     Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article 2 or Article 3 by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

      Section 7.13.     Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Common Stock or Company Common Stock shall not receive two dividend distributions, or fail to receive one full dividend distribution, for any single calendar quarter, including the quarter in which the Effective Time occurs, with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger; provided that notwithstanding anything in the foregoing to the contrary, it is the intention of the parties that Parent will declare to the holders of Parent Common Stock as of a record date or dates prior to the Effective Time and pay one or more special dividends of cash or obligations to pay cash in an amount sufficient to result in such holders receiving in respect of their Parent Common Stock aggregate dividends with record dates during 2004 of $1.16 per share (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Stock), assuming that dividends declared by Parent after the Effective Time with record dates in 2004 will be paid at the quarterly rate of $0.22 (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Parent Common Stock) per share of Parent Common Stock.

      Section 7.14.     Company Convertible Securities. Parent and the Company shall use all reasonable efforts to enter into a supplemental indenture prior to the Effective Time with the trustee under the Company Indenture, to provide that from and after the Effective Time (i) the Company Convertible Notes will be convertible only into the Merger Consideration payable to holders of shares of Company Common Stock in the Merger and (ii) Parent will become a joint obligor, together with the Company, with respect to the Company Convertible Notes.

      Section 7.15.     Limited Disclosure Authorization. Notwithstanding any other provision of this Agreement or the Confidentiality Agreement, each of the parties (and each employee, representative or other agent of each of the parties) may disclose the tax treatment and tax structure of the transactions contemplated by this Agreement (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information); provided that any such information relating to the tax treatment or tax structure shall be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. Moreover, notwithstanding any other provision of this Agreement or the Confidentiality Agreement, there shall be no limitation on each of the parties’ ability to consult any tax advisor, whether or not independent from such party or its Affiliates, regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

      Section 7.16.     Tax Treatment. Prior to and at the Effective Time, each party hereto shall use its best efforts (including by delivering customary representations required by each party’s counsel to render its opinion described in Sections 8.02(c) and 8.03(c)) to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not so to qualify.

ARTICLE 8

CONDITIONS PRECEDENT

      Section 8.01. Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each party hereto to effect the Merger are subject to the satisfaction of the following conditions:

      (a) (i) Parent shall have obtained the Parent Shareholder Transaction Approval and (ii) the Company shall have obtained the Company Shareholder Approval;

      (b) no material provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

      (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

      (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

      (e) the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options (following the Merger) shall have been approved for listing on the NYSE, subject to official notice of issuance; and

      (f) other than the filing of the Merger Certificate as provided in Article 2, all Necessary Consents shall have been taken, made or obtained and there shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority which imposes any condition or restriction upon Parent or its Subsidiaries (including, after the Effective Time, the Surviving Corporation) which would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of Parent.

      Section 8.02. Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

      (a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true at and as of the Effective Time as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and (iii) the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Parent to the foregoing effect;

      (b) There shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in a Parent Material Adverse Effect; and

      (c) the Company shall have received from Simpson Thacher & Bartlett LLP, counsel to the Company, a written opinion dated the Effective Time to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of the Company and Parent.

      Section 8.03. Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

      (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or the Company Material Adverse Effect or any similar standard or qualification, shall be true at and as of the Effective Time as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and (iii) Parent shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to the foregoing effect;

      (b) there shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in an the Company Material Adverse Effect; and

      (c) Parent shall have received from Davis Polk & Wardwell, counsel to Parent, a written opinion dated the Effective Time to the effect that for U.S. federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of the Company and Parent.

ARTICLE 9

TERMINATION

      Section 9.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Agreement and the transactions contemplated hereby by the shareholders of Parent, Merger Sub or the Company):

      (a) by mutual written agreement of the Company and Parent;

      (b) by either the Company or Parent, if the Merger shall not have been consummated on or before November 30, 2004 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such date;

      (c) by either the Company or Parent, if the Company Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company Shareholder Meeting (or any adjournment or postponement thereof);

      (d) by either the Company or Parent, if the Parent Shareholder Transaction Approval has not been obtained by reason of the failure to obtain the required vote at the Parent Shareholder Meeting (or any adjournment or postponement thereof);

      (e) by the Company, if (i) Parent has made a Change in Recommendation or (ii) Parent shall have willfully and materially breached its obligations under Section 7.01 or Section 7.05; or

      (f) by Parent, if (i) the Company has made a Change in Recommendation or (ii) the Company shall have willfully and materially breached its obligations under Section 7.01 or Section 7.05.

      The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

      Section 9.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, except as otherwise provided in this Section 9.02 this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful or intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 9.02 and Sections 10.04, 10.06, 10.07 and 10.08 shall survive any termination hereof pursuant to Section 9.01.

ARTICLE 10

MISCELLANEOUS

      Section 10.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent, to:

The St. Paul Companies, Inc.
385 Washington Street
Saint Paul, MN 55102
Attention: John A. MacColl
Facsimile No.: (651) 310-7911
E-mail: john.maccoll@stpaul.com

      with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017

Attention:	John R. Ettinger John H. Butler

Facsimile No.: (212) 450-3800

E-mail:	ettinger@dpw.com john.butler@dpw.com

      if to the Company, to:

Travelers Property Casualty Corp.
One Tower Square
Hartford, CT 06183
Attention: James Michener
Facsimile No.: (860) 277-8123
E-mail: jmichene@travelers.com

      with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954

Attention:	Philip T. Ruegger III Alan D. Schnitzer

Facsimile No.: (212) 455-2502
E-mail: pruegger@stblaw.com
E-mail: aschnitzer@stblaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.

Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

      Section 10.02.     Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 7.06, 9.02, 10.04, 10.06, 10.07 and 10.08.

      Section 10.03.     Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the shareholders of Parent or the Company, no such amendment or waiver may be made or given that requires the approval of the shareholders of Parent or the Company, respectively unless such required approval is obtained.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 10.04.     Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that each of the Company and Parent shall pay 50% of (i) any fees and expenses (other than attorneys’ and accounting fees and expenses) incurred in connection with the printing, filing and mailing of the Registration Statement and the Joint Proxy Statement and (ii) fees and expenses incurred in connection with any consultants that the Company and Parent shall have agreed to retain to assist in obtaining the required approvals and clearances under applicable Laws.

      (b) If (I) this Agreement is terminated pursuant to Section 9.01(b), (II) after the date hereof and prior to such termination a bona fide Acquisition Proposal with respect to the Company was made or renewed and not publicly withdrawn at least 20 days prior to such termination and (III) within 18 months following termination of this Agreement an Acquisition Proposal with respect to the Company is consummated or a definitive agreement for an Acquisition Proposal with respect to the Company is entered into, the Company shall pay to Parent a termination fee of $300,000,000 in cash (the “Company Termination Fee”).

      (c) If (I) this Agreement is terminated pursuant to Section 9.01(b), (II) after the date hereof and prior to such termination a bona fide Acquisition Proposal with respect to Parent was made or renewed and not publicly withdrawn at least 20 days prior to such termination and (III) within 18 months following the termination of this Agreement an Acquisition Proposal with respect to Parent is consummated or a definitive agreement for an Acquisition Proposal with respect to Parent is entered into, Parent shall pay to the Company a termination fee of $300,000,000 in cash (the “Parent Termination Fee”).

      (d) If (I) this Agreement is terminated pursuant to Section 9.01(c), (II) after the date hereof and prior to the Company Shareholder Meeting a bona fide Acquisition Proposal with respect to the Company was made or renewed and not publicly withdrawn at least 20 days prior to the Company Shareholder Meeting and (III) within 18 months following termination of this Agreement an Acquisition Proposal with respect to the Company is consummated or a definitive agreement for an Acquisition Proposal with respect to the Company is entered into, the Company shall pay to Parent the Company Termination Fee.

      (e) If (I) this Agreement is terminated pursuant to Section 9.01(d), (II) after the date hereof and prior to the Parent Shareholder Meeting a bona fide Acquisition Proposal with respect to Parent was made or renewed and not publicly withdrawn at least 20 days prior to the Parent Shareholder Meeting and (III) within 18 months following the termination of this Agreement an Acquisition Proposal with respect to Parent is consummated or a definitive agreement for an Acquisition Proposal with respect to Parent is entered into, Parent shall pay to the Company the Parent Termination Fee.

      (f) If this Agreement is terminated pursuant to Section 9.01(e), Parent shall pay to the Company the Parent Termination Fee.

      (g) If this Agreement is terminated pursuant to Section 9.01(f), the Company shall pay to Parent the Company Termination Fee.

      (h) Any payment of the Company Termination Fee or the Parent Termination Fee pursuant to this Section 10.04 shall be made within one Business Day after termination of this Agreement, except that any payment of the Company Termination Fee or the Parent Termination Fee pursuant to Section 10.04(b), 10.04(c), 10.04(d) or 10.04(e), as applicable, shall be made within one Business Day after such amount becomes payable. Any such payments shall be made by wire transfer of immediately available funds. The parties hereby acknowledge that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Company would not enter into this Agreement. If Parent or the Company fails to pay to the other any fee or expense due hereunder when due, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was first payable to the date it is paid.

      Section 10.05. Binding Effect; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

      (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

      Section 10.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state except to the extent that mandatory provisions of the CBCA are applicable.

      Section 10.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

      Section 10.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 10.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

      Section 10.10. Entire Agreement. This Agreement, together with the Confidentiality Agreement and the exhibits and schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

      Section 10.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      Section 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity.

      Section 10.13. Schedules. Each of Parent and the Company has set forth certain information in its respective disclosure schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section of the disclosure schedule so long as its relevance to such other section of the disclosure schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such disclosure schedule. The fact that any item of information is disclosed in a disclosure schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Any information or the dollar thresholds set forth in a disclosure schedule shall not be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect” or “Parent Material Adverse Effect” or other similar terms in this Agreement, except as otherwise expressly set forth in such disclosure schedule.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE ST. PAUL COMPANIES, INC.

By:	/s/ JAY S. FISHMAN

Name: Jay S. Fishman

Title:	Chairman, Chief Executive

Officer and President

TRAVELERS PROPERTY CASUALTY CORP.

By:	/s/ ROBERT I. LIPP

Name: Robert I. Lipp

Title:	Chairman and Chief

Executive Officer

ADAMS ACQUISITION CORP.

By:	/s/ SAMUEL G. LISS

Name: Samuel G. Liss

Title:	Executive Vice President

APPENDIX B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE ST. PAUL TRAVELERS COMPANIES, INC.

ARTICLE I

      The name of the corporation (the “Corporation”) is The St. Paul Travelers Companies, Inc.

ARTICLE II

      The address of the registered office of the Corporation is 385 Washington Street, St. Paul, Minnesota 55102.

ARTICLE III

      The aggregate number of shares that the Corporation has authority to issue is three billion shares which shall consist of five million undesignated shares and two billion nine hundred ninety five million shares of voting common stock. All shares of voting common stock shall have equal rights and preferences. The board of directors of the Corporation (the “Board of Directors” or “Board”) is authorized to establish, from the undesignated shares, one or more classes and series of shares, to designate each such class and series and to fix the relative rights and preferences of each such class and series, provided that in no event shall the Board of Directors fix a preference with respect to a distribution in liquidation in excess of $100 per share plus accrued and unpaid dividends, if any. No shares shall confer on the holder any right to cumulate votes in the election of Directors. All shareholders are denied preemptive rights, unless, with respect to some or all of the undesignated shares, the Board of Directors shall grant preemptive rights. The Corporation may, without any new or additional consideration, issue shares of voting common stock or any other class or series pro rata to the holders of the same or one or more other classes or series of shares.

ARTICLE IV

      Commencing on January 1, 2006, an action, other than an action requiring shareholder approval, required or permitted to be taken at a Board meeting may be taken by written action signed, or consented to by authenticated electronic communication, by the number of Directors that would be required to act in taking the same action at a meeting of the Board at which all Directors were present.

ARTICLE V

      Where shareholder approval, authorization or adoption is required by Chapter 302A, Minnesota Statutes, for any of the following transactions, the vote required for such approval, authorization or adoption shall be the affirmative vote of the holders of at least two-thirds of the voting power of all voting shares:

(a) Any plan of merger;

(b) Any plan of exchange;

(c) Any sale, lease, transfer or other disposition of all or substantially all of the Corporation’s property and assets, including its good will, not in the usual and regular course of its business; or

(d) Any dissolution of the Corporation.

      The shareholder vote required for approval, authorization or adoption of an amendment to these Amended and Restated Articles of Incorporation (other than an amendment to this Article V) shall be the affirmative vote of the holders of at least a majority of the voting power of all voting shares. The shareholder vote required for approval, authorization or adoption of an amendment to this Article V shall be the affirmative vote of the holders of at least two-thirds of the voting power of all voting shares. The provisions of this Article V are not intended either to require that the holders of the shares of any class or series of shares vote separately as a class or series or to affect or increase any class or series vote requirement of Chapter 302A, Minnesota Statutes.

ARTICLE VI

      A Director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, to the full extent such immunity is permitted from time to time under the Minnesota Business Corporation Act.

      Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

      Effective immediately at the date and time at which these Amended and Restated Articles of Incorporation become effective (the “Effective Time”), the Board of Directors shall consist of 23 Directors. Subject to the provisions of this Article VII, the number of Directors may be fixed by resolution of the Board of Directors from time to time, but in no event shall the number of Directors exceed 23.

      During the period beginning at the Effective Time and ending on January 1, 2006 (the “Specified Period”), the following actions must be approved by at least two-thirds of the entire Board of Directors:

(a)	removal of, or failure to re-elect (if such person is willing to serve), the individual holding the office of Chairman of the Board or Chief Executive Officer as of the Effective Time or any modification to either of their respective duties, authority or reporting relationships;

(b)	any change in the size or chairmanship of the Board or any committee of the Board, in the responsibilities of, or the authority delegated to, any committee of the Board, or in the ratio of the number of Travelers Directors (as defined below) on the Board or any committee of the Board to the number of St. Paul Directors (as defined below) on the Board or any committee of the Board;

(c)	any (i) statutory share exchange or merger of the Corporation or any of its subsidiaries with, into or involving a company that is larger than the Corporation (based upon any of market capitalization, revenues, or total assets at the time of Board action), (ii) sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole or (iii) dissolution or liquidation of the Corporation;

(d)	any change in the location of the principal executive offices of the Corporation; or

(e)	the approval of any amendment of Article IV of these Amended and Restated Articles of Incorporation, this Article VII or Article V of the by-laws of the Corporation for submission to the shareholders of the Corporation or the approval by the Board of Directors of an amendment to Article V of the by-laws of the Corporation.

      In addition, during the Specified Period, the following actions must be approved by at least two-thirds of the entire Governance Committee of the Board of Directors:

(a)	any nomination by the Governance Committee of individuals (i) for election to the Board of Directors by the shareholders of the Corporation or (ii) to fill newly created positions on the Board of Directors; or

(b)	any recommendation by the Governance Committee to change (i) the size or chairmanship of the Board or any committee of the Board, (ii) the responsibilities of, or the authority delegated to, any committee of the Board, or (iii) the ratio of the number of Travelers Directors to the number of St. Paul Directors on the Board or any committee of the Board.

      For purposes hereof:

      “St. Paul Directors” means (i) those eleven (11) Directors designated by the Corporation to serve as members of the Board as of the Effective Time pursuant to a contractual right of the Corporation to designate such Directors and (ii) any Replacement St. Paul Director.

      “Replacement St. Paul Director” means a Director designated pursuant to Article V of the bylaws of the Corporation by the St. Paul Directors who are members of the Governance Committee of the Board of Directors of the Corporation (i) to fill a vacancy on the Board or (ii) to be nominated for election to the Board by the shareholders of the Corporation.

      “Travelers Directors” means (i) those twelve (12) Directors designated by Travelers Property Casualty Corp., a Connecticut corporation, to serve as members of the Board as of the Effective Time pursuant to a contractual right of Travelers Property Casualty Corp. to designate such Directors and (ii) any Replacement Travelers Director.

      “Replacement Travelers Director” means a Director designated pursuant to Article V of the bylaws of the Corporation by the Travelers Directors who are members of the Governance Committee of the Board of Directors of the Corporation (i) to fill a vacancy on the Board or (ii) to be nominated for election to the Board by the shareholders of the Corporation.

[Statement with respect to Series B preferred stock follows]

STATEMENT OF THE ST. PAUL TRAVELERS COMPANIES, INC.

WITH RESPECT TO

SERIES B CONVERTIBLE PREFERRED STOCK
Pursuant to Section 302A.401, Subd. 3(b)
of Minnesota Statutes

      The undersigned officers of The St. Paul Travelers Companies, Inc. (the “Corporation”), being duly authorized by the Board of Directors of the Corporation, do hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on January 24, 1990 pursuant to Minnesota Statutes, Section 302A.401, Subd. 3(a):

      RESOLVED, That there is hereby established, out of the presently available undesignated shares of the Corporation, a series of Preferred Stock of the Corporation designated as stated below and having the relative rights and preferences that are set forth below (the “Series”):

1. Designation and Amount. The Series shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred”). The number of shares constituting the Series shall be one million four hundred fifty thousand (1,450,000), which number may from time to time be decreased (but not below the number of shares then outstanding) by action of the Board of Directors of the Corporation (the “Board of Directors”). Shares of Series B Preferred shall have a preference upon liquidation, dissolution or winding up of the Corporation of One Hundred Dollars ($100.00) per share, which preference amount does not represent a determination by the Board of Directors for the purpose of the Corporation’s capital accounts.

2. Rank. The Series B Preferred shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank prior to the Corporation’s Series A Junior Participating Preferred Stock and to the Corporation’s voting common stock (the “Common Stock”)(together, the “Junior Stock”) and shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank junior to all other classes and series of equity securities of the Corporation, now or hereafter authorized, issued or outstanding, other than any classes or series of equity securities of the Corporation ranking on a parity with the Series B Preferred as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation (the “Parity Stock”).

3. Dividends. (a) Holders of outstanding shares of Series B Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, to the extent permitted by applicable law, cumulative quarterly cash dividends at the annual rate of Eleven and 724/1000 Dollars ($11.724) per share, in preference to and in priority over any dividends with respect to Junior Stock.

(b) Dividends on the outstanding shares of Series B Preferred shall begin to accrue and be cumulative (regardless of whether such dividends shall have been declared by the Board of Directors) from and including the date of original issuance of each share of the Series B Preferred, and shall be payable in arrears on January 17, April 17, July 17 and October 17 of each year (each of such dates a “Dividend Payment Date”), commencing April 17, 1990. Each such dividend shall be payable to the holder or holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than thirty (30) calendar days and not less than ten (10) calendar days preceding the Dividend Payment Dates therefor, as are determined by the Board of Directors (each of such dates a “Record Date”). In any case where the date fixed for any dividend payment with respect to the Series B Preferred shall not be a Business Day, then such payment need not be made on such date but may be made on the next preceding Business Day with the same force and effect as if made on the date fixed therefor, without interest.

(c) The amount of any dividends “accumulated” on any share of Series B Preferred at any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accrued thereon to and excluding such Dividend Payment Date regardless of whether declared, and the amount of dividends “accumulated” on any share of Series B Preferred at any date other than a Dividend Payment Date shall be calculated at the amount of any unpaid dividends accrued thereon to and excluding the last preceding

Dividend Payment Date regardless of whether declared, plus an amount calculated on the basis of the annual dividend rate for the period from and including such last preceding Dividend Payment Date to and excluding the date as of which the calculation is made (regardless of whether declared). The amount of dividends payable with respect to a full dividend period on outstanding shares of Series B Preferred shall be computed by dividing the annual dividend rate by four and the amount of dividends payable for any period shorter than a full quarterly dividend period (including the initial dividend period) shall be computed on the basis of thirty (30)-day months, a three hundred sixty (360)-day year and the actual number of days elapsed in the period.

(d) So long as the shares of Series B Preferred shall be outstanding, if (i) the Corporation shall be in default or in arrears with respect to the payment of dividends (regardless of whether declared) on any outstanding shares of Series B Preferred or any other classes or series of equity securities of the Corporation other than Junior Stock or (ii) the Corporation shall be in default or in arrears with respect to the mandatory or optional redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any shares of the Series B Preferred or any other classes or series of equity securities of the Corporation other than Junior Stock, then the Corporation may not (A) declare, pay or set apart for payment any dividends on any shares of Junior Stock, or (B) make any payment on account of, or set apart payment for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, other than with respect to any rights that are now or in the future may be issued and outstanding under or pursuant to the Shareholder Protection Rights Agreement dated as of December 4, 1989 between the Corporation and First Chicago Trust Company of New York as Rights Agent, as it may be amended in any respect or extended from time to time or replaced by a new shareholders’ rights plan of any scope or nature (provided that in any amended or extended plan or in any replacement plan any redemption of rights feature permits only nominal redemption payments) (the “Rights Agreement”), or (C) make any distribution in respect of any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, whether directly or indirectly, and whether in cash, obligations, or securities of the Corporation or other property, other than dividends or distributions of Junior Stock which is neither convertible into nor exchangeable or exercisable for any securities of the Corporation other than Junior Stock or rights, warrants, options or calls exercisable or exchangeable for or convertible into Junior Stock or (D) permit any corporation or other entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into shares of Junior Stock.

(e) Dividends in arrears with respect to the outstanding shares of Series B Preferred may be declared and paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date, to the holder or holders of record as they appear on the stock books of the Corporation at the close of business on the Record Date established with respect to such payment in arrears. If there shall be outstanding shares of Parity Stock, and if the payment of dividends on any shares of the Series B Preferred or the Parity Stock is in arrears, the Corporation, in making any dividend payment on account of any shares of the Series B Preferred or Parity Stock, shall make such payment ratably upon all outstanding shares of the Series B Preferred and Parity Stock in proportion to the respective amounts of accumulated dividends in arrears upon such shares of the Series B Preferred and Parity Stock to the date of such dividend payment. The Holder or holders of Series B Preferred shall not be entitled to any dividends, whether payable in cash, obligations or securities of the Corporation or other property, in excess of the accumulated dividends on shares of Series B Preferred. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or other payment or payments which may be in arrears with respect to the Series B Preferred. All dividends paid with respect to the Series B Preferred shall be paid pro rata to the holders entitled thereto.

(f) Subject to the foregoing provisions hereof and applicable law, the Board of Directors (i) may declare and the Corporation may pay or set apart for payment dividends on any Junior Stock or Parity Stock, (ii) may make any payment on account of or set apart payment for a sinking fund or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, (iii) may make any distribution in respect to any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property and (iv) may purchase or otherwise acquire, redeem or retire any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, and the holder or holders of the Series B Preferred shall not be entitled to share therein.

4. Voting Rights. The holder or holders of Series B Preferred shall have no right to vote for any purpose, except as required by applicable law and except as provided in this Section 4.

(a) So long as any shares of Series B Preferred remain outstanding, the affirmative vote of the holder or holders of at least a majority (or such greater number as required by applicable law) of the votes entitled to be cast with respect to the then outstanding Series B Preferred, voting separately as one class, at a meeting duly held for that purpose, shall be necessary to repeal, amend or otherwise change any of the provisions of the articles of incorporation of the Corporation in any manner which materially and adversely affects the rights or preferences of the Series B Preferred. For purposes of the preceding sentence, the increase (including the creation or authorization) or decrease in the amount of authorized capital stock of any class or series (excluding the Series B Preferred) shall not be deemed to be an amendment which materially and adversely affects the rights or preferences of the Series B Preferred.

(b) The holder or holders of Series B Preferred shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock, voting together with the holders of Common Stock as if one class. Each share of Series B Preferred in such case shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred could have been converted on the record date for determining the holders of Common Stock entitled to vote on a particular matter.

5. Optional Redemption. (a) The Series B Preferred shall be redeemable, in whole or in part at any time and from time to time, to the extent permitted by applicable law, at the option of the Corporation, (i) on or before December 31, 1994, if (A) there is a change in any statute, rule or regulation of the United States of America which has the effect of limiting or making unavailable to the Corporation all or any of the tax deductions for amounts paid (including dividends) on the Series B Preferred when such amounts are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended and in effect on the date shares of Series B Preferred are initially issued, or (B) the Plan is not initially determined by the Internal Revenue Service to be qualified within the meaning of ss. 401(a) and ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended, or (C) the Plan is terminated by the Board of Directors or otherwise, at the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption, or (2) the Fair Market Value of the Series B Preferred redeemed, or (ii) after December 31, 1994, at the following redemption prices per share if redeemed during the twelve (12)-month period ending on and including December 31 in each of the following years:

Redemption Price
Year	Per Share

1995	$149.52
1996	148.22
1997	146.92
1998	145.62
1999 and thereafter	144.30

plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption.

(b) Payment of the redemption price shall be made by the Corporation in cash or shares of Common Stock, or a combination thereof, as permitted by paragraph (d) of this Section S. On and after the date fixed for redemption, dividends on shares of Series B Preferred called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights in respect of such shares shall cease, except the right to receive the redemption price.

(c) Unless otherwise required by law, notice of redemption shall be sent to the holder or holders of Series B Preferred at the address shown on the books of the Corporation by first class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Series B Preferred to be redeemed and, if fewer than all the shares are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue from and after such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the then current Conversion Price and number of shares of Common Stock issuable upon conversion of a share of Series B Preferred at the time. Upon surrender of the certificates for any shares so called for redemption and not previously converted (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the date fixed for redemption and at the redemption price.

(d) The Corporation, at its option, may make payment of the redemption price required upon redemption of shares of Series B Preferred in cash or in shares of Common Stock, or in a combination of such shares and cash, any such shares to be valued for such purpose at the average Current Market Price for the five (5) consecutive trading days ending on the trading day next preceding the date of redemption.

6. Other Redemption Rights. Shares of Series B Preferred shall be redeemed by the Corporation at the option of the holder at any time and from time to time, to the extent permitted by applicable law, upon notice to the Corporation accompanied by the properly endorsed certificate or certificates given not less than five (5) Business Days prior to the date fixed by the holder in such notice for such redemption, when and to the extent necessary (a) for such holder to provide for distributions required to be made under The St. Paul Companies, Inc. Savings Plus Preferred Stock Ownership Plan and Trust, an employee stock ownership plan and trust within the meaning of ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the “Plan and Trust”), as the same may be amended, or any successor plans, or (b) for such holder to make payment of principal or interest due and payable (whether as scheduled or upon acceleration) on the 9.40% Note dated January 24, 1990, due January 31, 2005 made by Norwest Bank Minnesota, National Association, not individually but solely as Trustee for the Plan and Trust, payable to the order of St. Paul Fire and Marine Insurance Company or registered assigns, in the principal amount of One Hundred Fifty Million Dollars ($150,000,000) or other indebtedness of the Plan and Trust or if funds otherwise available are not adequate to make a required payment pursuant to such Note or other indebtedness, in each case at a redemption price of the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption, or (2) the Fair Market Value of the Series B Preferred redeemed. Upon surrender of the shares to be redeemed, such shares shall be redeemed by the Corporation on the date fixed for redemption and at the applicable redemption price and such price shall be paid within five (5) Business Days after such date of redemption, without interest. The terms and provisions of Sections 5(b) and 5(d) are applicable to any redemption under this Section 6.

7. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder or holders of outstanding shares of Series B Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of shares of Junior Stock, an amount equal to One Hundred Dollars ($100.00) per share. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series B Preferred and any Parity Stock are not paid in full, the holder or holders of the Series B Preferred and of such Parity Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment to the holder or holders of the Series B Preferred of the full preferential amount provided for in this Section 7 and after the payment of any other preferential amounts to the holder or holders of other equity securities of the Corporation, the holder or holders of the Series B Preferred shall be entitled to share in distributions of any remaining assets with the holders of Common Stock, pro-rata on an as-if-converted basis, to the extent of $44.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for such distribution of assets. Written notice of any liquidation, dissolution or winding up of the Corporation shall be given to the holder or holders of Series B Preferred not less than twenty (20) days prior to the payment date. Neither the voluntary sale, conveyance exchange or transfer (for cash, securities or other consideration) of all or any part of the property or assets of the Corporation, nor the consolidation or merger or other business combination of the Corporation with or into any other corporation or corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

8. Conversion Rights. (a) The holder of any Series B Preferred shall have the right, at the holder’s option, at any time and from time to time, to convert any or all of such shares into the number of shares of Common Stock of the Corporation determined by dividing One Hundred Forty-four and 30/100 Dollars ($144.30) for each share of Series B Preferred to be converted by the then effective Conversion Price per share of Common Stock, except that if any shares of Series B Preferred are called for redemption by the Corporation or submitted for redemption by the holder thereof, according to the terms and provisions of this Resolution, the conversion rights pertaining to such shares shall terminate at the close of business on the date fixed for redemption (unless the Corporation defaults in the payment of the applicable redemption price). No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred, but if such conversion results in a fraction, an amount shall be paid in cash by the Corporation to the converting holder equal to same fraction of the Current Market Price of the Common Stock on the effective date of the conversion.

(b) The initial conversion price, which is Seventy-two and 15/100 Dollars ($72.15) per share of Common Stock, shall be subject to appropriate adjustment from time to time as follows and such initial conversion price or the latest adjusted conversion price is referred to in this Resolution as the “Conversion Price”:

(i) In case the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred is outstanding (A) pay a dividend in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares or (C) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of the Series B Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned or have been entitled to receive immediately following such action had such shares of the Series B Preferred been converted immediately prior thereto. An adjustment made pursuant to this Section 8(b)(i) shall become effective retroactively to immediately after the record date for determination of the shareholders entitled to receive the dividend in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii) In case the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred is outstanding, distribute or issue rights, warrants, options or calls to all holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), at a per share price less than the Current Market Price on the record date referred to below, the Conversion Price shall be adjusted so that it shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to the record date of the distribution or issuance of such rights, warrants, options or calls by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. For the purpose of this Section 8(b)(ii), the distribution or issuance of rights, warrants, options or calls to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights, warrants, options or calls to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights, warrants, options or calls have not been issued when such rights, warrants, options or calls expire, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the distribution or issuance of such rights, warrants, options or calls been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants, options or calls. An adjustment made pursuant to this Section 8(b)(ii) shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights, warrants, options or calls. This Section 8(b)(ii) shall be inapplicable with respect to any rights issued or to be issued pursuant to or governed by the Rights Agreement.

(iii) In the event the Corporation shall, at any time or from time to time while any of the shares of Series B Preferred are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to (a) any right or warrant now or hereafter outstanding to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), (b) any rights issued or to be issued pursuant to or governed by the Rights Agreement and (c) any employee, officer or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted) for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Fair Market Value of such shares on the date of issuance, sale or exchange, then, subject to the provisions of Sections 8(b)(v) and (vii), the Conversion Price shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which shall be the sum of (x) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (y) the Fair Market value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (a) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (b) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation. In the event the Corporation shall, at any time or from time to time while any shares of Series B Preferred are outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), other than any such issuance (a) to holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation), (b) pursuant to any employee, officer or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, (c) of rights issued or to be issued pursuant to or governed by the Rights Agreement and (d) which is covered by the terms and provisions of Section 8(b)(ii) hereof, for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Non-Dilutive Amount, then, subject to the provisions of Sections 8(b)(v) and (vii) hereof, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (I) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (II) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange or such right or warrant plus (III) the Fair

Market Value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants, and the denominator of which shall be the product of (x) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (y) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time).

(iv) In the event the Corporation shall, at any time or from time to time while any of the shares of Series B Preferred are outstanding, make an Extraordinary Distribution in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger or consolidation to which Section 8(c) hereof does not apply) or effect a Pro Rata Repurchase of Common Stock, the Conversion Price in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to Sections 8(b)(v) and (vii) hereof, be adjusted by multiplying such Conversion Price by the fraction the numerator of which is the difference between (a) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be, and (b) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be. The Corporation shall send each holder of Series B Preferred (i) notice of its intent to make any dividend or distribution and (ii) notice of any offer by the Corporation to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the Conversion Price and the number of shares of Common Stock into which a share of Series B Preferred may be converted at such time.

(v) If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Price pursuant to this Section 8, the Board of Directors shall consider whether such action is of such a nature that an adjustment to the Conversion Price should equitably be made in respect of such transaction. If in such case the Board of Directors determines that an adjustment to the Conversion Price should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors (which adjustment shall in no event adversely affect the rights or preferences of the Series B Preferred as set forth herein). The determination of the Board of Directors as to whether an adjustment to the Conversion Price should be made pursuant to the foregoing provisions of this Section 8(b)(v), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all shareholders of the Corporation.

(vi) In addition to the foregoing adjustments, the Corporation may, but shall not be required to, make such adjustments in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall either not be taxable to the recipients or shall be taxable to the recipients to the minimum extent reasonable under the circumstances, as determined by the Board of Directors in its sole discretion.

(vii) In no event shall an adjustment in the Conversion Price be required unless such adjustment would result in an increase or decrease of at least one percent (1%) in the Conversion Price then in effect; provided, however, that any such adjustments that are not made shall be carried forward and taken into account in determining whether any subsequent adjustment is required. In no event shall the Conversion Price be adjusted to an amount less than any minimum required by law. Except as set forth in this Section 8, the Conversion Price shall not be adjusted for the issuance of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

(viii) Whenever an adjustment in the Conversion Price is required, the Corporation shall forthwith place on file with its transfer agent (or if the Corporation performs the functions of a transfer agent, with the corporate secretary) a statement signed by its chief executive officer or a vice president and by its secretary, assistant secretary or treasurer, stating the adjusted Conversion Price determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. As soon as practicable after the adjustment of the Conversion Price, the Corporation shall mail a notice thereof to each holder of shares of the Series B Preferred of such adjustment.

(ix) In the event that at any time, as a result of an adjustment made pursuant to this Section 8, the holder of any shares of Series B Preferred hereafter surrendered for conversion shall be entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any shares of Series B Preferred shall be subject to adjustment from time to time in a manner and on terms as nearly as equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 8, and the provisions of this Section 8 with respect to the Common Stock shall apply on like terms to any such other securities.

(c) In case of any consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation), or in case of any sale or transfer of substantially all the assets of the Corporation, or in case of reclassification, capital reorganization or change of outstanding shares of Common Stock (other than combinations or subdivisions described in Section 8(b)(i) and other than Extraordinary Distributions described in Section 8(b)(iv)), there shall be no adjustment to the Conversion Price then in effect, but appropriate provisions shall be made so that any holder of Series B Preferred shall be entitled, after the occurrence (or, if applicable, the record date) of any such event (“Transaction”), to receive on conversion the consideration which the holder would have received had the holder converted such holder’s Series B Preferred to Common Stock immediately prior to the occurrence of the Transaction and had such holder, if applicable, elected to receive the consideration in the form and manner elected by the plurality of the electing holders of Common Stock. In any such Transaction, effective provisions shall be made to ensure that the holder or holders of the Series B Preferred shall receive the consideration that they are entitled to receive pursuant to the provisions hereof, and in particular, as a condition to any consolidation or merger in which the holders of securities into which the Series B Preferred is then convertible are entitled to receive equity securities of another corporation, such other corporation shall expressly assume the obligation to deliver, upon conversion of the Series B Preferred, such equity securities as the holder or holders of the Series B Preferred shall be entitled to receive pursuant to the provisions hereof. Notwithstanding the foregoing provisions of this Section 8(c), in the event the consideration to be received pursuant to the provisions hereof is not to be constituted solely of employer securities within the meaning of Section 409(l) of the Internal Revenue Code of 1986, as amended, or any successor provisions of law, and of a cash payment in lieu of any fractional securities, then the outstanding shares of Series B Preferred shall be deemed converted by virtue of the Transaction immediately prior to the consummation thereof into the number and kind of securities into which such shares of Series B Preferred could have been voluntarily converted at such time and such securities shall be entitled to participate fully in the Transaction as if such securities had been outstanding on the appropriate record, exchange or distribution date. In the event the Corporation shall enter into any agreement providing for any Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) Business Days before consummation of the Transaction) give notice of such agreement and the material terms thereof to each holder of Series B Preferred and each such holder shall have the right, to the extent permitted by applicable law, to elect, by written notice to the Corporation, to receive, upon consummation of the Transaction (if and when the Transaction is consummated), from the Corporation or the successor of the Corporation, in redemption of such Series B Preferred, a cash payment per share equal to the amount determined according to the following table, with the redemption date to be deemed to be the same date that the Transaction giving rise to the redemption election is consummated:

Transaction Consummated
In Year Ending	Redemption Price
December 31	Per Share

1990	$156.02
1991	154.72
1992	153.42
1993	152.12
1994	150.82
1995	149.52
1996	148.22
1997	146.92
1998	145.62
1999 and thereafter	144.30

plus accumulated and unpaid dividends, without interest, to and excluding such deemed redemption date. No such notice of redemption by the holder of Series B Preferred shall be effective unless given to the Corporation prior to the close of business at least two (2) Business Days prior to consummation of the Transaction.

(d) The holder or holders of Series B Preferred as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation’s default on payment of the dividend due on such Dividend Payment Date; provided, however, that the holder or holders of Series B Preferred subject to redemption on a redemption date after such Record Date and before such Dividend Payment Date shall not be entitled under this provision to receive such dividend on such Dividend Payment Date. However, shares of Series B Preferred surrendered for conversion during the period after any dividend payment Record Date and before the corresponding Dividend Payment Date (except shares subject to redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. The holder or holders of Series B Preferred as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date who convert shares of Series B Preferred on a Dividend Payment Date shall be entitled to receive the dividend payable on such Series B Preferred by the Corporation on such Dividend Payment Date, and the converting holders need not include payment in the amount of such dividend upon surrender of shares of Series B Preferred for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends (whether or not accumulated and in arrears) on converted shares or for dividends on the shares of Common Stock issuable upon such conversion.

(e) Each conversion of shares of Series B Preferred into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free of any adverse claims (the “Converting Shares”), at the principal executive office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holder or holders of Series B Preferred) at any time during its respective usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into such number of shares of Common Stock into which such shares may be converted (the “Converted Shares”). Such notice shall also state the name or names (with addresses and federal taxpayer identification numbers) and denominations in which the certificate or certificates for the Converted Shares are to be issued, shall include instructions for the delivery thereof and shall include such other information as the Corporation or its agents may reasonably request. Promptly after such surrender and the receipt of such written notice and the receipt of any required transfer documents and payments representing dividends as described above, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder (without cost to the holder) a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares of Series B Preferred which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted.

(f) Such conversion, to the extent permitted by applicable law, shall be deemed to have been effected at the close of business on the date on which such certificate or certificates shall have been surrendered and such notice and any required transfer documents and payments representing dividends shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance herewith, such Converted Shares shall be deemed to be fully paid and nonassessable. From and after the effectiveness of any such conversion, shares of the Series B Preferred so converted shall, upon compliance with applicable law, be restored to the status of authorized but unissued undesignated shares, until such shares are once more designated as part of a particular series by the Board of Directors.

(g) Notwithstanding any provision herein to the contrary, the Corporation shall not be required to record the conversion of, and no holder of shares shall be entitled to convert, shares of Series B Preferred into shares of Common Stock unless such conversion is permitted under applicable law; provided, however, that the Corporation shall be entitled to rely without independent verification upon the representation of any holder that the conversion of shares by such holder is permitted under applicable law, and in no event shall the Corporation be liable to any such holder or any third party arising from any such conversion whether or not permitted by applicable law.

(h) The Corporation will pay any and all stamp, transfer or other similar taxes that may be payable in respect of the issuance or delivery of Common Stock received upon conversion of the shares of Series B Preferred, but shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that in which such shares of Series B Preferred were registered and no such issuance or delivery shall be made unless and until the person requesting such conversion shall have paid to the Corporation the amount of any and all such taxes or shall have established to the satisfaction of the Corporation that such taxes have been paid in full.

(i) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its duly authorized shares of Common Stock or other securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred.

(j) Whenever the Corporation shall issue shares of Common Stock upon conversion of shares of Series B Preferred as contemplated by this Section 8, the Corporation shall issue together with each such share of Common Stock one Right (as defined in the Rights Agreement) pursuant to the terms and provisions of the Rights Agreement.

9. Transfer Restriction. Shares of Series B Preferred shall be issued only to the Plan and Trust and the certificate or certificates representing such shares so issued may be registered in the name of the Plan and Trust or in the name of one or more Trustees acting on behalf of the Plan and Trust (or the nominee name of any such trustee). In the event the Plan and Trust, acting through any such trustee or otherwise, should transfer beneficial or record ownership of one or more shares of Series B Preferred to any person or entity, the shares of Series B Preferred so transferred, upon such transfer and without any further action by the Corporation or the Plan and Trust or anyone else, shall be automatically converted, as of the time of such transfer, into shares of Common Stock on the terms otherwise provided for the voluntary conversion of shares of Series B Preferred into shares of Common Stock pursuant to Section 8 hereof and no transferee of such share or shares shall thereafter have or receive any of the rights and preferences of the shares of Series B Preferred so converted. Certificates representing shares of Series B Preferred shall be legended to reflect the aforesaid restriction on transfer. Shares of Series B Preferred may also be subject to restrictions on transfer which relate to the securities laws of the United States of America or any state or other jurisdiction thereof.

10. No other Rights. The shares of Series B Preferred shall not have any rights or preferences, except as set forth herein or as otherwise required by applicable law.

11. Rules and Regulations. The Board of Directors shall have the right and authority from time to time to prescribe rules and regulations as it may determine to be necessary or advisable in its sole discretion for the administration of the Series B Preferred in accordance with the foregoing provisions and applicable law.

12. Definitions. For purposes of this Resolution, the following definitions shall apply:

“Adjustment Period” shall mean the period of five (5) consecutive trading days preceding the date as of which the Fair Market Value of a security is to be determined.

“Business Day” shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Current Market Price” of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on a principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or a committee thereof.

“Extraordinary Distribution” shall mean any dividend or other distribution to holders of Common Stock (effected while any of the shares of Series B Preferred are outstanding) (i) of cash (other than a regularly scheduled quarterly dividend not exceeding 135% of the average quarterly dividend for the four quarters immediately preceding such dividend), where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding period of twelve (12) months, when combined with the aggregate amount of all

Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period), exceeds ten percent (10%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the day before the ex-dividend date with respect to such Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, and/or (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in Section 8(b)(ii) or (iii) hereof), evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation) or any combination thereof. The Fair Market Value of an Extraordinary Distribution for purposes of Section 8(b)(iv) hereof shall be equal to the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends (other than regularly scheduled dividends not exceeding 135% of the aggregate quarterly dividends for the preceding period of twelve (12) months) which are not Extraordinary Distributions made during such 12-month period and not previously included in the calculation of an adjustment pursuant to Section 8(b)(iv) hereof.

“Fair Market Value” shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issue which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The “Fair Market Value” of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors or such committee. The Fair Market Value of the Series B Preferred for purposes of Section 5(a) hereof and for purposes of Section 6 hereof shall be as determined by an independent appraiser, appointed by the Corporation in accordance with the provisions of the Plan and Trust, as of the most recent Valuation Date, as defined in the Plan and Trust.

“Non-Dilutive Amount” in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the difference between (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, and (ii) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

“Pro Rata Repurchase” shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Series B Preferred are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares by the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this definition, shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof “in open market transactions” if they have been purchased substantially in accordance with the requirements of Rule 10b-18, as in effect under the Exchange Act, on the date shares of Series B Preferred are initially issued by the Corporation or on such other terms and conditions as the Board of Directors or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

APPENDIX C

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE ST. PAUL TRAVELERS COMPANIES, INC.

ARTICLE I

      The name of the corporation (the “Corporation”) is The St. Paul Travelers Companies, Inc.

ARTICLE II

      The address of the registered office of the Corporation is 385 Washington Street, St. Paul, Minnesota 55102.

ARTICLE III

      The aggregate number of shares that the Corporation has authority to issue is three billion shares which shall consist of five million undesignated shares and two billion nine hundred ninety five million shares of voting common stock. All shares of voting common stock shall have equal rights and preferences. The board of directors of the Corporation (the “Board of Directors” or “Board”) is authorized to establish, from the undesignated shares, one or more classes and series of shares, to designate each such class and series and to fix the relative rights and preferences of each such class and series, provided that in no event shall the Board of Directors fix a preference with respect to a distribution in liquidation in excess of $100 per share plus accrued and unpaid dividends, if any. No shares shall confer on the holder any right to cumulate votes in the election of Directors. All shareholders are denied preemptive rights, unless, with respect to some or all of the undesignated shares, the Board of Directors shall grant preemptive rights. The Corporation may, without any new or additional consideration, issue shares of voting common stock or any other class or series pro rata to the holders of the same or one or more other classes or series of shares.

ARTICLE IV

      Commencing on January 1, 2006, an action, other than an action requiring shareholder approval, required or permitted to be taken at a Board meeting may be taken by written action signed, or consented to by authenticated electronic communication, by the number of Directors that would be required to act in taking the same action at a meeting of the Board at which all Directors were present.

ARTICLE V

      A Director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, to the full extent such immunity is permitted from time to time under the Minnesota Business Corporation Act.

      Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

      Effective immediately at the date and time at which these Amended and Restated Articles of Incorporation become effective (the “Effective Time”), the Board of Directors shall consist of 23 Directors. Subject to the provisions of this Article VI, the number of Directors may be fixed by resolution of the Board of Directors from time to time, but in no event shall the number of Directors exceed 23.

      During the period beginning at the Effective Time and ending on January 1, 2006 (the “Specified Period”), the following actions must be approved by at least two-thirds of the entire Board of Directors:

      (a) removal of, or failure to re-elect (if such person is willing to serve), the individual holding the office of Chairman of the Board or Chief Executive Officer as of the Effective Time or any modification to either of their respective duties, authority or reporting relationships;

      (b) any change in the size or chairmanship of the Board or any committee of the Board, in the responsibilities of, or the authority delegated to, any committee of the Board, or in the ratio of the number of Travelers Directors (as defined below) on the Board or any committee of the Board to the number of St. Paul Directors (as defined below) on the Board or any committee of the Board;

      (c) any (i) statutory share exchange or merger of the Corporation or any of its subsidiaries with, into or involving a company that is larger than the Corporation (based upon any of market capitalization, revenues, or total assets at the time of Board action), (ii) sale of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole or (iii) dissolution or liquidation of the Corporation;

      (d) any change in the location of the principal executive offices of the Corporation; or

      (e) the approval of any amendment of Article IV of these Amended and Restated Articles of Incorporation, this Article VI or Article V of the by-laws of the Corporation for submission to the shareholders of the Corporation or the approval by the Board of Directors of an amendment to Article V of the by-laws of the Corporation.

      In addition, during the Specified Period, the following actions must be approved by at least two-thirds of the entire Governance Committee of the Board of Directors:

      (a) any nomination by the Governance Committee of individuals (i) for election to the Board of Directors by the shareholders of the Corporation or (ii) to fill newly created positions on the Board of Directors; or

      (b) any recommendation by the Governance Committee to change (i) the size or chairmanship of the Board or any committee of the Board, (ii) the responsibilities of, or the authority delegated to, any committee of the Board, or (iii) the ratio of the number of Travelers Directors to the number of St. Paul Directors on the Board or any committee of the Board.

      For purposes hereof:

      “St. Paul Directors” means (i) those eleven (11) Directors designated by the Corporation to serve as members of the Board as of the Effective Time pursuant to a contractual right of the Corporation to designate such Directors and (ii) any Replacement St. Paul Director.

      “Replacement St. Paul Director” means a Director designated pursuant to Article V of the bylaws of the Corporation by the St. Paul Directors who are members of the Governance Committee of the Board of Directors of the Corporation (i) to fill a vacancy on the Board or (ii) to be nominated for election to the Board by the shareholders of the Corporation.

      “Travelers Directors” means (i) those twelve (12) Directors designated by Travelers Property Casualty Corp., a Connecticut corporation, to serve as members of the Board as of the Effective Time pursuant to a contractual right of Travelers Property Casualty Corp. to designate such Directors and (ii) any Replacement Travelers Director.

      “Replacement Travelers Director” means a Director designated pursuant to Article V of the bylaws of the Corporation by the Travelers Directors who are members of the Governance Committee of the Board of Directors of the Corporation (i) to fill a vacancy on the Board or (ii) to be nominated for election to the Board by the shareholders of the Corporation.

[Statement with respect to Series B preferred stock follows]

STATEMENT OF THE ST. PAUL TRAVELERS COMPANIES, INC.

WITH RESPECT TO

SERIES B CONVERTIBLE PREFERRED STOCK
Pursuant to Section 302A.401, Subd. 3(b)
of Minnesota Statutes

      The undersigned officers of The St. Paul Travelers Companies, Inc. (the “Corporation”), being duly authorized by the Board of Directors of the Corporation, do hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on January 24, 1990 pursuant to Minnesota Statutes, Section 302A.401, Subd. 3(a):

      RESOLVED, That there is hereby established, out of the presently available undesignated shares of the Corporation, a series of Preferred Stock of the Corporation designated as stated below and having the relative rights and preferences that are set forth below (the “Series”):

1. Designation and Amount. The Series shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred”). The number of shares constituting the Series shall be one million four hundred fifty thousand (1,450,000), which number may from time to time be decreased (but not below the number of shares then outstanding) by action of the Board of Directors of the Corporation (the “Board of Directors”). Shares of Series B Preferred shall have a preference upon liquidation, dissolution or winding up of the Corporation of One Hundred Dollars ($100.00) per share, which preference amount does not represent a determination by the Board of Directors for the purpose of the Corporation’s capital accounts.

2. Rank. The Series B Preferred shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank prior to the Corporation’s Series A Junior Participating Preferred Stock and to the Corporation’s voting common stock (the “Common Stock”)(together, the “Junior Stock”) and shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank junior to all other classes and series of equity securities of the Corporation, now or hereafter authorized, issued or outstanding, other than any classes or series of equity securities of the Corporation ranking on a parity with the Series B Preferred as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation (the “Parity Stock”).

3. Dividends. (a) Holders of outstanding shares of Series B Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, to the extent permitted by applicable law, cumulative quarterly cash dividends at the annual rate of Eleven and 724/1000 Dollars ($11.724) per share, in preference to and in priority over any dividends with respect to Junior Stock.

(b) Dividends on the outstanding shares of Series B Preferred shall begin to accrue and be cumulative (regardless of whether such dividends shall have been declared by the Board of Directors) from and including the date of original issuance of each share of the Series B Preferred, and shall be payable in arrears on January 17, April 17, July 17 and October 17 of each year (each of such dates a “Dividend Payment Date”), commencing April 17, 1990. Each such dividend shall be payable to the holder or holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than thirty (30) calendar days and not less than ten (10) calendar days preceding the Dividend Payment Dates therefor, as are determined by the Board of Directors (each of such dates a “Record Date”). In any case where the date fixed for any dividend payment with respect to the Series B Preferred shall not be a Business Day, then such payment need not be made on such date but may be made on the next preceding Business Day with the same force and effect as if made on the date fixed therefor, without interest.

(c) The amount of any dividends “accumulated” on any share of Series B Preferred at any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accrued thereon to and excluding such Dividend Payment Date regardless of whether declared, and the amount of dividends “accumulated” on any share of Series B Preferred at any date other than a Dividend Payment Date shall be calculated at the amount of any unpaid dividends accrued thereon to and excluding the last preceding

Dividend Payment Date regardless of whether declared, plus an amount calculated on the basis of the annual dividend rate for the period from and including such last preceding Dividend Payment Date to and excluding the date as of which the calculation is made (regardless of whether declared). The amount of dividends payable with respect to a full dividend period on outstanding shares of Series B Preferred shall be computed by dividing the annual dividend rate by four and the amount of dividends payable for any period shorter than a full quarterly dividend period (including the initial dividend period) shall be computed on the basis of thirty (30)-day months, a three hundred sixty (360)-day year and the actual number of days elapsed in the period.

(d) So long as the shares of Series B Preferred shall be outstanding, if (i) the Corporation shall be in default or in arrears with respect to the payment of dividends (regardless of whether declared) on any outstanding shares of Series B Preferred or any other classes or series of equity securities of the Corporation other than Junior Stock or (ii) the Corporation shall be in default or in arrears with respect to the mandatory or optional redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any shares of the Series B Preferred or any other classes or series of equity securities of the Corporation other than Junior Stock, then the Corporation may not (A) declare, pay or set apart for payment any dividends on any shares of Junior Stock, or (B) make any payment on account of, or set apart payment for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, other than with respect to any rights that are now or in the future may be issued and outstanding under or pursuant to the Shareholder Protection Rights Agreement dated as of December 4, 1989 between the Corporation and First Chicago Trust Company of New York as Rights Agent, as it may be amended in any respect or extended from time to time or replaced by a new shareholders’ rights plan of any scope or nature (provided that in any amended or extended plan or in any replacement plan any redemption of rights feature permits only nominal redemption payments) (the “Rights Agreement”), or (C) make any distribution in respect of any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, whether directly or indirectly, and whether in cash, obligations, or securities of the Corporation or other property, other than dividends or distributions of Junior Stock which is neither convertible into nor exchangeable or exercisable for any securities of the Corporation other than Junior Stock or rights, warrants, options or calls exercisable or exchangeable for or convertible into Junior Stock or (D) permit any corporation or other entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into shares of Junior Stock.

(e) Dividends in arrears with respect to the outstanding shares of Series B Preferred may be declared and paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date, to the holder or holders of record as they appear on the stock books of the Corporation at the close of business on the Record Date established with respect to such payment in arrears. If there shall be outstanding shares of Parity Stock, and if the payment of dividends on any shares of the Series B Preferred or the Parity Stock is in arrears, the Corporation, in making any dividend payment on account of any shares of the Series B Preferred or Parity Stock, shall make such payment ratably upon all outstanding shares of the Series B Preferred and Parity Stock in proportion to the respective amounts of accumulated dividends in arrears upon such shares of the Series B Preferred and Parity Stock to the date of such dividend payment. The Holder or holders of Series B Preferred shall not be entitled to any dividends, whether payable in cash, obligations or securities of the Corporation or other property, in excess of the accumulated dividends on shares of Series B Preferred. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or other payment or payments which may be in arrears with respect to the Series B Preferred. All dividends paid with respect to the Series B Preferred shall be paid pro rata to the holders entitled thereto.

(f) Subject to the foregoing provisions hereof and applicable law, the Board of Directors (i) may declare and the Corporation may pay or set apart for payment dividends on any Junior Stock or Parity Stock, (ii) may make any payment on account of or set apart payment for a sinking fund or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, (iii) may make any distribution in respect to any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property and (iv) may purchase or otherwise acquire, redeem or retire any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, and the holder or holders of the Series B Preferred shall not be entitled to share therein.

4. Voting Rights. The holder or holders of Series B Preferred shall have no right to vote for any purpose, except as required by applicable law and except as provided in this Section 4.

(a) So long as any shares of Series B Preferred remain outstanding, the affirmative vote of the holder or holders of at least a majority (or such greater number as required by applicable law) of the votes entitled to be cast with respect to the then outstanding Series B Preferred, voting separately as one class, at a meeting duly held for that purpose, shall be necessary to repeal, amend or otherwise change any of the provisions of the articles of incorporation of the Corporation in any manner which materially and adversely affects the rights or preferences of the Series B Preferred. For purposes of the preceding sentence, the increase (including the creation or authorization) or decrease in the amount of authorized capital stock of any class or series (excluding the Series B Preferred) shall not be deemed to be an amendment which materially and adversely affects the rights or preferences of the Series B Preferred.

(b) The holder or holders of Series B Preferred shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock, voting together with the holders of Common Stock as if one class. Each share of Series B Preferred in such case shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred could have been converted on the record date for determining the holders of Common Stock entitled to vote on a particular matter.

5. Optional Redemption. (a) The Series B Preferred shall be redeemable, in whole or in part at any time and from time to time, to the extent permitted by applicable law, at the option of the Corporation, (i) on or before December 31, 1994, if (A) there is a change in any statute, rule or regulation of the United States of America which has the effect of limiting or making unavailable to the Corporation all or any of the tax deductions for amounts paid (including dividends) on the Series B Preferred when such amounts are used as provided under Section 404(k)(2) of the Internal Revenue Code of 1986, as amended and in effect on the date shares of Series B Preferred are initially issued, or (B) the Plan is not initially determined by the Internal Revenue Service to be qualified within the meaning of ss. 401(a) and ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended, or (C) the Plan is terminated by the Board of Directors or otherwise, at the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption, or (2) the Fair Market Value of the Series B Preferred redeemed, or (ii) after December 31, 1994, at the following redemption prices per share if redeemed during the twelve (12)-month period ending on and including December 31 in each of the following years:

Redemption Price
Year	Per Share

1995	$149.52
1996	148.22
1997	146.92
1998	145.62
1999 and thereafter	144.30

plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption.

(b) Payment of the redemption price shall be made by the Corporation in cash or shares of Common Stock, or a combination thereof, as permitted by paragraph (d) of this Section S. On and after the date fixed for redemption, dividends on shares of Series B Preferred called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding and all rights in respect of such shares shall cease, except the right to receive the redemption price.

(c) Unless otherwise required by law, notice of redemption shall be sent to the holder or holders of Series B Preferred at the address shown on the books of the Corporation by first class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Series B Preferred to be redeemed and, if fewer than all the shares are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue from and after such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the then current Conversion Price and number of shares of Common Stock issuable upon conversion of a share of Series B Preferred at the time. Upon surrender of the certificates for any shares so called for redemption and not previously converted (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the date fixed for redemption and at the redemption price.

(d) The Corporation, at its option, may make payment of the redemption price required upon redemption of shares of Series B Preferred in cash or in shares of Common Stock, or in a combination of such shares and cash, any such shares to be valued for such purpose at the average Current Market Price for the five (5) consecutive trading days ending on the trading day next preceding the date of redemption.

6. Other Redemption Rights. Shares of Series B Preferred shall be redeemed by the Corporation at the option of the holder at any time and from time to time, to the extent permitted by applicable law, upon notice to the Corporation accompanied by the properly endorsed certificate or certificates given not less than five (5) Business Days prior to the date fixed by the holder in such notice for such redemption, when and to the extent necessary (a) for such holder to provide for distributions required to be made under The St. Paul Companies, Inc. Savings Plus Preferred Stock Ownership Plan and Trust, an employee stock ownership plan and trust within the meaning of ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the “Plan and Trust”), as the same may be amended, or any successor plans, or (b) for such holder to make payment of principal or interest due and payable (whether as scheduled or upon acceleration) on the 9.40% Note dated January 24, 1990, due January 31, 2005 made by Norwest Bank Minnesota, National Association, not individually but solely as Trustee for the Plan and Trust, payable to the order of St. Paul Fire and Marine Insurance Company or registered assigns, in the principal amount of One Hundred Fifty Million Dollars ($150,000,000) or other indebtedness of the Plan and Trust or if funds otherwise available are not adequate to make a required payment pursuant to such Note or other indebtedness, in each case at a redemption price of the greater of (1) $144.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for redemption, or (2) the Fair Market Value of the Series B Preferred redeemed. Upon surrender of the shares to be redeemed, such shares shall be redeemed by the Corporation on the date fixed for redemption and at the applicable redemption price and such price shall be paid within five (5) Business Days after such date of redemption, without interest. The terms and provisions of Sections 5(b) and 5(d) are applicable to any redemption under this Section 6.

7. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder or holders of outstanding shares of Series B Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of shares of Junior Stock, an amount equal to One Hundred Dollars ($100.00) per share. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series B Preferred and any Parity Stock are not paid in full, the holder or holders of the Series B Preferred and of such Parity Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment to the holder or holders of the Series B Preferred of the full preferential amount provided for in this Section 7 and after the payment of any other preferential amounts to the holder or holders of other equity securities of the Corporation, the holder or holders of the Series B Preferred shall be entitled to share in distributions of any remaining assets with the holders of Common Stock, pro-rata on an as-if-converted basis, to the extent of $44.30 per share plus accumulated and unpaid dividends, without interest, to and excluding the date fixed for such distribution of assets. Written notice of any liquidation, dissolution or winding up of the Corporation shall be given to the holder or holders of Series B Preferred not less than twenty (20) days prior to the payment date. Neither the voluntary sale, conveyance exchange or transfer (for cash, securities or other consideration) of all or any part of the property or assets of the Corporation, nor the consolidation or merger or other business combination of the Corporation with or into any other corporation or corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

8. Conversion Rights. (a) The holder of any Series B Preferred shall have the right, at the holder’s option, at any time and from time to time, to convert any or all of such shares into the number of shares of Common Stock of the Corporation determined by dividing One Hundred Forty-four and 30/100 Dollars ($144.30) for each share of Series B Preferred to be converted by the then effective Conversion Price per share of Common Stock, except that if any shares of Series B Preferred are called for redemption by the Corporation or submitted for redemption by the holder thereof, according to the terms and provisions of this Resolution, the conversion rights pertaining to such shares shall terminate at the close of business on the date fixed for redemption (unless the Corporation defaults in the payment of the applicable redemption price). No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred, but if such conversion results in a fraction, an amount shall be paid in cash by the Corporation to the converting holder equal to same fraction of the Current Market Price of the Common Stock on the effective date of the conversion.

(b) The initial conversion price, which is Seventy-two and 15/100 Dollars ($72.15) per share of Common Stock, shall be subject to appropriate adjustment from time to time as follows and such initial conversion price or the latest adjusted conversion price is referred to in this Resolution as the “Conversion Price”:

(i) In case the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred is outstanding (A) pay a dividend in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares or (C) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of the Series B Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned or have been entitled to receive immediately following such action had such shares of the Series B Preferred been converted immediately prior thereto. An adjustment made pursuant to this Section 8(b)(i) shall become effective retroactively to immediately after the record date for determination of the shareholders entitled to receive the dividend in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii) In case the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred is outstanding, distribute or issue rights, warrants, options or calls to all holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), at a per share price less than the Current Market Price on the record date referred to below, the Conversion Price shall be adjusted so that it shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to the record date of the distribution or issuance of such rights, warrants, options or calls by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. For the purpose of this Section 8(b)(ii), the distribution or issuance of rights, warrants, options or calls to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights, warrants, options or calls to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights, warrants, options or calls have not been issued when such rights, warrants, options or calls expire, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the distribution or issuance of such rights, warrants, options or calls been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants, options or calls. An adjustment made pursuant to this Section 8(b)(ii) shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights, warrants, options or calls. This Section 8(b)(ii) shall be inapplicable with respect to any rights issued or to be issued pursuant to or governed by the Rights Agreement.

(iii) In the event the Corporation shall, at any time or from time to time while any of the shares of Series B Preferred are outstanding, issue, sell or exchange shares of Common Stock (other than pursuant to (a) any right or warrant now or hereafter outstanding to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), (b) any rights issued or to be issued pursuant to or governed by the Rights Agreement and (c) any employee, officer or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted) for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Fair Market Value of such shares on the date of issuance, sale or exchange, then, subject to the provisions of Sections 8(b)(v) and (vii), the Conversion Price shall be adjusted by multiplying such Conversion Price by the fraction the numerator of which shall be the sum of (x) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (y) the Fair Market value of the consideration received by the Corporation in respect of such issuance, sale or exchange of shares of Common Stock, and the denominator of which shall be the product of (a) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (b) the sum of the number of shares of Common Stock outstanding on such day plus the number of shares of Common Stock so issued, sold or exchanged by the Corporation. In the event the Corporation shall, at any time or from time to time while any shares of Series B Preferred are outstanding, issue, sell or exchange any right or warrant to purchase or acquire shares of Common Stock (including as such a right or warrant any security convertible into or exchangeable for shares of Common Stock), other than any such issuance (a) to holders of shares of

Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation), (b) pursuant to any employee, officer or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted, (c) of rights issued or to be issued pursuant to or governed by the Rights Agreement and (d) which is covered by the terms and provisions of Section 8(b)(ii) hereof, for a consideration having a Fair Market Value, on the date of such issuance, sale or exchange, less than the Non-Dilutive Amount, then, subject to the provisions of Sections 8(b)(v) and (vii) hereof, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction the numerator of which shall be the sum of (I) the Fair Market Value of all the shares of Common Stock outstanding on the day immediately preceding the first public announcement of such issuance, sale or exchange plus (II) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange or such right or warrant plus (III) the Fair Market Value at the time of such issuance of the consideration which the Corporation would receive upon exercise in full of all such rights or warrants, and the denominator of which shall be the product of (x) the Fair Market Value of a share of Common Stock on the day immediately preceding the first public announcement of such issuance, sale or exchange multiplied by (y) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock which could be acquired pursuant to such right or warrant at the time of the issuance, sale or exchange of such right or warrant (assuming shares of Common Stock could be acquired pursuant to such right or warrant at such time).

(iv) In the event the Corporation shall, at any time or from time to time while any of the shares of Series B Preferred are outstanding, make an Extraordinary Distribution in respect of the Common Stock, whether by dividend, distribution, reclassification of shares or recapitalization of the Corporation (including a recapitalization or reclassification effected by a merger or consolidation to which Section 8(c) hereof does not apply) or effect a Pro Rata Repurchase of Common Stock, the Conversion Price in effect immediately prior to such Extraordinary Distribution or Pro Rata Repurchase shall, subject to Sections 8(b)(v) and (vii) hereof, be adjusted by multiplying such Conversion Price by the fraction the numerator of which is the difference between (a) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase, or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be, and (b) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be, and the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation multiplied by (y) the Fair Market Value of a share of Common Stock on the day before the ex-dividend date with respect to an Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, or on the applicable expiration date (including all extensions thereof) of any tender offer which is a Pro Rata Repurchase or on the date of purchase with respect to any Pro Rata Repurchase which is not a tender offer, as the case may be. The Corporation shall send each holder of Series B Preferred (i) notice of its intent to make any dividend or distribution and (ii) notice of any offer by the Corporation to make a Pro Rata Repurchase, in each case at the same time as, or as soon as practicable after, such offer is first communicated (including by announcement of a record date in accordance with the rules of any stock exchange on which the Common Stock is listed or admitted to trading) to holders of Common Stock. Such notice shall indicate the intended record date and the amount and nature of such dividend or distribution, or the number of shares subject to such offer for a Pro Rata Repurchase and the purchase price payable by the Corporation pursuant to such offer, as well as the Conversion Price and the number of shares of Common Stock into which a share of Series B Preferred may be converted at such time.

(v) If the Corporation shall make any dividend or distribution on the Common Stock or issue any Common Stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the Conversion Price pursuant to this Section 8, the Board of Directors shall consider whether such action is of such a nature that an adjustment to the Conversion Price should equitably be made in respect of such transaction. If in such case the Board of Directors determines that an adjustment to the Conversion Price should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors (which adjustment shall in no event adversely affect the rights or preferences of the Series B Preferred as set forth herein). The determination of the Board of Directors as to whether an adjustment to the Conversion Price should be made pursuant to the foregoing provisions of this Section 8(b)(v), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all shareholders of the Corporation.

(vi) In addition to the foregoing adjustments, the Corporation may, but shall not be required to, make such adjustments in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall either not be taxable to the recipients or shall be taxable to the recipients to the minimum extent reasonable under the circumstances, as determined by the Board of Directors in its sole discretion.

(vii) In no event shall an adjustment in the Conversion Price be required unless such adjustment would result in an increase or decrease of at least one percent (1%) in the Conversion Price then in effect; provided, however, that any such adjustments that are not made shall be carried forward and taken into account in determining whether any subsequent adjustment is required. In no event shall the Conversion Price be adjusted to an amount less than any minimum required by law. Except as set forth in this Section 8, the Conversion Price shall not be adjusted for the issuance of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

(viii) Whenever an adjustment in the Conversion Price is required, the Corporation shall forthwith place on file with its transfer agent (or if the Corporation performs the functions of a transfer agent, with the corporate secretary) a statement signed by its chief executive officer or a vice president and by its secretary, assistant secretary or treasurer, stating the adjusted Conversion Price determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. As soon as practicable after the adjustment of the Conversion Price, the Corporation shall mail a notice thereof to each holder of shares of the Series B Preferred of such adjustment.

(ix) In the event that at any time, as a result of an adjustment made pursuant to this Section 8, the holder of any shares of Series B Preferred hereafter surrendered for conversion shall be entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any shares of Series B Preferred shall be subject to adjustment from time to time in a manner and on terms as nearly as equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 8, and the provisions of this Section 8 with respect to the Common Stock shall apply on like terms to any such other securities.

(c) In case of any consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation), or in case of any sale or transfer of substantially all the assets of the Corporation, or in case of reclassification, capital reorganization or change of outstanding shares of Common Stock (other than combinations or subdivisions described in Section 8(b)(i) and other than Extraordinary Distributions described in Section 8(b)(iv)), there shall be no adjustment to the Conversion Price then in effect, but appropriate provisions shall be made so that any holder of Series B Preferred shall be entitled, after the occurrence (or, if applicable, the record date) of any such event (“Transaction”), to receive on conversion the consideration which the holder would have received had the holder converted such holder’s Series B Preferred to Common Stock immediately prior to the occurrence of the Transaction and had such holder, if applicable, elected to receive the consideration in the form and manner elected by the plurality of the electing holders of Common Stock. In any such Transaction, effective provisions shall be made to ensure that the holder or holders of the Series B Preferred shall receive the consideration that they are entitled to receive pursuant to the provisions hereof, and in particular, as a condition to any consolidation or merger in which the holders of securities into which the Series B Preferred is then convertible are entitled to receive equity securities of another corporation, such other corporation shall expressly assume the obligation to deliver, upon conversion of the Series B Preferred, such equity securities as the holder or holders of the Series B Preferred shall be entitled to receive pursuant to the provisions hereof. Notwithstanding the foregoing provisions of this Section 8(c), in the event the consideration to be received pursuant to the provisions hereof is not to be constituted solely of employer securities within the meaning of Section 409(l) of the Internal Revenue Code of 1986, as amended, or any successor provisions of law, and of a cash payment in lieu of any fractional securities, then the outstanding shares of Series B Preferred shall be deemed converted by virtue of the Transaction immediately prior to the consummation thereof into the number and kind of securities into which such shares of Series B Preferred could have been voluntarily converted at such time and such securities shall be entitled to participate fully in the Transaction as if such securities had been outstanding on the appropriate record, exchange or distribution date. In the event the Corporation shall enter into any agreement providing for any Transaction, then the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) Business Days before consummation of the Transaction) give notice of such agreement and the material terms thereof to each holder of Series B Preferred and each such holder shall have the right, to the extent permitted by applicable law, to elect, by written notice to the Corporation, to receive, upon consummation of the Transaction (if and when the Transaction is consummated), from the Corporation or the successor of the Corporation, in redemption of such Series B Preferred, a cash payment per share equal to the amount determined according to the following table, with the redemption date to be deemed to be the same date that the Transaction giving rise to the redemption election is consummated:

Transaction Consummated
In Year Ending	Redemption Price
December 31	Per Share

1990	$156.02
1991	154.72
1992	153.42
1993	152.12
1994	150.82
1995	149.52
1996	148.22
1997	146.92
1998	145.62
1999 and thereafter	144.30

plus accumulated and unpaid dividends, without interest, to and excluding such deemed redemption date. No such notice of redemption by the holder of Series B Preferred shall be effective unless given to the Corporation prior to the close of business at least two (2) Business Days prior to consummation of the Transaction.

(d) The holder or holders of Series B Preferred as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation’s default on payment of the dividend due on such Dividend Payment Date; provided, however, that the holder or holders of Series B Preferred subject to redemption on a redemption date after such Record Date and before such Dividend Payment Date shall not be entitled under this provision to receive such dividend on such Dividend Payment Date. However, shares of Series B Preferred surrendered for conversion during the period after any dividend payment Record Date and before the corresponding Dividend Payment Date (except shares subject to redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. The holder or holders of Series B Preferred as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date who convert shares of Series B Preferred on a Dividend Payment Date shall be entitled to receive the dividend payable on such Series B Preferred by the Corporation on such Dividend Payment Date, and the converting holders need not include payment in the amount of such dividend upon surrender of shares of Series B Preferred for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends (whether or not accumulated and in arrears) on converted shares or for dividends on the shares of Common Stock issuable upon such conversion.

(e) Each conversion of shares of Series B Preferred into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free of any adverse claims (the “Converting Shares”), at the principal executive office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holder or holders of Series B Preferred) at any time during its respective usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into such number of shares of Common Stock into which such shares may be converted (the “Converted Shares”). Such notice shall also state the name or names (with addresses and federal taxpayer identification numbers) and denominations in which the certificate or certificates for the Converted Shares are to be issued, shall include instructions for the delivery thereof and shall include such other information as the Corporation or its agents may reasonably request. Promptly after such surrender and the receipt of such written notice and the receipt of any required transfer documents and payments representing dividends as described above, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder (without cost to the holder) a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares of Series B Preferred which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted.

(f) Such conversion, to the extent permitted by applicable law, shall be deemed to have been effected at the close of business on the date on which such certificate or certificates shall have been surrendered and such notice and any required transfer documents and payments representing dividends shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance herewith, such Converted Shares shall be deemed to be fully paid and nonassessable. From and after the effectiveness of any such conversion, shares of the Series B Preferred so converted shall, upon compliance with applicable law, be restored to the status of authorized but unissued undesignated shares, until such shares are once more designated as part of a particular series by the Board of Directors.

(g) Notwithstanding any provision herein to the contrary, the Corporation shall not be required to record the conversion of, and no holder of shares shall be entitled to convert, shares of Series B Preferred into shares of Common Stock unless such conversion is permitted under applicable law; provided, however, that the Corporation shall be entitled to rely without independent verification upon the representation of any holder that the conversion of shares by such holder is permitted under applicable law, and in no event shall the Corporation be liable to any such holder or any third party arising from any such conversion whether or not permitted by applicable law.

(h) The Corporation will pay any and all stamp, transfer or other similar taxes that may be payable in respect of the issuance or delivery of Common Stock received upon conversion of the shares of Series B Preferred, but shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that in which such shares of Series B Preferred were registered and no such issuance or delivery shall be made unless and until the person requesting such conversion shall have paid to the Corporation the amount of any and all such taxes or shall have established to the satisfaction of the Corporation that such taxes have been paid in full.

(i) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its duly authorized shares of Common Stock or other securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred.

(j) Whenever the Corporation shall issue shares of Common Stock upon conversion of shares of Series B Preferred as contemplated by this Section 8, the Corporation shall issue together with each such share of Common Stock one Right (as defined in the Rights Agreement) pursuant to the terms and provisions of the Rights Agreement.

9. Transfer Restriction. Shares of Series B Preferred shall be issued only to the Plan and Trust and the certificate or certificates representing such shares so issued may be registered in the name of the Plan and Trust or in the name of one or more Trustees acting on behalf of the Plan and Trust (or the nominee name of any such trustee). In the event the Plan and Trust, acting through any such trustee or otherwise, should transfer beneficial or record ownership of one or more shares of Series B Preferred to any person or entity, the shares of Series B Preferred so transferred, upon such transfer and without any further action by the Corporation or the Plan and Trust or anyone else, shall be automatically converted, as of the time of such transfer, into shares of Common Stock on the terms otherwise provided for the voluntary conversion of shares of Series B Preferred into shares of Common Stock pursuant to Section 8 hereof and no transferee of such share or shares shall thereafter have or receive any of the rights and preferences of the shares of Series B Preferred so converted. Certificates representing shares of Series B Preferred shall be legended to reflect the aforesaid restriction on transfer. Shares of Series B Preferred may also be subject to restrictions on transfer which relate to the securities laws of the United States of America or any state or other jurisdiction thereof.

10. No other Rights. The shares of Series B Preferred shall not have any rights or preferences, except as set forth herein or as otherwise required by applicable law.

11. Rules and Regulations. The Board of Directors shall have the right and authority from time to time to prescribe rules and regulations as it may determine to be necessary or advisable in its sole discretion for the administration of the Series B Preferred in accordance with the foregoing provisions and applicable law.

12. Definitions. For purposes of this Resolution, the following definitions shall apply:

“Adjustment Period” shall mean the period of five (5) consecutive trading days preceding the date as of which the Fair Market Value of a security is to be determined.

“Business Day” shall mean each day that is not a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Current Market Price” of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, or, in the event that no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted to trading on the New York Stock Exchange, on a principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the

National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors or a committee thereof.

“Extraordinary Distribution” shall mean any dividend or other distribution to holders of Common Stock (effected while any of the shares of Series B Preferred are outstanding) (i) of cash (other than a regularly scheduled quarterly dividend not exceeding 135% of the average quarterly dividend for the four quarters immediately preceding such dividend), where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding period of twelve (12) months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the applicable expiration date (including all extensions thereof) of any tender offer or exchange offer which is a Pro Rata Repurchase, or the date of purchase with respect to any other Pro Rata Repurchase which is not a tender offer or exchange offer made during such period), exceeds ten percent (10%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the day before the ex-dividend date with respect to such Extraordinary Distribution which is paid in cash and on the distribution date with respect to an Extraordinary Distribution which is paid other than in cash, and/or (ii) of any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation (other than securities of the type referred to in Section 8(b)(ii) or (iii) hereof), evidences of indebtedness of the Corporation or any other person or any other property (including shares of any subsidiary of the Corporation) or any combination thereof. The Fair Market Value of an Extraordinary Distribution for purposes of Section 8(b)(iv) hereof shall be equal to the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any cash dividends (other than regularly scheduled dividends not exceeding 135% of the aggregate quarterly dividends for the preceding period of twelve (12) months) which are not Extraordinary Distributions made during such 12-month period and not previously included in the calculation of an adjustment pursuant to Section 8(b)(iv) hereof.

“Fair Market Value” shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Corporation or any other issue which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The “Fair Market Value” of any security which is not publicly traded or of any other property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors or a committee thereof, or, if no such investment banking or appraisal firm is in the good faith judgment of the Board of Directors or such committee available to make such determination, as determined in good faith by the Board of Directors or such committee. The Fair Market Value of the Series B Preferred for purposes of Section 5(a) hereof and for purposes of Section 6 hereof shall be as determined by an independent appraiser, appointed by the Corporation in accordance with the provisions of the Plan and Trust, as of the most recent Valuation Date, as defined in the Plan and Trust.

“Non-Dilutive Amount” in respect of an issuance, sale or exchange by the Corporation of any right or warrant to purchase or acquire shares of Common Stock (including any security convertible into or exchangeable for shares of Common Stock) shall mean the difference between (i) the product of the Fair Market Value of a share of Common Stock on the day preceding the first public announcement of such issuance, sale or exchange multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise in full of such rights and warrants (including upon the conversion or exchange of all such convertible or exchangeable securities), whether or not exercisable (or convertible or exchangeable) at such date, and (ii) the aggregate amount payable pursuant to such right or warrant to purchase or acquire such maximum number of shares of Common Stock; provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, in the case of a security convertible into or exchangeable for shares of Common Stock, the amount payable pursuant to a right or warrant to purchase or acquire shares of Common Stock shall be the Fair Market Value of such security on the date of the issuance, sale or exchange of such security by the Corporation.

“Pro Rata Repurchase” shall mean any purchase of shares of Common Stock by the Corporation or any subsidiary thereof, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Series B Preferred are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares by the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase. For purposes of this definition, shares shall be deemed to have been purchased by the Corporation or any subsidiary thereof “in open market transactions” if they have been purchased substantially in accordance with the requirements of Rule 10b-18, as in effect under the Exchange Act, on the date shares of Series B Preferred are initially issued by the Corporation or on such other terms and conditions as the Board of Directors or a committee thereof shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock.

APPENDIX D

BYLAWS OF

THE ST. PAUL TRAVELERS COMPANIES, INC.

ARTICLE I

OFFICES

      Section 1.     Registered Offices. The registered office of the corporation required by Chapter 302A of the Minnesota Statutes (“Chapter 302A”) to be maintained in the State of Minnesota is 385 Washington Street, St. Paul, Minnesota 55102.

      Section 2.     Principal Executive Office. The principal executive office of the corporation, where the chief executive officer of the corporation has an office, is 385 Washington Street, St. Paul, Minnesota 55102.

ARTICLE II

MEETINGS OF SHAREHOLDERS

      Section 1.     Place Of Meeting. All meetings of the shareholders shall be held at the registered office of the corporation or, except for a meeting called by or at the demand of a shareholder, at such other place as may be fixed from time to time by the board of directors (the “board” or “board of directors”).

      Section 2.     Regular Annual Meeting. A regular annual meeting of shareholders shall be held on such day in each calendar year as shall be determined by the board for the purpose of electing directors and for the transaction of any other business appropriate for action by the shareholders.

      Section 3.     Special Meetings. Special meetings of the shareholders may be called at any time by the Chief Executive Officer or the Chief Financial Officer or by two or more directors or by a shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote; except that a special meeting called by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by twenty-five percent or more of the voting power of all shares entitled to vote. A shareholder or shareholders holding the requisite voting power may demand a special meeting of shareholders only by giving the written notice of demand required by law. Special meetings shall be held on the date and at the time and place fixed as provided by law.

      Section 4.     Notice. Notice of all meetings of shareholders shall be given to every holder of shares entitled to vote in the manner and pursuant to the requirements of Chapter 302A.

      Section 5.     Record Date. The board shall fix a record date not more than 60 days before the date of a meeting of shareholders as the date for the determination of the holders of voting shares entitled to notice of and to vote at the meeting.

      Section 6.     Quorum. The holders of a majority of the voting power of the shares entitled to vote at a meeting present in person or by proxy at the meeting are a quorum for the transaction of business. If a quorum is present when a meeting is convened, the shareholders present may continue to transact business until adjournment sine die, even though the withdrawal of a number of shareholders originally present leaves less than the proportion otherwise required for a quorum.

      Section 7.     Voting Rights. Unless otherwise provided in the terms of the shares, a shareholder has one vote for each share held on a record date. A shareholder may cast a vote in person or by proxy. Such vote shall be by written ballot unless the chairman of the meeting determines to request a voice vote on a particular matter.

      Section 8.     Proxies. The chairman of the meeting shall, after shareholders have had a reasonable opportunity to vote and file proxies, close the polls after which no further ballots, proxies, or revocations shall be received or considered.

      Section 9.     Act of the Shareholders. Except as otherwise provided by Chapter 302A or by the amended and restated articles of incorporation of the corporation, the shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote on that item of business.

      Section 10.     Business of the Meeting. At any annual meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the board or (ii) by any shareholder who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this Section 10. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the corporate secretary. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal executive office of the corporation not less than 60 days prior to the date of the annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the day of which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder’s notice to the corporate secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the corporation’s share register, of the shareholder proposing such business; (iii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder; and (iv) any material interest of such shareholder in such business. Notwithstanding anything in these bylaws to the contrary, no business shall be brought before or conducted at the annual meeting except in accordance with the provisions of this Section 10. The officer of the corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 10 and, if he shall so determine, he shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

      At any special meeting of shareholders, the business transacted shall be limited to the purposes stated in the notice of the meeting. With respect to a special meeting held pursuant to the demand of a shareholder or shareholders, the purposes shall be limited to those specified in the demand in the event that the shareholder or shareholders are entitled by law to call the meeting because the board does not do so.

      Section 11.     Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible for election as directors. Nominations of persons for election to the board of the corporation may be made at a meeting of shareholders at which directors are to be elected only (i) on behalf of the board of directors, by the Governance Committee of the board of directors in accordance with Article V of these bylaws and subject to paragraph (b) of Article VII of the amended and restated articles of incorporation or (ii) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 11. Such nominations, other than those made by or at the direction of the board as described in clause (i) above, shall be made by timely notice in writing to the corporate secretary. To be timely, a shareholder’s notice shall be delivered or mailed to and received at the principal executive office of the corporation not less than 60 days prior to the date of the meeting, provided, however, that in the event that less than 70 days’ notice or prior disclosure of the date of this meeting is given or made to shareholders, notice by the shareholders to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on the corporation’s share register, of such shareholder and (b) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder, and shall be accompanied by the written consent of each such person to serve as a director of the corporation, if elected. At the request of the board acting through the Governance Committee, any person nominated at the direction of the board by such committee for election as a director shall furnish to the corporate secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the provisions of this Section 11. The officer of the corporation or other person presiding at the meeting shall, if the facts so warrant, determine and declare to the meeting that a nomination was not made in accordance with such provisions and, if he shall so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE III

BOARD OF DIRECTORS

      Section 1.     Board to Manage. The business and affairs of the corporation shall be managed by or under the direction of the board.

      Section 2.     Number and Term of Office. Subject to Article V of these bylaws and Article VII of the amended and restated articles of incorporation, the number of directors shall be determined by the board of directors from time to time. Each director shall be elected to serve for a term that expires at the next regular annual meeting of the shareholders and when a successor is elected and has qualified, or at the time of the earlier death, resignation, removal or disqualification of the director.

      Section 3.     Meetings of the Board. The board may hold meetings either within or without the State of Minnesota at such places as the board may select. If the board fails to select a place for a meeting, the meeting shall be held at the principal executive office of the corporation; provided, that one meeting each calendar year shall be held within the State of Connecticut. Five regular meetings of the board shall be held each year. One shall be held immediately following the regular annual meeting of the shareholders. The other four regular meetings shall be held on dates and at times determined by the board. No notice of a regular meeting is required if the date, time and place of the meeting has been announced at a previous meeting of the board. A special meeting of the board may be called by any director or by the chief executive officer by giving, or causing the corporate secretary to give, at least 24 hours’ notice to all directors of the date, time and place of the meeting. If present, the chairman and the chief executive officer shall jointly preside at all meetings of the board.

      Section 4.     Advance Action by Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a board meeting.

      Section 5.     Electronic Communications. A board meeting may be held and participation in a meeting may be effected by means of communications permitted by Chapter 302A.

      Section 6.     Quorum. At all meetings of the board, a majority of the directors then holding office is a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a meeting is convened, the directors present may continue to transact business until adjournment sine die even though the withdrawal of a number of directors originally present leaves less than the proportion otherwise required for a quorum.

      Section 7.     Act of the Board. Except as otherwise provided by the amended and restated articles of incorporation, the board shall take action by the affirmative vote of at least a majority of the directors present at a meeting. In addition, the board may act without a meeting by written action signed by all of the directors then holding office or, on or after January 1, 2006, as otherwise provided in the amended and restated articles of incorporation.

      Section 8.     Board-Appointed Committees. Subject to Article V of these bylaws and Article VII of the amended and restated articles of incorporation: (a) a resolution approved by the affirmative vote of a majority of the directors then holding office may establish committees having the authority of the board in the management of the business of the corporation; and (b) any committee, to the extent provided in the applicable resolution of the board of directors or in the bylaws, shall, to the extent permitted by law, have and may exercise all of the powers and authority of the board of directors.

      Section 9.     Chairman of the Board. Subject to Article VII of the amended and restated articles of incorporation, the board shall at its regular meeting each year immediately following the regular annual shareholders meeting elect from its number a chairman of the board who shall serve until the next regular meeting of the board immediately following the regular annual shareholders meeting. The chairman may be (but shall not be required to be) the chief executive officer or another executive officer of the corporation and shall, subject to Article VII of the amended and restated articles of incorporation:

(a) consult with the chief executive officer and the board on the strategic direction of the corporation;

(b) report solely to the board;

(c) jointly preside with the chief executive officer at all meetings of the board; and

(d) perform such other duties prescribed by the board or these bylaws.

ARTICLE IV

OFFICERS

      Section 1.     Required Officers. The corporation shall have officers who shall serve as chief executive officer and chief financial officer and such other officers as the board shall determine from time to time. All senior officers of the corporation other than the chairman of the board shall report to the chief executive officer.

      Section 2.     Chief Executive Officer. The board shall at its regular meeting each year immediately following the regular annual shareholders meeting elect from its number a chief executive officer who shall serve until the next regular meeting of the board immediately following the regular annual shareholders meeting. Subject to Article VII of the amended and restated articles of incorporation, the chief executive officer shall

(a) in consultation with the chairman and the board, have responsibility for planning the strategic direction of the company;

(b) subject to the direction of the board, have responsibility for the supervision, coordination and management of the business and affairs of the corporation;

(c) preside at all shareholder meetings and jointly preside with the chairman at meetings of the board;

(d) have responsibility to direct and guide operations to achieve corporate profit, growth and social responsibility objectives;

(e) report solely to the board;

(f) see that all orders and resolutions of the board are carried into effect; and

(g) perform such other duties prescribed by the board or these bylaws.

      Section 3.     Chief Financial Officer. The board shall elect one or more officers, however denominated, to serve at the pleasure of the board who shall together share the function of chief financial officer. The function of chief financial officer shall be to

(a) cause accurate financial records to be maintained for the corporation;

(b) cause all funds belonging to the corporation to be deposited in the name of and to the credit of the corporation in banks and other depositories selected pursuant to general and specific board resolutions;

(c) cause corporate funds to be disbursed as appropriate in the ordinary course of business;

(d) cause appropriate internal control systems to be developed, maintained, improved and implemented; and

(e) perform other duties prescribed by the board or the chief executive officer.

      Section 4.     Chief Legal Officer. The board shall elect a chief legal officer who shall serve at the pleasure of the board. The chief legal officer shall

(a) serve as the senior legal counsel to the corporation;

(b) have responsibility for oversight and administration of the corporation’s legal and regulatory affairs; and

(c) perform other duties prescribed by the board or the chief executive officer.

      Section 5.     Chief Investments Officer. The board shall elect a chief investments officer who shall serve at the pleasure of the board. The chief investments officer shall

(a) have responsibility for the administration of the corporation’s investment portfolio;

(b) have responsibility for the supervision and oversight of compliance with the corporation’s investment policies;

(c) have responsibility for monitoring the performance of investment managers, external and internal, and making recommendations to the chief executive officer with respect thereto; and

(d) perform such other duties prescribed by the board or the chief executive officer.

      Section 6.     Corporate Secretary. The board shall elect a corporate secretary who shall serve at the pleasure of the board. The corporate secretary shall

(a) be present at and maintain records of and certify proceedings of the board and the shareholders and, if requested, of the executive committee and other board committees;

(b) serve as custodian of all official corporate records other than those of a financial nature;

(c) cause the corporation to maintain appropriate records of share transfers and shareholders; and

(d) perform other duties prescribed by the board or the chief executive officer.

      In the absence of the corporate secretary, a secretary, assistant secretary or other officer shall be designated by the chief executive officer to carry out the duties of corporate secretary.

ARTICLE V

CERTAIN GOVERNANCE MATTERS

      Section 1.     Definitions

      “Effective Time” has the meaning specified in the amended and restated articles of incorporation.

      “Replacement St. Paul Director” means a director designated pursuant to this Article V by the St. Paul Directors who are members of the Governance Committee of the board (i) to fill a vacancy on the board of directors or (ii) to be nominated for election to the board of directors by the shareholders of the corporation.

      “Replacement Travelers Director” means a director designated pursuant to this Article V by the Travelers Directors who are members of the Governance Committee of the board (i) to fill a vacancy on the board of directors or (ii) to be nominated for election to the board of directors by the shareholders of the corporation.

      “Specified Period” has the meaning specified in the amended and restated articles of incorporation.

      “St. Paul Directors” means (i) those eleven (11) directors designated by the corporation to serve as members of the board of directors as of the Effective Time pursuant to a contractual right of the corporation to designate such directors and (ii) any Replacement St. Paul Director.

      “Travelers” means Travelers Property Casualty Corp., a Connecticut corporation.

      “Travelers Directors” means (i) those twelve (12) Directors designated by Travelers to serve as members of the board of directors as of the Effective Time pursuant to a contractual right of Travelers to designate such directors and (ii) any Replacement Travelers Director.

      Section 2.     Governance Committee of the Board.

(a) The Governance Committee of the board of directors shall be composed of six (6) members, three (3) of whom (including a co-chairman) shall, during the Specified Period, be Travelers Directors and three (3) of whom (including a co-chairman) shall, during the Specified Period, be St. Paul Directors.

(b) The Governance Committee shall have responsibility for undertaking a complete review of the corporation’s governance standards and policies and shall make a comprehensive governance recommendation to the board of directors at the end of the Specified Period or on such earlier date as the Governance Committee shall determine.

(c) The Governance Committee shall have the exclusive delegated authority of the board to nominate individuals for election to the board of directors by the shareholders of the corporation and to designate individuals to fill newly created positions on the board of directors and, during the Specified Period, the Governance Committee shall exercise such authority only by the affirmative vote of a least two-thirds of its members. The Governance Committee shall seek meaningful input on nominations from the chairman and the chief executive officer.

(d) During the Specified Period (i) a majority of the membership of the Governance Committee who are Travelers Directors shall have the exclusive delegated authority of the board to fill any vacancy on the board of directors, or on any committee of the board of directors, formerly held by an Travelers Director and (ii) a majority of the membership of the Governance Committee who are St. Paul Directors shall have the exclusive delegated authority of the board to fill any vacancy on the board of directors, or on any committee of the board of directors, formerly held by a St. Paul Director.

(e) During the Specified Period, any recommendation by the Governance Committee to change the size or chairmanship of the board or any committee of the board, the responsibilities of, or the authority delegated to, any committee of the board, the ratio of the number of Travelers Directors to the number of St. Paul Directors on the board or any committee of the board shall require the approval of four (4) members of the Governance Committee.

      Section 3.     Amendments.     During the Specified Period, any amendment by the board of this Article V shall require the approval of two-thirds of the members of the board.

ARTICLE VI

SHARE CERTIFICATES/ TRANSFER

      Section 1.     Certificated and Uncertificated Shares. The shares of this corporation shall be either certificated shares or uncertificated shares. Each holder of duly issued certificated shares is entitled to a certificate of shares, which shall be in such form as prescribed by law and adopted by the board.

      Section 2.     Transfer of Shares. Transfer of shares on the books of the corporation shall be made by the transfer agent and registrar in accordance with procedures adopted by the board.

      Section 3.     Lost, Stolen or Destroyed Certificates. No certificate for certificated shares of the corporation shall be issued in place of one claimed to be lost, stolen or destroyed except in compliance with Section 336.8-405, Minnesota Statutes, as amended from time to time, and the corporation may require a satisfactory bond of indemnity protecting the corporation against any claim by reason of the lost, stolen or destroyed certificate.

ARTICLE VII

GENERAL PROVISIONS

      Section 1.     Voting of Shares. The chief executive officer, any vice president or the corporate secretary, unless some other person is appointed by the board, may vote shares of any other corporation held or owned by the corporation and may take any required action with respect to investments in other types of legal entities.

      Section 2.     Execution of Documents. Deeds, mortgages, bonds, contracts and other documents and instruments pertaining to the business and affairs of the corporation may be signed and delivered on behalf of the corporation by the chief executive officer, any vice president or corporate secretary or by such other person or by such other officers as the board may specify.

      Section 3.     Transfer of Assignment of Securities. The chief executive officer, chief financial officer, chief legal officer, chief investments officer, treasurer, or any vice president, corporate secretary, secretary or assistant secretary of the corporation shall execute the transfer and assignment of any securities owned by or held in the name of the corporation. The transfer and assignment of securities held in the name of a nominee of the corporation may be accomplished pursuant to the contract between the corporation and the nominee.

      Section 4.     Fiscal Year. The fiscal year of the corporation shall end on December 31 of each year.

      Section 5.     Seal. The corporation shall have a circular seal bearing the name of the corporation and an impression of a man at a plow, a gun leaning against a stump and an Indian on horseback.

      Section 6.     Indemnification. The corporation shall indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity (as defined in Section 302A.521 of the Minnesota Statutes, as amended from time to time) against judgments, penalties, fines (including without limitation excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including without limitation attorneys’ fees and disbursements) incurred by such person in connection with the proceeding in the manner and to the fullest extent permitted or required by Section 302A.521, as amended from time to time.

APPENDIX E

OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

November 16, 2003

Board of Directors

The St. Paul Companies, Inc.
385 Washington Street
St. Paul, MN 55102

Ladies and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to The St. Paul Companies, Inc. (the “Company”) of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of November 16, 2003 (the “Agreement”), among the Company, Adams Acquisition Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and Travelers Property Casualty Corp. (“Travelers”). Pursuant to the Agreement, Merger Sub will be merged with and into Travelers and each outstanding share of class A common stock, par value $0.01 per share (the “Travelers Class A Common Stock”), and class B common stock, par value $0.01 per share (the “Travelers Class B Common Stock” and together with the Travelers Class A Common Stock, the “Travelers Common Stock”), of Travelers will be converted into the right to receive 0.4334 of a share of common stock, without par value per share (the “Company Common Stock”), of the Company (the “Exchange Ratio”).

      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which fees are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also have provided certain investment banking services to the Company from time to time, including having acted as lead manager in the initial public offering of 30,040,000 common shares of the Company’s reinsurance business, Platinum Underwriters Holdings, Ltd., in October 2002 and the related Equity Security Unit offering, and having acted as financial advisor in connection with the sales of the Company’s Standard Auto Business in October 1999, the Company’s Non-Standard Auto Business in May 2000 and the Company’s wholly-owned subsidiary Fidelity and Guaranty Life in September 2001, and having extended to the Company a $60 million back-up liquidity commitment in June 2003, and we are currently acting as the Company’s commercial paper dealer. We also have provided certain investment banking services to Travelers from time to time, including having acted as co-manager on several note and capital securities offerings and acted as a co-manager of the initial public offering of 210 million shares of Travelers Class A Common Stock and $850 million principal amount of Convertible Junior Subordinated Notes of Travelers due 2032 in March 2002. We also may provide investment banking services to the Company or Travelers in the future. We currently are advising the Company, Travelers and other insurance companies in connection with the negotiation of a potential global settlement of asbestos litigation. In connection with the above-described investment banking services, we have received, and may receive, compensation. In addition, Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman, Sachs & Co. and its affiliates may actively trade the debt and equity securities of the Company and Travelers (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. As of the date hereof, Goldman, Sachs & Co. accumulated a long position of 3,440,560 shares of Travelers Class A

Board of Directors
The St. Paul Companies, Inc.
November 16, 2003
Page Two

Common Stock and 6,426,391 shares of Travelers Class B Common Stock, against which Goldman, Sachs & Co. is short 24,317 shares of Travelers Class A Common Stock and 14,734 shares of Travelers Class B Common Stock. Goldman, Sachs & Co. has also accumulated a long position of 93,500 shares of Company Common Stock, against which it has a short position of 519,940 shares of Company Common Stock, and a long position of 55,200 Equity Security Units of the Company.

      In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2002; the annual report to stockholders and the Annual Report on Form 10-K of Travelers for the fiscal year ended December 31, 2002; Travelers’ Registration Statement on Form S-1 dated March 20, 2002 and the related prospectus; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Travelers; Statutory Annual Statements filed by certain insurance subsidiaries of each of the Company and Travelers with the insurance departments of the states under the laws in which they are organized, respectively, for the three years ended December 31, 2002 and the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003; certain 2004 First Call research analyst estimates for each of the Company and Travelers approved for use in connection with this opinion by the management of the Company (the “2004 First Call Estimates”); certain other communications from the Company and Travelers to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by its management; certain internal financial analyses and forecasts for Travelers prepared by its management; and certain financial analyses and forecasts for the combined company on a pro forma basis prepared by the managements of the Company and Travelers, including certain purchase accounting adjustments, certain cost savings and related expenses, and certain revenue synergies projected by the managements of the Company and Travelers to result from the Transaction (the “Transaction Effects”). We also have held discussions with members of the senior managements of the Company and Travelers regarding their assessment of the strategic importance, and the potential benefits, of the Transaction and the past and current business operations, financial condition and future prospects of the Company and Travelers. In addition, we have reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Travelers Common Stock, compared certain financial and stock market information for the Company and Travelers with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the insurance industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Transaction Effects have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Travelers. In addition, for purposes of rendering this opinion, the management of the Company has instructed us to use with respect to analyses regarding years 2004 to 2006, for 2004, the 2004 First Call Estimates and, for 2005 and 2006, estimates of the future earnings performance of each of the Company and Travelers for these years based on the 2004 First Call Estimates increased by estimates of projected earnings growth that the managements of the Company and Travelers have provided to us with respect to each of the Company and Travelers for 2005 and 2006. We have assumed with your consent that the estimated growth rates for the Company and Travelers for 2005 and 2006 reflect the best currently available estimates and judgments of the respective senior managements. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Travelers or on the expected benefits of the Transaction in any way material to our analysis. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on your actuaries with

Board of Directors
The St. Paul Companies, Inc.
November 16, 2003
Page Three

respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the losses and loss adjustment expense reserves of the Company and the adequacy of the claims and claim adjustment expense reserves of Travelers, including any asbestos related reserves and outstanding claim obligations of each of the Company and Travelers. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or Travelers or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. We are not rendering any legal or accounting advice and understand the Company is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Transaction.

      Our opinion does not address the relative merits of the Transaction as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. In addition, we are not expressing any opinion herein as to the prices at which shares of Company Common Stock or Travelers Common Stock will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Transaction.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Company.

Very truly yours,

APPENDIX F

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

November 16, 2003

Board of Directors

The St. Paul Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102

Gentlemen:

      The St. Paul Companies, Inc. (“St. Paul”), Adams Acquisition Corp., a wholly owned subsidiary of St. Paul (the “Acquisition Sub”), and Travelers Property Casualty Corp. (“Travelers”) propose to enter into an agreement (the “Agreement”) pursuant to which the Acquisition Sub will be merged with and into Travelers in a transaction (the “Merger”) in which each share of Travelers’ class A common stock, par value $0.01 per share (the “Class A Shares”), and Travelers’ class B common stock, par value $0.01 per share (collectively, the “Shares”), will be converted into the right to receive 0.4334 of a share (the “Exchange Ratio”) of the common stock, without par value, of St. Paul (the “St. Paul Shares”), all as more fully set forth in the Agreement.

      You have asked us whether, in our opinion, the Exchange Ratio is fair to St. Paul from a financial point of view.

      In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed Travelers’ Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 2002, Travelers’ Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, June 30 and September 30, 2003, and the prospectus for Travelers’ initial public offering, dated March 21, 2002;

(2)	Reviewed St. Paul’s Annual Reports, Forms 10-K and related financial information for the five years ended December 31, 2002 and St. Paul’s Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, June 30 and September 30, 2003;

(3)	Reviewed the Statutory Annual Statements filed by certain insurance subsidiaries of each of Travelers and St. Paul with the insurance departments of the states under the laws in which they are organized, respectively, for the three years ended December 31, 2002 and the quarterly periods ending March 31, June 30 and September 30, 2003;

(4)	Reviewed certain First Call research analyst earnings per share estimates for each of Travelers and St. Paul approved for use in connection with this opinion by the management of St. Paul (the “2004 First Call Estimates”);

(5)	Reviewed certain information, including financial forecasts, relating to the business, earnings, and prospects of Travelers and St. Paul, furnished to us by Travelers and St. Paul, respectively, as well as certain financial analyses and forecasts for the combined company on a pro forma basis prepared by the managements of Travelers and St. Paul, including the amount and timing of certain purchase accounting adjustments, certain cost savings and related expenses, and certain revenue synergies projected by the managements of Travelers and St. Paul to result from the Merger (the “Expected Synergies”);

(6)	Conducted discussions with members of senior management of Travelers and St. Paul concerning their respective businesses and prospects;

(7)	Reviewed valuation multiples and the historical market prices and trading activity for the Class A Shares and St. Paul Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to Travelers and St. Paul;

(8)	Compared the results of operations of Travelers and St. Paul with that of certain companies which we deemed to be reasonably similar to Travelers and St. Paul;

(9)	Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

(10)	Considered the pro forma effect of the Merger on St. Paul’s capitalization ratios, earnings, and book value;

(11)	Reviewed the Agreement; and

(12)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us for the purposes of this opinion, and we have not assumed any responsibility for independent verification of such information. In that regard, we have assumed with your consent that the Expected Synergies resulting from the Merger have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Travelers and St. Paul. In addition, for purposes of rendering this opinion, the management of St. Paul has instructed us to use with respect to analyses regarding years 2004 to 2006, for 2004, the 2004 First Call Estimates and, for 2005 and 2006, estimates of the future earnings performance of each of Travelers and St. Paul for these years based on the 2004 First Call Estimates increased by estimates of projected earnings growth that the managements of Travelers and St. Paul have provided to us with respect to each of Travelers and St. Paul for 2005 and 2006. We have assumed with your consent that the estimated growth rates for Travelers and St. Paul for 2005 and 2006 reflect the best currently available estimates and judgments of the respective senior managements. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Travelers or St. Paul or on the expected benefits of the Merger in any way material to our analysis. We are not experts in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses and we have not made an independent evaluation of the adequacy of the reserves of Travelers or St. Paul. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of claims and claim adjustment expense reserves of Travelers and the losses and loss adjustment expense reserves of St. Paul, including any asbestos related reserves and outstanding claim obligations of each of Travelers and St. Paul. In addition, we have not made an independent evaluation or appraisal of any of the assets or liabilities of Travelers or St. Paul or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of Travelers or St. Paul under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion does not address the relative merits of the Merger as compared to any alternative business transaction that might be available to St. Paul, nor does it address the underlying business decision of St. Paul to engage in the Merger. In addition, we have not considered, nor are we expressing any opinion herein with respect to, the prices at which the Shares or St. Paul Shares will trade following the announcement of the Merger or the price at which St. Paul Shares will trade following the consummation of the Merger. You have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of St. Paul.

      Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and in all related documents and instruments (collectively, the “Documents”) that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

      In connection with the preparation of this opinion, we have not been authorized by St. Paul or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of St. Paul.

      We have been retained by the Board of Directors to act as financial advisor to St. Paul in connection with the Merger and will receive a fee from St. Paul for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, St. Paul has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory, investment banking and other services to Travelers and St. Paul and have received fees for the rendering of such services, and we may continue to provide such services in the future. In addition, in the ordinary course of our business we may actively trade the Shares, St. Paul Shares and other securities of Travelers and St. Paul and their respective affiliates for our own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is directed to the Board of Directors of St. Paul only and does not constitute a recommendation to any stockholders of St. Paul as to how such stockholder should vote at any stockholder meeting of St. Paul.

      On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to St. Paul from a financial point of view.

Very truly yours,

APPENDIX G

OPINION OF CITIGROUP GLOBAL MARKETS INC.

[LETTERHEAD OF CITIGROUP]

November 16, 2003

The Board of Directors

Travelers Property Casualty Corp.
One Tower Square
Hartford, CT 06183

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Travelers Common Stock (defined below) of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among The St. Paul Companies, Inc. (“St. Paul”), Travelers Property Casualty Corp. (“Travelers”) and Adams Acquisition Corp. (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Travelers (the “Merger”) and (ii) each outstanding share of the Class A common stock, par value $0.01 per share, of Travelers (“Travelers Class A Common Stock”) and each outstanding share of the Class B common stock, par value $0.01 per share, of Travelers (“Travelers Class B Common Stock” and, together with the Travelers Class A Common Stock, “Travelers Common Stock”) will be converted into the right to receive 0.4334 of a share (the “Exchange Ratio”) of the common stock, no par value, of St. Paul (“St. Paul Common Stock”).

In arriving at our opinion, we reviewed a draft dated November 16, 2003 of the Merger Agreement and held discussions with certain senior officers and other representatives and advisors of Travelers and certain senior officers and other representatives and advisors of St. Paul concerning the businesses, operations and prospects of Travelers and St. Paul. We examined certain publicly available business and financial information relating to Travelers and St. Paul as well as certain financial forecasts and other information and data relating to Travelers and St. Paul which were provided to or otherwise reviewed by or discussed with us by the respective managements of Travelers and St. Paul, including information relating to the potential strategic implications and operational benefits anticipated by the managements of Travelers and St. Paul to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Travelers Common Stock and St. Paul Common Stock; the historical and projected earnings and other operating data of Travelers and St. Paul; and the capitalization and financial condition of Travelers and St. Paul. We considered, to the extent publicly available, the financial and other terms of certain other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Travelers and St. Paul. We also evaluated certain pro forma financial effects of the Merger. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013

Travelers Property Casualty Corp.
November 16, 2003

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to Travelers and St. Paul provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Travelers and St. Paul that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Travelers and St. Paul as to the future financial performance of Travelers and St. Paul, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Travelers or St. Paul or the contemplated benefits of the Merger. Representatives of Travelers have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the Merger will not result in any adverse consequences related to the spin-off of Travelers from Citigroup Inc. Our opinion, as set forth herein, relates to the relative values of Travelers and St. Paul. We are not expressing any opinion as to what the value of the St. Paul Common Stock actually will be when issued pursuant to the Merger or the price at which the St. Paul Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Travelers or St. Paul nor have we made any physical inspection of the properties or assets of Travelers or St. Paul. We are not experts in the evaluation of insurance liabilities for purposes of assessing the adequacy of the insurance reserves with respect thereto, and we have not made any independent evaluation of the adequacy of such reserves of Travelers or St. Paul. For purposes of this opinion, we have assumed that the insurance reserves for each of Travelers and St. Paul are adequate to cover insurance liabilities. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Travelers or the effect of any other transaction in which Travelers might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Travelers in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided and currently provide services to Travelers and St. Paul unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation. Until March 2002 Travelers was an indirect wholly-owned subsidiary of Citigroup Inc. and we and certain of our affiliates and employees (including Citigroup Inc. and its affiliates) hold a significant portion of the securities of Travelers for our own accounts. In addition, in the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Travelers and St. Paul for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We and our affiliates (including Citigroup Inc. and its affiliates) maintain relationships with Travelers, St. Paul and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Travelers in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Travelers Property Casualty Corp.
November 16, 2003

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Travelers Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS

APPENDIX H

[LETTERHEAD OF LEHMAN BROTHERS]

November 16, 2003

Board of Directors

Travelers Property Casualty Corp.
One Tower Square
Hartford, Connecticut 06183

Members of the Board:

      We understand that Travelers Property Casualty Corp. (“Travelers”) intends to enter into an Agreement and Plan of Merger, dated as of November 16, 2003 (the “Agreement”), among The St. Paul Companies, Inc. (“St. Paul”), Travelers and Adams Acquisition Corp., a wholly owned subsidiary of St. Paul (“Merger Sub”), pursuant to which Travelers will be merged with and into Merger Sub (the “Proposed Transaction”). We further understand that, pursuant to the Agreement, each share of Class A common stock, par value $0.01 per share, of Travelers (“Class A Travelers Common Stock”) and Class B common stock, par value $0.01 per share, of Travelers (“Class B Travelers Common Stock” and, together with the Class A Travelers Common Stock, “Travelers Common Stock”) outstanding immediately prior to the effective time of the Proposed Transaction will be converted into the right to receive 0.4334 (the “Exchange Ratio”) of a share of the common stock, no par value, of St. Paul (“St. Paul Common Stock”). We further understand that, pursuant to the Restated Certificate of Incorporation of Travelers, the holders of Class A Travelers Common Stock are entitled to receive in the Proposed Transaction the same per share consideration as the per share consideration received by the holders of Class B Travelers Common Stock. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

      We have been requested by the Board of Directors of Travelers to render our opinion with respect to the fairness, from a financial point of view, to the holders of Travelers Common Stock of the Exchange Ratio to be received by such holders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, Travelers’ underlying business decision to proceed with or effect the Proposed Transaction.

      In arriving at our opinion, we have reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning Travelers and St. Paul that we believe to be relevant to our analysis, including Travelers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Travelers’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and St. Paul’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and St. Paul’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (3) financial and operating information with respect to the businesses, operations and prospects of Travelers and St. Paul furnished to us by the respective managements of Travelers and St. Paul, including, without limitation, expected growth rates for earnings of each of the companies in the future, (4) publicly available estimates of independent research analysts regarding the future financial performance of Travelers and St. Paul, including earnings estimates for Travelers and St. Paul for the years ended December 31, 2003 and December 31, 2004, published by First Call, (5) the trading histories of Travelers’ and St. Paul’s common stock from March 22, 2002 to the present and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (6) a comparison of the respective historical financial results and present financial condition of Travelers and St. Paul with each other and with those of other companies that we deemed relevant, (7) the relative financial contributions of Travelers and St. Paul to the present and future financial performance of the combined company on a pro forma basis, and (8) the potential pro forma impact of the Proposed Transaction, including the purchase accounting adjustments (the “Purchase Accounting Adjustments”) and cost savings and revenue enhancements (the “Expected Synergies”) which the managements of Travelers and St. Paul expect to result from a combination of the businesses of Travelers and St. Paul. In addition, we have had discussions with the managements of Travelers and St. Paul concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Travelers and St. Paul that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have not been provided with, and did not have any access to, financial projections of Travelers or St. Paul prepared by the managements of Travelers or St. Paul. Accordingly, we have assumed, (1) upon the advice of Travelers, that the publicly available estimates of independent research analysts with respect to Travelers’ 2003 and 2004 earnings and earnings growth rates thereafter provided by the management of Travelers are a reasonable basis upon which to evaluate the future financial performance of Travelers and that Travelers will perform substantially in accordance with such estimates and growth rates, and (2) upon the advice of St. Paul and Travelers, that the publicly available estimates of independent research analysts with respect to St. Paul’s 2003 and 2004 earnings and earnings growth rates thereafter provided by the management of St. Paul are a reasonable basis upon which to evaluate the future financial performance of St. Paul and that St. Paul will perform substantially in accordance with such estimates and growth rates. Upon the advice of Travelers and St. Paul, we also have assumed that the Purchase Accounting Adjustments will be recorded, and the Expected Synergies will be realized, substantially in accordance with the expectations of Travelers and St. Paul. In addition, upon the advice of Travelers, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore, as a tax-free transaction to holders of Travelers Common Stock. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Travelers or St. Paul and have not made or obtained any evaluations or appraisals of the respective assets or liabilities of Travelers or St. Paul. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In that regard, we have made no analyses of, and express no opinion as to, the adequacy of the policy and other insurance reserves of Travelers or St. Paul and have relied upon information furnished to us by Travelers and St. Paul as to the adequacy of such reserves. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      In addition, we express no opinion as to the prices at which shares of St. Paul Common Stock will trade at any time following the announcement of the Proposed Transaction or the consummation of the Proposed Transaction. This opinion should not be viewed as providing any assurance that the market value of the shares of St. Paul Common Stock to be held by the holders of Travelers Common Stock after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Travelers Common Stock owned by such holders at any time prior to the announcement or the consummation of the Proposed Transaction.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be received by the holders of Travelers Common Stock in the Proposed Transaction is fair to such holders.

      We have acted as financial advisor to Travelers in connection with the Proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Proposed Transaction and a portion of which is payable upon delivery of this opinion. In addition, Travelers has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Travelers and St. Paul in the past and have received customary compensation for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of Travelers and St. Paul for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of Travelers and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      St. Paul is subject to Minnesota Statues, Chapter 302A. Minnesota Statues, Section 302A.521, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan), settlements and reasonable expenses (including attorneys’ fees and disbursements), incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, as been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or, in the case of acts or omissions in such person’s official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. In addition, Section 302A.521 requires payment by the corporation, upon written request, of reasonable expenses in advance of a final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

      The bylaws of St. Paul provide that, subject to the limitations of the next sentence, it will indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity against judgments, penalties, fines (including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including, without limitation, attorneys’ fees and disbursements) incurred by him in connection with the proceeding in the manner and to the fullest extent permitted or required by Section 302A.521. Notwithstanding the foregoing, St. Paul will neither indemnify nor make advances under Section 302A.521 to any person who at the time of the occurrence or omission claimed to have given rise to the matter which is the subject of the proceeding only had an agency relationship to The St. Paul and was not at that time an officer, director or employee thereof unless such person and The St. Paul were at that time parties to a written contract for indemnification or advances with respect to such matter or unless the board specifically authorizes such indemnification or advances.

      St. Paul has directors’ and officers’ liability insurance policies, with coverage of up to $250 million, subject to various deductibles and exclusions from coverage.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits

      The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of November 16, 2003, among The St. Paul Companies, Inc., Travelers Property Casualty Corp. and Adams Acquisition Corp., along with the required articles amendment, the additional articles amendments and the bylaws amendment (included as Appendices A, B, C and D, respectively, to the Joint Proxy Statement/Prospectus forming a part of this registration statement)
3.1	Restated Articles of Incorporation of The St. Paul Companies, Inc. are incorporated by reference to Exhibit 3(a) of the Form 10-K for the year ended December 31, 1998

Exhibit
Number	Description

3.2	Bylaws of The St. Paul Companies, Inc. are incorporated by reference to Exhibit 3 of the Form 10-Q for the quarter ended September 30, 2003
4.1	A specimen certificate of St. Paul’s common stock is incorporated by reference to Exhibit 4(a) of the Form 10-K for the year ended December 31, 1998
There are no long-term debt instruments in which the total amount of securities authorized exceeds 10% of the total assets of St. Paul and its subsidiaries on a consolidated basis. St. Paul agrees to furnish a copy of any of its long-term debt instruments to the Securities and Exchange Commission upon request.
4.2	Preferred Stock Certificate of Designations is incorporated by reference to Exhibit 3 of the Form 10-K for the year ended December 31, 1998
5.1	Opinion of Faegre & Benson LLP regarding validity of the shares of St. Paul common stock registered hereunder
8.1	Tax opinion of Davis Polk & Wardwell (to be filed by amendment)
8.2	Tax opinion of Simpson Thacher & Bartlett LLP (to be filed by amendment)
11.1	Statement re computation of per share earnings is incorporated by reference to Exhibit 11 of the Form 10-Q for the quarter ended September 30, 2003
12.1	Statement re computation of ratios is incorporated by reference to Exhibit 12 of the Form 10-Q for the quarter ended September 30, 2003
21.1	Subsidiaries of The St. Paul Companies, Inc. is incorporated by reference to Exhibit 21 of the Form 10-K for the year ended December 31, 2002
23.1	Consent of KPMG LLP with respect to St. Paul
23.2	Consent of KPMG LLP with respect to Travelers
23.3	Consent of Faegre & Benson LLP (contained in Exhibit 5.1)
23.4	Consent of Davis Polk & Wardwell (contained in Exhibit 8.1)
23.5	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 8.2)
24.1	Powers of Attorney
99.1	Form of Proxy Card of St. Paul
99.2	Form of Proxy Card of Travelers
99.3	Consent of Goldman, Sachs & Co.
99.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99.5	Consent of Citigroup Global Markets Inc.
99.6	Consent of Lehman Brothers Inc.
99.7	Opinion of Goldman, Sachs & Co. (included as Appendix E to the Joint Proxy Statement/ Prospectus forming part of this registration statement)
99.8	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Appendix F to the Joint Proxy Statement/ Prospectus forming part of this registration statement)
99.9	Opinion of Citigroup Global Markets Inc. (included as Appendix G to the Joint Proxy Statement/ Prospectus forming part of this registration statement)
99.10	Opinion of Lehman Brothers Inc. (included as Appendix H to the Joint Proxy Statement/ Prospectus forming part of this registration statement)
99.11	Letter to Participants in Certain Employee Plans of The St. Paul Companies, Inc. (to be filed by amendment)

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on December 10, 2003.

THE ST. PAUL COMPANIES, INC.

BY:	/s/ JAY S. FISHMAN

Name: Jay S. Fishman

Title:	Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAY S. FISHMAN Jay S. Fishman	Director, Chairman, President and Chief Executive Officer	December 10, 2003

/s/ THOMAS A. BRADLEY Thomas A. Bradley	Executive Vice President and Chief Financial Officer	December 10, 2003

/s/ JOHN C. TREACY John C. Treacy	Vice President and Corporate Controller (principal accounting officer)	December 10, 2003

* (Carolyn H. Byrd)	Director	December 10, 2003

* (John H. Dasburg)	Director	December 10, 2003

* (Janet Dolan)	Director	December 10, 2003

* (Kenneth M. Duberstein)	Director	December 10, 2003

* (Lawrence G. Graev)	Director	December 10, 2003

* (Thomas R. Hodgson)	Director	December 10, 2003

* (William H. Kling)	Director	December 10, 2003

Signature	Title	Date

* (James A. Lawrence)	Director	December 10, 2003

* (John A. MacColl)	Director	December 10, 2003

* (Glen D. Nelson, M.D.)	Director	December 10, 2003

* (Gordon M. Sprenger)	Director	December 10, 2003

*	Bruce A. Backberg hereby signs this registration statement on behalf of each of the indicated persons for whom he is attorney-in-fact on December 10, 2003 pursuant to a power of attorney filed herewith.

By:	/s/ BRUCE A. BACKBERG

Bruce A. Backberg
Attorney-in-fact

Dated: December 10, 2003

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of November 16, 2003, among The St. Paul Companies, Inc., Travelers Property Casualty Corp. and Adams Acquisition Corp., along with the required articles amendment, the additional articles amendments and the bylaws amendment (Included as Appendices A, B, C and D, respectively, to the Joint Proxy Statement/Prospectus forming a part of this registration statement)
3.1	Restated Articles of Incorporation of The St. Paul Companies, Inc. are incorporated by reference to Exhibit 3(a) of the Form 10-K for the year ended December 31, 1998
3.2	Bylaws of The St. Paul Companies, Inc. are incorporated by reference to Exhibit 3 of the Form 10-Q for the quarter ended September 30, 2003
4.1	A specimen certificate of St. Paul’s common stock is incorporated by reference to Exhibit 4(a) of the Form 10-K for the year ended December 31, 1998
There are no long-term debt instruments in which the total amount of securities authorized exceeds 10% of the total assets of St. Paul and its subsidiaries on a consolidated basis. St. Paul agrees to furnish a copy of any of its long-term debt instruments to the Securities and Exchange Commission upon request.
4.2	Preferred Stock Certificate of Designations is incorporated by reference to Exhibit 3 of the Form 10-K for the year ended December 31, 1998
5.1	Opinion of Faegre & Benson LLP regarding validity of the shares of St. Paul common stock registered hereunder
8.1	Tax opinion of Davis Polk & Wardwell (to be filed by amendment)
8.2	Tax opinion of Simpson Thacher & Bartlett LLP (to be filed by amendment)
11.1	Statement re computation of per share earnings is incorporated by reference to Exhibit 11 of the Form 10-Q for the quarter ended September 30, 2003
12.1	Statement re computation of ratios is incorporated by reference to Exhibit 12 of the Form 10-Q for the quarter ended September 30, 2003
21.1	Subsidiaries of The St. Paul Companies, Inc. is incorporated by reference to Exhibit 21 of the Form 10-K for the year ended December 31, 2002
23.1	Consent of KPMG LLP with respect to St. Paul
23.2	Consent of KPMG LLP with respect to Travelers
23.3	Consent of Faegre & Benson LLP (contained in Exhibit 5.1)
23.4	Consent of Davis Polk & Wardwell (contained in Exhibit 8.1)
23.5	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 8.2)
24.1	Powers of Attorney
99.1	Form of Proxy Card of St. Paul
99.2	Form of Proxy Card of Travelers
99.3	Consent of Goldman, Sachs & Co.
99.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99.5	Consent of Citigroup Global Markets Inc.
99.6	Consent of Lehman Brothers Inc.
99.7	Opinion of Goldman, Sachs & Co. (included as Appendix E to the Joint Proxy Statement/ Prospectus forming part of this registration statement)
99.8	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Appendix F to the Joint Proxy Statement/ Prospectus forming part of this registration statement)

Exhibit
Number	Description

99.9	Opinion of Citigroup Global Markets Inc. (included as Appendix G to the Joint Proxy Statement/ Prospectus forming part of this registration statement)
99.10	Opinion of Lehman Brothers Inc. (included as Appendix H to the Joint Proxy Statement/ Prospectus forming part of this registration statement)
99.11	Letter to Participants in Certain Employee Plans of The St. Paul Companies, Inc. (to be filed by amendment)